   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1998


                                                      REGISTRATION NO. 333-66971

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES
        AND THE GUARANTORS NAMED IN THE ATTACHED TABLE OF CO-REGISTRANTS
         (Exact name of Co-Registrants as specified in their charters)
                             ---------------------

              DELAWARE                              4832                          75-2451687
    (State or other jurisdiction        (Primary Standard Industrial            (IRS Employer
  of incorporation or organization)     Classification Code Number)         Identification Number)

                             ---------------------

                       (FOR CO-REGISTRANTS, PLEASE SEE "TABLE OF CO-REGISTRANTS" ON THE FOLLOWING PAGE)

                                                                                          JEFFREY A. MARCUS
                                                                                PRESIDENT AND CHIEF FINANCIAL OFFICER
                    300 CRESCENT COURT, SUITE 600                                   300 CRESCENT COURT, SUITE 600
                         DALLAS, TEXAS 75201                                             DALLAS, TEXAS 75201
                            (214) 922-8700                                                 (214) 922-8700
         (Address, including zip code, and telephone number,                (Name, address, including zip code, telephone
 including area code, of Co-Registrant's principal executive offices)    number, including area code, of agent for service)

                             ---------------------

                                   Copies To:

               MICHAEL A. SASLAW, ESQ.                                   RICHARD A. B. GLEINER, ESQ.
             WEIL, GOTSHAL & MANGES LLP                                   SENIOR VICE PRESIDENT AND
           100 CRESCENT COURT, SUITE 1300                                      GENERAL COUNSEL
                 DALLAS, TEXAS 75201                                    CHANCELLOR MEDIA CORPORATION
                   (214) 746-7700                                              OF LOS ANGELES
                                                                        300 CRESCENT COURT, SUITE 600
                                                                             DALLAS, TEXAS 75201
                                                                               (214) 746-7700


                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                               PROPOSED             PROPOSED
                                           AMOUNT          MAXIMUM OFFERING         MAXIMUM             AMOUNT OF
          TITLE OF SHARES                   TO BE             PRICE PER            AGGREGATE          REGISTRATION
          TO BE REGISTERED               REGISTERED              NOTE          OFFERING PRICE(1)         FEE(2)
----------------------------------------------------------------------------------------------------------------------
9% Senior Subordinated Notes Due
  2008..............................    $750,000,000             100%             $750,000,000         $208,500.00
----------------------------------------------------------------------------------------------------------------------
Guarantees of the 9% Senior
  Subordinated Notes due 2008(3)....         --                   --                   --                  --
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.


(2) The registration fee was previously paid in connection with the original filing.


(3) The 9% Subordinated Notes due 2008 are guaranteed by the Co-Registrants on a senior subordinated basis. No separate consideration will be paid in respect of the guarantees.

    THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            TABLE OF CO-REGISTRANTS

                                                           STATE OR OTHER
                                                            JURISDICTION
                                                                 OF         PRIMARY STANDARD        IRS
                                                           INCORPORATION       INDUSTRIAL         EMPLOYER
                                                                 OR          CLASSIFICATION    IDENTIFICATION
                          NAME                               FORMATION        CODE NUMBER          NUMBER
                          ----                             --------------   ----------------   --------------
Chancellor Media Corporation of the Lone Star State......  Delaware               4832           99-0248294
KZPS/KDGE License Corp. .................................  Delaware               4832           75-2449662
Chancellor Media Corporation of California...............  Delaware               4832           59-2312787
KIOI License Corp. ......................................  Delaware               4832           75-2449654
Chancellor Media Corporation of Illinois.................  Delaware               4832           75-2490925
Chancellor Media Illinois License Corp. .................  Delaware               4832           75-2528716
Chancellor Media Corporation of Dade County..............  Delaware               4832           59-2312792
WVCG License Corp. ......................................  Delaware               4832           75-2449668
Chancellor Media Corporation of Massachusetts............  Delaware               4832           04-3216274
Chancellor Media Pennsylvania License Corp. .............  Delaware               4832           04-3221375
Chancellor Media Corporation of Miami....................  Delaware               4832           04-3216285
WEDR License Corp. ......................................  Delaware               4832           04-3216278
Chancellor Media Corporation of Houston Limited
  Partnership............................................  Delaware               4832           75-2486577
Chancellor Media Corporation of Houston..................  Delaware               4832           75-2486583
Chancellor Media Corporation of the Keystone State.......  Delaware               4832           04-3221374
Chancellor Media Corporation of New York.................  Delaware               4832           54-1475267
Chancellor Media Corporation of Charlotte................  Delaware               4832           62-1364794
WIOQ License Corp. ......................................  Delaware               4832           36-3906002
Chancellor Media Corporation of Washington, D.C. ........  Delaware               4832           75-2432561
Chancellor Media Corporation of St. Louis................  Delaware               4832           75-2449637
Chancellor Media Corporation of Michigan.................  Delaware               4832           75-2666017
Chancellor Media/WAXQ Inc. ..............................  Delaware               4832           13-3387794
WAXQ License Corp. ......................................  Delaware               4832           75-2788524
Chancellor Media/KCMG Inc. ..............................  Delaware               4832           13-3930133
Chancellor Media/Riverside Broadcasting Co., Inc. .......  Delaware               4832           13-2688382
WLTW License Corp. ......................................  Delaware               4832           75-2788528
Chancellor Media Corporation of the Capital City.........  Delaware               4832           75-2647157
Chancellor Media D.C. License Corp. .....................  Delaware               4832           75-2647158
Chancellor Media Licensee Company........................  Delaware               4832           75-2544625
Chancellor Media/Trefoil Communications, Inc. ...........  Delaware               4832           95-3278846
Chancellor Media/Shamrock Broadcasting, Inc. ............  Delaware               4832           95-4068583
Chancellor Media/Shamrock Radio Licenses, Inc. ..........  Delaware               4832           95-4501833
Chancellor Media/Shamrock Broadcasting Licenses of
  Denver, Inc. ..........................................  Delaware               4832           75-2688376
Chancellor Media/Shamrock Broadcasting of Texas, Inc. ...  Texas                  4832           71-0527506
Chancellor Media/Shamrock Radio Licenses, LLC............  Delaware               4832           75-2779594
Chancellor Media Outdoor Corporation.....................  Delaware               7319           75-2779605
Chancellor Media Nevada Sign Corporation.................  Delaware               7319           75-2788530
Chancellor Media MW Sign Corporation.....................  Delaware               7319           75-2779602
Chancellor Media Martin Corporation......................  Delaware               7319           75-2779598
Western Poster Service, Inc. ............................  Texas                  7319           75-2084318
The AMFM Radio Networks, Inc. ...........................  Delaware               4832           52-2100851
Chancellor Media Air Services Corporation................  Delaware               7319           75-2771440

                                                           STATE OR OTHER
                                                            JURISDICTION
                                                                 OF         PRIMARY STANDARD        IRS
                                                           INCORPORATION       INDUSTRIAL         EMPLOYER
                                                                 OR          CLASSIFICATION    IDENTIFICATION
                          NAME                               FORMATION        CODE NUMBER          NUMBER
                          ----                             --------------   ----------------   --------------
Chancellor Media Whiteco Outdoor Corporation.............  Delaware               7319           75-2783296
Chancellor Merger Corp. .................................  Delaware               7319           75-2771441
Broadcast Architecture, Inc. ............................  Massachusetts          4832           04-3096275
Martin Media.............................................  California             7319           77-0058488
Dowling Company Incorporated.............................  Virginia               7319           54-0787845
Nevada Outdoor Systems, Inc. ............................  Nevada                 7319           88-0267411
MW Sign Corp. ...........................................  California             7319           95-4334859
Martin & MacFarlane, Inc. ...............................  California             7319           95-2743749
Katz Media Corporation...................................  Delaware               7319           13-3779266
Katz Communications, Inc. ...............................  Delaware               7319           13-0904500
Katz Millennium Marketing, Inc. .........................  Delaware               7319           13-3894491
Amcast Radio Sales, Inc. ................................  Delaware               7319           13-3406436
Christal Radio Sales, Inc. ..............................  Delaware               7319           13-2618663
Eastman Radio Sales, Inc. ...............................  Delaware               7319           13-3581043
Seltel Inc. .............................................  Delaware               7319           06-0963166
Katz Cable Corporation...................................  Delaware               7319           13-3814104
The National Payroll Company, Inc. ......................  Delaware               7319           13-3744365
Chancellor Media Radio Licenses, LLC.....................  Delaware               4832           75-2779589
KLOL License Limited Partnership.........................  Delaware               4832           75-2486580
WTOP License Limited Partnership.........................  Delaware               4832           75-2528718
Radio 100, L.L.C. .......................................  Delaware               4832           75-2759570

PROSPECTUS

                       OFFER TO EXCHANGE ALL OUTSTANDING

                     9% SENIOR SUBORDINATED NOTES DUE 2008
                                      FOR
                     9% SENIOR SUBORDINATED NOTES DUE 2008

                                       OF

                          CHANCELLOR MEDIA CORPORATION
                                 OF LOS ANGELES

We hereby offer, upon the terms and conditions described in this Prospectus, to exchange all of our outstanding 9% Senior Subordinated Notes due 2008 ("Old Notes") for our registered 9% Senior Subordinated Notes due 2008 ("New Notes"). The Old Notes and New Notes are sometimes collectively referred to as the "Notes." The Old Notes were issued on September 25, 1998 and, as of the date of this Prospectus, an aggregate principal amount of $750.0 million is outstanding. The terms of the New Notes are identical to the terms of the Old Notes except that the New Notes are registered under the Securities Act of 1933, as amended, and will not contain any legends restricting their transfer.

                          INFORMATION ABOUT THE NOTES:


                                                              - The Notes will mature on October 1, 2008.
-----------------------------------------------------
   * PLEASE CONSIDER THE FOLLOWING:                           - We will pay interest on the Notes semi-annually on April 1 and October 1 of each year beginning April 1, 1999, at the
   - You should carefully review the Risk Factors               rate of 9% per annum.
     beginning on page 13 of this Prospectus.
                                                              - We have the option to redeem all or a portion of the Notes
   - Our offer to exchange Old Notes for New Notes              on or after October 1, 2003 at certain rates set forth on
     will be open until 5:00 p.m., New York City                page 101 of this Prospectus.
     time, on January 9, 1999, unless we extend the
     offer.                                                   - We also have the option to redeem up to 25% of the original aggregate principal amount of the Notes on or prior to
   - You should also carefully review the procedures            October 1, 2000 with the net cash proceeds from a public
     for tendering the Old Notes beginning on page 94           equity offering.
     of this Prospectus.
                                                              - The Notes are unsecured obligations and are of equal ranking
   - If you fail to tender your Old Notes, you will             in right of payment to our other outstanding senior
     continue to hold unregistered securities and               subordinated notes. The Notes are subordinated to our senior
     your ability to transfer them could be adversely           indebtedness. Please be advised that, as of September 30,
     affected.                                                  1998, we had $1.3 billion of senior indebtedness and $1.0
                                                                billion of indebtedness of equal ranking in right of
   - No public market currently exists for the Notes.           payment to the Notes.
     We do not intend to list the New Notes on any
     securities exchange and, therefore, no active            - The Notes are fully and unconditionally guaranteed on an
     public market is anticipated.                              unsecured senior subordinated basis by all of our direct
                                                                and indirect subsidiaries on the date the Old Notes were
-----------------------------------------------------           issued (the "Guarantors").


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------


                THE DATE OF THIS PROSPECTUS IS DECEMBER 10, 1998

                      WHERE YOU CAN FIND MORE INFORMATION

We, together with Chancellor Media Corporation ("Chancellor Media"), our indirect parent corporation, file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements and other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We, together with the Guarantors, have filed a Registration Statement on Form S-4 to register with the SEC the New Notes to be issued in exchange for the Old Notes. This Prospectus is part of that Registration Statement. As allowed by the SEC's rules, this Prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS WE INCORPORATE HEREIN BY REFERENCE. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED OR INCORPORATED IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. THE DELIVERY OF THIS PROSPECTUS OFFERED HEREBY DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS WE INCORPORATE HEREIN BY REFERENCE IS CORRECT AFTER THIS DATE.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements about our financial condition, results of operations and business. These statements may be made expressly in this document, or may be "incorporated by reference" to other documents we have filed with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this Prospectus or incorporated herein.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

- our ability to pay interest and principal on a very large amount of debt;

- the competitive nature of the radio broadcasting, outdoor advertising and media representation businesses;

- our ability to successfully integrate our completed and pending acquisitions;

                                       (i)

- our ability to successfully compete in our new business platforms, including outdoor advertising and media representation;

- changes in governmental regulation of radio broadcasting by the Federal Communications Commission (the "FCC");

- increased antitrust scrutiny of the broadcasting industry by the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"), including limitations on future acquisition opportunities and possible radio divestiture requirements; and

- increased competition from new technologies, including satellite radio programming and the Internet.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this Prospectus or, in the case of documents incorporated by reference, the date of such document.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this Prospectus. Additionally, we don't undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained or incorporated by reference in this Prospectus.

                                      (ii)

                               PROSPECTUS SUMMARY

This brief summary highlights selected information from the Prospectus. It does not contain all of the information that is important to you. We urge you to carefully read and review the entire Prospectus and the other documents to which it refers to fully understand the terms of the New Notes and the exchange offer. Chancellor Media Corporation of Los Angeles is sometimes referred to herein as "CMCLA" and, together with its subsidiaries as the "Company."

                                  THE COMPANY

CHANCELLOR MEDIA CORPORATION OF LOS ANGELES
300 Crescent Court, Suite 600
Dallas, Texas 75201
(214) 922-8700


The Company, an indirect wholly-owned subsidiary of Chancellor Media, is a diversified multi-media company that (i) owns and/or operates a radio station portfolio consisting of 118 radio stations (including 13 stations currently operated under time brokerage agreements) in 22 of the largest U.S. markets and Puerto Rico, (ii) provides national media sales representation through Katz Media Group, Inc., a wholly-owned subsidiary, and (iii) has a significant and growing outdoor (billboard) advertising presence. After completing all of our announced transactions, we will own or operate 123 radio stations in 25 markets and over 37,000 outdoor advertising displays in 37 states.



On a pro forma basis, after giving effect to the transactions described in the "Pro Forma Financial Information" beginning on page P-1, we would have had net revenue of $1.1 billion and broadcast cash flow of $512.8 million for the nine months ended September 30, 1998. Also, our pro forma broadcast cash flow margin for the same period would have been 46%, and approximately 65% of pro forma net revenue for the period would have been generated in "superduopoly" markets (markets in which we own four or five FM stations). Furthermore, we would have generated approximately 75% of our net revenue from radio operations, approximately 11% from our media representation operations and approximately 14% from our outdoor advertising operations.


                               BUSINESS STRATEGY

Our strategy is to create a leading multi-media company with an overlapping presence in radio and outdoor advertising markets. To this end, we have built a diversified portfolio of media assets which allows us to present more options and greater value to our advertising clients. We believe that the multi-media platform creates significant growth opportunities through cross-selling, cross-promotion and cross-savings in markets where our radio and advertising operations overlap.

Radio Broadcast Strategy. The business strategy of our radio group is to assemble and operate radio station clusters in order to maximize the broadcast cash flow generated in each market. We believe that radio station clusters attract increased revenues in a particular market by delivering larger combined audiences to advertisers and by engaging in joint marketing and promotional activities.

Media Representation Strategy. The business strategy of our media representation business is to create a leading national representation firm serving all types of electronic media. We believe we can continue to generate revenue and cash flow growth in the media representation business by expanding our market share and improving our national sales effort.

Outdoor Advertising Strategy. The business strategy of our outdoor advertising group is to create and develop one of the leading outdoor advertising companies in the country through acquisitions that complement our existing outdoor and radio markets. We will focus on strengthening our operating results by increasing market penetration, maximizing rates and occupancy levels in each of our markets and capitalizing on technological advancements to improve quality and reduce costs.

                              RECENT DEVELOPMENTS

Completed Transactions. Since January 1, 1997, we have completed a number of transactions. Through these various transactions, we have:


- added 72 radio stations to our portfolio;


- acquired a full service media representation firm; and


- entered into the outdoor advertising business by acquiring over 37,000 billboards.



Pending Transactions. We also currently have a number of significant pending transactions.


- On February 20, 1998, we entered into an agreement with Capstar Broadcasting Corporation to acquire certain of its stations through a series of purchases and exchanges over a period of three years.

- On April 8, 1998, we entered into an agreement to acquire Petry Media Corporation, a leading independent television representation firm. We are currently negotiating with the DOJ about their antitrust review of this transaction. Accordingly, we cannot be sure the transaction will be completed on its terms or at all.


- On August 11, 1998, we entered into agreements to acquire four FM and two AM stations in Cleveland. We recently began operating one of the FM stations in Cleveland under a time brokerage agreement.



- On August 20, 1998, we entered into an agreement to sell WMVP-AM in Chicago to ABC, Inc. ABC recently began operating WMVP-AM under a time brokerage agreement.


- On September 3, 1998, we entered into an agreement to acquire Pegasus Broadcasting of San Juan, L.L.C., a television broadcasting company which owns a television station in Puerto Rico.

- On September 15, 1998, we entered into an agreement to acquire KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. We recently began operating KKFR-FM and KFYI-AM under a time brokerage agreement.



For a more detailed explanation of the terms of the foregoing pending transactions, we advise you to review "Business -- Recent
Developments -- Pending Transactions of CMCLA," beginning on page 42.


Pending Transactions of Chancellor Media Corporation. Chancellor Media, our indirect parent corporation, has also recently entered into some significant transactions.

- On July 7, 1998, Chancellor Media entered into an agreement by which the ultimate parent corporation of LIN Television Corporation will merge into Chancellor Media. Upon consummation of the merger, it is expected that LIN will own or operate 12 television stations in eight markets in the United States.

- On August 26, 1998, Chancellor Media and Capstar Broadcasting Corporation entered into an agreement to merge in a stock-for-stock transaction that will create the nation's largest radio broadcasting entity.


For a more detailed explanation of the terms of the foregoing pending transactions of Chancellor Media, we advise you to review "Business -- Recent Developments -- Pending Transactions of Chancellor Media," beginning on page 43.

                               THE EXCHANGE OFFER

SECURITIES TO BE EXCHANGED...   On September 25, 1998, we issued $750.0 million
                                aggregate principal amount of Old Notes to the initial purchaser (the "Original Offering") in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The terms of the New Notes and the Old Notes are substantially identical in all material respects, except that the New Notes will be freely transferable by the holders thereof except as otherwise provided herein. See "Description of New Notes."

THE EXCHANGE OFFER...........   $1,000 principal amount of New Notes in exchange
                                for each $1,000 principal amount of Old Notes.
                                As of the date hereof, Old Notes representing
                                $750.0 million aggregate principal amount are outstanding.

                                Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to certain third parties unrelated to us, we, together with the Guarantors believe that New Notes issued pursuant to the exchange offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Company or the Guarantors within the meaning of Rule 405 promulgated under the Securities Act, or a broker-dealer who purchased Old Notes directly from us to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to engage in a distribution of New Notes.

                                However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Furthermore, each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connec-
tion with any resale of such New Notes. Broker-dealers who acquired Old Notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the Old Notes.

REGISTRATION RIGHTS
  AGREEMENT..................   We sold the Old Notes on September 25, 1998, in
                                a private placement in reliance on Section 4(2) of the Securities Act. The Old Notes were immediately resold by the initial purchaser in reliance on Rule 144A promulgated under the Securities Act. In connection with the sale, we, together with the Guarantors, entered into a Registration Rights Agreement with the initial purchaser (the "Registration Rights Agreement") requiring us to make the exchange offer. The
                                Registration Rights Agreement further provides that we, together with the Guarantors, must use our reasonable best efforts to (i) cause the Registration Statement with respect to the exchange offer to be declared effective within 180 days of the date on which we issued the Old
                                Notes and (ii) consummate the exchange offer on or before the 225th business day following the date on which we issued the Old Notes. See "The
                                Exchange Offer -- Purpose and Effect."


EXPIRATION DATE..............   The exchange offer will expire at 5:00 p.m., New
                                York City time, January 9, 1999 or such later date and time to which it is extended.



WITHDRAWAL...................   The tender of the Old Notes pursuant to the
                                exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on January 9, 1999, or such later date and time to which we extend the offer. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as soon as practicable after the expiration or termination of the exchange offer.


INTEREST ON THE NEW NOTES AND
  THE OLD NOTES..............   Interest on the New Notes will accrue from the
                                date of the original issuance of the Old Notes or from the date of the last periodic payment of interest on the Old Notes, whichever is later.
                                No additional interest will be paid on Old Notes tendered and accepted for exchange.

CONDITIONS TO THE EXCHANGE
  OFFER......................   The exchange offer is subject to certain
                                customary conditions, certain of which may be waived by us. See "The Exchange Offer -- Certain
                                Conditions to Exchange Offer."

PROCEDURES FOR TENDERING OLD
  NOTES......................   Each holder of the Old Notes wishing to accept
                                the exchange offer must complete, sign and date the letter of transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the letter of transmittal, or the copy, together with the Old Notes and any other required documentation, to the exchange agent at the address set forth herein. Persons holding the Old Notes through the Depository Trust
                                Company ("DTC") and wishing to accept the exchange offer must do so pursuant to the DTC's
                                Automated Tender Offer Program, by which each tendering participant will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, each holder will represent to us and the Guarantors that, among other things, (i) the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such New
                                Notes, whether or not such person is the registered holder of the Old Notes, (ii) the holder is not engaging in and does not intend to engage in a distribution of such New Notes,
                                (iii) the holder does not have an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) the holder is not an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company or the Guarantors.


                                Pursuant to the Registration Rights Agreement if
                                (i) we determine that we are not permitted to effect the exchange offer as contemplated hereby because of any change in applicable law or SEC policy, or (ii) any holder of Transfer Restricted Securities (as defined on page 91) notifies us prior to the 20th day following consummation of the exchange offer (a) that it is prohibited by law or SEC policy from participating in the exchange offer, (b) that it may not resell the New Notes acquired by it in the exchange offer to the public without delivering a prospectus and that this Prospectus is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Old Notes acquired directly from us or an affiliate of ours, we are required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes.


                                We will accept for exchange any and all Old
                                Notes which are properly tendered (and not withdrawn) in the exchange offer prior to 5:00 p.m., New York City time, on January 9, 1999. The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange
                                Offer -- Terms of the Exchange Offer."


EXCHANGE AGENT...............   The Bank of New York is serving as Exchange
                                Agent (the "Exchange Agent") in connection with the exchange offer.

FEDERAL INCOME TAX
  CONSIDERATIONS.............   The exchange of Old Notes for New Notes pursuant
                                to the exchange offer should not constitute a sale or an exchange for federal income tax purposes. See "Certain Federal Income Tax
                                Considerations."

EFFECT OF NOT TENDERING......   Old Notes that are not tendered or that are
                                tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof. We will have no further obligation to provide for the registration under the Securities Act of such Old Notes.

                                 THE NEW NOTES

Issuer.......................   Chancellor Media Corporation of Los Angeles.

Securities Offered...........   $750.0 million aggregate principal amount of 9%
                                Senior Subordinated Notes due 2008.

Maturity Date................   October 1, 2008.

Interest.....................   The New Notes will bear interest at a rate of 9%
                                per annum. Interest on the New Notes will accrue from the date of issuance and will be payable semi-annually on each April 1 and October 1, commencing April 1, 1999.

Sinking Fund.................   None.


Optional Redemption..........   The New Notes will be redeemable, in whole or in
                                part, at our option on or after October 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to October
                                1, 2000, we may, at our option, redeem the New
                                Notes, in part, with the net cash proceeds of one or more Public Equity Offerings (as defined on page 126), at the redemption price set forth herein, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of New Notes outstanding must equal at least 75% of the aggregate principal amount of Old Notes originally issued on September 25, 1998. See
                                "Description of New Notes -- Optional
                                Redemption."



Change of Control............   If a Change of Control (as defined on page 119)
                                occurs, (i) we will have the option, at any time on or prior to October 1, 2000, to redeem the New Notes in whole but not in part at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, to the date of redemption, and (ii) if we do not so redeem the Exchange Notes or if such Change of Control occurs after October 1, 2000, we will be required to offer to repurchase all outstanding
                                New Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.
                                There can be no assurance that we will have sufficient funds to purchase all the New Notes in the event of a Change of Control or that we would be able to obtain financing for such purpose on favorable terms, if at all. In addition, our senior loan agreement restricts our ability to repurchase the New Notes, including pursuant to a Change of Control Offer
                                (as defined on page 102). The
senior loan agreement also contains certain other provisions relating to a change of control of the Company. These provisions are generally broader than the Change of Control provisions of the indenture governing the Notes (the "Indenture"). Consequently, certain events that may give rise to a change of control under the senior loan agreement may not give rise to a Change of Control under the Indenture. See "Risk Factors -- Change of Control," "Description of New Notes -- Change of Control" and "Description of Certain
Indebtedness -- Senior Credit Facility -- Events of Default."

Guarantees...................   The New Notes will be fully and unconditionally
                                guaranteed (the "Guarantees") on a senior subordinated basis by the Guarantors. The obligation of the Guarantors with respect to the Guarantees will be subordinated in right of payment, to the same extent as the obligations of the Company in respect of the New Notes are subordinated to all existing and future senior indebtedness, to all existing and future
                                Guarantor senior indebtedness (which includes the guarantee by the Guarantors of the Company's borrowings under the senior loan agreement), and will be of equal ranking in right of payment to the Guarantors' guarantees of our other senior subordinated notes. See "Description of New
                                Notes -- Guarantees."

Offers to Purchase...........   In the event of certain asset sales, we will be
                                required to offer to repurchase the New Notes
                                (to the extent of any net proceeds remaining following our offer to purchase our other senior subordinated notes) at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See
                                "Description of New Notes -- Certain
                                Covenants -- Limitation on Asset Sales."


Ranking......................   The New Notes will be our general unsecured
                                obligations and will be of equal ranking in right of payment to our other senior subordinated notes and will be subordinated in right of payment to all existing and future senior indebtedness. As of September 30, 1998, on a pro forma basis after giving effect to the transactions described in the "Pro Forma
                                Financial Information" beginning on page P-1, approximately $3.1 billion of senior indebtedness (represented by borrowings under the senior loan agreement and the 8% Senior
                                Notes (as defined on page 45)) would have been outstanding and approximately $1.0 billion of debt of equal ranking in right of payment to the New Notes would have been outstanding. See "Description of New
                                Notes -- Subordination."


Restrictive Covenants........   The Indenture will impose certain limitations on
                                our ability and the ability of our subsidiaries to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, engage in certain asset swaps, incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the New Notes, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to us, enter into sale and leaseback transactions, conduct business other than the ownership and operation of radio broadcast stations, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. See
                                "Description of New Notes -- Certain Covenants."

Use of Proceeds..............   The Company will not receive any cash proceeds
                                from the issuance of the New Notes pursuant to this Prospectus.

                                  RISK FACTORS


We urge you to carefully review the Risk Factors beginning on page 13 for a discussion of factors you should consider before exchanging your Old Notes for New Notes.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION


We have summarized below the unaudited combined pro forma financial information of the Company for the year ended December 31, 1997 and for the nine months ended September 30, 1998. The information should be read in conjunction with the unaudited pro forma condensed financial statements included on Pages P-1 through P-26 of this Prospectus and in conjunction with our historical financial statements and related notes included on Pages F-1 through F-139 of this Prospectus.


You should be aware that this pro forma information may not be indicative of what actual results will be in the future or would have been for the periods presented.


                                                   YEAR ENDED                           NINE MONTHS ENDED
                                               DECEMBER 31, 1997                        SEPTEMBER 30, 1998
                                     --------------------------------------   --------------------------------------
                                                   COMPANY AS                               COMPANY AS
                                                  ADJUSTED FOR                             ADJUSTED FOR
                                                      THE                                      THE
                                      COMPANY      COMPLETED      COMPANY      COMPANY      COMPLETED      COMPANY
                                     HISTORICAL   TRANSACTIONS   PRO FORMA    HISTORICAL   TRANSACTIONS   PRO FORMA
                                     ----------   ------------   ----------   ----------   ------------   ----------
                                                            (IN THOUSANDS EXCEPT MARGIN DATA)
OPERATING DATA:
Net revenues.......................   $582,078     $1,227,083    $1,308,652   $ 899,096     $1,059,774    $1,103,242
Operating expenses excluding
  depreciation and amortization....    316,248        688,503       733,677     491,924        571,272       590,454
Operating income (loss)............     58,406         18,833        (5,735)     10,865          5,979       (13,192)
Interest expense, net..............     83,095        327,008       375,440     135,709        236,668       273,332
Net loss...........................    (18,844)      (187,203)     (230,179)   (123,227)      (131,291)     (165,249)
Preferred stock dividends..........     12,901             --            --      17,601             --            --
Net loss attributable to common
  stock............................    (31,745)      (187,203)     (230,179)   (140,828)      (131,291)     (165,249)
OTHER DATA:
Broadcast cash flow(1).............   $265,830     $  538,580    $  574,975   $ 407,172     $  488,502    $  512,788
Broadcast cash flow margin.........         46%            44%           44%         45%            46%           46%
EBITDA(1)..........................   $244,388     $  495,588    $  531,502   $ 381,984     $  457,339    $  481,625
Ratio of earnings to fixed
  charges(2).......................         --             --            --          --             --            --



                                                                          NINE MONTHS ENDED
                                                                         SEPTEMBER 30, 1998
                                                              -----------------------------------------
                                                                             COMPANY
                                                                           AS ADJUSTED
                                                                             FOR THE
                                                               COMPANY      COMPLETED         COMPANY
                                                              HISTORICAL   TRANSACTIONS      PRO FORMA
                                                              ----------   ------------      ----------
                                                                  (IN THOUSANDS EXCEPT MARGIN DATA)
BALANCE SHEET DATA (END OF PERIOD):
Working capital.............................................  $  199,325    $  223,546       $  234,423
Intangible assets, net......................................   4,916,533     5,889,764        6,768,514
Total assets................................................   5,905,378     7,037,617        7,789,523
Long-term debt..............................................   3,018,000     4,145,280        4,844,407
Stockholder's equity........................................   2,336,772     2,336,772        2,346,365


-------------------------

(1) Broadcast cash flow consists of operating income excluding depreciation, amortization, corporate general and administrative expense, and other non-cash and non-recurring charges. EBITDA consists of operating income before depreciation and amortization, and other non-cash and non-recurring charges. Although broadcast cash flow and EBITDA are not calculated in accordance with generally accepted accounting principles, the Company believes that broadcast cash flow and EBITDA are widely used as a measure of operating performance. Nevertheless, these measures should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Broadcast cash flow and EBITDA do not take into account the Company's debt service requirements and other commitments and, accordingly, broadcast cash flow and EBITDA are not necessarily indicative of amounts that may be available for reinvestment in the Company's business or other discretionary uses. Not all companies calculate broadcast cash flow and EBITDA in the same fashion and therefore the information presented may not be comparable to other similarly titled information of other companies.



(2) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs and the component of rental expense believed by management to be representative of the interest factor thereon. Earnings were insufficient to cover fixed charges by $6,692 and $91,518 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. On a pro forma basis after giving effect to the Completed Transactions (as defined on page 41), financing transactions undertaken by the Company and Chancellor Radio Broadcasting Company ("CRBC") during 1997 and the 1998 Financing Transactions (as defined on page 45), earnings were insufficient to cover fixed charges by $290,821 and $202,406 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. On a pro forma basis after giving effect to the transactions described in "Pro Forma Financial Information" beginning on page P-1, earnings were insufficient to cover fixed charges by $362,464 and $259,114 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

                                  RISK FACTORS

In addition to the other information set forth in this Prospectus, you should carefully consider the following information about our business before exchanging your Old Notes for New Notes.

SUBSTANTIAL INDEBTEDNESS OF THE COMPANY

We have a large amount of consolidated indebtedness when compared to the equity of our stockholders. We are subject to the terms of a senior loan agreement and various indentures relating to our outstanding senior subordinated notes. The terms of the senior loan agreement and the various indentures limit, but do not prohibit, the incurrence of additional indebtedness by us. Please be aware of the following:


- As of September 30, 1998, we had outstanding long-term indebtedness of approximately $3.0 billion, an accumulated deficit of $317.5 million and stockholder's equity of $2.3 billion.



- As of September 30, 1998, on a pro forma basis after giving effect to the transactions described in the "Pro Forma Financial Information" beginning on page P-1, we would have had outstanding long-term debt of approximately $4.8 billion, an accumulated deficit of $307.9 million and stockholder's equity of $2.3 billion. See "Pro Forma Financial Information" and "Capitalization."



- In addition to the long-term indebtedness referred to above, we expect to finance the acquisition of Petry Media Corporation (the "Petry Acquisition") and the acquisition of Pegasus Broadcasting of San Juan, L.L.C. (the "Pegasus Acquisition") through the incurrence of up to approximately $199.1 million in additional long-term indebtedness.


Such a large amount of indebtedness could have negative consequences for us, including without limitation, the following:

- our ability to obtain financing in the future could be limited;

- much of our cash flow will be dedicated to interest obligations and unavailable for other purposes;

- the high level of indebtedness limits our flexibility to deal with changing economic, business and competitive conditions;

- some of our borrowings are at variable rates of interest which makes us vulnerable to increases in interest rates; and

- certain of our agreements have many restrictive operating and financial covenants with which we must comply.

Our failure to comply with the covenants could be an event of default and could accelerate our payment obligations and, in some cases, could affect other obligations with cross-default or cross-acceleration provisions.

Our ability to satisfy our payment obligations will depend, in large part, on our performance. Our performance will ultimately be affected by general economic and business factors, many of which will be outside of our control. We believe that our cash flow combined with borrowings under our senior credit facility will be enough to meet our expenses and interest obligations. However, if we cannot satisfy our payment obligations, we will be forced to find alternative sources of funds by selling assets, restructuring, refinancing debt or seeking additional equity capital. There can be no assurance that any of these alternative sources would be available on satisfactory terms or at all.


RESTRICTIONS IMPOSED ON THE COMPANY BY AGREEMENTS GOVERNING DEBT INSTRUMENTS

Our senior loan agreement and the various indentures relating to our outstanding senior subordinated notes contain certain covenants that restrict (or will restrict), among other things, our ability to incur additional debt, incur liens, pay dividends or make certain types of payments, sell certain assets, enter into certain transactions with affiliates, enter into sale and leaseback transactions, conduct businesses other than the ownership and operation of radio and television broadcast stations and businesses related thereto, merge or consolidate with any other person or dispose of all or substantially all of our assets. Also, our senior loan agreement requires us to maintain certain financial ratios and satisfy financial condition tests. Our ability to comply with the ratios and the tests will be affected by events outside of our control and there can be no assurance that we will meet those tests. A breach of any of the covenants or failure to meet the tests could result in an event of default which would allow the lenders to declare all amounts outstanding immediately due and payable. In the case of our senior loan agreement, if we were unable to pay the amounts due, the lenders could, subject to compliance with applicable FCC rules, proceed against the collateral securing the indebtedness. If the amounts outstanding under the loan agreement were accelerated, there can be no assurance that our assets would be sufficient to repay the amount in full.

HISTORY OF NET LOSSES AND INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES


In the past, we have experienced net losses as a result of significant interest charges, non-recurring expenses and amortization charges relating to acquisitions. Our net loss attributable to common stock for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998 was $5.9 million, $16.2 million, $31.7 million and $123.2 million, respectively. On a pro forma basis, after giving effect to the transactions described in "Pro Forma Financial Information" beginning on Page P-1, the net loss attributable to common stock for the year ended December 31, 1997 and the nine months ended September 30, 1998 would have been $230.1 million and $165.2 million, respectively. Since acquisitions are a central focus of our operating strategy, we expect the charges and expenses to have a negative impact on our results.


DIFFICULTY OF INTEGRATING ACQUISITIONS AND ENTERING NEW LINES OF BUSINESS

We have recently acquired or are in the process of acquiring a number of entities in various lines of business. Consequently, management's focus will be on integrating many new acquisitions, learning new industries and conducting its operations on a much larger scale. For the immediate future, management's focus will be on the following:


- Outdoor Advertising. Through our recent acquisitions of Martin Media and the Outdoor Advertising division of Whiteco Industries, Inc. (the "Whiteco Acquisition"), we have entered into billboard and other outdoor advertising. Although management believes this new business is complementary to the broadcasting business, management will be operating a business not previously undertaken by it as well as integrating new employees.



- Media Representation. Through our recent acquisition of Katz Media Group, Inc., we have entered into the media representation business, and if we complete the Petry Acquisition, we will expand this line of business. Although management has experience in this line of business at the local level, it must focus on operating the business and managing personnel on a national level.


- New National Radio Network. Through The AMFM Radio Networks, we are operating a new national radio network. Some of our stations have syndicated programs created locally in the past, but we have never undertaken a radio network at a national level. Management will focus on competing with other established state and national radio networks in this regard.

We intend to continue to consider strategic acquisitions to expand or complement our current businesses. The need for management to focus on acquisitions and the integration of new businesses could divert the attention of management from other general business concerns. We cannot be sure that management will be successful in integrating acquisitions or new lines of business with its existing businesses.

Our acquisition strategy involves other risks, including without limitation, increasing our debt payment obligations and the potential loss of valuable employees. The availability of additional financing cannot be assured and, depending on the terms of the potential acquisitions, may be restricted by the terms of our senior loan agreement and the various indentures relating to our outstanding senior subordinated notes. There can be no assurance that any future acquisitions will not have a material adverse effect on our financial condition and results of operations.

COMPETITIVE NATURE OF RADIO BROADCASTING, OUTDOOR ADVERTISING AND MEDIA REPRESENTATION

The radio broadcasting industry is very competitive. The success of each of our stations is dependent, in large part, upon its audience rating and our share of advertising revenue within each market. Our stations compete with other radio stations in each market, as well as with other media. We also compete with other companies for acquisition opportunities, and prices for stations have increased dramatically in recent periods. Some of the other broadcasting companies may have greater access to capital resources than we do. Also, if the trend towards consolidation in the radio industry continues, certain competitors may emerge with more stations and the ability to deliver larger audiences to potential advertisers. Our audience ratings and market share are and will be subject to change, and any adverse change in a particular market could have a material adverse effect on the revenue of the stations located in that market. There can be no assurance that any one of our radio stations will be able to maintain or increase its current audience ratings or advertising market share.

Each of the radio broadcasting, outdoor advertising and media representation industries are subject to competition from a variety of sources.

Radio Broadcasting Competition. The radio broadcasting industry is subject to competition from new media technologies that are being developed and introduced such as the following:

- The delivery of audio programming by cable television systems, direct broadcasting satellite ("DBS") systems and other digital audio broadcasting formats to local and national audiences.

- The FCC has auctioned spectrum for a new satellite-delivered Digital Audio Radio Service ("DARS"). These actions may result in the introduction of several new satellite radio services with sound quality equivalent to compact discs.

- The introduction of In Band On Channel ("IBOC") digital radio. IBOC could provide multi-channel, multi-format digital radio services in the same band width currently occupied by traditional AM and FM radio services.

Outdoor Advertising Competition. Our outdoor advertising business faces competition from various advertising companies and other media such as the following:

- radio and television advertising;

- print media;

- direct mail marketing; and

- other "out-of-home" advertising media, which includes displays in shopping malls, supermarkets, airports, sports stadia and arenas, movie theaters, and on taxis, buses, subways and other forms of public transportation.

Media Representation Competition. The success of our media representation operations depends on our ability to maintain and acquire representation contracts with radio and television stations and cable systems, the inventory of time it represents and the experience of our management and personnel. We compete to gain client stations with other independent and network media representatives and direct national advertising. We then compete to sell air time to advertisers with the following:

- newspapers;

- magazines;

- outdoor advertising;

- transit advertising;

- yellow page directories; and

- point of sale advertising.

POTENTIAL DELAY IN CONSUMMATION OF PENDING TRANSACTIONS DUE TO ANTITRUST REVIEW

As a result of the concentration of ownership in the radio broadcast industry, the DOJ has been looking closely at acquisitions in the industry, including certain of our transactions. The consummation of each of our pending transactions is, and any of the future transactions contemplated by us will likely be, subject to the notification filing requirements, applicable waiting periods and possible review by the DOJ or the FTC under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). DOJ review of certain transactions has caused, and may continue to cause, delays in anticipated closings of certain transactions and, in some cases, may result in attempts by the DOJ to enjoin such transactions or negotiate modifications to the proposed terms. Such delays, injunctions or modifications could have a negative effect on us and result in the abandonment of some otherwise attractive opportunities.

The DOJ has stated publicly that it will look at some radio station acquisitions more closely when they exceed established benchmarks. However, to date, the DOJ has investigated transactions falling below the benchmarks and has cleared transactions exceeding the benchmarks. Although we do not believe that our acquisition strategy as a whole will be negatively affected in any material way by antitrust review or by additional divestitures we may have to make as a result of such review, there can be no assurance that this will be the case.


We have been dealing with the DOJ on the following pending acquisition:


- Petry Acquisition. On June 3, 1998, the DOJ issued a second request for additional information under the HSR Act to which we have responded. The Company and Petry are still negotiating with the DOJ regarding this transaction and have agreed to extend the waiting period under the HSR Act pending completion of these discussions. Accordingly, at this time, we cannot be sure of the terms on which this transaction will be completed, if at all.


LICENSING AND OWNERSHIP ISSUES RELATING TO FEDERAL REGULATION OF THE RADIO BROADCASTING INDUSTRY


Licenses. The radio broadcasting industry is subject to extensive regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). Approval of the FCC is required for the issuance, renewal or transfer of radio broadcast station operating licenses, including licenses involved in many of our Pending Transactions. Our business is dependent upon its ability to hold radio broadcasting licenses from the FCC that are issued for terms of up to eight years. FCC regulation of licenses presents the following issues for us:

- There can be no assurance that any of the stations' licenses will be renewed at their expiration dates; and

- if granted, the licenses may include conditions and qualifications that could adversely affect our operations.

Moreover, the laws, policies and regulations of the FCC may change significantly over time and we cannot be sure whether those changes will have a negative effect on our business.


Ownership. The Communications Act and the FCC rules impose specific limits on the number of stations an entity can own in a single market. Compliance with the FCC's multiple ownership rules is expected to cause us, as well as other companies, to pass on certain acquisition opportunities we might otherwise pursue. Compliance with these rules by third parties may also have a significant impact on us as, for example, in precluding the consummation of swap transactions that would cause such third parties to violate the multiple ownership rules. The multiple ownership rules are as follows:


- In markets with 45 or more stations, ownership is limited to eight stations, no more than five of which can be AM or FM;

- in markets with 30 to 44 stations, ownership is limited to seven stations, no more than four of which can be AM or FM;

- in markets with 15 to 29 stations, ownership is limited to six stations, no more than four of which can be AM or FM; and

- in markets with 14 or fewer stations, ownership is limited to no more than 50% of the market's total and no more than three AM or FM stations.


In addition to our radio broadcast interests, the ownership interests of certain of our directors may be attributed to us. For example, three of our directors (Thomas O. Hicks, Lawrence D. Stuart, Jr. and Michael J. Levitt) are also among the directors of Capstar, an entity Chancellor Media has agreed to acquire (the "Capstar Merger"). Capstar presently owns or proposes to acquire over 355 stations serving 83 mid-sized markets throughout the United States. Because of those directors' positions on the Capstar board of directors, if any such broadcast interests overlap with our directly-held radio broadcast interests in our markets, such interests are combined with our interests in those markets when determining whether we comply with the multiple ownership rules. Also, LIN Television Corporation ("LIN Television"), the indirect operating subsidiary of Ranger Equity Holdings Corporation ("LIN") (which has agreed to merge with Chancellor Media (the "LIN Merger")), owns or operates twelve television stations in eight markets. Two of LIN's directors (Messrs. Hicks and Levitt) are also our directors and, accordingly, LIN's television broadcast interests are combined with our broadcast interests for determining our compliance with multiple ownership rules. In addition, Hicks, Muse, Tate & Furst, Incorporated ("Hicks Muse") and four of our directors (Thomas O. Hicks, Lawrence D. Stuart, Jr., Michael J. Levitt and John H. Massey) also have attributable interests in Sunrise Broadcasting, Inc. ("Sunrise"), which owns or proposes to acquire a number of television stations in several markets. Under the FCC's one-to-a-market rules, a party may not have attributable interests in more than one television station or radio stations and a television station in the same market unless a waiver is granted by the FCC. As a result of these attributable interests, our future acquisition strategy may be negatively affected. There can be no assurance that these additional attributable interests will not have a negative effect on our future acquisition strategy or on our business, financial condition and results of operations.



In addition to its multiple ownership rules, the FCC has recently issued public notices suggesting that it may examine and impose limits upon the advertising revenue share acquired by one entity in a single market. It is not clear how the FCC will proceed in this area or how any policy it may adopt will interact with the review of similar issues by the DOJ or the FTC.


POTENTIAL LOSS OF ADVERTISING SPACE TO REGULATION OF OUTDOOR ADVERTISING

Outdoor advertising displays are subject to regulation at the federal, state and local levels. These regulations, in some cases, limit the height, size, location and operation of billboards and, in limited circumstances, regulate the content of the advertising copy displayed on the billboards. Some governmental regulations prohibit the construction of new billboards or the replacement, relocation, enlargement or upgrading of existing structures. Some cities have adopted amortization ordinances under which, after the expiration of a certain period of time, billboards must be removed at the owner's expense and without the payment of consideration. Ordinances requiring the removal of billboards without compensation, whether through amortization or otherwise, are being challenged in various state and federal courts with conflicting results.


Although we believe that our operations will not be materially affected by the amortization ordinances even if they are enforced, we cannot be sure that we will be successful in negotiating acceptable arrangements if our displays are subject to removal or amortization, and what effect, if any, such regulations may have on our operations. In addition, we are unable to predict what additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced in Congress in the past. Changes in laws and regulations affecting outdoor advertising at any level of government could have a negative effect on our outdoor advertising business. See "-- Potential Loss of Advertisers due to Tobacco Industry Regulation" and "Business -- Government Regulation."


POTENTIAL LOSS OF ADVERTISERS DUE TO TOBACCO INDUSTRY REGULATION


Outdoor advertising of tobacco products is affected by federal, state and local legislation and various regulations. Local and state governments have passed ordinances or statutes to limit outdoor advertising of tobacco products. Increasing political pressure will likely lead to the passage of additional legislation and the adoption of additional regulations to limit the content and placement of outdoor advertising relating to the sale of tobacco products. In addition, it has been reported that certain cigarette manufacturers who are defendants in numerous class action suits throughout the United States have proposed out of court settlements with respect to such suits that is likely to include restrictions on billboard advertising by these and other cigarette manufacturers.


We cannot determine the effect of these regulations or any legislation on our outdoor advertising business and its overall financial position at this time. A reduction in billboard advertising by the tobacco industry would cause an immediate reduction in direct revenue from tobacco advertisers and simultaneously increase the available space on the inventory of billboards in the outdoor advertising industry. This could in turn result in a lowering of rates in each of our markets or limit the ability of the industry as a whole to increase rates for some period of time. Such a development could have an adverse effect on our business.

CONTROL OF THE-COMBINED COMPANY BY HICKS MUSE


Prior to the LIN Merger and the Capstar Merger, Thomas O. Hicks and affiliates of Hicks Muse hold approximately 11.9% of the outstanding shares of Chancellor Media common stock. Affiliates of Hicks Muse have a controlling interest in Capstar and LIN and a large investment in Chancellor Media. Immediately following the LIN Merger and the Capstar Merger and the issuance of Chancellor Media common stock, it is expected that Mr. Hicks and affiliates of Hicks Muse will control approximately 30.5% of the outstanding shares (26.1% on a fully-diluted basis) of Chancellor Media common stock. Additionally, Messrs. Hicks, Lawrence D. Stuart, Jr., and Michael J. Levitt, each directors of Chancellor Media, are also principals or executive officers of Hicks Muse. Accordingly, Mr. Hicks and Hicks Muse will continue to have a great deal of influence over the management policies of Chancellor Media and all matters submitted to a vote of the holders of Chancellor Media common stock. Also, the combined voting power of Mr. Hicks and Hicks Muse may have the effect of discouraging certain types of transactions involving an actual or potential change of control of Chancellor Media.

POTENTIAL ADVERSE CONSEQUENCES TO HOLDERS OF THE NOTES IF A COURT FINDS A FRAUDULENT CONVEYANCE

Various fraudulent conveyance laws have been passed for the protection of creditors. These laws may be applied by a court to subordinate or avoid the Notes or the Guarantees in favor of our other existing or future creditors or those of the Guarantors.

If a court in a lawsuit on behalf of one of our unpaid creditors or a representative of one of our creditors were to find that, at the time we issued the Notes, we:

- intended to hinder, delay or defraud any existing or future creditor or considered insolvency with the intent to favor one or more creditors over others; or

- did not receive fair consideration or reasonably equivalent value for issuing the Notes and we,

  - were insolvent;

  - were made insolvent by issuing the Notes;

  - were engaged or about to engage in a business or transaction for which our remaining assets would be unreasonably small to carry on our business; or

  - intended to take on, or believed that we would take on, more debts than we could pay,

such court could void our obligations under the Notes and void such transactions. On the other hand, in such event, claims of holders of such Notes could be subordinated to claims of our other creditors.

Our obligations under the Notes are guaranteed by each of the Guarantors. If a court were to find that:

- the Guarantee was taken on by the Guarantor with the intent to hinder, delay or defraud any existing or future creditor or the Guarantor considered insolvency with the intent to favor one or more creditors over others; or

- the Guarantor did not receive fair consideration or reasonably equivalent value for issuing the Guarantee and the Guarantor,

  - was insolvent;

  - was made insolvent by issuing the Guarantee;

  - was engaged or about to engage in a business or transaction for which its remaining assets of the Guarantor would be unreasonably small to carry on its business; or

  - intended to take on, or believed that it would take on, more debts than it could pay,

the court could void or subordinate the Guarantee in favor of the Guarantor's creditors. Among other things, a legal challenge to any of the Guarantees based on fraudulent conveyance grounds may focus on the benefit, if any, realized by a Guarantor as a result our issuance of the Notes.

If any Guarantee is avoided or deemed to be unenforceable, holders of the Notes would not have any claim against that Guarantor. Such holders would only be our creditors and creditors of the remaining Guarantors, if any. In such event, the claims of the holders of the Notes against such Guarantor would be subject to the prior payment of all liabilities and preferred stock claims of the Guarantor. The Guarantors cannot be sure that there would be enough assets to satisfy the claims of the holders of the Notes relating to any voided portion of a Guarantee.

Based upon information currently available to us, we believe that the Notes and the Guarantees are being incurred for proper purposes and in good faith. Also, we, and each of the Guarantors:

- are solvent and will continue to be solvent after giving effect to the issuance of the Notes and the Guarantees, as the case may be;

- will have enough capital for carrying on its business after the issuance of the Notes and the Guarantees, as the case may be; and

- will be able to pay our debts.

DIFFICULTY OF SATISFYING PAYMENT OBLIGATIONS UPON A CHANGE OF CONTROL

If a Change of Control occurs, we may be required to make an offer to purchase all of the Notes then outstanding. We would be required to purchase the Notes at 101% of their principal amount, plus accrued interest to the date of repurchase. If a Change of Control occurs, we cannot be sure that we would have enough funds to pay for all of the Notes. If we are required to purchase the Notes, we would need to secure third-party financing if we do not have available funds to meet our purchase obligations. However, we cannot be sure that we would be able to secure such financing on favorable terms, if at all.


Also, our financing arrangements may restrict our ability to repurchase the notes, including pursuant to a Change of Control Offer. Furthermore, a Change of Control will result in an event of default under the senior loan agreement and may lead to an acceleration of other senior indebtedness, if any. In such event, the subordination provisions of the Notes would require us to pay our senior loan agreement and any other senior indebtedness in full before repurchasing the Notes. In addition, a Change of Control could require us to repurchase our existing notes and Chancellor Media could be required to offer to redeem the 7% Convertible Preferred Stock of Chancellor Media (the "7% Convertible Preferred Stock") and the $3.00 Convertible Exchangeable Preferred Stock of Chancellor Media (the "$3.00 Convertible Preferred Stock"). See "Description of New
Notes -- Change of Control," "-- Subordination," and "Description of Certain Indebtedness." The inability to repay senior indebtedness, if accelerated, and to purchase all of the tendered Notes or tendered existing notes, would constitute an event of default under the Indenture.

LACK OF AN ESTABLISHED MARKET FOR THE NOTES

Since the Offering, there has been no public market for the Notes. We do not plan on listing the Notes on any securities exchange. The initial purchaser has told us that it plans on making a market in the Notes, but it does not have to do so, and may discontinue such activities at any time. Accordingly, we cannot determine:

- the likelihood that an active market for the Notes will develop;

- the liquidity of any such market;

- the ability of holders to sell their Notes; or

- the prices that they may obtain for their Notes if sold.

Future trading prices for the Notes will depend upon many factors, including, among others, our operating results, the market for similar securities and changing interest rates.

                                USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes as contemplated in this Prospectus, we will receive in exchange Old Notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

                                 CAPITALIZATION


The following table sets forth the (i) actual capitalization of the Company at September 30, 1998, (ii) such pro forma capitalization as adjusted to give effect to the Completed Transactions and the 8% Senior Notes Offering and (iii) such pro forma capitalization as further adjusted to give effect to the Pending Transactions (excluding the Petry Acquisition and the Pegasus Acquisition). See "Pro Forma Financial Information" on page P-1.



                                                             COMPANY AS ADJUSTED
                                                 COMPANY      FOR THE COMPLETED     COMPANY
                                                HISTORICAL      TRANSACTIONS       PRO FORMA
                                                ----------   -------------------   ----------
                                                           (DOLLARS IN THOUSANDS)
Long-term debt:
  Senior Credit Facility(1)...................  $1,268,000       $1,645,280        $2,344,407(2)
  8% Senior Notes due 2008....................          --          750,000           750,000
  9 3/8% Senior Subordinated Notes due 2004...     200,000          200,000           200,000
  8 3/4% Senior Subordinated Notes due 2007...     200,000          200,000           200,000
  10 1/2% Senior Subordinated Notes due
    2007......................................     100,000          100,000           100,000
  8 1/8% Senior Subordinated Notes due 2007...     500,000          500,000           500,000
  9% Senior Subordinated Notes due 2008.......     750,000          750,000           750,000
                                                ----------       ----------        ----------
         Total long-term debt.................   3,018,000        4,145,280         4,844,407(2)
Stockholder's equity:
  Common stock................................           1                1                 1
  Additional paid-in capital..................   2,654,273        2,654,273         2,654,273
  Accumulated deficit.........................    (317,502)        (317,502)         (307,909)
                                                ----------       ----------        ----------
    Total stockholder's equity................   2,336,772        2,336,772         2,346,365
                                                ----------       ----------        ----------
         Total capitalization.................  $5,354,772       $6,482,052        $7,190,772(2)
                                                ==========       ==========        ==========

-------------------------


(1) The Senior Credit Facility (as defined on page 130) currently provides for a total commitment of $2.50 billion, consisting of a $1.60 billion reducing revolving credit facility and a $900.0 million term loan facility. The Company expects to engage in negotiations with its bankers regarding the establishment of a new, expanded credit facility that would replace the Senior Credit Facility. Although there can be no assurance, the Company believes that amounts available under the Senior Credit Facility and amounts potentially available under a new, expanded credit facility will be used to finance the remaining Pending Transactions as well as future acquisitions. Other potential sources of financing for the Pending Transactions and future acquisitions include cash flow from operations, additional debt or equity financings, the sale of non-core assets or a combination of those methods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



(2) Consistent with the presentation of the Company's pro forma financial information included elsewhere herein, the pro forma capitalization does not give effect to borrowings that the Company expects to make in order to finance the Petry Acquisition and the Pegasus Acquisition. If the pro forma capitalization is further adjusted to give effect to the Petry Acquisition and the Pegasus Acquisition, the long-term debt amount reflected above under the Senior Credit Facility would be approximately $2.5 billion, the total long-term debt would be $5.0 billion and the total capitalization would be $7.4 billion. The total cash financing required to consummate the Petry Acquisition and the Pegasus Acquisition is expected to be approximately $199.1 million.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA


We are providing the following financial information to aid you in your analysis of the Company and an investment in the Notes. We derived this information from our audited financial statements for 1993 through 1997 and our unaudited financial statements for the nine months ended September 30, 1997 and 1998. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes included on page F-1 through F-139 of this Prospectus.



                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                           YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                          ----------------------------------------------------------   -----------------------
                                            1993       1994       1995         1996         1997          1997         1998
                                          --------   --------   ---------   ----------   -----------   ----------   ----------
                                                              (IN THOUSANDS, EXCEPT RATIO AND MARGIN DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Gross revenues..........................  $106,813   $125,478   $ 186,365   $  337,405   $   663,804   $  382,994   $1,015,562
Net revenues............................    93,504    109,516     162,931      293,850       582,078      333,283      899,096
Operating expenses excluding
  depreciation and amortization.........    60,656     68,852      97,674      174,344       316,248      184,713      491,924
Depreciation and amortization...........    33,524     30,596      47,005       93,749       185,982      104,386      311,644
Corporate general and administrative....     2,378      2,672       4,475        7,797        21,442       11,646       25,188
Other nonrecurring costs(1).............     7,002         --          --           --            --           --       59,475
                                          --------   --------   ---------   ----------   -----------   ----------   ----------
Operating income (loss).................   (10,056)     7,396      13,777       17,960        58,406       32,538       10,865
Interest expense, net...................    13,730     13,718      19,144       37,050        83,095       45,036      135,709
Other (income) expense, net(2)..........    (3,037)    (6,361)        291           --       (17,997)     (18,380)     (33,326)
                                          --------   --------   ---------   ----------   -----------   ----------   ----------
Income (loss) before income taxes and
  extraordinary item....................   (20,749)        39      (5,658)     (19,090)       (6,692)       5,882      (91,518)
Income tax expense (benefit)............        --         --         192       (2,896)        7,802        5,244      (15,380)
                                          --------   --------   ---------   ----------   -----------   ----------   ----------
Income (loss) before extraordinary
  item..................................   (20,749)        39      (5,850)     (16,194)      (14,494)         638      (76,138)
Extraordinary loss, net of tax
  benefit(3)............................        --      3,585          --           --         4,350        4,350       47,089
                                          --------   --------   ---------   ----------   -----------   ----------   ----------
Net loss................................   (20,749)    (3,546)     (5,850)     (16,194)      (18,844)      (3,712)    (123,227)
Preferred stock dividends(4)............        --         --          --           --        12,901        2,779       17,601
                                          --------   --------   ---------   ----------   -----------   ----------   ----------
Net loss attributable to common stock...  $(20,749)  $ (3,546)  $  (5,850)  $  (16,194)  $   (31,745)  $   (6,491)  $ (140,828)
                                          ========   ========   =========   ==========   ===========   ==========   ==========
CONSOLIDATED BALANCE SHEET DATA (END OF
  PERIOD):
Working capital.........................  $  7,873   $ 15,952   $  30,556   $   41,421   $   112,644   $  123,805   $  199,325
Intangible assets, net..................   212,517    233,494     458,787      853,643     4,404,443    3,828,014    4,916,533
Total assets............................   283,505    297,990     552,347    1,020,959     4,961,477    4,213,376    5,905,378
Long-term debt (including current
  portion)(5)...........................   152,000    174,000     201,000      358,000     2,573,000    1,857,000    3,018,000
Redeemable preferred stock..............        --         --          --           --       331,208      338,566           --
Stockholder's equity....................   120,968    112,353     304,577      549,411     1,480,207    1,508,666    2,336,772
OTHER FINANCIAL DATA:
Broadcast cash flow(6)..................  $ 32,848   $ 40,664   $  65,257   $  119,506   $   265,830   $  148,570   $  407,172
Ratio of earnings to fixed charges(7)...        --       1.0x          --           --            --           --           --


-------------------------


(1) Consists of a non-cash charge resulting from the grant of employee stock options prior to Chancellor Media's initial public offering in 1993 and of a one-time executive severance charge related to the resignation of Scott K. Ginsburg as President and Chief Executive Officer of Chancellor Media, Chancellor Mezzanine Holdings Corporation ("CMHC") and the Company in 1998 and new employment agreements entered into with certain members of executive management.

(2) Includes gain on the dispositions of assets of $3,392, $6,991, $18,380 and $18,380 in 1993, 1994, 1997 and the nine months ended September 30, 1997, respectively. Includes a gain on the disposition of representation contracts of $29,767 and a gain from the WFLN Settlement (as defined on page 40) of $3,559 for the nine months ended September 30, 1998.



(3) In connection with its debt refinancing in 1994, 1997 and the nine months ended September 30, 1997, the Company wrote off the unamortized balance of deferred debt issuance costs of $3,585, $4,350 and $4,350, respectively, as an extraordinary charge. For the nine months ended September 30, 1998, the Company recorded an extraordinary charge of $47,089 (net of a tax benefit of $25,357) consisting of premiums, estimated transaction costs and the unamortized balance of deferred debt issuance costs related to the 12% Debentures Tender Offer (as defined on page 44) and the 12 1/4% Debentures Tender Offer (as defined on page 44).



(4) For the year ended December 31, 1997, represents preferred stock dividends on the 12% Preferred Stock (as defined on page 29) and the 12 1/4% Preferred Stock (as defined on page 29) for the period September 5, 1997 to December 31, 1997. For the nine months ended September 30, 1998, represents preferred stock dividends on the 12% Preferred Stock for the period from January 1, 1998 through May 13, 1998 and on the 12 1/4% Preferred Stock for the period from January 1, 1998 through July 23, 1998. Such preferred stock was issued by the Company on September 5, 1997 in exchange for the substantially identical securities of CRBC, which was merged into CMCLA.



(5) The current portion of the Company's long-term debt was $10,625, $4,000, $4,000, $26,500, $0, $0 and $0 at December 31, 1993, 1994, 1995, 1996 and
    1997 and September 30, 1997 and 1998, respectively.



(6) Broadcast cash flow consists of operating income excluding depreciation and amortization, corporate general and administrative expense and other non-cash and non-recurring charges. Although broadcast cash flow is not calculated in accordance with generally accepted accounting principles, the Company believes that broadcast cash flow is widely used as a measure of operating performance. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Broadcast cash flow does not take into account the Company's debt service requirements and other commitments and, accordingly, broadcast cash flow is not necessarily indicative of amounts that may be available for reinvestment in the Company's business or other discretionary uses. Not all companies calculate broadcast cash flow and EBITDA in the same fashion and therefore the information presented may not be comparable to other similarly titled information of other companies.



(7) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs and the component of rental expense believed by management to be representative of the interest factor thereon. Earnings were insufficient to cover fixed charges by $20,749, $5,658, $19,090 and $6,692 for the years ended December 31, 1993, 1995, 1996 and 1997, respectively, and by $91,518 for the nine months ended September 30, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The Company's results of operations from period to period have not historically been comparable because of the impact of the various acquisitions and dispositions that the Company has completed. For a description of the transactions completed by the Company during 1997 and to date in 1998, see "Business -- Recent Developments -- Transactions Completed Since January 1, 1997."

In the following analysis, management discusses the Company's broadcast cash flow. The performance of a radio station group is customarily measured by its ability to generate broadcast cash flow. The two components of broadcast cash flow are gross revenues (net of agency commissions) and operating expenses (excluding depreciation and amortization, corporate general and administrative expense and non-cash and non-recurring charges). The primary source of revenues is the sale of broadcasting time for advertising. The Company's most significant operating expenses for purposes of the computation of broadcast cash flow are employee salaries and commissions, programming expenses, and advertising and promotion expenses. The Company strives to control these expenses by working closely with local station management. The Company's revenues vary throughout the year. As is typical in the radio broadcasting industry, the Company's first calendar quarter generally produces the lowest revenues, and the fourth quarter generally produces the highest revenues.


Although broadcast cash flow is not calculated in accordance with generally accepted accounting principles, the Company believes that it is widely used as a measure of operating performance. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Broadcast cash flow does not take into account the Company's debt service requirements and other commitments and, accordingly, broadcast cash flow is not necessarily indicative of amounts that may be available for dividends, reinvestment in the Company's business or other discretionary uses. Not all companies calculate broadcast cash flow in the same fashion and therefore the Company's broadcast cash flow information may not be comparable to similarly titled information of other companies.



NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997



The Company's results of operations for the nine months ended September 30, 1998 are not comparable to the results of operations for the nine months ended September 30, 1997 due to the impact of the Chancellor Merger (as defined on page 39), the Viacom Acquisition (as defined on page 37), the Katz Acquisition (as defined on page 39), the Martin Acquisition (as defined on page 41) and various other acquisitions and dispositions discussed in "Business -- Recent Developments."



Net revenues for the nine months ended September 30, 1998 increased 169.8% to $899.1 million compared to $333.3 million for the nine months ended September 30, 1997. Operating expenses excluding depreciation and amortization for the nine months ended

September 30, 1998 increased 166.3% to $491.9 million compared to $184.7 million for the nine months ended September 30, 1997. Operating income excluding depreciation and amortization, corporate general and administrative expense and other non-cash and non-recurring charges (broadcast cash flow) for the nine months ended September 30, 1998 increased 174.1% to $407.2 million compared to $148.6 million for the nine months ended September 30, 1997. The increase in net revenues, operating expenses, and broadcast cash flow for the nine months ended September 30, 1998 was primarily attributable to the net impact of the Chancellor Merger, the Viacom Acquisition, the Katz Acquisition, the Martin Acquisition and the various acquisitions and dispositions discussed elsewhere herein, in addition to the overall net operational improvements realized by the Company.



Depreciation and amortization for the nine months ended September 30, 1998 increased 198.5% to $311.6 million compared to $104.4 million for the nine months ended September 30, 1997. The increase is primarily due to the impact of the Chancellor Merger, the Viacom Acquisition, the Katz Acquisition and the Martin Acquisition, as well as other acquisitions completed during 1997 and to date in 1998.



Corporate general and administrative expenses for the nine months ended September 30, 1998 increased 116.3% to $25.2 million compared to $11.6 million for the nine months ended September 30, 1997. The increase is due to the growth of the Company, and the related increase in properties and staff, primarily due to recent acquisitions.



The executive severance charge of $59.5 million for the nine months ended September 30, 1998 represents a one-time charge incurred in connection with the resignation of Scott K. Ginsburg as President and Chief Executive Officer of the Company.



As a result of the above factors, the Company realized operating income of $10.9 million for the nine months ended September 30, 1998 compared to $32.5 million of operating income for the nine months ended September 30, 1997.



For the nine months ended September 30, 1998, the Company recorded a gain on disposition of representation contracts of $29.8 million related to its media representation operations. The Company entered into the media representation business with the Katz Acquisition on October 28, 1997.



Interest expense, net for the nine months ended September 30, 1998 increased 201.3% to $135.7 million compared to $45.0 million for the same period in 1997. The net increase in interest expense was primarily due to (i) additional bank borrowings under the Senior Credit Facility required to finance the various acquisitions discussed elsewhere herein offset by repayment of borrowings from the net proceeds of the Company's various radio station dispositions and the 1998 Equity Offering (as defined on page 44), (ii) the assumption of CRBC's
9 3/8% Senior Subordinated Notes due 2004 (the "9 3/8% Notes") and 8 3/4% Senior Subordinated Notes due 2007 (the "8 3/4% Notes") upon consummation of the Chancellor Merger on September 5, 1997, (iii) the assumption of Katz' 10 1/2% Senior Subordinated Notes due 2007 (the "10 1/2% Notes") upon consummation of the Katz Acquisition on October 28, 1997 and (iv) the issuance of the 8 1/8% Senior Subordinated Notes due 2007 (the "8 1/8% Notes") by the Company on December 22, 1997.



For the nine months ended September 30, 1997, other income of $18.4 million represents a gain on the disposition of assets related to the dispositions of WNKS-FM in Charlotte ($3.5 million), WPNT-FM in Chicago ($0.5 million), WEJM-FM in Chicago ($9.3 million), the FCC authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco ($1.7 million) and WEJM-AM in Chicago ($3.4 million). For the nine months ended September 30, 1998, other income represents a gain from the WFLN Settlement of $3.6 million.



The income tax benefit for the nine months ended September 30, 1998 is comprised of current state tax expense and a deferred federal income tax benefit.



Dividends on preferred stock of CMCLA were $17.6 million for the nine months ended September 30, 1998, which represent dividends on CMCLA's 12% Exchangeable Preferred Stock (the "12% Preferred Stock") for the period from January 1, 1998 through May 13, 1998 and on CMCLA's 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "12 1/4% Preferred Stock") for the period from January 1, 1998 to July 23, 1998, each issued in September 1997 as part of the Chancellor Merger. On May 13, 1998, CMCLA exchanged all shares of the 12% Preferred Stock for its 12% Debentures (as defined on page 44) and on July 23, 1998, CMCLA exchanged all shares of the 12 1/4% Preferred Stock for its 12 1/4% Debentures. The 12% Debentures and 12 1/4% Debentures (as defined on page 44) were subsequently repurchased by CMCLA.



For the nine months ended September 30, 1997, the Company recorded an extraordinary charge of $4.4 million (net of a tax benefit of $2.3 million) consisting of the write-off of the unamortized balance of deferred debt issuance costs related to the amendment and restatement of the Company's Senior Credit Facility on April 25, 1997. For the nine months ended September 30, 1998, the Company recorded an extraordinary charge of $47.1 million (net of a tax benefit of $25.4 million) consisting of the premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs in connection with the 12% Debentures Tender Offer and 12 1/4% Debentures Tender Offer.



Dividends on Chancellor Media's preferred stock were $19.3 million for the nine months ended September 30, 1998 compared to $5.7 million for the same period in 1997. The increase is due to dividends on the $3.00 Convertible Preferred Stock issued in June 1997 and dividends on the 7% Convertible Preferred Stock issued in September 1997 as part of the Chancellor Merger.



As a result of the above factors, the Company incurred a $160.1 million net loss attributable to common stockholders for the nine months ended September 30, 1998 compared to a net loss attributable to common stockholders of $12.2 million for the nine months ended September 30, 1997.



The basic and diluted loss per common share for the nine months ended September 30, 1998 was $1.17 compared to $0.14 for the nine months ended September 30, 1997.


YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

The Company's results of operations for the year ended December 31, 1997 are not comparable to the results of operations for the year ended December 31, 1996 due to the impact of the Chancellor Merger, the Viacom Acquisition, the Katz Acquisition and various other station acquisitions and dispositions discussed in "Business -- Recent Developments."

Net revenues for the year ended December 31, 1997 increased 98.1% to $582.1 million compared to $293.9 million for the year ended December 31, 1996. Operating expenses excluding depreciation and amortization for 1997 increased 81.4% to $316.2 million compared to $174.3 million in 1996. Operating income excluding depreciation and amortization, corporate general and administrative expense and other non-cash and non-recurring charges (broadcast cash flow) for 1997 increased 122.4% to $265.8 million compared to $119.5 million in 1996. The increase in net revenues, operating expenses, and broadcast cash flow was primarily attributable to the net impact of the various acquisitions and dispositions discussed elsewhere herein, in addition to the overall net operational improvements realized by the Company.

Depreciation and amortization for 1997 increased 98.4% to $186.0 million compared to $93.7 million in 1996. The increase is primarily due to the impact of the various acquisitions and dispositions discussed elsewhere herein.

Corporate general and administrative expenses for 1997 increased 175.0% to $21.4 million compared to $7.8 million in 1996. The increase is due to the growth of the Company, and related increase in properties and staff, primarily due to recent acquisitions.

As a result of the above factors, operating income for 1997 increased 225.2% to $58.4 million compared to $18.0 million in 1996.

Interest expense for 1997 increased 126.6% to $85.0 million compared to $37.5 million in 1996. The net increase in interest expense was primarily due to (i) additional bank borrowings under the Senior Credit Facility required to finance the various acquisitions discussed elsewhere herein offset by repayment of borrowings from the net proceeds of the Company's various radio station dispositions, (ii) the assumption of the 9 3/8% Notes and the 8 3/4% Notes upon consummation of the Chancellor Merger on September 5, 1997 and (iii) the assumption of the 10 1/2% Notes upon consummation of the Katz Acquisition on October 28, 1997.

The Company recorded a gain on disposition of assets of $18.4 million in 1997 related to the dispositions of WNKS-FM in Charlotte ($3.5 million), WPNT-FM in Chicago ($0.5 million), WEJM-FM in Chicago ($9.3 million), WEJM-AM in Chicago ($3.4 million) and the FCC authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco ($1.7 million).

The provision for income tax expense of $7.8 million for the year ended December 31, 1997 is comprised of current federal and state income taxes of $6.8 million and $4.8 million, respectively, and a deferred federal income tax benefit of $3.8 million.

The Company recorded an extraordinary charge of $4.4 million (net of a tax benefit of $2.3 million) in 1997, consisting of the write-off of the unamortized balance of deferred debt issuance costs related to the amendment and restatement of the Company's Senior Credit Facility on April 25, 1997.

Dividends on preferred stock were $12.9 million in 1997, representing dividends on the 12 1/4% Preferred Stock and 12% Preferred Stock issued in September 1997 as part of the Chancellor Merger.

As a result of the above factors, the Company incurred a $31.7 million net loss attributable to common stock in 1997 compared to a $16.2 million net loss in 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

The Company's results of operations for the year ended December 31, 1996 are not comparable to the results of operations for the year ended December 31, 1995 due to the impact of the Company's acquisition of Pyramid Communications, Inc. on January 17, 1996 (the "Pyramid Acquisition") and various other station acquisitions and dispositions.

Net revenues for the year ended December 31, 1996 increased 80.4% to $293.9 million compared to $162.9 million for the year ended December 31, 1995. Operating expenses excluding depreciation and amortization for 1996 increased 78.5% to $174.3 million compared to $97.7 million in 1995. Operating income excluding depreciation and amortization, corporate general and administrative expense and other non-cash and non-recurring charges (broadcast cash flow) for 1996 increased 83.1% or $54.2 million to $119.5 million compared to $65.3 million in 1995. The increase in net revenues, operating expenses, and broadcast cash flow was primarily attributable to the impact of various station acquisitions and dispositions, in addition to the overall net operational improvements realized by the Company's radio stations.

Depreciation and amortization for 1996 increased 99.4% to $93.7 million compared to $47.0 million in 1995. The increase represents additional depreciation and amortization expenses due to the impact of recent acquisitions, offset by decreases due to certain intangibles which became fully amortized in 1995 and 1996.

Corporate general and administrative expenses for 1996 increased 74.2% to $7.8 million compared to $4.5 million in 1995. The increase is due to the growth of the Company, and related increase in properties and staff, primarily due to recent acquisitions.

As a result of the above factors, operating income for 1996 increased 30.4% to $18.0 million compared to $13.8 million in 1995.

Interest expense for 1996 increased 95.4% to $37.5 million compared to $19.2 million in 1995. The net increase in interest expense was primarily due to additional bank borrowings required to finance the Pyramid Acquisition as well as the other station acquisitions, offset by repayment of borrowings under the Company's prior senior credit facility from the net proceeds of the offering in October 1996 by Chancellor Media of 18,000,000 shares of its Common Stock, the net proceeds of which Chancellor Media contributed to the Company, and an overall decrease in the Company's borrowing rates.

The provision for income tax expense for the year ended December 31, 1996 is comprised of current federal and state taxes of $.5 million and $1.0 million, respectively, and a deferred federal income tax benefit of $4.4 million.

As a result of the above factors, the Company incurred a $16.2 million net loss attributable to common stockholders in 1996 compared to a $5.9 million net loss in 1995.

LIQUIDITY AND CAPITAL RESOURCES

Overview. The Company historically has generated sufficient cash flow from operations to finance its existing operational requirements and debt service requirements, and the Company anticipates that this will continue to be the case. The Company historically has used the proceeds of bank debt and private and public debt and equity offerings, supplemented by cash flow from operations not required to fund operational requirements and debt service, to fund implementation of the Company's acquisition strategy.



The total cash financing required to consummate the Pending Transactions is expected to be $919.2 million. The Company expects to receive $21.0 million in cash from the completion of the Chicago Disposition. Accordingly, the Company will require at least $898.2 million in additional financing to consummate the Pending Transactions. Although there can be no assurance, the Company expects that $355.4 million will be required to be borrowed during the first quarter of 1999 (for the Cleveland Acquisitions, as defined on page 42, and Pegasus Acquisition), $90.0 million will be required to be borrowed during the second quarter of 1999 (for the Phoenix Acquisition, as defined on page 43) and the remaining $344.3 million will be required to be borrowed for the Capstar/SFX Transaction (as defined on page 42) over the three year period in which the Capstar/SFX Stations (as defined on page 42) will be acquired. In addition, financing of $129.5 million will be required if the Petry Acquisition is consummated. Depending on the timing of the consummation of the Pending Transactions, the Company may need to obtain additional financing.



The Company believes that amounts available under the Senior Credit Facility and the $250.0 million potentially available under the Additional Facility Indebtedness will be used to finance the remaining Pending Transactions as well as future acquisitions. The Senior Credit Facility currently provides for a total commitment of $2.50 billion, consisting of $1.60 billion reducing revolving credit facility and a $900.0 million term loan facility. Other potential sources of financing for the Pending Transactions and future acquisitions include cash flow from operations, additional debt or equity financings, the sale of non-core assets or a combination of those sources.



In addition to debt service requirements under the Senior Credit Facility, the Company is required to pay interest on the existing senior subordinated notes. Interest payment requirements of the Company on the existing senior subordinated notes are $87.4 million per year. Interest payment requirements of the Company on the 8% Senior Notes are $60.0 million per year. Cash dividend requirements of Chancellor Media on its $3.00 Convertible Preferred Stock and its 7% Convertible Preferred Stock are $25.7 million per year. Because Chancellor Media is a holding company with no significant assets other than the common stock of CMHC, Chancellor Media will rely solely on dividends from CMHC, which in turn is expected to distribute dividends paid to it by the Company and other subsidiaries to Chancellor Media, to permit Chancellor Media to pay cash dividends on the $3.00 Convertible Preferred Stock and the 7% Convertible Preferred Stock. The Senior Credit Facility and the indentures governing the existing senior subordinated notes limit, but do not prohibit, the Company from paying such dividends to CMHC.


RECENTLY-ISSUED ACCOUNTING PRINCIPLES

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This Statement establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Management does not anticipate that this Statement will have a significant effect on the Company's consolidated financial statements.

In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, Employers' Disclosure about Pensions and Other Postretirement Benefits. This Statement revises employers' disclosures about pensions and other postretirement benefit plans. It does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. Management does not anticipate that this Statement will have a significant effect on the Company's consolidated financial statements.

In April 1998, Accounting Standards Executive Committee ("ACSEC") issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") effective for fiscal years beginning after December 15, 1998. This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 should be reported as the cumulative effect of a change in accounting principle, as described in Accounting Principles Board (APB) Opinion No. 20, "Accounting Changes." When adopting this SOP, entities are not required to report the pro forma effects of retroactive application. Management does not believe the implementation of SOP 98-5 will have a material impact on the Company's consolidated financial statements.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Management does not anticipate that this Statement will have a material impact on the Company's consolidated financial statements.

YEAR 2000 ISSUE


The "Year 2000 Issue" is whether the Company's computer systems will properly recognize date sensitive information when the year changes to 2000, or "00." Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue and has developed an implementation plan. The Company uses purchased software programs for a variety of functions, including general ledger, accounts payable and accounts receivable accounting packages. The companies providing these software programs are Year 2000 compliant, and the Company has received Year 2000 compliance certificates from these software vendors. The Company's Year 2000 implementation plan also includes ensuring that all individual work stations and other equipment with embedded chips or processors are Year 2000 compliant. The Company is in the process of reviewing various modification and replacement plans related to the recent Whiteco Acquisition and expects to complete its review by early 1999. Costs associated with ensuring that the Company's existing systems are Year 2000 compliant and replacing certain existing systems are currently expected to be approximately $5.1 million, of which $0.3 million has been incurred to date. These cost estimates are subject to change based on further analysis, and any change in such costs may be material. The Company believes that the Year 2000 Issue will not pose significant operational problems for the Company's computer systems and, therefore, will not have a material impact on the operations of the Company.



In addition, the Company reviews the computer systems of companies it intends to acquire in order to assess whether such systems are Year 2000 compliant. To the extent such systems are not Year 2000 compliant, the Company will develop an implementation plan to ensure such systems are Year 2000 compliant or will convert such systems to the Company's computer systems which are Year 2000 compliant. There is no guarantee that the systems of companies to be acquired by the Company in the future will be timely converted and would not have an adverse effect on the operations of the Company.



The ability of third parties with whom the Company transacts business to adequately address their Year 2000 issues is outside of the Company's control. Therefore, there can be no assurance that the failure of such third parties to adequately address their Year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows and results of operations. The Company expects to develop contingency plans intended to mitigate any possible disruption in business that may result from certain of the Company's systems or the systems of third parties that are not Year 2000 compliant.

                                    BUSINESS


The Company, an indirect wholly owned subsidiary of Chancellor Media, is a diversified multi-media company that (i) owns and/or operates Chancellor Radio Group ("CRG") which consists of 118 radio stations (including 13 stations currently operated under time brokerage agreements) in 22 of the largest U.S. markets and Puerto Rico, (ii) provides national media sales representation ("Media Representation") through Katz Media Group, Inc. ("Katz"), a wholly owned subsidiary and (iii) has a significant and growing outdoor advertising presence through Chancellor Outdoor Group ("COG"). Chancellor Media will also have a meaningful presence in the television broadcasting sector through its recently announced acquisition of LIN and an expanded presence in mid-sized markets through its pending acquisition of Capstar. See "-- Recent Developments" and "-- Pending Transactions of Chancellor Media."


CHANCELLOR RADIO GROUP


The Company's current radio station portfolio (including 13 stations currently operated under time brokerage agreements) consists of 118 stations (89 FM and 29
AM), including a total of 15 markets in which the Company owns four or five FM stations ("superduopolies"). The Company owns superduopolies in 11 of the nation's 15 largest radio markets -- Los Angeles, New York, Chicago, San Francisco, Dallas/Ft. Worth, Philadelphia, Washington, D.C., Houston, Detroit, Denver and Minneapolis-St. Paul and in four other large markets -- Phoenix, Pittsburgh, Orlando and Puerto Rico. Upon consummation of the Pending Transactions, the Company will own 123 stations (92 FM and 31 AM) and will increase its number of superduopolies to 16 with the addition of four FM and two AM stations in Cleveland.


As a complement to its radio broadcasting operations, the Company formed a national radio network, The AMFM Radio Networks, which began broadcasting advertising over the Company's portfolio of stations and stations owned by Capstar in January 1998. Management believes that The AMFM Radio Networks will allow the Company to further leverage this broad station base, personalities and advertising inventory by delivering a national audience of approximately 66 million listeners (including approximately 45 million listeners from the Company's portfolio of stations) to network advertisers. The AMFM Radio Networks has expanded through the acquisition of syndicated programming shows including American Top 40 with Casey Kasem, Rockline, Modern Rock Live, Reelin' in the Years and Live from the Pit.


The Company's radio station portfolio is geographically diversified and employs a wide variety of programming formats, including adult contemporary, contemporary hit radio, urban, jazz, country, oldies, news/talk, rock and sports. Each of the Company's radio stations targets a specific demographic audience within a market, with the majority of the stations appealing primarily to 18 to 34 or 25 to 54 year old men and/or women, the demographic groups most sought after by advertisers. Management believes that, because of the size and diversity of its radio station portfolio, the Company is not unduly reliant on the performance of any one station or market. No single market to be served by the Company represented more than 9% of the Company's pro forma broadcast cash flow for the nine months ended September 30, 1998 (excluding the Petry Acquisition and the Pegasus Acquisition).

MEDIA REPRESENTATION


The Company entered into the media representation business with the acquisition of Katz on October 28, 1997. Katz is a full-service media representation firm serving multiple types of electronic media, with leading market share in the representation of radio and television stations and cable television systems. Katz is retained on an exclusive basis by radio stations, television stations and cable television systems in over 200 designated market areas throughout the United States, including at least one radio or television station in each of the 50 largest designated market areas, to sell national spot advertising air time. If the Petry Acquisition is consummated, the Company will expand its presence in the television representation business.


CHANCELLOR OUTDOOR GROUP


In July 1998, the Company entered the outdoor advertising business with the acquisition of Martin Media, an outdoor advertising company with over 14,500 billboards and outdoor displays in 12 states. As a result of the consummation of the Whiteco Acquisition, the Chancellor Outdoor Group now owns and operates over 37,000 outdoor advertising display faces in 37 states and ranks among the top five outdoor companies in the United States.


CONSOLIDATED COMPANY


On a pro forma basis after giving effect to the transactions described in "Pro Forma Financial Information" beginning on page P-1, the Company would have had net revenue and broadcast cash flow of approximately $1.1 billion and $512.8 million, respectively, for the nine months ended September 30, 1998, its pro forma broadcast cash flow margin for such period would have been 46%, and approximately 65% of pro forma net revenue for such period would have been generated by markets in which the Company owns superduopolies. Furthermore, the Company would have generated approximately 75% of its net revenue from radio operations, approximately 11% from media representation operations and approximately 14% from outdoor advertising operations. The Petry Acquisition and the Pegasus Acquisition are excluded from the pro forma information included in this Prospectus for a number of reasons including (a) uncertainties regarding on what terms, and in some cases, whether such transaction will be consummated, (b) whether such acquisition will be consummated by the Company or another stand-alone entity formed by Chancellor Media, or (c) the availability of appropriate financial information. In the opinion of management of the Company, such information is not material to such pro forma presentations, either individually or in the aggregate.


RECENT DEVELOPMENTS

TRANSACTIONS COMPLETED SINCE JANUARY 1, 1997

On January 31, 1997, the Company acquired WWWW-FM and WDFN-AM in Detroit from affiliates of CRBC for $30.0 million in cash plus various other direct acquisition costs. The Company had previously provided certain sales and promotional functions to WWWW-FM and WDFN-AM under a joint sales agreement since February 14, 1996 and subsequently operated the stations under a time brokerage agreement since April 1, 1996.

On January 31, 1997, the Company acquired KKSF-FM and KDFC-FM/AM in San Francisco from affiliates of the Brown Organization for $115.0 million in cash plus various other direct acquisition costs. The Company had previously been operating KKSF-FM and

KDFC-FM/AM under a time brokerage agreement since November 1, 1996. On July 21, 1997, the Company sold KDFC-FM to Bonneville International Corporation ("Bonneville") for $50.0 million in cash. The assets of KDFC-FM were classified as assets held for sale in connection with the purchase price allocation of the acquisition of KKSF-FM and KDFC-FM/AM and no gain or loss was recognized by the Company upon consummation of the sale.

On April 1, 1997, the Company acquired WJLB-FM and WMXD-FM in Detroit from Secret Communications, L.P. ("Secret") for $168.0 million in cash plus various other direct acquisition costs. The Company had previously been operating WJLB-FM and WMXD-FM under time brokerage agreements since September 1, 1996.

On April 3, 1997, the Company exchanged WQRS-FM in Detroit (which the Company acquired on April 3, 1997 from Secret for $32.0 million in cash plus various other direct acquisition costs), to affiliates of Greater Media Radio, Inc. ("Greater Media") in return for WWRC-AM in Washington, D.C. (now known as WTEM-AM) and $9.5 million in cash. The net purchase price to the Company of WWRC-AM was therefore $22.5 million. The Company had previously been operating WWRC-AM under a time brokerage agreement since June 17, 1996.

On May 1, 1997, the Company acquired WDAS-FM/AM in Philadelphia from affiliates of Beasley FM Acquisition Corporation for $103.0 million in cash plus various other direct acquisition costs.

On May 15, 1997, the Company exchanged five of its six stations in Charlotte, North Carolina (WPEG-FM, WBAV-FM/AM, WRFX-FM and WFNZ-AM) for two FM stations in Philadelphia (WIOQ-FM and WUSL-FM) owned by EZ Communications, Inc. ("EZ") in Philadelphia (the "Charlotte Exchange"), and also sold the Company's sixth radio station in Charlotte, WNKS-FM, to EZ for $10.0 million in cash and recognized a gain of $3.5 million.

On May 30, 1997, the Company acquired WPNT-FM in Chicago from affiliates of Century Broadcasting Company for $75.7 million in cash (including $2.0 million for the purchase of the station's accounts receivable) plus various other direct acquisition costs. On June 19, 1997, the Company sold WPNT-FM in Chicago to Bonneville for $75.0 million in cash and recognized a gain of $0.5 million.

On June 3, 1997, the Company sold WEJM-FM in Chicago to affiliates of Crawford Broadcasting for $14.8 million in cash and recognized a gain of $9.3 million.

On July 2, 1997, the Company acquired WLTW-FM and WAXQ-FM in New York and WMZQ-FM, WJZW-FM, WZHF-AM and WBZS-AM in Washington, D.C. from Viacom International, Inc. ("Viacom") for approximately $612.4 million in cash including various other direct acquisition costs (the "Viacom Acquisition"). The Viacom Acquisition was financed with (i) bank borrowings under the Senior Credit Facility of $552.6 million; (ii) $53.8 million in escrow funds paid by the Company on February 19, 1997 and (iii) $6.1 million financed through working capital. In June 1997, Chancellor Media issued 5,990,000 shares of $3.00 Convertible Preferred Stock for net proceeds of $287.8 million which were contributed to the Company and used to repay borrowings under the Senior Credit Facility and subsequently were reborrowed on July 2, 1997 as part of the financing of the Viacom Acquisition. On July 7, 1997, the Company sold WJZW-FM in Washington, D.C. to affiliates of Capital Cities/ABC Radio for $68.0 million in cash. The assets of WJZW-FM, as well as the assets of WZHF-AM and WBZS-AM, which were also sold on August 13, 1997, were accounted for as assets held for sale in connection with the purchase price allocation of the Viacom Acquisition and no gain or loss was recognized by the Company upon consummation of the sales.

On July 7, 1997, the Company sold the FCC authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco to Susquehanna Radio Corporation ("Susquehanna") for $44.0 million in cash and recognized a gain of $1.7 million. Simultaneously therewith, CRBC sold the call letters "KSAN-FM" (which CRBC previously used in San Francisco) to Susquehanna. On July 7, 1997, the Company and CRBC entered into a time brokerage agreement to enable the Company to operate KYLD-FM on the frequency previously assigned to KSAN-FM, and on July 7, 1997, CRBC changed the call letters of KSAN-FM to KYLD-FM. Upon the consummation of the Chancellor Merger, the Company changed the format of the new KYLD-FM to the format previously operated on the old KYLD-FM.

On July 14, 1997, the Company completed the disposition of WLUP-FM in Chicago to Bonneville for net proceeds of $80.0 million which were held by a qualified intermediary pending the completion of the deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. On October 7, 1997, the Company applied the net proceeds from the disposition of WLUP-FM of $80.0 million in cash, plus an additional $3.5 million and various other direct acquisition costs, in a deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. The Company had previously operated KZPS-FM and KDGE-FM under time brokerage agreements effective August 1, 1997.

On July 21, 1997, the Company entered into a time brokerage agreement with CRBC whereby the Company began managing certain limited functions of CRBC's stations KBGG-FM, KNEW-AM and KABL-FM in San Francisco pending the consummation of the Chancellor Merger (as defined herein), which occurred on September 5, 1997.

On August 13, 1997, the Company sold WBZS-AM and WZHF-AM in Washington, D.C. (acquired as part of the Viacom Acquisition) and KDFC-AM in San Francisco to affiliates of Douglas Broadcasting ("Douglas") for $18.0 million in the form of a promissory note. The promissory note, as amended on May 1, 1998, bears interest at 7 3/4% from the closing date through February 28, 1998 and at 10.0% from March 1, 1998 through the remainder of the term of the note, with a balloon principal payment due four years after closing. At closing, Douglas posted a $1.0 million letter of credit for the benefit of the Company that will remain outstanding until all amounts due under the promissory note are paid.

On August 27, 1997, the Company sold WEJM-AM in Chicago to Douglas for $7.5 million in cash and recognized a gain of $3.3 million.

On September 5, 1997, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of February 19, 1997 and amended and restated on July 31, 1997 (the "Chancellor Merger Agreement"), among Chancellor Broadcasting, CRBC, Evergreen Media Corporation ("Evergreen"), Evergreen Mezzanine Holdings Corporation ("EMHC") and Evergreen Media Corporation of Los Angeles ("EMCLA"),
(i) Chancellor was merged (the "Parent Merger") with and into EMHC, a direct, wholly-owned subsidiary of Evergreen, with EMHC remaining as the surviving corporation and (ii) CRBC was merged (the "Subsidiary Merger") with and into EMCLA, a direct, wholly-owned subsidiary of EMHC, with EMCLA remaining as the surviving corporation

(collectively, the "Chancellor Merger"). Upon consummation of the Parent Merger, Evergreen was renamed Chancellor Media Corporation and EMHC was renamed CMHC. Upon consummation of the Subsidiary Merger, EMCLA was renamed CMCLA. Consummation of the Chancellor Merger added 52 radio stations (36 FM and 16 AM) to the Company's portfolio of stations, including 13 stations in markets in which the Company previously operated. The total purchase price allocated to net assets acquired was approximately $2.0 billion which included (i) the conversion of each outstanding share of Chancellor Common Stock into 0.9091 shares of Chancellor Media's Common Stock, resulting in the issuance of 34,617,460 shares of Chancellor Media's Common Stock at $15.50 per share, (ii) the assumption of long-term debt of CRBC of $949.0 million which included $549.0 million of borrowings outstanding under the CRBC senior credit facility, $200.0 million of CRBC's 9 3/8% Notes and $200.0 million of CRBC's 8 3/4% Notes, (iii) the issuance of 2,117,629 shares of CMCLA's 12% Preferred Stock in exchange for CRBC's substantially identical securities with a fair value of $215.6 million including accrued and unpaid dividends of $3.8 million, (iv) the issuance of 1,000,000 shares of CMCLA's 12 1/4% Preferred Stock in exchange for CRBC's substantially identical securities with a fair value of $120.2 million including accrued and unpaid dividends of $0.8 million, (v) the issuance of 2,200,000 shares of Chancellor Media's 7% Convertible Preferred Stock in exchange for Chancellor's substantially identical securities with a fair value of $111.1 million including accrued and unpaid dividends of $1.1 million, (vi) the assumption of stock options issued to Chancellor stock option holders with a fair value of $35.0 million and (vii) estimated acquisition costs of $31.0 million.

On October 28, 1997, Chancellor Media and the Company acquired Katz, a full-service media representation firm, in a tender offer transaction for a total purchase price of approximately $379.1 million which included (i) the conversion of each outstanding share of Katz Common Stock into the right to receive $11.00 in cash, resulting in total cash payments of $149.6 million, (ii) the assumption of long-term debt of Katz and its subsidiaries of $222.0 million which included $122.0 million of borrowings outstanding under the Katz senior credit facility and $100.0 million of 10 1/2% Notes of Katz Media Corporation (a subsidiary of Katz) and (iii) estimated acquisition costs of $7.5 million (the "Katz Acquisition").

On December 29, 1997, the Company acquired five radio stations from Pacific and Southern Company, Inc., a subsidiary of Gannett Co., Inc., consisting of WGCI-FM/AM in Chicago for $140.0 million, KKBQ-FM/AM in Houston for $110.0 million and KHKS-FM in Dallas for $90.0 million, for an aggregate purchase price of $340.0 million in cash plus various other direct acquisition costs.

On January 30, 1998, the Company acquired KXPK-FM in Denver from Ever Green Wireless LLC (which is unrelated to the Company) for $26.0 million in cash plus various other direct acquisition costs, of which $1.7 million was previously paid by CRBC as escrow funds and are classified as other assets at December 31, 1997. The Company had previously operated KXPK-FM under a time brokerage agreement since September 1, 1997.

On April 3, 1998, the Company exchanged WTOP-AM in Washington, KZLA-FM in Los Angeles and WGMS-FM in Washington plus $63.0 million in cash (including $3.0 million paid by the Company in escrow and classified as other assets at December 31, 1997) to Bonneville for WBIX-FM in New York, KLDE-FM in Houston and KBIG-FM in Los

Angeles (the "Bonneville Exchange"). The Company had previously operated KLDE-FM and KBIG-FM under time brokerage agreements since October 1, 1997 and WBIX-FM since October 10, 1997, and had sold substantially all of the broadcast time of WTOP-AM, KZLA-FM and WGMS-FM to Bonneville since October 1, 1997.

On April 13, 1998, the Company and Secret entered into a settlement agreement regarding WFLN-FM in Philadelphia. Previously in August 1996, the Company and Secret had entered into an agreement under which the Company would acquire WFLN-FM from Secret for $37.8 million in cash. In April 1997, the Company entered into an agreement to sell WFLN-FM to Greater Media for $41.8 million in cash. On July 16, 1997, Secret purported to terminate the sale of WFLN-FM to the Company. The Company subsequently brought suit against Secret to enforce its rights to acquire WFLN-FM. Pursuant to a court settlement entered in August 1997 and the settlement agreement between the Company and Secret entered on April 13, 1998, (i) Secret sold WFLN-FM directly to Greater Media for $37.8 million, (ii) Greater Media deposited $4.1 million (the difference between the Company's proposed acquisition price for WFLN-FM from Secret and the Company's proposed sale price for WFLN-FM to Greater Media) with the court and (iii) the Company received $3.5 million of such amount deposited by Greater Media with the court, plus interest earned during the period which the court held such amounts (the "WFLN Settlement"), and Secret received the balance of such amounts.

On May 29, 1998, as part of the Capstar/SFX Transaction, the Company exchanged WAPE-FM and WFYV-FM in Jacksonville (valued for purposes of the Capstar/SFX Transaction at $53.0 million) plus $90.3 million in cash to Capstar in return for KODA-FM in Houston (the "Houston Exchange"). Furthermore, on May 29, 1998, Capstar sold KKPN-FM in Houston (acquired by Capstar as part of Capstar's acquisition of SFX Broadcasting, Inc. ("SFX")) due to the attributable ownership of Hicks Muse in both Capstar and the Company in order to comply with the FCC's multiple ownership limits. In connection with Capstar's sale of KKPN-FM, the Company received a commission from Capstar of $1.7 million. On May 29, 1998, the Company also provided a loan (the "Capstar Loan") to Capstar in the principal amount of $150.0 million as part of the Capstar/SFX Transaction. The Capstar Loan bears interest at the rate of 12% per annum (subject to increase in certain circumstances), and is secured by a senior pledge of common stock of Capstar's direct subsidiary. A portion of the Capstar Loan will be prepaid by Capstar in connection with the Company's acquisition of, and the proceeds of such prepayment would be used by the Company as a portion of the purchase price for, each Capstar/SFX Station. Hicks Muse, which is a substantial shareholder of the Company, controls Capstar, and certain officers and directors of the Company are directors and/or executive officers of Capstar and/or Hicks Muse.

On June 1, 1998, the Company acquired WWDC-FM/AM in Washington, D.C. from Capitol Broadcasting Company and its affiliates for $74.1 million in cash (including $2.1 million for the purchase of the stations' accounts receivable) plus various other direct acquisition costs, of which $4.0 million was previously paid by the Company as escrow funds and are classified as other assets at December 31, 1997 (the "Capitol Broadcasting Acquisition").

On May 1, 1998, the Company formed a new marketing group division in an effort to enhance the revenues the Company derives from its sales promotion activities. On June 1, 1998, the Company acquired Global Sales Development, Inc., a consulting firm based in

Richmond, Virginia, for $0.7 million in cash plus various other direct acquisition costs to lead its marketing efforts for this new division.

On June 15, 1998, the Company's national radio network, The AMFM Radio Networks, acquired the syndicated programming shows of Global Satellite Network for $14.0 million in cash plus various other direct acquisition costs. The syndicated programming shows acquired include "Rockline", "Modern Rock Live", "Reelin' in the Years" and the concert series "Live from the Pit".


On July 31, 1998, the Company acquired Martin Media and certain affiliated companies ("Martin Media"), an outdoor advertising company with over 14,500 billboards and outdoor displays in 12 states serving 23 markets, for $591.7 million in cash plus working capital of $19.4 million subject to certain adjustments and various other direct acquisition costs of approximately $10.0 million (the "Martin Acquisition").



On August 28, 1998, the Company acquired various syndicated programming shows of Casey Kasem and the related programming libraries for $7.2 million in cash and $7.0 million in the form of a note due August 2000 (the "Kasem Acquisition").



In September and November 1998, the Company acquired approximately 600 additional billboards and outdoor displays in various markets for approximately $23.1 million in cash (the "Other Outdoor Acquisitions").


On October 9, 1998, the Company acquired approximately a 22.4% non-voting equity interest in Z-Spanish Media Corporation ("Z Spanish Media") for approximately $25.0 million in cash. Z Spanish Media, which is headquartered in Sacramento, California, is the owner and operator of 22 Hispanic format radio stations in California, Texas, Arizona and Illinois.


On October 23, 1998, the Company acquired Primedia Broadcast Group, Inc. and certain of its affiliates, which own and operate eight FM stations in Puerto Rico, for approximately $76.1 million in cash less working capital deficit of $1.3 million plus various other direct acquisition costs.



On November 13, 1998, the Company acquired approximately 1,000 display faces from Kunz & Company for $33.3 million in cash plus various other direct acquisition costs (the "Kunz Option"). Martin had previously paid $6.0 million in cash to Kunz & Company on July 31, 1997. Martin began operating these 1,000 display faces under a management agreement effective July 31, 1997. In connection with the acquisition of the Kunz & Company display faces, Chancellor Media entered into a consent decree with the DOJ pursuant to which the Company has agreed to divest approximately 130 display faces in the near future.



On December 1, 1998, the Company acquired the assets of the Outdoor Advertising division of Whiteco Industries, Inc., an outdoor advertising company with over 22,000 billboards and outdoor displays in 34 states, for $930.0 million in cash plus working capital and various other direct acquisition costs. In connection with the Whiteco Acquisition, Chancellor Media entered into a consent decree with the DOJ pursuant to which the Company has agreed to divest approximately 250 billboards in the near future.



The foregoing transactions (excluding the Other Outdoor Acquisitions and the Kasem Acquisition) are collectively referred to herein as the "Completed Transactions."

PENDING TRANSACTIONS OF CMCLA


On February 20, 1998, the Company entered into an agreement to acquire from Capstar KTXQ-FM and KBFB-FM in Dallas/Ft. Worth, KODA-FM, KKRW-FM and KQUE-AM in Houston, KPLN-FM and KYXY-FM in San Diego and WDRV-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh (collectively, the "Capstar/SFX Stations") for an aggregate purchase price of approximately $637.5 million in a series of purchases and exchanges over a period of three years (the "Capstar/SFX Transaction"). The Capstar/SFX Stations were acquired by Capstar as part of Capstar's acquisition of SFX on May 29, 1998. On May 29, 1998, the Company completed the Houston Exchange and began operating the remaining ten Capstar/SFX Stations under time brokerage agreements. The purchase price for the remaining ten Capstar/SFX Stations will be approximately $494.3 million. The Company is currently assessing whether the terms of the Capstar/SFX Transaction will be modified upon the consummation of the Capstar Merger by Chancellor Media.



On April 8, 1998, the Company entered into an agreement to acquire Petry Media Corporation, a leading independent television representation firm. The agreement currently provides for a purchase price of $129.5 million in cash. On June 3, 1998, the DOJ issued a second request for additional information under the HSR Act in connection with the Petry Acquisition to which the Company has responded. The Company and Petry are still negotiating with the DOJ regarding this transaction and have agreed to extend the waiting period under the HSR Act pending completion of these discussions. Accordingly, at this time, the Company cannot be sure of the terms on which this transaction will be completed, if at all.



On August 11, 1998, the Company entered into agreements to acquire four FM and two AM radio stations in Cleveland for an aggregate purchase price of approximately $275.0 million in cash plus various other direct acquisition costs (the "Cleveland Acquisitions"). The Cleveland Acquisitions consist of the purchase by the Company of (i) WDOK-FM and WRMR-AM from Independent Group Limited Partnership, (ii) WZAK-FM from Zapis Communications, (iii) Zebra Broadcasting Corporation which owns WZJM-FM and WJMO-AM and (iv) Wincom Broadcasting Corporation which owns WQAL-FM. The consummation of each of the Cleveland Acquisitions (other than the Wincom Acquisition) is contingent upon the consummation of each of the other Cleveland Acquisitions (other than the Wincom Acquisition). The Company began operating WQAL-FM under a time brokerage agreement effective October 1, 1998. Although there can be no assurance, the Company expects that the Cleveland Acquisitions will be consummated in the first quarter of 1999.



On August 20, 1998, the Company entered into an agreement to sell WMVP-AM in Chicago to ABC, Inc. for $21.0 million in cash (the "Chicago Disposition"). The Company entered into a time brokerage agreement to sell substantially all of the broadcast time of WMVP-AM effective September 10, 1998. Although there can be no assurance, the Company expects that the Chicago Disposition will be consummated in the fourth quarter of 1998.



On September 3, 1998, the Company entered into an agreement to acquire Pegasus, a television broadcasting company which owns a television station in Puerto Rico, for approximately $69.6 million in cash. Although there can be no assurance, the Company expects that the Pegasus Acquisition will be consummated in the first quarter of 1999. In connection with the LIN Merger, the Company may assign its rights under its agreement with Pegasus to LIN.


On September 15, 1998, the Company entered into an agreement to acquire KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90.0 million in cash (the "Phoenix Acquisition"). The Company began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998. Although there can be no assurance, the Company expects that the Phoenix Acquisition will be consummated in the second quarter of 1999.


The foregoing transactions are collectively referred to herein as the "Pending Transactions." Consummation of each of the Pending Transactions discussed above is subject to various conditions, including, in certain cases, approval from the FCC and the expiration or early termination of any waiting period required under the HSR Act. Except as described above, the Company believes that such conditions will be satisfied in the ordinary course, but there can be no assurance that this will be the case.

PENDING TRANSACTIONS OF CHANCELLOR MEDIA


On July 7, 1998, Chancellor Media entered into an agreement whereby the ultimate parent of LIN will merge into Chancellor Media. Pursuant to this agreement, Chancellor Media will issue .0300 shares of Chancellor Media common stock for each share of LIN's common stock resulting in the issuance of approximately 17.7 million shares (comprised of approximately 16.2 million newly issued shares, the assumption of LIN phantom stock units representing approximately 0.4 million shares and the assumption of LIN options representing the right to purchase approximately 1.1 million shares). Upon consummation of the LIN Merger, it is expected that LIN will own or operate 12 television stations in eight markets in the United States. Upon consummation of the LIN Merger, LIN will be operated as a separate, stand-alone company from CMCLA. Accordingly, the assets, liabilities and results of operations of LIN will not be reflected in the consolidated financial statements of the Company. Although there can be no assurance, Chancellor Media expects that the LIN Merger will be consummated in the first quarter of 1999.


On August 26, 1998, Chancellor Media and Capstar entered into an agreement to merge in a stock-for-stock transaction that will create the nation's largest radio broadcasting entity. Pursuant to this agreement, Chancellor Media will acquire Capstar in a reverse merger in which Capstar will be renamed Chancellor Media Corporation. Each share of Chancellor Media Common Stock will represent one share in the combined entity. Each share of Capstar Common Stock will represent 0.480 shares of common stock in the combined entity, subject to an upward adjustment not to exceed 0.025 shares to the extent that Capstar's 1998 cash flow from specified assets exceeds certain specified targets. Upon consummation of its pending transactions, Capstar will own and operate more than 355 radio stations serving 83 mid-sized markets nationwide. Upon consummation of the Capstar Merger, Capstar's radio stations will be operated by stand-alone companies which are separate from CMCLA and its subsidiaries. Accordingly, the assets, liabilities, and results of operations of Capstar will not be reflected in the consolidated financial statements of the Company. Although there can be no assurance, Chancellor Media expects that the Capstar Merger will be consummated in the second quarter of 1999.

1998 FINANCING TRANSACTIONS


On March 13, 1998, Chancellor Media completed an offering of 21,850,000 shares of its common stock (the "1998 Equity Offering"). The net proceeds from the 1998 Equity Offering of approximately $994.6 million were contributed to the Company and were used to reduce bank borrowings under the revolving credit portion of the Senior Credit Facility and the excess proceeds were initially invested in short-term investment grade securities. The Company subsequently used the excess proceeds for general corporate purposes, including the financing of the Bonneville Exchange, the Capstar Loan and a portion of the Houston Exchange.


On May 8, 1998, the Company completed a consent solicitation (the "12% Preferred Stock Consent Solicitation") to modify certain timing restrictions on its ability to exchange all shares of its 12% Preferred Stock for its 12% Subordinated Exchange Debentures due 2009 (the "12% Debentures"). Consenting holders of 12% Preferred Stock received payments of $0.05 per share of 12% Preferred Stock. On May 13, 1998, the Company exchanged the shares of 12% Preferred Stock for 12% Debentures (the "12% Exchange"). In connection with the 12% Preferred Stock Consent Solicitation and 12% Exchange, the Company incurred approximately $0.3 million in transaction costs which were recorded as deferred debt issuance costs.

On June 10, 1998, the Company completed a cash tender offer (the "12% Debentures Tender Offer") for all of its 12% Debentures for an aggregate repurchase cost of $262.5 million which included (i) the principal amount of the 12% Debentures of $211.8 million, (ii) premiums on the repurchase of the 12% Debentures of $47.8 million, (iii) accrued and unpaid interest on the 12% Debentures from May 14, 1998 through June 10, 1998 of $2.0 million and (iv) estimated transaction costs of $1.0 million. In connection with the 12% Debentures Tender Offer, the Company recorded an extraordinary charge of $31.9 million (net of a tax benefit of $17.2 million) consisting of the premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs.

On July 20, 1998, the Company completed a consent solicitation (the "12 1/4% Preferred Stock Consent Solicitation") to modify certain timing restrictions on its ability to exchange all shares of its 12 1/4% Preferred Stock for its 12 1/4% Subordinated Exchange Debentures due 2008 (the "12 1/4% Debentures"). Consenting holders of 12 1/4% Preferred Stock received payments of $0.05 per share of 12 1/4% Preferred Stock. On July 23, 1998, the Company exchanged the shares of 12 1/4% Preferred Stock for 12 1/4% Debentures (the "12 1/4% Exchange"). In connection with the 12 1/4% Preferred Stock Consent Solicitation and 12 1/4% Exchange, the Company incurred approximately $0.2 million in transaction costs which were recorded as deferred debt issuance costs.

On August 19, 1998, the Company completed a cash tender offer (the "12 1/4% Debentures Tender Offer") for all of its 12 1/4% Debentures for an aggregate repurchase cost of $144.5 million which included (i) the principal amount of the 12 1/4% Debentures of $119.4 million, (ii) premiums on the repurchase of the 12 1/4% Debentures of $22.7 million, (iii) accrued and unpaid interest on the 12 1/4% Debentures from August 16, 1998 through August 19, 1998 of $1.8 million and (iv) estimated transaction costs of $0.6 million. In connection with the 12 1/4% Debentures Tender Offer, the Company recorded an extraordinary charge of $15.2 million (net of a tax benefit of $8.2 million) consisting of the premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs.

On September 30, 1998, the Company issued $750.0 million aggregate principal amount of the Old Notes for estimated net proceeds of $730.0 million. The net proceeds from the Original Offering will be used to finance a portion of the Company's Pending Transactions. Prior to consummation of the Pending Transactions, the Company used the net proceeds to temporarily reduce borrowings outstanding under the revolving credit portion of the Senior Credit Facility.


On November 17, 1998, the Company issued $750.0 million aggregate principal amount of 8% Senior Notes due 2008 (the "8% Senior Notes"), net of deferred debt issuance costs of $20.0 million (the "8% Senior Notes Offering") for estimated net proceeds of $730.0 million. The net proceeds from the 8% Senior Notes Offering will be used to reduce bank borrowings under the revolving credit portion of the Senior Credit Facility and the excess proceeds will be invested in short-term investment grade securities, pending use for general corporate purposes.


The foregoing transactions are referred to herein as the "1998 Financing Transactions."

OTHER TRANSACTIONS


On July 10, 1998, Chancellor Media entered into an agreement to acquire a 50% economic interest in Grupo Radio Centro, S.A. de C.V. ("GRC"), an owner and operator of radio stations in Mexico, for approximately $120.5 million in cash and $116.5 million in Chancellor Media Common Stock. On October 15, 1998, Chancellor Media announced that it had provided notice to GRC that it was terminating the acquisition agreement in accordance with its terms. Chancellor Media has received notice from GRC requesting arbitration under the terms of the acquisition agreement of allegations that Chancellor Media wrongfully terminated that agreement. Chancellor Media believes that it had a proper basis for terminating the agreement in accordance with its terms and intends to contest these allegations vigorously.

RADIO BROADCASTING


The following table sets forth selected information with respect to the portfolio of radio stations that are owned by the Company as of November 30, 1998 or would be owned upon consummation of the Pending Transactions (subject to any divestitures required by the FCC and/or the DOJ as a condition to approving any of the Pending Transactions).



                      RANKING OF
                       STATION                                                                               STATION RANKING
                      MARKET BY                   AUDIENCE                                     TARGET           IN TARGET
     MARKET(1)        REVENUE(2)     STATION     SHARE(%)(3)        STATION FORMAT          DEMOGRAPHICS     DEMOGRAPHICS(4)
     ---------        ----------     -------     -----------        --------------         ---------------   ---------------
Los Angeles, CA.....       1       KKBT-FM           4.0       Urban Contemporary          Women 18-34               4
                                   KYSR-FM           3.1       Modern Adult Contemporary   Persons 25-54             8
                                   KBIG-FM           2.6       Adult Contemporary          Persons 25-54             9
                                   KLAC-AM           2.1       Adult Standards/Sports      Persons 35-64            22
                                   KCMG-FM(5)        3.2       Rhythmic Adult              Women 25-54               4
                                                               Contemporary

New York, NY........       2       WLTW-FM           5.5       Soft Adult Contemporary     Persons 25-54             2
                                   WKTU-FM           3.9       Rhythmic Contemporary       Persons 25-54             6
                                                               Hits
                                   WHTZ-FM           4.6       Contemporary Hit Radio      Persons 18-34             4
                                   WBIX-FM(6)        1.6       Hot Adult Contemporary      Women 25-49              13
                                   WAXQ-FM           1.7       Classic Rock                Persons 25-54            15

Chicago, IL.........       3       WGCI-FM           8.0       Urban Contemporary          Persons 18-34             1
                                   WNUA-FM           4.3       Smooth Jazz                 Persons 25-54             3
                                   WLIT-FM           3.8       Soft Adult Contemporary     Persons 25-54             7
                                   WVAZ-FM           4.9       Adult Urban Contemporary    Persons 25-54             1
                                   WRCX-FM           2.0       Jamming Oldies              Women 25-54              25
                                   WGCI-AM           1.2       Gospel                      Persons 25-54            23
                                   WMVP-AM+          0.7       Sports/Talk, Comedy         Men 25-54                23
San Francisco, CA...       4       KYLD-FM           4.4       Contemporary Hits           Persons 18-34             1
                                                               Radio/Dance
                                   KMEL-FM           2.9       Contemporary Hits           Persons 18-34             4
                                   KKSF-FM           3.0       Smooth Jazz                 Persons 25-54             4
                                   KABL-AM           3.6       Adult Standards             Persons 35-64            14
                                   KISQ-FM           3.4       Hit Base R&B Adult          Persons 25-54             2
                                                               Contemporary
                                   KIOI-FM           2.9       Adult Contemporary          Women 25-54               3
                                   KNEW-AM           0.7       Adult Contemporary          Women 25-54              46
Dallas, TX..........       5       KHKS-FM           7.7       Top 40                      Women 18-34               1
                                   KZPS-FM           4.0       Classic Rock                Persons 25-54             4
                                   KDGE-FM           2.3       Alternative Rock            Persons 18-34             6
                                   KSKY-AM           N/M       Southern Gospel             N/M                     N/M
                                                               Music/Religious
                                   KBFB-FM*          2.4       Soft Rock                   Persons 25-54            16
                                   KTXQ-FM*          2.1       Jamming Oldies              Persons 25-49            19
Philadelphia, PA....       6       WDAS-FM           5.8       Urban Contemporary          Persons 25-54             1
                                   WUSL-FM           4.7       Urban Contemporary          Women 18-34               1
                                   WJJZ-FM           4.1       Smooth Jazz                 Persons 35-54             4
                                   WIOQ-FM           4.0       Contemporary Hit Radio      Persons 18-34             3
                                   WYXR-FM           3.1       Hot Adult Contemporary      Women 18-49               5
                                   WDAS-AM           1.0       Gospel                      N/M                     N/M

                      RANKING OF
                       STATION                                                                               STATION RANKING
                      MARKET BY                   AUDIENCE                                     TARGET           IN TARGET
     MARKET(1)        REVENUE(2)     STATION     SHARE(%)(3)        STATION FORMAT          DEMOGRAPHICS     DEMOGRAPHICS(4)
     ---------        ----------     -------     -----------        --------------         ---------------   ---------------
Washington, D.C.....       7       WMZQ-FM           4.2       Country                     Persons 25-54             8
                                   WASH-FM           4.0       Adult Contemporary          Women 25-54               3
                                   WBIG-FM           4.5       Oldies                      Persons 25-54             3
                                   WGAY-FM           3.2       Adult Contemporary          Persons 35-64            10
                                   WTEM-AM           1.1       Sports/Talk                 Men 18-49                17
                                   WWRC-AM           0.4       Talk                        Persons 35-64            28
                                   WWDC-FM           3.3       Album Oriented Rock         Persons 18-34             6
                                   WWDC-AM           1.0       Music of Your Life          Persons 55+               6
Houston, TX.........       8       KKBQ-FM           3.7       Fresh Country               Persons 25-54            10
                                   KLDE-FM           4.3       Oldies                      Persons 25-54             5
                                   KLOL-FM           3.5       Rock                        Men 18-34                 3
                                   KTRH-AM           4.1       News/Sports                 Men 25-54                 9
                                   KBME-AM(7)        1.8       Popular Standards           Persons 35-64            16
                                   KODA-FM           6.4       Adult Contemporary          Persons 25-54             1
                                   KKRW-FM*(8)       3.3       Classic Rock                Persons 25-54             8
                                   KQUE-AM*(8)       0.1       Classic Rock                Persons 25-54            35
Atlanta, GA.........       9       WFOX-FM           4.0       Oldies                      Persons 25-54            10
Boston, MA..........      10       WJMN-FM           6.9       Contemporary Hits           Persons 18-34             2
                                                               Radio/Rhythmic
                                   WXKS-FM           5.6       Contemporary Hits           Women 25-34               1
                                                               Radio/Top 40
                                   WXKS-AM           2.3       Bloomberg News/Music        Women 45-54              10
                                                               Memory
Detroit, MI.........      11       WJLB-FM           7.1       Urban Contemporary          Persons 18-34             1
                                   WNIC-FM           8.0       Adult Contemporary          Women 25-54               1
                                   WKQI-FM           4.6       Hot Adult Contemporary      Women 25-54               4
                                   WMXD-FM           3.6       Adult Urban Contemporary    Persons 25-54             8
                                   WWWW-FM           4.0       Country                     Women 25-54               6
                                   WDFN-AM           1.5       Sports                      Men 25-49                 8
                                   WYUR-AM           0.4       Nostalgic                   N/M                     N/M
Miami/Ft.
 Lauderdale, FL.....      12       WEDR-FM           6.1       Urban Contemporary          Persons 25-54             1
                                   WVCG-AM           N/M       Brokered(9)                 N/M                     N/M
Denver, CO..........      14       KXKL-FM           4.9       Oldies                      Persons 25-54             5
                                   KALC-FM           5.1       Hot Adult Contemporary      Persons 18-34             1
                                   KIMN-FM           3.5       70's Oldies                 Persons 25-54            11
                                   KXPK-FM           2.9       Adult Modern Rock           Persons 18-49            12
                                   KVOD-FM           1.7       Classical                   Persons 25-54            20
                                   KRRF-AM           0.8       Talk                        Men 25-54                18

                      RANKING OF
                       STATION                                                                               STATION RANKING
                      MARKET BY                   AUDIENCE                                     TARGET           IN TARGET
     MARKET(1)        REVENUE(2)     STATION     SHARE(%)(3)        STATION FORMAT          DEMOGRAPHICS     DEMOGRAPHICS(4)
     ---------        ----------     -------     -----------        --------------         ---------------   ---------------
Minneapolis/St.
 Paul, MN...........      15       KEEY-FM           6.7       Country                     Persons 25-54             3
                                   KDWB-FM           7.9       Contemporary Hit Radio      Persons 18-34             2
                                   KQQL-FM           5.1       Oldies                      Persons 25-54             6
                                   KTCZ-FM           4.7       Progressive Album Rock      Men 25-49                 2
                                   WRQC-FM           3.2       Active Rock                 Men 18-34                 3
                                   KFAN-AM           2.3       Sports                      Men 18-49                 7
                                   KXBR-AM           0.5       Classic Country             Persons 35-64            14
Phoenix, AZ.........      16       KOY-AM            3.9       Adult Standards             Persons 35-64            14
                                   KMLE-FM           5.3       Country                     Persons 25-54             2
                                   KOOL-FM           4.0       Oldies                      Persons 25-54             6
                                   KYOT-FM           4.3       Contemporary Jazz           Persons 25-54             7
                                   KZON-FM           3.8       Alternative Rock            Persons 18-34             4
                                   KISO-AM           0.8       Country                     Persons 35-54            24
                                   KFYI-AM*          5.3       News/Talk                   Persons 25-54            11
                                   KKFR-FM*          5.2       Urban Contemporary Hit      Persons 18-34             3
                                                               Radio
San Diego, CA.......      17       KYXY-FM*          6.3       Soft Adult Contemporary     Persons 25-54             2
                                   KPLN-FM*          2.5       Classic Rock                Persons 25-54            10
Cincinnati, OH......      19       WUBE-FM(10)       8.7       Country                     Persons 25-54             1
                                   WYGY-FM(10)       2.6       Young Country               Men 18-34                 9
                                   WBOB-AM           0.9       Sports/Talk                 Men 18-49                14
                                   WUBE-AM           N/M       Sports/Talk                 Men 25-49               N/M
Cleveland, OH.......      23       WZAK-FM*          8.7       Urban Contemporary          Women 25-54               2
                                   WDOK-FM*          6.1       Soft Adult Contemporary     Women 25-54               2
                                   WRMR-AM*          5.8       Adult Standard              Men 25-54                21
                                   WZJM-FM*          5.6       Contemporary Hits Radio     Women 18-34               2
                                   WQAL-FM*          4.5       Hot Adult Contemporary      Persons 25-54             8
                                   WJMO-AM*          2.2       Oldies                      Persons 25-54            12
Pittsburgh, PA......      24       WWSW-FM           5.9       Oldies                      Persons 25-54             3
                                   WWSW-AM(11)       0.4       Oldies                      Persons 25-54            22
                                   WDVE-FM*          9.7       Rock                        Persons 25-54             1
                                   WXDX-FM*          5.0       Alternative Rock            Persons 18-34             2
                                   WJJJ-FM*          3.0       Smooth Jazz                 Persons 25-54            12
                                   WDRV-FM*(12)      3.6       Modern Hit                  Women 25-49               7
Orlando, FL.........      26       WJHM-FM           6.4       Urban Contemporary          Persons 18-34             2
                                   WOCL-FM           4.4       Oldies                      Persons 25-54            16
                                   WXXL-FM           7.3       Contemporary Hit Radio      Persons 18-34             1
                                   WOMX-FM           7.0       Adult Contemporary          Persons 25-54             1
Sacramento, CA......      28       KFBK-AM          10.0       News/Talk                   Persons 25-54             1
                                   KHYL-FM           4.1       Oldies                      Persons 25-54             5
                                   KGBY-FM           4.5       Adult Contemporary          Women 25-54               3
                                   KSTE-AM           3.2       Talk                        Persons 25-54            14
Nassau/Suffolk
 (Long Island)            45       WALK-FM           5.8       Adult Contemporary          Persons 25-54             1
   NY(13)...........
                                   WALK-AM           N/M       Adult Contemporary          Persons 35-64           N/M

                      RANKING OF
                       STATION                                                                               STATION RANKING
                      MARKET BY                   AUDIENCE                                     TARGET           IN TARGET
     MARKET(1)        REVENUE(2)     STATION     SHARE(%)(3)        STATION FORMAT          DEMOGRAPHICS     DEMOGRAPHICS(4)
     ---------        ----------     -------     -----------        --------------         ---------------   ---------------
Riverside/San             64       KGGI-FM           5.9       Contemporary Hit Radio      Persons 18-34             1
 Bernardino, CA.....
                                   KKDD-AM           0.5       Radio Disney                Persons 12+             N/M
Puerto Rico.........     N/A       WZNT-FM           N/A       Oldies/Classic Music        Men 18-49/ Men          N/A
                                                                                           25-54
                                   WOYE-FM           N/A       Top 40                      Persons 12-24/          N/A
                                                                                           18-34
                                   WCOM-FM           N/A       Top 40                      Persons 12-24/          N/A
                                                                                           18-34
                                   WOQI-FM           N/A       Top 40                      Persons 12-24/          N/A
                                                                                           18-34
                                   WCTA-FM           N/A       Oldies/Classic Music        Men 18-49/ Men          N/A
                                                                                           25-54
                                   WIOA-FM           N/A       Continuous Favorite         Women 18-49/            N/A
                                                               Ballads/ Today's Hits       Women 25-54
                                   WIOB-FM           N/A       Continuous Favorite         Women 18-49/            N/A
                                                               Ballads/ Today's Hits       Women 25-54
                                   WIOC-FM           N/A       Continuous Favorite         Women 18-49/            N/A
                                                               Ballads/ Today's Hits       Women 25-54


-------------------------

N/A:  Not available

N/M:  Not meaningful

  +   Indicates station to be disposed of in a pending transaction.

  *   Indicates station to be acquired in a pending transaction.

 (1) Actual city of license may differ from metropolitan market served in certain cases.

 (2) Ranking of principal radio market served by the station among all U.S. radio broadcast markets by aggregate 1997 gross radio broadcasting revenue as reported by James H. Duncan, Duncan's Radio Market Guide (1998 ed.).


 (3) Information derived from The Arbitron Company, Summer 1998, Local Market Reports in the specified markets for listeners age 12 and over, Monday to Sunday, 6:00 a.m. to Midnight. Copyright, The Arbitron Company.



 (4) Information derived from The Arbitron Company, Summer 1998, Local Market Reports in the specified markets for the Target Demographics specified for listening Monday to Sunday, 6:00 a.m. to Midnight. Copyright, The Arbitron Company.



 (5) The station ranking in the target demographic for KCMG-FM (formerly KIBB-FM) for Summer, 1998 was changed from persons 25-54 to a target demographic of Women 25-54 effective November 19, 1997.



 (6) The format of WBIX-FM (formerly WNSR-FM) was changed from Modern Adult Contemporary with a target demographic of Women 25-44 to Hot Adult Contemporary with a target demographic of Women 25-49 effective January 21, 1998. The station ranking in the target demographic for WBIX-FM for Summer 1998 is based on the new target demographic of Women 25-49.


 (7) The format of KBME-AM (formerly KKBQ-AM) was changed from Country with a target demographic of Persons 25-54 to Popular Standards with a target demographic of Persons 35-64 effective January 15, 1998. The station ranking in the target demographic for KBME-AM for Summer 1998 is based on the new target demographic of Persons 35-64.


 (8) Programming provided to KQUE-AM via simulcast of programming broadcast on KKRW-FM.

 (9) The Company sells airtime on WVCG-AM to third parties for broadcast of specialty programming on a variety of topics.

(10)  WUBE-FM and WYGY-FM are sold in combination.

(11) Programming provided to WWSW-AM via simulcast of programming broadcast on WWSW-FM.


(12) The format of WDRV-FM (formerly WVTY-FM) was changed from Adult Contemporary with a target demographic of Persons 25-54 to Modern Hit with a target demographic of Women 25-49 effective February 27, 1998. The station ranking in the target demographic of WDRV-FM for Summer 1998 is based on the new target demographic of Women 25-49.


(13) Nassau/Suffolk (Long Island) may be considered part of the greater New York market, although it is reported separately as a matter of convention.

OUTDOOR ADVERTISING


The following table sets forth selected information with respect to the portfolio of outdoor displays that are owned by the Company as of December 1, 1998 (subject to divestitures required by the DOJ described below).



                                                               TOTAL
                                                              DISPLAYS
                                                              --------
MARTIN MEDIA:
Los Angeles (North), CA.....................................      877
Washington, D.C.............................................      297
San Diego, CA...............................................      275
Pittsburgh, PA..............................................    3,564
Cincinnati, OH..............................................      811
Kansas City, MO.............................................      167
Riverside/San Bernardino, CA................................      357
Hartford, CT................................................      413
Las Vegas, NV...............................................      985
Scranton/Wilkes-Barre, PA...................................      980
Bakersfield/Visalia, CA.....................................    1,584
Lubbock, TX.................................................      677
Odessa/Midland, TX..........................................      704
Topeka, KS..................................................      843
Amarillo, TX................................................    1,064
Charlottesville, VA.........................................       43
San Angelo, TX..............................................      252
Bullhead/Laughlin, NV.......................................      355
Roanoke, VA.................................................      255

                                                               TOTAL
                                                              DISPLAYS
                                                              --------
Yuma, AZ....................................................      221
Abilene, TX.................................................      432
Sharon, PA..................................................      218
Lawrence, KS................................................       56
                                                               ------
          Total.............................................   15,430
                                                               ======
WHITECO:
Central (Terre Haute, IN)...................................    1,750
Southwestern (Dallas, TX)...................................    1,701
Southeastern (Atlanta, GA)..................................      858
Providence, RI..............................................      729
Western (St. Joseph, MO)....................................    2,855
Ohio (Columbus, OH).........................................    1,292
Florida (Ocala, FL).........................................    2,799
Milwaukee, WI...............................................    1,195
South Atlantic (Rocky Mt., NC)..............................    1,604
Harrisburg, PA..............................................    1,303
Tyler, TX...................................................    1,753
Chicago, IL/Northwest, IN...................................    2,916
Evansville, IN..............................................    1,032
Albany, NY..................................................      682
                                                               ------
          Total.............................................   22,469
                                                               ======
          Grand Total.......................................   37,899+
                                                               ======


-------------------------


+ In connection with the Whiteco Acquisition and the Kunz Option, Chancellor
  Media and the DOJ entered into consent decrees whereby the Company has agreed to divest approximately 380 billboards in certain of the markets described in these tables. The Company expects to try to enter into swap transactions with billboards in other markets to effect such divestitures and, as a result, does not anticipate the grand total of displays to change materially at this time.


COMPANY STRATEGY

The Company's overall strategy is to create a leading multi-media company with a significant overlapping presence in radio and outdoor advertising markets. In this regard, the Company has built a diversified portfolio of media assets which enables the Company to deliver more options and greater value to its advertising clients. The Company believes the multi-media platform creates significant growth opportunities and synergies through cross selling, cross promotion and cost savings in markets where radio and outdoor advertising operations overlap. The Company plans on leveraging the extensive operating experience of its senior management team to continue to enhance revenue and cash flow growth.

Radio Broadcast Strategy. The CRG senior management team, led by James E. de Castro, President of CRG, has extensive experience in acquiring and operating radio station groups. The CRG business strategy is to assemble and operate radio station clusters in order to maximize the broadcast cash flow generated in each market.

CRG seeks to capitalize on revenue growth and expense savings opportunities through the successful integration of station cluster groups. Management believes that radio station clusters can attract increased revenues in a market by delivering larger combined audiences to advertisers and by engaging in joint marketing and promotional activities. In addition, management expects to realize significant expense savings through the consolidation of facilities and through the economies of scale created in areas such as national representation commissions, employee benefits, insurance premiums and other operating costs.


CRG also seeks to maximize station operating performance through intensive market research, innovative programming and unique marketing campaigns to establish strong listener loyalty and ensure steady long-term audience share ratings. Management believes its ratings growth in many of its markets is driven by CRG's ability to attract talented people and to continue delivering quality programming to the listeners.


CRG also seeks to leverage its radio expertise and platform and enhance revenue and cash flow growth through the continued expansion of its national radio network, The AMFM Radio Networks, as well as through the development of non-traditional revenues derived from radio sales promotion activities.

Media Representation Strategy. The Company's overall strategy for its media representation business is to create a leading national representation firm serving all types of electronic media. The Company believes it can continue to generate revenue and cash flow growth in the media representation business by expanding its market share and improving its national sales effort. Management will seek to increase market share by developing new clients, expanding operations in existing and new markets and acquiring representation contracts of its competitors. The Company will continue to provide the highest level of quality service to its clients by offering comprehensive advertisement, planning and placement services, as well as a broad range of value added benefits, including marketing, research, consulting and programming advisory services. The Company will also have the ability to expand its level of service to advertisers through the growth of its unwired network of radio and television stations which provides advertisers with greater flexibility and the ability to target specific demographic groups or markets.


Outdoor Advertising Strategy. The Chancellor Outdoor Group is led by James A. McLaughlin, President of COG, an outdoor advertising industry veteran with over 25 years of experience. The COG strategy is to create and develop one of the top five outdoor advertising companies in the United States through the consolidation of Martin Media, acquired in July 1998, and the recent acquisition of Whiteco, and additional acquisitions that complement the Company's existing outdoor and radio markets. As a result of the recent acquisition of Whiteco, COG now ranks as one of the top five outdoor advertising companies in the United States. COG believes there are opportunities to generate significant revenue growth and cost savings through the successful integration of the combined operations of Martin Media and Whiteco.


COG's strategy is to realize revenue and expense synergies through the consolidation of certain sales management, leasing management, marketing, and accounting and administra-tive support functions. Additionally, COG will focus on strengthening its operating results by increasing market penetration, maximizing rates and occupancy levels in each of its markets and capitalizing on technological advances such as computer vinyl technology to enhance the attractiveness and flexibility of the outdoor medium while reducing costs. COG also seeks to realize incremental benefits in markets where outdoor and radio operations overlap by introducing radio advertisers to outdoor advertising which provides an additional low cost medium to advertisers with local marketing needs.

Management believes its newly acquired outdoor advertising portfolio combined with the strength of its broad radio platform, national radio network and national representation business will solidify the Company's position as a leading multi-media company with the ability to effectively respond to customers needs through a variety of advertising solutions and mediums.

ADVERTISING


The primary source of the Company's revenues is the sale of broadcasting time for local, regional and national advertising. On a pro forma basis approximately 65% of the Company's gross radio revenues would have been generated from the sale of local advertising for the nine months ended September 30, 1998. The Company believes that radio is one of the most efficient, cost-effective means for advertisers to reach specific demographic groups. The advertising rates charged by the Company's radio stations are based primarily on (i) a station's ability to attract audiences in the demographic groups targeted by its advertisers (as measured principally by quarterly Arbitron rating surveys that quantify the number of listeners tuned to the station at various times) and (ii) the supply of and demand for radio advertising time. Advertising rates generally are the highest during morning and evening drive-time hours.


Depending on the format of a particular station, there are predetermined numbers of advertisements that are broadcast each hour. The Company determines the number of advertisements broadcast hourly that can maximize available revenue dollars without jeopardizing listening levels. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

A station's sales staff generates most of its local and regional advertising sales. To generate national advertising sales, the Company engages an advertising representative for each of its stations that specializes in national sales and is compensated on a commission-only basis. Most advertising contracts are short-term and generally run only for a few weeks.

The Company's Katz media representation operations generate revenues primarily through contractual commissions realized through the sale of national spot advertising air time. National spot advertising air time is commercial air time sold to advertisers on behalf of radio and television stations and cable systems located outside the local markets of those stations and systems. Katz represents its media clients pursuant to media representation contracts. Media representation contracts typically have terms of up to ten years in initial length. In connection with the substantial consolidation that has occurred in the broadcast industry in recent years and the concomitant development of large client station groups, the frequency of representation contract "buyouts" has increased. These buyouts occur because station groups have tended to negotiate exclusive, long-term representation contracts with a single media representation firm covering all of the station group's stations, including stations acquired after the date of the initial representation contract. In the event that one of the station group's stations is sold to an owner represented by a different firm, representation contracts are frequently bought out by the successor representation firm. Katz generally amortizes the cost of acquiring new representation contracts associated with a buyout over the expected benefit period, and also generally recognizes a gain on disposition of representation contracts associated with a buyout of an existing client's contract.

The Company's outdoor advertising business generates revenues by contracting with advertising agencies for the display of the advertising campaigns of their clients. The Company pays commissions to the agencies for contracts procured through those agencies. The advertising rates are based on a particular display's exposure or number of "impressions" delivered. The number of "impressions" delivered by a display is determined by considering a number of factors such as proximity to other displays, the speed and viewing angle of approaching traffic, the national average of adults riding in vehicles and whether the display is illuminated.

COMPETITION

The radio broadcasting industry is a highly competitive business. The success of each of the Company's stations is dependent, to a significant degree, upon its audience ratings and share of the overall advertising revenue within its market. The Company's radio stations compete for listeners and advertising revenues directly with other radio stations, as well as with other media, within their respective markets. Radio stations compete for listeners primarily on the basis of program content and by hiring on-air talent that appeals to a particular demographic group. By building a strong listener base comprised of a specific demographic group in each of its markets, the Company is able to attract advertisers who seek to reach those listeners. Other media, including broadcast television, cable television, newspapers, magazines, direct mail coupons and billboard advertising also compete with the Company's stations for advertising revenues. The Company also competes with other broadcasting operators for acquisition opportunities, and prices for radio stations in major markets have increased significantly in recent periods. To the extent that the rapid pace of consolidation in the radio broadcasting industry continues, certain competitors may emerge with larger portfolios of major market radio stations, greater ability to deliver large audiences to advertisers and more access to capital resources than does the Company. The audience ratings and market share for the Company are and will be subject to change and any adverse change in a particular market could have a material and adverse effect on the revenue of its stations located in that market. There can be no assurance that any one of the Company's stations will be able to maintain or increase its current audience ratings or advertising revenue market share.

The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, DBS systems, streaming and other audio systems that use the Internet for delivery and other digital audio broadcasting and narrowcasting formats to local and national audiences. In addition, the FCC has auctioned spectrum for a new satellite-delivered DARS. These actions may result in the introduction of several new national or regional satellite radio services with sound quality equivalent to compact discs. Another possible competitor to traditional radio is IBOC digital radio. IBOC could provide multi-channel, multi-format digital radio services in the same band width currently occupied by traditional AM and FM radio services. The Company cannot predict at this time the effect, if any, that any such new technologies may have on the radio broadcasting industry.

The success of the Company's Katz media representation operations depends on Katz' ability to maintain and acquire representation contracts with radio and television stations and cable systems, the inventory of time Katz represents and the experience of Katz' executive management and sales personnel. The media representation business is highly competitive, both in terms of competition to gain client stations and to sell air time to advertisers. Katz competes not only with other independent and network media representatives but also with direct national advertising. Katz also competes on behalf of its clients for advertising dollars with other media such as newspapers and magazines, outdoor advertising, transit advertising, direct response advertising, yellow page directories and point of sale advertising.

The Company's outdoor advertising business also faces competition from a variety of sources, including other outdoor advertising companies and other media such as radio, television, print media and direct mail marketing. Additionally, the Company must also compete with other "out-of-home" advertising media, which includes advertising displays in shopping malls, supermarkets, airports, sports stadiums and arenas, movie theaters, and on taxis, buses, subways and other public transportation. Because the Company's outdoor advertising is a new endeavor for the Company and its management and due to the fact that many of the Company's competitors in the outdoor advertising business are larger and have more experience and resources in the business, there can be no assurance that the Company will be able to compete successfully within the outdoor advertising industry.

REGULATION OF RADIO AND OUTDOOR ADVERTISING

RADIO BROADCASTING

Introduction. The radio broadcasting industry is subject to extensive and changing regulation over, among other things, program content, technical operations and business and employment practices.

The ownership, operation and sale of radio broadcast stations (including those licensed to the Company) are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. The Communications Act prohibits the assignment or transfer of control of an FCC license without the prior consent of the FCC. In determining whether to grant requests for consent to such assignments or transfers, and in determining whether to grant or renew a radio broadcast license, the FCC considers a number of factors pertaining to the licensee (and proposed licensee), including: limitations on alien ownership and the common ownership of television broadcast, radio broadcast and daily newspaper properties, the "character" of the licensee (and proposed licensee) and those persons or entities that have "attributable" interests, and compliance with the Anti-Drug Abuse Act of 1988. Among other things, the FCC assigns frequency bands for radio broadcasting; determines the particular frequencies, locations and operating power of radio broadcast stations; issues, renews, revokes and modifies radio broadcast station licenses; regulates equipment used by radio broadcast stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation, program content and employment and business practices of radio broadcast stations; and has the power to impose penalties for violations of its rules and the Communications Act.

The following is a brief summary of certain provisions of the Communications Act and specific FCC rules and policies. Reference should be made to the Communications Act, FCC rules, and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio broadcast stations.

Failure to observe these or other FCC rules and policies may result in the imposition of various sanctions, including admonishment, monetary forfeitures, the grant of "short" (less than the maximum eight-year term) renewal terms or, for particularly egregious violations, the denial of a license renewal application, the revocation of FCC licenses, or the denial of FCC consent to acquire additional broadcast properties.

License Renewal. Radio broadcast licenses are granted for maximum terms of up to eight years. They may be renewed through an application to the FCC, and, in certain instances, licensees are entitled to renewal expectancies. During certain periods when a renewal application is pending, competing applicants may file for the radio frequency being used by the renewal applicant, although the FCC is prohibited from considering such competing applications if the existing license has satisfied certain obligations. Petitions to deny license renewals can be filed by interested parties, including members of the public. The FCC is required to hold hearings on a renewal application in certain circumstances.


The following table sets forth the date of acquisition by the Company of the radio stations that are actually owned by the Company as of November 30, 1998 or would be owned upon consummation of the Pending Transactions (subject to any divestitures required by the FCC and/or the DOJ as a condition to approving any of the Pending Transactions), the frequency of each such station, and the date of expiration of such station's main FCC broadcast license:



                                                          DATE OF                EXPIRATION DATE
        STATION                    MARKET(1)            ACQUISITION  FREQUENCY   OF FCC LICENSE
        -------                    ---------            -----------  ---------   ---------------
KKBT-FM................  Los Angeles, CA                   5/89       92.3 MHz        12/05
KYSR-FM................  Los Angeles, CA                   9/97       98.7 MHz        12/05
KBIG-FM................  Los Angeles, CA                   4/98      104.3 MHz        12/05
KLAC-AM................  Los Angeles, CA                   9/97        570 kHz        12/05
KCMG-FM................  Los Angeles, CA                   9/97      100.3 MHz        12/05
WLTW-FM................  New York, NY                      7/97      106.7 MHz         6/06
WKTU-FM................  New York, NY                      5/95      103.5 MHz         6/06
WHTZ-FM................  New York, NY                      9/97      100.3 MHz         6/06
WBIX-FM................  New York, NY                      4/98      105.1 MHz         6/06
WAXQ-FM................  New York, NY                      7/97      104.3 MHz         6/06
WGCI-FM................  Chicago, IL                       12/97     107.5 MHz        12/04
WNUA-FM................  Chicago, IL                       1/96       95.5 MHz        12/04
WLIT-FM................  Chicago, IL                       9/97       93.9 MHz        12/04
WVAZ-FM................  Chicago, IL                       5/95      102.7 MHz        12/04
WRCX-FM................  Chicago, IL                       12/93     103.5 MHz        12/04
WGCI-AM................  Chicago, IL                       12/97      1390 kHz        12/04
WMVP-AM+...............  Chicago, IL                       5/84       1000 kHz        12/04
KYLD-FM................  San Francisco, CA                 9/97       94.9 MHz        12/05
KMEL-FM................  San Francisco, CA                 11/92     106.1 MHz        12/05
KKSF-FM................  San Francisco, CA                 1/97      103.7 MHz        12/05
KABL-AM................  San Francisco, CA                 9/97        960 kHz        12/05
KISQ-FM................  San Francisco, CA                 9/97       98.1 MHz        12/97*

                                                          DATE OF                EXPIRATION DATE
        STATION                    MARKET(1)            ACQUISITION  FREQUENCY   OF FCC LICENSE
        -------                    ---------            -----------  ---------   ---------------
KIOI-FM................  San Francisco, CA                 4/94      101.3 MHz        12/05
KNEW-AM................  San Francisco, CA                 9/97        910 kHz        12/05
KHKS-FM................  Dallas, TX                        12/97     106.1 MHz         8/05
KZPS-FM................  Dallas, TX                        10/97      92.5 MHz         8/05
KDGE-FM................  Dallas, TX                        10/97      94.5 MHz         8/05
KSKY-AM................  Dallas, TX                        5/95        660 kHz         8/05
KBFB-FMS...............  Dallas, TX                       Pending     97.9 MHz         8/05
KTXQ-FMS...............  Dallas, TX                       Pending    102.1 MHz         8/05
WDAS-FM................  Philadelphia, PA                  5/97      105.3 MHz         8/06
WUSL-FM................  Philadelphia, PA                  5/97       98.9 MHz         8/06
WJJZ-FM................  Philadelphia, PA                  1/96      106.1 MHz         8/06
WIOQ-FM................  Philadelphia, PA                  5/97      102.1 MHz         8/06
WYXR-FM................  Philadelphia, PA                  1/96      104.5 MHz         8/98*
WDAS-AM................  Philadelphia, PA                  5/97       1480 kHz         8/06
WMZQ-FM................  Washington, D.C.                  7/97       98.7 MHz        10/03
WASH-FM................  Washington, D.C.                  11/92      97.1 MHz        10/03
WBIG-FM................  Washington, D.C.                  9/97      100.3 MHz        10/03
WGAY-FM................  Washington, D.C.                  11/96      99.5 MHz        10/03
WTEM-AM(2).............  Washington, D.C.                  4/97        980 kHz(2)      10/03
WWRC-AM(2).............  Washington, D.C.                  9/97        570 kHz(2)      10/03
WWDC-FM................  Washington, D.C.                  6/98      101.1 MHz        10/03
WWDC-AM................  Washington, D.C.                  6/98       1260 kHz        10/03
KKBQ-FM................  Houston, TX                       12/97      92.9 MHz         8/05
KLDE-FM................  Houston, TX                       4/98       94.5 MHz         8/05
KLOL-FM................  Houston, TX                       6/93      101.1 MHz         8/97*
KTRH-AM................  Houston, TX                       6/93        740 kHz         8/05
KBME-AM................  Houston, TX                       12/97       790 kHz         8/05
KODA-FM................  Houston, TX                      Pending     99.1 MHz         8/05
KKRW-FMS...............  Houston, TX                      Pending     93.7 MHz         8/05
KQUE-AMS...............  Houston, TX                      Pending     1230 kHz         8/05
WFOX-FM................  Atlanta, GA                       9/97       97.1 MHz         4/04
WJMN-FM................  Boston, MA                        1/96       94.5 MHz         4/06
WXKS-FM................  Boston, MA                        1/96      107.9 MHz         4/06
WXKS-AM................  Boston, MA                        1/96       1430 kHz         4/06
WJLB-FM................  Detroit, MI                       4/97       97.9 MHz        10/04
WNIC-FM................  Detroit, MI                       5/95      100.3 MHz        10/04
WKQI-FM................  Detroit, MI                       5/95       95.5 MHz        10/04
WMXD-FM................  Detroit, MI                       4/97       92.3 MHz        10/04
WWWW-FM................  Detroit, MI                       1/97      106.7 MHz        10/04
WDFN-AM................  Detroit, MI                       1/97       1130 kHz        10/04
WYUR-AM................  Detroit, MI                       5/95       1310 kHz        10/04
WEDR-FM................  Miami/Ft. Lauderdale, FL          10/96      99.1 MHz         2/04
WVCG-AM................  Miami/Ft. Lauderdale, FL          7/83       1080 kHz         2/04
KXKL-FM................  Denver, CO                        9/97      105.1 MHz         4/05
KALC-FM................  Denver, CO                        9/97      105.9 MHz         4/05

                                                          DATE OF                EXPIRATION DATE
        STATION                    MARKET(1)            ACQUISITION  FREQUENCY   OF FCC LICENSE
        -------                    ---------            -----------  ---------   ---------------
KIMN-FM................  Denver, CO                        9/97      100.3 MHz         4/05
KXPK-FM................  Denver, CO                        1/98       96.5 MHz         4/05
KVOD-FM................  Denver, CO                        9/97       92.5 MHz         4/05
KRRF-AM................  Denver, CO                        9/97       1280 kHz         4/05
KEEY-FM................  Minneapolis/St. Paul, MN          9/97      102.1 MHz         4/05
KDWB-FM................  Minneapolis/St. Paul, MN          9/97      101.3 MHz         4/05
KQQL-FM................  Minneapolis/St. Paul, MN          9/97      107.9 MHz         4/05
KTCZ-FM................  Minneapolis/St. Paul, MN          9/97       97.1 MHz         4/05
WRQC-FM................  Minneapolis/St. Paul, MN          9/97      100.3 MHz         4/05
KFAN-AM................  Minneapolis/St. Paul, MN          9/97       1130 kHz         4/05
KXBR-AM................  Minneapolis/St. Paul, MN          9/97        690 kHz         4/05
KOY-AM.................  Phoenix, AZ                       9/97        550 kHz        10/05
KMLE-FM................  Phoenix, AZ                       9/97      107.9 MHz        10/05
KOOL-FM................  Phoenix, AZ                       9/97       94.5 MHz        10/05
KYOT-FM................  Phoenix, AZ                       9/97       95.5 MHz        10/05
KZON-FM................  Phoenix, AZ                       9/97      101.5 MHz        10/05
KISO-AM................  Phoenix, AZ                       9/97       1230 kHz        10/05
KFYI-AMS...............  Phoenix, AZ                      Pending      910 kHz        10/05
KKFR-FMS...............  Phoenix, AZ                      Pending     92.3 MHz        10/05
KYXY-FMS...............  San Diego, CA                    Pending     96.5 MHz        12/05
KPLN-FMS...............  San Diego, CA                    Pending    103.7 MHz        12/97*
WUBE-FM................  Cincinnati, OH                    9/97      105.1 MHz        10/04
WYGY-FM................  Cincinnati, OH                    9/97       96.5 MHz        10/04
WBOB-AM................  Cincinnati, OH                    9/97       1160 kHz         8/04
WUBE-AM................  Cincinnati, OH                    9/97       1230 kHz        10/04
WZAK-FMS...............  Cleveland, OH                    Pending     93.1 MHz        10/04
WDOK-FMS...............  Cleveland, OH                    Pending    102.1 MHz        10/04
WRMR-AMS...............  Cleveland, OH                    Pending      850 kHz        10/04
WZJM-FMS...............  Cleveland, OH                    Pending     92.3 MHz        10/04
WQAL-FMS...............  Cleveland, OH                    Pending    104.1 MHz        10/04
WJMO-AMS...............  Cleveland, OH                    Pending     1490 kHz        10/04
WWSW-FM................  Pittsburgh, PA                    9/97       94.5 MHz         8/06
WWSW-AM................  Pittsburgh, PA                    9/97        970 kHz         8/98*
WDVE-FMS...............  Pittsburgh, PA                   Pending    102.5 MHz         8/98*
WXDX-FMS...............  Pittsburgh, PA                   Pending    105.9 MHz         8/98*
WJJJ-FMS...............  Pittsburgh, PA                   Pending    104.7 MHz         8/98*
WDRV-FMS...............  Pittsburgh, PA                   Pending     96.1 MHz         8/06
WJHM-FM................  Orlando, FL                       9/97      101.9 MHz         2/04
WOCL-FM................  Orlando, FL                       9/97      105.9 MHz         2/04
WXXL-FM................  Orlando, FL                       9/97      106.7 MHz         2/04
WOMX-FM................  Orlando, FL                       9/97      105.1 MHz         2/04
KFBK-AM................  Sacramento, CA                    9/97       1530 kHz        12/05
KHYL-FM................  Sacramento, CA                    9/97      101.1 MHz        12/05
KGBY-FM................  Sacramento, CA                    9/97       92.5 MHz        12/05
KSTE-AM................  Sacramento, CA                    9/97        650 kHz        12/05

                                                          DATE OF                EXPIRATION DATE
        STATION                    MARKET(1)            ACQUISITION  FREQUENCY   OF FCC LICENSE
        -------                    ---------            -----------  ---------   ---------------
WALK-FM................  Nassau/Suffolk
                         (Long Island), NY                 9/97       97.5 MHz         6/98*
WALK-AM................  Nassau/Suffolk
                         (Long Island), NY                 9/97       1370 kHz         6/06
KGGI-FM................  Riverside/San Bernardino, CA      9/97       99.1 MHz        12/05
KKDD-AM................  Riverside/San Bernardino, CA      9/97       1290 kHz        12/05
WZNT-FM................  Puerto Rico                       10/98      93.7 MHz         2/04
WOYE-FM................  Puerto Rico                       10/98      94.1 MHz         2/04
WCOM-FM................  Puerto Rico                       10/98      94.7 MHz         2/04
WOQI-FM................  Puerto Rico                       10/98      93.3 MHz         2/04
WCTA-FM................  Puerto Rico                       10/98      95.1 MHz         2/04
WIOA-FM................  Puerto Rico                       10/98      99.9 MHz         2/04
WIOB-FM................  Puerto Rico                       10/98      97.5 MHz         2/04
WIOC-FM................  Puerto Rico                       10/98     105.1 MHz         2/04


-------------------------

 *   Indicates pending renewal application.

 +   Indicates station to be disposed of in a pending transaction.

 S   Indicates station to be acquired in a pending transaction.

(1) Actual city of license may differ from metropolitan market served in certain cases.

(2) On March 9, 1998, the Company exchanged the call signs and formats of WWRC-AM and WTEM-AM such that beginning on such date the call sign and format of WWRC-AM were used on the 570 kHz frequency and the call sign and format of WTEM-AM were used on the 980 kHz frequency.

Ownership Matters. Under the Communications Act, a broadcast license may not be granted to or held by any corporation that has more than one-fifth of its capital stock owned or voted by aliens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. Under the Communications Act, a broadcast license also may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by aliens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. The Company has been advised that the FCC staff has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such corporation and that the FCC has made such an affirmative finding only in limited circumstances. These restrictions apply in modified form to other forms of business organizations, including partnerships. The Company, therefore may be restricted from having more than one-fourth of its stock owned or voted by aliens, foreign governments or non-U.S. corporations. The respective Certificates of Incorporation of Chancellor Media and CMCLA contain prohibitions on alien ownership and control that are intended to facilitate compliance with the provisions of the Communications Act applicable to alien ownership. The Company believes that in light of current levels of alien ownership of the Company's capital stock, the foregoing restrictions are not likely to have a material impact on Chancellor Media or CMCLA.

The Communications Act and FCC rules also generally prohibit the common ownership, operation or control of a radio broadcast station and a television broadcast station serving the same local market, and of a radio broadcast station and a daily newspaper serving the same local market. Under these "cross-ownership" rules, absent waivers, the Company would not be permitted to acquire any daily newspaper or television broadcast station (other than low-power television) in a local market where it then owned any radio broadcast station. In October 1996, the Commission issued a Notice of Inquiry to explore possible changes in the newspaper/broadcast cross-ownership waiver policy with respect to newspaper/radio combinations, including the possibility of adopting a waiver policy based on market size or on the number of independently owned media in a market. In connection with the LIN Merger, the Capstar Merger and the Pegasus Acquisition, Chancellor Media and the Company have requested or will request certain waivers of the cross-ownership and one-to-a-market rules. The Company expects that the FCC will grant such waivers in due course, however there can be no assurance that this will be the result.

The Communications Act places the following limits on the numbers of stations in the same market that can be under common ownership: in markets with 45 or more stations, ownership is limited to eight stations, no more than five of which can be in the same service (AM and FM each being a separate service); in markets with 30-44 stations, ownership is limited to seven stations, no more than four of which can be in the same service; in markets with 15-29 stations, ownership is limited to six stations, no more than four of which can be in the same service; and in markets with 14 or fewer stations, ownership is limited to no more than 50% of the market's total with no more than three stations in the same service.

Recently, the FCC has adopted a practice of including in the public notices of certain applications a separate notice stating that the FCC intends to conduct an analysis of the degree of market concentration that would result from a grant of those applications, and inviting public comment on the issue of such concentration and its effect on competition and diversity in the broadcast markets affected. The FCC has not formally adopted changes to its rules regarding assignments of radio licenses or limits on radio station ownership that reflect the factors to be used in such an analysis of market concentration. Informally, the FCC has stated that it intends to invite such comment when its preliminary analysis of an application reveals that, following consummation of the assignment in question, fifty percent or more of the radio advertising revenue generated in the market would be concentrated in stations licensed to a single licensee, or seventy percent or more of the revenue would be concentrated in the combined stations of any two licensees in that market. The FCC has not thus far issued any decisions with respect to assignment applications regarding which it has included such requests for comment, and it is not certain what actions the FCC might take with regard to such applications, what specific factors the FCC would rely on in taking such actions, or whether such action by the FCC would withstand judicial review under the Communications Act or other applicable laws. The FCC has included such a request with its public notice of the Company's pending applications for the Cleveland Acquisitions. Because of these multiple ownership rules and the cross-interest policy described below, a purchaser of the Common Stock of Chancellor Media or CMCLA who acquires an attributable interest in the Company may violate the FCC's rules if it also has an "attributable" interest in other television or radio stations, or in daily newspapers, depending on the number and location of those radio or television stations or daily newspapers. Such a purchaser also may be restricted in the companies in which it may invest, to the extent that those investments give rise to an attributable interest. If an attributable stockholder of the Company violates any of these ownership rules, the Company may be unable to obtain from the FCC one or more authorizations needed to conduct its radio station business and may be unable to obtain FCC consents for certain future acquisitions.

The FCC generally applies its television/radio/newspaper cross-ownership rules, and its broadcast multiple ownership rules, by considering the "attributable," or cognizable, interests held by a person or entity. A person or entity can have an interest in a radio station, television station or daily newspaper by being an officer, director, partner or stockholder of a company that owns that station or newspaper. Whether that interest is cognizable under the FCC's ownership rules is determined by the FCC's attribution rules. If an interest is attributable, the FCC treats the person or entity who holds that interest as the "owner" of the radio station, television station or daily newspaper in question, and therefore subject to the FCC's ownership rules.

In the case of corporations, the interest of officers, directors and persons or entities that directly or indirectly have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, investment companies, bank trust departments and certain other "passive investors" that hold such stock for investment purposes only) are generally attributed with ownership of whatever radio stations, television stations, and daily newspapers the corporation owns. Likewise, the interest of an officer or a director of a corporate parent (as well as the corporate parent) is generally attributed with ownership of whatever the subsidiary owns.

In the case of a partnership, the interest of a general partner is attributable, as is the interest of any limited partner who is "materially involved" in the media-related activities of the partnership. Debt instruments, non-voting stock, options and warrants for voting stock that have not yet been exercised, limited partnership interests where the limited partner is not "materially involved" in the media-related activities of the partnership, and minority voting stock interests in corporations where there is a single holder of more than 50% of the outstanding voting stock, generally do not subject their holders to attribution.


In addition to the Company's radio broadcast interests, the ownership interests of certain of the Company's directors may be attributed to the Company. For example, three of the Company's directors (Thomas O. Hicks, Lawrence D. Stuart, Jr. and Michael J. Levitt) are also among the directors of Capstar, an entity Chancellor Media has agreed to acquire. Capstar presently owns or proposes to acquire over 355 radio stations serving 83 mid-sized markets throughout the United States. Because of those directors' positions on the Capstar board of directors, if any such broadcast interests overlap with the Company's directly-held radio broadcast interests in the Company's markets, such interests are combined with the Company's interests in those markets when determining compliance with the multiple ownership rules. Also, LIN Television, the indirect operating subsidiary of LIN (which has agreed to merge with Chancellor Media), owns or operates twelve television stations. Two of LIN's directors (Messrs. Hicks and Levitt) are also the Company's directors and, accordingly, LIN's television broadcast interests are combined with the Company's broadcast interests for determining the Company's compliance with multiple ownership rules. In addition, Hicks Muse and four of the Company's directors (Thomas O. Hicks, Lawrence D. Stuart, Jr., Michael J. Levitt and John H. Massey) also have attributable interests in Sunrise, which owns or proposes to acquire a number of television stations in several markets. Under the FCC's one-to-a-market rules, a party may not have attributable interests in more than one television station or radio stations and a television station in the same market unless a waiver is granted by the FCC. As a result of these attributable interests, the Company's acquisition strategy may be adversely affected. There can be no assurance that these attributable interests will not have a material adverse effect on the Company's future acquisition strategy or on the business, financial condition and results of operations of the Company.

The FCC has issued a Notice of Proposed Rulemaking (the "NPRM") that contemplates tightening attribution standards where parties have multiple nonattributable interests in and relationships with stations that would be prohibited by the FCC's cross-interest rules, if the interests/relationships were attributable. The NPRM contemplates that this change in attribution will apply only to persons holding debt or equity interests that exceed certain benchmarks.

In addition, the FCC has a "cross-interest" policy that under certain circumstances could prohibit a person or entity with an attributable interest in a broadcast station or daily newspaper from having a "meaningful" non-attributable interest in another broadcast station or daily newspaper in the same local market. Among other things, "meaningful" interests could include significant equity interests (including non-voting stock, voting stock, and limited partnership interests) and significant employment positions. This policy may limit the permissible investments that an equity investor in the Company may make or hold. If the FCC determines that a stockholder of the Company has violated this cross-interest policy, the Company may be unable to obtain from the FCC one or more authorizations needed to conduct its radio station business and may be unable to obtain FCC consents for certain future acquisitions.

Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." The FCC has gradually relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. A licensee continues to be required, however, to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates the licensee's renewal application, but such complaints may be filed and considered at any time. Stations also must follow various FCC rules that regulate, among other things, political advertising, sponsorship identification, and technical operations (including limits on radio frequency radiation). In addition, licensees must develop and implement programs designed to promote equal employment opportunities. The broadcast of obscene and indecent material and the advertisement of contests and lotteries are regulated by FCC rules, as well as by state and other federal laws.

Time Brokerage Agreements. In recent years, a number of radio stations, including certain of the Company's stations, have entered into what commonly are referred to as "Time Brokerage Agreements," or "TBAs" (these agreements also are known as "Local Marketing Agreements," or "LMAs"). These agreements may take various forms. Separately-owned and licensed stations may agree to function cooperatively in terms of programming, advertising sales, and other matters, subject to the licensee of each station maintaining independent control over the programming and other operations of its own station and compliance with the requirements of antitrust laws. One typical type of TBA is a programming agreement between two separately-owned radio stations that serve a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station (subject to ultimate editorial and other controls being exercised by the latter licensee), and sells advertising time during those program segments. The FCC staff has held that such agreements do not violate the Communications Act as long as the licensee of the station that is being substantially programmed by another entity maintains complete responsibility for, and control over, operations of its broadcast station and otherwise ensures compliance with applicable FCC rules and policies. The Phoenix Acquisition and the Cleveland Acquisitions agreements provide that certain stations being acquired will be operated pursuant to TBAs following termination of the waiting period under the HSR Act.

A station that brokers more than 15% of the broadcast time, on a weekly basis, on another station in the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's ownership rules, discussed above. As a result, a broadcast station may not enter into a TBA that allows it to program more than 15% of the broadcast time, on a weekly basis, of another local station that it could not own under the FCC's local multiple ownership rules. FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) where the two stations serve substantially the same geographic area, whether the licensee owns the stations or owns and programs the other through a TBA arrangement.

Proposed Changes. The FCC is considering various proposals to modify its broadcast "attribution" rules. Among the proposals are (i) raising the basic benchmark for attributing ownership from 5% to 10% of the licensee's voting stock, (ii) raising the attribution benchmark for certain institutional investors from 10% to 20%, (iii) limiting the applicability of the single majority shareholder rule (discussed above) to treat as attributable large stock interests coupled with other debt or securities and (iv) treating non-voting stock as attributable in certain circumstances. The FCC is also considering changes to its multiple ownership rules to encourage minority ownership of radio and television broadcast stations.

The FCC has under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and financial performance of the Company's radio broadcast stations, result in the loss of audience share and advertising revenues for the Company's radio broadcast stations, and affect the ability of the Company to acquire additional radio broadcast stations or finance such acquisitions. Such matters include: changes to the license renewal process; the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in the broadcasting industry; proposals to change rules relating to political broadcasting; technical and frequency allocation matters; AM stereo broadcasting; proposals to permit expanded use of FM translator stations; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and cross-ownership policies; changes to broadcast technical requirements; proposals to allow telephone companies to deliver audio and video programming to the home through existing phone lines; proposals to limit the tax deductibility of advertising expenses by advertisers; proposals to auction to the highest bidder the right to use the radio broadcast spectrum, instead of granting FCC licenses and subsequent license renewals; and proposals to reinstate the "Fairness Doctrine" which requires a station to present coverage of opposing views in certain circumstances. It is also possible that Congress may enact additional legislation that could have a material impact on the operation, ownership and financial performance of the Company's radio stations.

The FCC has taken initial steps to authorize the use of a new technology, DARS, to deliver audio programming by satellite. See "-- Competition." The FCC is also considering various proposals for terrestrial DARS. DARS may provide a medium for the delivery of multiple new audio programming formats to local and national audiences. It is not known at this time whether this technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies.

The Company cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

Federal Antitrust Laws. The FTC and the DOJ evaluate transactions requiring a pre-acquisition filing under the HSR Act to determine whether those transactions should be challenged under the federal antitrust laws. These agencies (particularly the DOJ) recently have been increasingly active in their review of radio station acquisitions where an operator proposes to acquire new stations in its existing markets.

As part of its increased scrutiny of radio station acquisitions, the DOJ has stated publicly that it believes that TBAs and other similar agreements customarily entered into in connection with radio station transfers prior to the expiration of the waiting period under the HSR Act could violate the HSR Act. Since then, the DOJ has stated publicly that it will apply its new policy prohibiting TBAs in connection with purchase agreements until the expiration or termination of the HSR waiting period on a prospective basis.


The DOJ has stated publicly that it has established certain revenue and audience share concentration benchmarks with respect to radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. However, to date, the DOJ has also investigated transactions that do not meet or exceed these benchmarks, and has cleared transactions that do exceed these benchmarks. Although the Company does not believe that its acquisition strategy as a whole will be adversely affected in any material respect by antitrust review (including review under the HSR Act) or by additional divestitures that the Company may have to make as a result of antitrust review, there can be no assurance that this will be the case. The Company is currently in discussions with the DOJ relating to the Petry Acquisition. There can be no assurance that the Company will be able to consummate the Petry Acquisition in accordance with its terms or at all.


OUTDOOR ADVERTISING

The outdoor advertising industry is subject to governmental regulation at the federal, state and local level. Federal law, principally the Highway Beautification Act of 1965, encourages states, by the threat of withholding 10% of the federal appropriations for the construction and improvement of highways within such states, to implement legislation to prohibit billboards located within 660 feet of, or visible from, interstate and primary highways except in commercial or industrial areas where off-site signage is permitted provided it meets spacing and size restrictions. All of the states have implemented regulations at least as restrictive as the Highway Beautification Act, including the prohibition on the construction of new billboards adjacent to federally-aided highways and the removal at the owner's expense and without any compensation of any illegal signs on such highways. The Highway Beautification Act, and the various state statutes implementing it, require the payment of just compensation whenever governmental authorities require legally erected and maintained billboards to be removed from areas adjacent to federally-aided highways.

The states and local jurisdictions have, in some cases, passed additional and more restrictive regulations which limit the construction, repair, upgrading, height, size, location and/or operation of outdoor advertising structures. Such regulations, often in the form of municipal building, sign or zoning ordinances, specify minimum standards for the height, size and location of billboards. In some cases, the construction of new billboards or relocation of existing billboards is prohibited. Some jurisdictions also have restricted the ability to enlarge or upgrade existing billboards, such as converting from wood to steel or from nonilluminated to illuminated structures, and/or restrict the reconstruction or repair of billboards which are substantially destroyed as a result of storms or other causes. From time to time, governmental authorities order the removal of billboards by the exercise of eminent domain. Thus far, the Company believes it has been able to obtain satisfactory compensation for any of its structures removed at the direction of governmental authorities, although there is no assurance that it will be able to continue to do so in the future.

Amortization of billboards has also been adopted in varying forms in certain jurisdictions. In theory, amortization permits the billboard owner to operate its billboard as a non-conforming use for a specified period of time until it has recouped its investment, after which it must remove or otherwise conform its billboard to the applicable regulations at its own cost without any compensation. Amortization and other regulations requiring the removal of billboards without compensation have been subject to vigorous litigation in the state and federal courts and cases have reached differing conclusions as to the constitutionality of these regulations. Several municipalities in the Company's markets currently have amortization ordinances or regulations. Ordinances requiring the removal of a billboard without compensation, whether through amortization or otherwise, are being challenged in various state and federal courts with conflicting results. In some cities, amortization ordinances or regulations are not being enforced or have been held unconstitutional. However, no assurance can be given as to the effect on the Company of the enforcement of existing laws or regulations, or of new laws and regulations that may be adopted in the future.

In recent years, there have been efforts to restrict billboard advertising of certain products, including tobacco and alcohol. Congress has passed no legislation at the federal level except legislation requiring health hazard warnings similar to those on cigarette packages and print advertisements. In 1996, the Food and Drug Administration promulgated rules which, among other things, would limit certain types of outdoor advertising by tobacco companies. While certain of these regulations have been declared invalid by a lower court ruling, appeals are likely and there can be no assurance that further developments resulting in a validation or implementation of these or similar regulations will not occur. Outdoor advertising of tobacco products also may be affected by city or state regulations. For example, in 1995, the Court of Appeals for the Fourth Circuit upheld the validity of a Baltimore city ordinance restricting the placement of outdoor advertisements of cigarettes and alcohol in publicly visible locations, such as billboards, signboards and sides of buildings. Subsequently, the United States Supreme Court declined to review an appeal of the case. Restrictions similar to the Baltimore ordinance are also being contemplated or introduced in other states or municipalities around the country, including New Jersey, New

York City and Los Angeles. There can be no assurance that additional local or state governments will not enact similar ordinances or statutes to limit outdoor advertising of tobacco in the future in markets in which the Company operates. Certain states in which the Company operates have historically prohibited the outdoor advertising of distilled spirits. In California, transit shelter advertising posters are maintained on public rights of way, and most of the contracts prohibit tobacco and/or alcohol advertising. San Francisco has adopted an ordinance banning all tobacco and alcohol advertising on public property, but has "grandfathered" existing sales contracts through 2002. For each of the past three years, the California legislature has considered proposed legislation which would ban, or substantially limit, all outdoor advertising of tobacco. While that legislation has not been passed, the proponents have publicly stated they will continue to attempt to have such proposal enacted. It is uncertain whether additional legislation of this type will be enacted on the national level or in any of the markets in which the Company operates.

It also recently has been reported that certain cigarette manufacturers who are defendants in numerous class action suits throughout the United States have reached agreement with Attorneys General of various states for an out of court settlement with respect to such suits that would, among other things, prohibit outdoor advertising by the tobacco industry. The settlement is subject to various conditions including approval and implementing legislation by the United States Congress. There can be no assurance as to the effect of this settlement agreement and potential legislation on the Company's business and on its net revenues and financial position. A reduction in billboard advertising by the tobacco industry would cause an immediate reduction in the Company's direct revenue from such advertisers and would simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This could in turn result in a lowering of outdoor advertising rates in each of the Company's outdoor advertising markets or limit the ability of industry participants to increase rates for some period of time. Any such consequence could have a material adverse effect on the Company.

To date, regulations in the Company's markets have not materially adversely affected its operations. However, the outdoor advertising industry is heavily regulated and at various times and in various markets can be expected to be subject to varying degrees of regulatory pressure affecting the operation of advertising displays. Accordingly, although the Company's experience to date is that the regulatory environment can be managed, no assurance can be given that existing or future laws or regulations will not materially adversely affect the Company. See "Risk Factors -- Regulation of Outdoor Advertising."

EMPLOYEES

The Company has approximately 5,200 full-time employees and approximately 850 part-time employees. Certain of the Company's employees in New York, Los Angeles, Chicago, San Francisco, Washington, D.C., Philadelphia, Detroit, Pittsburgh and Cincinnati (approximately 360 employees) are represented by unions. The Company believes that it has good relations with its employees and these unions.

The Company employs several high-profile on-air personalities who have large, loyal audiences in their respective markets. The Company believes that its relationships with its on-air talent are valuable, and it generally enters into employment agreements with these individuals.

PROPERTIES

The Company's corporate headquarters is in Dallas, Texas. The types of properties required to support each of the Company's existing or to be acquired radio stations include offices, studios, transmitter sites and antenna sites. A radio station's studio is generally housed with its office in a downtown or business district. A station's transmitter sites and antenna sites generally are located in a manner that provides maximum market coverage.

The studios and offices of the Company's radio stations and its corporate headquarters are located in leased or owned facilities. The terms of these leases expire generally in one to ten years. The Company either owns or leases its transmitter and antenna sites. These leases have expiration dates that range generally from one to eight years.

The Company does not anticipate any difficulties in renewing those leases that expire within the next several years or in leasing other space, if required.

Katz operates out of approximately 54 separate locations throughout the United States.

Martin Media operates out of approximately 19 separate locations throughout the United States.

No one property is material to the Company's overall operations. The Company believes that its properties are in good condition and suitable for its operations. The Company owns substantially all of the equipment used in its radio broadcasting business.

LEGAL PROCEEDINGS


In July 1998, a stockholder derivative action was commenced in the Delaware Court of Chancery by a stockholder purporting to act on behalf of Chancellor Media. The defendants in the case include Hicks Muse, LIN and certain of Chancellor Media's directors. The plaintiff alleges that, among other things,
(1) Hicks Muse allegedly caused the Company to pay too high of a price for LIN because Hicks Muse had allegedly paid too high of a price for LIN when affiliates of Hicks Muse acquired it in March 1998, and (2) the transaction therefore constitutes a breach of fiduciary duty and a waste of corporate assets by Hicks Muse (which is alleged to control Chancellor Media) and the directors of Chancellor Media named as defendants. The plaintiff seeks to enjoin consummation or rescission of the transaction, compensatory damages, an order requiring that the directors named as defendants "carry out their fiduciary duties," and attorneys' fees and other costs.



Although not final, plaintiff, defendants and Chancellor Media have tentatively agreed to settle the Chancellor/LIN Stockholder Lawsuit. Such settlement is subject to a number of conditions, including, but not limited to, preparing and finalizing definitive documentation and approval by the court. Pursuant to this settlement, (1) Hicks Muse and its affiliates agreed to vote all shares of Chancellor Media common stock that they control in favor of and opposed to the approval and adoption of the merger agreement in the same percentage as the other stockholders of Chancellor Media vote at the special meeting of stockholders called for that purpose, and (2) legal fees and documented expenses will be paid to plaintiff's counsel. In connection with settlement discussions, Chancellor Media and LIN provided counsel for the plaintiff an opportunity to review and comment on the disclosure in the joint proxy statement/prospectus relating to the LIN Merger. There can be no assurance that a settlement of the Chancellor/LIN Stockholder Lawsuit can be reached on these terms or any other terms.

In September 1998, a stockholder class action complaint was filed in the Delaware Court of Chancery by a stockholder purporting to act individually and on behalf of all other persons (other than defendants) who own securities of Chancellor Media and are similarly situated. The defendants in the case are named as Chancellor Media, Hicks Muse, Thomas O. Hicks, Jeffrey A. Marcus, James
E. de Castro, Eric C. Neuman, Lawrence D. Stuart, Jr., Steven Dinetz, Thomas J. Hodson, Perry Lewis, John H. Massey and Vernon E. Jordan, Jr. The plaintiff alleges breach of fiduciary duties, gross mismanagement, gross negligence or recklessness, and other matters relating to the defendants' actions in connection with the proposed Capstar Merger. The plaintiff seeks to certify the complaint as a class action, enjoin consummation of the Capstar Merger, order defendants to account to plaintiff and other alleged class members for damages, and award attorneys' fees and other costs. The Company believes that the lawsuit is without merit and intends to vigorously defend the action.

The Company is also involved in various other claims and lawsuits which are generally incidental to its business. The Company is vigorously contesting all such matters and believes that their ultimate resolution will not have a material adverse effect on its consolidated financial position or results of operations.

                       MANAGEMENT AND BOARD OF DIRECTORS

The directors and executive officers of Chancellor Media, CMHC and the Company are:


                   NAME                     AGE                  POSITION
                   ----                     ---                  --------
Thomas O. Hicks...........................  52    Chairman of the Board and Director
Jeffrey A. Marcus.........................  51    President, Chief Executive Officer and
                                                  Director
James E. de Castro........................  45    President of Chancellor Radio Group and
                                                  Director
Matthew E. Devine.........................  49    Senior Vice President and Chief
                                                  Financial Officer
Eric C. Neuman............................  52    Senior Vice President -- Strategic
                                                  Development
James A. McLaughlin.......................  48    President of Chancellor Outdoor Group
Kenneth J. O'Keefe........................  43    Executive Vice President -- Operations
Thomas P. McMillin........................  37    Senior Vice President
Richard A. B. Gleiner.....................  45    Senior Vice President and General
                                                  Counsel
Thomas J. Hodson..........................  54    Director
Perry J. Lewis............................  59    Director
John H. Massey............................  57    Director
Lawrence D. Stuart, Jr....................  52    Director
Steven Dinetz.............................  51    Director
Vernon E. Jordan, Jr......................  62    Director
J. Otis Winters...........................  65    Director
Michael J. Levitt.........................  39    Director


THOMAS O. HICKS

Mr. Hicks was elected Chairman of the Board and a director of Chancellor Media, CMHC and the Company upon the consummation of the Chancellor Merger. He had been Chairman and a director of Chancellor and CRBC prior to the Chancellor Merger, since April 1996. Mr. Hicks is Chairman of the Board and Chief Executive Officer of Hicks Muse, a private investment firm located in Dallas, St. Louis, New York, Mexico City and London specializing in strategic investments, leveraged acquisitions and recapitalizations. From 1984 to May 1989, Mr. Hicks was Co-Chairman of the Board and Co-Chief Executive Officer of Hicks & Haas, Incorporated, a Dallas based private investment firm. Mr. Hicks serves as a director of Capstar, Sybron International Corporation, Inc., Cooperative Computing, Inc., International Home Foods, Triton Energy, D.A.C. Vision Inc. and Olympus Real Estate Corporation.

JEFFREY A. MARCUS

Mr. Marcus became the President and Chief Executive Officer of Chancellor Media, CMHC and the Company on June 1, 1998, and Mr. Marcus became a director of Chancellor Media, CMHC and the Company upon consummation of the Chancellor Merger. Prior to the Chancellor Merger, Mr. Marcus served as a director of Chancellor and CRBC. Prior to joining the Company on June 1, 1998, Mr. Marcus served as the Chairman and Chief Executive Officer of Marcus Cable Properties, Inc. and Marcus Cable

Company, L.L.C. (collectively "Marcus Cable"), the ninth largest cable television multiple system operator (MSO) in the United States, which Mr. Marcus formed in 1990. Mr. Marcus continues to serve as Chairman of Marcus Cable and as a director of Marcus Cable Properties, Inc. Until November 1988, Mr. Marcus served as Chairman and Chief Executive Officer of WestMarc Communications, Inc., an MSO formed through the merger in 1987 of Marcus Communications, Inc. and Western TeleCommunications, Inc. Mr. Marcus has more than 29 years experience in the cable television business. Mr. Marcus is a co-owner of the Texas Rangers Baseball Club and serves as a director of Brinker International, Inc. and a director or trustee of several charitable and civic organizations.


JAMES E. DE CASTRO

Mr. de Castro served as Chief Operating Officer of Chancellor Media, CMHC and the Company from September 22, 1997 to August 19, 1998, and on August 19, 1998, Mr. de Castro was named President of Chancellor Radio Group. From September 5, 1997 to September 22, 1997, Mr. de Castro served as Co-Chief Operating Officer of Chancellor Media, CMHC and the Company. Mr. de Castro was elected Co-Chief Operating Officer and a director of Chancellor Media, CMHC and the Company upon the consummation of the Chancellor Merger. Mr. de Castro was previously President of Evergreen since 1993 and Chief Operating Officer and a director of Evergreen since 1989. From 1987 to 1988, Mr. de Castro held various positions with H&G Communications, Inc. and predecessor entities. From 1981 to 1989, Mr. de Castro was general manager of radio stations WLUP-FM and WLUP-AM (now known as WMVP-AM) in Chicago, and from 1989 to 1992, Mr. de Castro was general manager of radio station KKBT-FM in Los Angeles.

MATTHEW E. DEVINE

Mr. Devine became Senior Vice President and Chief Financial Officer of Chancellor Media, CMHC and the Company upon consummation of the Chancellor Merger. Prior thereto, Mr. Devine had been an Executive Vice President of Evergreen since 1993, Chief Financial Officer, Treasurer and Secretary of Evergreen since 1988 and a director of Evergreen from 1989 through the Chancellor Merger.

ERIC C. NEUMAN

Mr. Neuman became a Senior Vice President -- Strategic Development of Chancellor Media and the Company on July 1, 1998. From September 5, 1997 to May 19, 1998, Mr. Neuman served as a director of Chancellor Media, CMHC and the Company. Mr. Neuman became a director of Chancellor Media, CMHC and the Company upon consummation of the Chancellor Merger. Mr. Neuman previously served as a director of Chancellor and CRBC since April 1996. From May 1993 to July 1, 1998, Mr. Neuman had been an officer of Hicks Muse and was most recently serving as Senior Vice President. From 1985 to 1993, Mr. Neuman was a Managing General Partner of Communications Partners, Ltd., a private investment firm specializing in media and communications businesses. Mr. Neuman currently serves as a director of Capstar.

JAMES A. MCLAUGHLIN

Mr. McLaughlin became the President of Chancellor Outdoor Group effective on August 18, 1998. Mr. Laughlin most recently served as Chief Executive Officer of privately-held Triumph Outdoor Holdings, LLC. Prior to forming Triumph, Mr. McLaughlin served as President and Chief Executive Officer of POA Acquisition Corporation, the successor to Peterson Outdoor Advertising. Prior to joining POA, Mr. McLaughlin was the Managing Partner of Turner Outdoor Advertising which was purchased from Ted Turner in 1983. Mr. McLaughlin began his outdoor advertising career in 1974 with Creative Displays, holding various management positions as the company grew to become the fourth largest outdoor advertising company in the United States.

KENNETH J. O'KEEFE

Mr. O'Keefe became an Executive Vice President of Chancellor Media, CMHC and the Company upon the consummation of the Chancellor Merger. Mr. O'Keefe had been an Executive Vice President of Evergreen since February of 1996 and served as a director of Evergreen from May of 1996 until the consummation of the Chancellor Merger. Prior to joining Evergreen in 1996, Mr. O'Keefe was a director, Chief Financial Officer and Executive Vice President of Pyramid Communications, Inc. from March 1994 until Evergreen's acquisition of Pyramid Communications, Inc. on January 17, 1996. Mr. O'Keefe served in various capacities with Pyramid Communications, Inc. or predecessor entities during the five-year period prior to his joining Evergreen in 1996.


THOMAS P. MCMILLIN



Mr. McMillin became a Senior Vice President of Chancellor Media, CMHC and the Company on October 1, 1998. Mr. McMillin previously served as Executive Vice President and Chief Financial Officer of Marcus Cable. Mr. McMillin joined Marcus Cable in 1994 as Vice President -- Finance & Development. Mr. McMillin continues to serve as a director of Marcus Cable Properties, Inc. Prior to joining Marcus Cable, Mr. McMillin served for three years as Vice
President -- Corporate Development for Crown Media, Inc., then a cable television subsidiary of Hallmark Cards. From 1987 to 1992, Mr. McMillin served in various financial and corporate development positions, including Vice President Finance & Acquisitions, with Cencom Cable Associates, Inc. From 1983 to 1987, Mr. McMillin was a member of the audit practice of Arthur Andersen & Co.



RICHARD A. B. GLEINER



Mr. Gleiner became a Senior Vice President and General Counsel of Chancellor Media, CMHC and the Company on October 1, 1998. Mr. Gleiner has most recently served as Senior Vice President, Secretary and General Counsel of Marcus Cable, with responsibility for overseeing all of the legal affairs of Marcus Cable. Mr. Gleiner continues to serve as a director of Marcus Cable Properties, Inc. Prior to joining Marcus Cable in 1994, Mr. Gleiner had been of counsel to Dow, Lohnes & Albertson, New York, New York from 1988 to 1991, primary outside counsel to Marcus Cable.


THOMAS J. HODSON

Mr. Hodson became a director of Chancellor Media, CMHC and the Company upon consummation of the Chancellor Merger. Mr. Hodson had previously served as a director of Evergreen since 1992. Mr. Hodson is President of TJH Capital, Inc., a private investment company. He had been the President and a director of Columbia Falls Aluminum Company from January 1994 to March 1998. He had been a Vice President of Stephens, Inc. from 1986 through 1993.

PERRY J. LEWIS

Mr. Lewis became a director of Chancellor Media, CMHC and the Company upon consummation of the Chancellor Merger. Mr. Lewis had previously served as a director of Evergreen since Evergreen acquired Broadcasting Partners, Inc. ("BPI") in 1995. Mr. Lewis was the Chairman of BPI from its inception in 1988 until its merger with Evergreen, and was Chief Executive Officer of BPI from 1993 to 1995. Mr. Lewis is a founder of Morgan, Lewis, Githens & Ahn, an investment banking and leveraged buyout firm which was established in 1982. Mr. Lewis serves as director of Aon Corporation, ITI Technologies, Inc., Gradall Industries, Inc. and Stuart Entertainment, Inc.

JOHN H. MASSEY

Mr. Massey became a director of Chancellor Media, CMHC and the Company upon consummation of the Chancellor Merger. Prior to the Chancellor Merger, Mr. Massey served as a director of Chancellor and CRBC. Until August 2, 1996, Mr. Massey served as the Chairman of the Board and Chief Executive Officer of Life Partners Group, Inc., an insurance holding company, having assumed those offices in October 1994. Prior to joining Life Partners, he served, since 1992, as the Chairman of the Board of, and currently serves as a director of, FSW Holdings, Inc. Since 1986, Mr. Massey has served as a director of Gulf-California Broadcast Company. From 1986 to 1992, he also was President of Gulf-California Broadcast Company. From 1976 to 1986, Mr. Massey was President of Gulf Broadcast Company. Mr. Massey currently serves as a director of Central Texas Bankshare Holdings, Inc., Colorado Investment Holdings, Inc., Hill Bancshares Holdings, Inc., Bank of The Southwest of Dallas, Texas, Columbus State Bank, Columbine JDS Systems, Inc., The Paragon Group, Inc., the Brazos Fund Group Inc. and Sunrise Television Group, Inc.

LAWRENCE D. STUART, JR.

Mr. Stuart became a director of Chancellor Media, CMHC and the Company upon consummation of the Chancellor Merger. Mr. Stuart previously served as a director of Chancellor and CRBC since January 1997. Since October 1995, Mr. Stuart has served as a Managing Director and Principal of Hicks Muse. Prior to joining Hicks Muse, from 1990 to 1995 he served as the managing partner of the Dallas office of the law firm Weil, Gotshal & Manges LLP. Mr. Stuart serves as a director of Capstar.

STEVEN DINETZ

Mr. Dinetz was elected Co-Chief Operating Officer and a director of Chancellor Media, CMHC and the Company upon the consummation of the Chancellor Merger. As of September 22, 1997, Mr. Dinetz no longer serves as Co-Chief Operating Officer of Chancellor Media, CMHC and the Company, but continues to serve as a director for each such entity. Prior to consummation of the Chancellor Merger, Mr. Dinetz served as President, Chief Executive Officer and a director of Chancellor and CRBC since their formation and prior thereto was the President and Chief Executive Officer and a director of Chancellor Communications, a predecessor entity of Chancellor.

VERNON E. JORDAN, JR.

Mr. Jordan became a director of Chancellor Media, CMHC and the Company on October 14, 1997. Mr. Jordan currently serves as a senior partner in the Washington, D.C.

office of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr. Jordan serves as a director of American Express Company, Bankers Trust Company, Bankers Trust Corporation, Dow Jones & Company, Inc., the Ford Foundation, Howard University, J.C. Penney Company, Inc., Revlon Group, Revlon, Inc., Ryder System, Inc., Sara Lee Corporation, Union Carbide Corporation, Xerox Corporation, LBJ Foundation, National Academy Foundation and the Roy Wilkins Foundation.


J. OTIS WINTERS

Mr. Winters became a director of Chancellor Media, CMHC and the Company on May 19, 1998. Mr. Winters currently serves as the non-executive Chairman for The PWS Group (formerly Pate, Winters & Stone, Inc.). Mr. Winters was Co-founder, President and director of Avanti Energy Corporation. Mr. Winters also served as Executive Vice President and a member of the board of directors of the First National Bank and Trust Company of Tulsa. Mr. Winters was Executive Vice President and a member of the board of directors of The Williams Companies, where he served as Chairman of two major subsidiaries and was responsible for the corporate administrative department. Mr. Winters also serves as a director and Chairman of the audit and compensation committee of AMX Corporation, director and Chairman of the audit committee for Arena Brands, Inc., director and Chairman of the finance and audit committees for Dynegy, Inc. (formerly NGC Corporation), director for OmniAmerica, Inc. and director and Chairman of the executive committee for Walden Residential Properties, Inc.

MICHAEL J. LEVITT

Michael J. Levitt became a director of Chancellor Media, CMHC and the Company on May 19, 1998. Mr. Levitt is a Managing Director and Principal of Hicks Muse. Before joining Hicks Muse, Mr. Levitt was a Managing Director and Deputy Head of Investment Banking with Smith Barney Inc. from 1993 through 1995. From 1986 through 1993, Mr. Levitt was with Morgan Stanley & Co. Incorporated, most recently as a Managing Director responsible for the New York-based Financial Entrepreneurs Group. Mr. Levitt also serves as a director of LIN Television Corporation, Capstar, STC Broadcasting, Inc., Atrium Companies, Inc. and International Home Foods, Inc.

COMPENSATION OF DIRECTORS

Directors who are also officers of Chancellor Media, CMHC and the Company receive no additional compensation for their services as directors. Effective following the Chancellor Merger, directors of Chancellor Media, CMHC and the Company who are not officers receive (i) a fee of $36,000 per annum, (ii) a $1,000 fee for attendance at meetings or, if applicable, a $500 fee for attendance at meetings by telephone and (iii) a $2,000 fee for service as chairman of a board committee, a $1,000 fee for attendance at committee meetings or, if applicable, a $500 fee for attendance at committee meetings by telephone. Directors of Chancellor Media, CMHC and the Company are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with such meetings. Additionally, all non-employee directors of Chancellor Media, CMHC and the Company in office on the day of Chancellor Media's annual stockholders meeting are entitled to an award of options to purchase 25,000 shares of Common Stock at an exercise price equal to the fair market value of such shares on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation. The following table sets forth all compensation, including bonuses, stock option awards and other payments, paid or accrued by the Company for the three fiscal years ending December 31, 1997, to the Company's Chief Executive Officer and each of the Company's other executive officers serving in such capacity at the end of the last completed fiscal year whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997.

                         SUMMARY COMPENSATION TABLE(1)

                                               ANNUAL COMPENSATION               LONG TERM
                                     ----------------------------------------   COMPENSATION
                                                                   OTHER        ------------   SECURITIES
          NAME AND                                                ANNUAL         RESTRICTED    UNDERLYING    LTIP
     PRINCIPAL POSITION       YEAR    SALARY       BONUS      COMPENSATION(2)   STOCK AWARDS    OPTIONS     PAYOUTS
     ------------------       ----   --------    ----------   ---------------   ------------   ----------   -------
Scott K. Ginsburg...........  1997   $850,000    $3,615,000      --               --            500,000      --
  Former President            1996    750,000       956,000      --               --            375,000      --
  and Chief                   1995    650,000            --      --               --                 --
  Executive Officer
James E. de Castro..........  1997   $825,000    $2,581,000      --               --            425,000      --
  Chief Operating             1996    750,000       704,000      --               --             75,000      --
  Officer                     1995    650,000       125,000      --               --            300,000      --
Matthew E. Devine...........  1997   $375,000    $1,205,000      --               --            262,500      --
  Senior Vice                 1996    300,000       352,000      --               --             37,500      --
  President,                  1995    275,000        63,000      --               --            150,000      --
  Chief Financial
  Officer and
  Secretary
Kenneth J. O'Keefe..........  1997   $320,000    $1,205,000      --               --                 --      --
  Executive Vice              1996    210,000(4)    210,000      --               --            300,000      --
  President-                  1995         --            --      --               --                 --      --
  Operations


          NAME AND               ALL OTHER
     PRINCIPAL POSITION       COMPENSATION(3)
     ------------------       ---------------
Scott K. Ginsburg...........      $9,101
  Former President                 9,776
  and Chief                        7,663
  Executive Officer
James E. de Castro..........       2,630
  Chief Operating                  2,455
  Officer                          2,455
Matthew E. Devine...........          --
  Senior Vice                         --
  President,                          --
  Chief Financial
  Officer and
  Secretary
Kenneth J. O'Keefe..........          --
  Executive Vice                      --
  President-                          --
  Operations

-------------------------

(1) No information is set forth herein regarding Steven Dinetz, who served as the Company's Co-Chief Operating Officer from September 5, 1997 through September 22, 1997, as amounts paid by the Company to Mr. Dinetz during 1997 for total annual salary and bonus did not exceed $100,000. On September 22, 1997, as part of the Chancellor Merger, Mr. Dinetz resigned from his position as Co-Chief Operating Officer of the Company, but retained his position as a director of the Company. Upon Mr. Dinetz' resignation, the Company accelerated the exercisability of all of Mr. Dinetz' stock options previously granted by Chancellor Broadcasting Company. In February 1998, the Company made certain additional cash payments to Mr. Dinetz. Both the acceleration of the exercisability of the stock options and the cash payment were part of Mr. Dinetz' severance package which he elected to receive after a change in job responsibilities directly related to the Chancellor Merger.

(2) The aggregate annual amount of perquisites and other personal benefits, securities or property does not exceed $50,000 or 10% of the total of the annual salary and bonus for the named officer.

(3) Represents payments of term life insurance policies.

(4) Represents compensation for the period beginning March 1, 1996, when Mr. O'Keefe joined the Company.

Option Grants in Last Fiscal Year. The following table sets forth information regarding options to purchase Common Stock granted by the Company to its Chief Executive Officer and the other executive officers named in the Summary Compensation Table during the 1997 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                          ----------------------------------------
                          NUMBER OF
                          SECURITIES    % OF TOTAL                        GRANT DATE VALUE
                          UNDERLYING     OPTIONS                     --------------------------
                           OPTIONS      GRANTED TO    EXERCISE OR                  GRANT DATE
                           GRANTED     EMPLOYEES IN    BASE PRICE    EXPIRATION   PRESENT VALUE
          NAME            (#)(1)(2)    FISCAL YEAR    ($/SHARE)(2)      DATE          $(3)
          ----            ----------   ------------   ------------   ----------   -------------
Scott K. Ginsburg.......   500,000         8.0%          $23.25        9/5/07      $6,155,000
James E. de Castro......   425,000         6.8%           23.25        9/5/07       5,231,750
Matthew E. Devine.......   262,500         4.2%           23.25        9/5/07       3,231,375
Kenneth J. O'Keefe......        --           --              --            --              --

-------------------------

(1) Represents options to purchase shares of Common Stock granted under the Company's 1995 Stock Option Plan for Executive Officers and Key Employees (the "1995 Stock Option Plan"). The options awarded to Mr. Ginsburg, Mr. de Castro and Mr. Devine during the last fiscal year are exercisable in whole or part beginning on September 5, 1997, and expire on September 5, 2007. The options may expire earlier upon the occurrence of certain merger or consolidation transactions involving the Company. The Company is not required to issue and deliver any certificate for shares of Common Stock purchased upon exercise of the option or any portion thereof prior to fulfillment of certain conditions, including the completion of registration or qualification of such shares of Common Stock under federal or state securities laws and the payment to the Company of all amounts required to be withheld upon exercise of the options under any federal, state or local tax law. The holder of an option has no rights or privileges of a stockholder in respect of any shares of Common Stock purchasable upon exercise of the options unless and until certificates representing such shares shall have been issued by the Company to such holder. Once exercisable, the options are exercisable by the holder or, upon the death of such holder, by his personal representatives or by any person empowered to do so under such holder's will or under the applicable laws of descent and distribution. The options are not transferable except by will or by the applicable laws of descent and distribution or pursuant to a QDRO.

(2) Represents the estimated fair value of Common Stock on September 5, 1997, the date of grant, as adjusted for the two-for-one stock split of the Company's Common Stock effected in the form of a stock dividend, paid on January 12, 1998.

(3) The present value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0% for all years; expected volatility of 41.88%; risk-free interest rate of 5.38%, and expected life of seven years.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES

The following table sets forth information concerning option exercises in the year ended December 31, 1997 by the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and the value of each such executive officer's unexercised options at December 31, 1997.

                                                               NUMBER OF
                                                         SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                            SHARES                       AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                          ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                          EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                          -----------   -----------   -----------   -------------   -----------   -------------
Scott K. Ginsburg.......         --             --       500,000       375,000       7,034,000      9,873,000
James E. de Castro......    300,000      6,979,000     1,220,000       375,000      34,830,250      9,873,000
Matthew E. Devine.......         --             --       562,500       187,500      14,082,000      4,936,500
Kenneth J. O'Keefe......         --             --            --       300,000              --      7,992,000

-------------------------

(1) Based upon a per share price for Common Stock of $37.31. This price represents the closing price for the Common Stock on the Nasdaq National Market System on December 31, 1997, as adjusted for the two-for-one stock split of the Company's Common Stock, effected in the form of a stock dividend, paid on January 12, 1998.

EMPLOYMENT AGREEMENTS

GINSBURG EMPLOYMENT AGREEMENT

Prior to April 14, 1998, Scott K. Ginsburg served as the President and Chief Executive Officer of Chancellor Media, CMHC and CMCLA. On September 4, 1997, the Company entered into a new employment agreement (the "Ginsburg Employment Agreement") with Mr. Ginsburg, to be effective on the closing date of the Chancellor Merger. The Ginsburg Employment Agreement, which had a term that extends through September 5, 2002, provided for an initial annual base salary of $1,000,000 for the first year of the employment agreement, to be increased each year by a percentage equal to the percentage change in the consumer price index during the preceding year. In addition, the Ginsburg Employment Agreement provided for an annual bonus based upon the financial performance of the Company in relation to certain annual performance targets which are defined in the Ginsburg Employment Agreement. The Ginsburg Employment Agreement provided that, on the closing date of the Chancellor Merger and on each of the first four anniversaries thereof on which Mr. Ginsburg remained employed by the Company, Mr. Ginsburg would be granted options to purchase 200,000 shares of Common Stock. If Mr. Ginsburg's employment was terminated without "cause" (as defined in the Ginsburg Employment Agreement) or if Mr. Ginsburg terminated his employment for "good reason" (as defined in the Ginsburg Employment Agreement) prior to the fifth annual anniversary of the consummation of the Chancellor Merger, Mr. Ginsburg would receive on such termination date a number of options equal to 1,000,000 minus the number of options previously granted to Mr. Ginsburg pursuant to the preceding sentence prior to such date. In addition, in recognition of Mr. Ginsburg's rights under his prior employment agreement, the Company granted Mr. Ginsburg an option to acquire an additional 300,000 shares of Common Stock on the closing date of the Chancellor Merger. The Ginsburg Employment Agreement provided that all options granted pursuant to the Ginsburg Employment Agreement would be exercisable for ten years from the date of grant of the option (notwithstanding any termination of employment), at a price per share equal to the market price for Common Stock at the close of trading on the day immediately preceding the date of the grant. The Ginsburg Employment Agreement provided that, in the event of termination of Mr. Ginsburg's employment by the Company without "cause" or by Mr. Ginsburg with "good reason," the Company would make a one-time cash payment to Mr. Ginsburg in a gross amount such that the net payments retained by Mr. Ginsburg shall equal $20,000,000. The Ginsburg Employment Agreement further provided that, in the event of termination of Mr. Ginsburg's employment by reason of expiration or non-renewal of the Ginsburg Employment Agreement, the Company would make a one-time cash payment to Mr. Ginsburg equal to two times the amount of his annual base salary for the contract year in which his employment terminates. The Ginsburg Employment Agreement provided that Mr. Ginsburg would have registration rights with respect to all Common Stock acquired by Mr. Ginsburg at any time which rights were no less favorable to Mr. Ginsburg as the registration rights held by Hicks Muse and its affiliates with respect to the common stock of Chancellor immediately prior to the consummation of the Chancellor Merger. Under the Ginsburg Employment Agreement, the Company also agreed to make to Mr. Ginsburg a ten-year unsecured loan in the amount of $3,500,000 bearing interest at a fixed rate equal to the applicable Federal long-term rate in effect on the date on which the loan is made. The terms of the loan require Mr. Ginsburg to repay principal of the loan in five equal annual installments, commencing on the sixth anniversary of the date on which the loan is made. As of April 15, 1998, Mr. Ginsburg has borrowed $3,500,000 under the loan.

On April 14, 1998, Mr. Ginsburg resigned as President and Chief Executive Officer of Chancellor Media, CMHC and CMCLA, and on April 20, 1998, Mr. Ginsburg resigned as director of Chancellor Media, CMHC and CMCLA and from all appointments and positions with their respective subsidiaries. On April 20, 1998 (the "Agreement Date"), the Company entered into a separation and consulting agreement (the "Ginsburg Separation and Consulting Agreement") with Mr. Ginsburg. The Ginsburg Separation and Consulting Agreement, provides for (a) a lump sum severance payment of $20,000,000 net of applicable employee withholding taxes, which is the same amount Mr. Ginsburg would have been entitled to under the Ginsburg Employment Agreement based upon a termination of his employment by him for "good reason" or by the Company "without cause," and (b) a grant to Mr. Ginsburg of stock options to acquire 800,000 shares of Common Stock of Chancellor Media, subject to the approval of Chancellor Media's stockholders (at the 1998 annual meeting of stockholders) of a 1998 Chancellor Media Corporation Employee Stock Option Plan, which is the same number of stock options to which Mr. Ginsburg would have been entitled based upon a termination of his employment by him for "good reason" or by the Company "without cause," except that the Ginsburg Separation and Consulting Agreement provides that the exercise price for such stock options is $23.25 per share and shall become exercisable as follows: (i) options for 266,666 shares shall be exercisable beginning on the Agreement Date for a period of seven years thereafter, (ii) options for 266,667 shares shall be exercisable beginning one year from the Agreement Date for a period of six years thereafter, and (iii) options for 266,667 shares shall be exercisable beginning two years from the Agreement Date for a period of five years thereafter. Previously granted stock options were unaffected by the Ginsburg Separation and Consulting Agreement. The Ginsburg Separation and Consulting Agreement also provides that Chancellor Media, CMHC and CMCLA shall retain Mr. Ginsburg as a consultant through April 13, 2003, Mr. Ginsburg to be compensated for such consulting services in an amount equal to $2,500,000 for each full year of consulting services. The Ginsburg Separation and Consulting Agreement further provides for three-year non-solicitation and non-hire covenants by Mr. Ginsburg, as well as other mutual releases and other provisions typically found in an employment termination agreement, but does not provide for a noncompetition agreement from Mr. Ginsburg.

DE CASTRO EMPLOYMENT AGREEMENT

Effective as of April 17, 1998, Chancellor Media and the Company entered into a new employment agreement (the "de Castro Employment Agreement") with Mr. de Castro. The de Castro Employment Agreement, which has a term that extends through April 17, 2003, provides for an initial annual base salary of $900,000 for the first year of the employment agreement, to be increased each year by a percentage equal to the percentage change in the consumer price index during the preceding year. In addition, the de Castro Employment Agreement provides for an annual bonus based upon a percentage of the amount by which the Company exceeds an annual performance target which is defined in the de Castro Employment Agreement. The de Castro Employment Agreement provides that, on the effective date thereof and on each of the first four anniversaries thereof on which Mr. de Castro remains employed by the Company, Mr. de Castro shall be granted options to purchase 160,000 shares of Common Stock. If Mr. de Castro's employment is terminated without "cause" (as defined in the de Castro Employment Agreement) or if Mr. de Castro terminates his employment for "good reason" (as defined in the de Castro Employment Agreement) prior to the fifth annual anniversary of the effective date of the de Castro Employment Agreement, Mr. de Castro will receive on such termination date a number of options equal to 800,000 minus the number of options previously granted to Mr. de Castro pursuant to the preceding sentence prior to such date. The de Castro Employment Agreement provides (i) for a signing bonus in the gross amount of $1,000,000, (ii) that the Company shall make a one-time cash payment to Mr. de Castro in the gross amount of $5,000,000 less applicable employee withholding taxes and (iii) that the Company shall grant to Mr. de Castro stock options to purchase 800,000 shares of Chancellor Media Common Stock at a price of $42.125. All options granted pursuant to the de Castro Employment Agreement will be exercisable for ten years from the date of grant of the option (notwithstanding any termination of employment). The annual option grant shall be at a price per share equal to the market price for Common Stock at the close of trading on the day immediately preceding the date of the grant. The de Castro Employment Agreement provides that, in the event of termination of Mr. de Castro's employment by the Company without "cause" or by Mr. de Castro with "good reason," the Company shall make a one-time cash payment to Mr. de Castro in a gross amount such that the net payments retained by Mr. de Castro shall equal $5,000,000 less applicable employee withholding taxes. The de Castro Employment Agreement further provides that, in the event of termination of Mr. de Castro's employment by Mr. de Castro for other than "good reason," in exchange for Mr. de Castro's agreement not to induce any employee of any radio station owned by the Company to terminate such employment or to become employed by any other radio station, the Company shall continue to pay Mr. de Castro his applicable base salary through the fifth anniversary of the effective date of the de Castro Employment Agreement. In such event, the Company also has the right, in exchange for the payment at the end of each calendar year through December 31, 2002, of an annual amount equal to the product of Mr. de Castro's average bonus multiplied by the fraction of each such calendar year which precedes the fifth anniversary of the effective date of the de Castro Employment Agreement, to require that Mr. de Castro not be employed by or perform activities on behalf of or have ownership interest in any radio broadcasting station serving the same market as any radio station owned by the Company. The de Castro Employment Agreement further provides that if Mr. de Castro's employment is terminated by reason of expiration or non-renewal of the de Castro Employment Agreement, the Company shall make a one-time cash payment to Mr. de Castro equal to two times the amount of his annual base salary for the contract year in which such employment terminates. The de Castro Employment Agreement provides that if the Company provides employment related benefits in an aggregate amount greater than or on more favorable terms as are granted to any other senior executives (except for benefits and Employment Inducements (as defined therein) provided to the Chief Executive Officer), Mr. de Castro would be provided such benefits in substantially comparable amount and/or under substantially comparable terms, on an aggregate basis.

DEVINE EMPLOYMENT AGREEMENT

In May 1998, the Company entered into a new employment agreement (the "Devine Employment Agreement") with Mr. Devine. The Devine Employment Agreement, which has a term that extends through April 17, 2003, provides for an initial annual base salary of $500,000 for the first year of the employment agreement, to be increased each year by $25,000. In addition, the Devine Employment Agreement provides for an annual bonus based upon a percentage of the amount by which the Company exceeds an annual performance target which is defined in the Devine Employment Agreement. The Devine Employment Agreement provides that, on the effective date thereof and on each of the first four anniversaries thereof on which Mr. Devine remains employed by the Company, Mr. Devine shall be granted options to purchase 120,000 shares of Common Stock. If Mr. Devine's employment is terminated without "cause" (as defined in the Devine Employment Agreement) or if Mr. Devine terminates his employment for "good reason" (as defined in the Devine Employment Agreement) prior to the fifth annual anniversary of the effective date of the Devine Employment Agreement, Mr. Devine will receive on such termination date a number of options equal to 600,000 minus the number of options previously granted to Mr. Devine pursuant to the preceding sentence prior to such date. In addition, the Devine Employment Agreement provides (a) for a signing bonus in the gross amount of $1,000,000, (b) that the Company shall make a one-time cash payment to Mr. Devine of $2,000,000 less applicable employee withholding taxes and (c) that the Company shall grant to Mr. Devine stock options to purchase 600,000 shares of Chancellor Media Common Stock at a price of $42.125 per share. The Devine Employment Agreement provides that all options granted pursuant to the Devine Employment Agreement will be exercisable for ten years from the date of grant of the option (notwithstanding any termination of employment). The annual option grant shall be at a price per share equal to the market price for Common Stock at the close of trading on the day immediately preceding the date of the grant. The Devine Employment Agreement provides that, in the event of termination of Mr. Devine's employment by the Company without "cause" or by Mr. Devine with "good reason," the Company shall make a one-time cash payment to Mr. Devine in a gross amount such that the net payments retained by Mr. Devine shall equal $2,000,000 less applicable employee withholding taxes. The Devine Employment Agreement further provides that, in the event of termination of Mr. Devine's employment by Mr. Devine for other than "good reason," in exchange for Mr. Devine's agreement not to induce any employee of any radio station owned by the Company to terminate such employment or to become employed by any other radio station, the Company shall continue to pay Mr. Devine his applicable base salary through the earlier of the fifth anniversary of the effective date of the Devine Employment Agreement or the second anniversary of the termination of employment (the "Cessation Date"). In such event, the Company also has the right, in exchange for the payment at the end of each calendar year through the year which includes the Cessation Date of an annual amount equal to the product of Mr. Devine's average bonus multiplied by the fraction of each such calendar year which precedes the Cessation Date, to require that Mr. Devine not be employed by or perform activities on behalf of or have an ownership interest in any radio broadcasting station serving the same market as any radio station owned by the Company. The Devine Employment Agreement further provides that if Mr. Devine's employment is terminated by reason of expiration or non-renewal of the Devine Employment Agreement, the Company shall make a one-time cash payment to Mr. Devine equal to two times the amount of his annual base salary for the contract year in which such employment terminates. The Devine Employment Agreement provides that if the Company provides employment related benefits in an aggregate amount greater than or on more favorable terms as are granted to any other senior executives (except for benefits and Employment Inducements (as defined therein) provided to the Chief Executive Officer or Chief Operating Officer), Mr. Devine would be provided such benefits in substantially comparable amount and/or substantially comparable terms, on an aggregate basis.

O'KEEFE EMPLOYMENT AGREEMENT

In February of 1996, the Company entered into an employment agreement (the "O'Keefe Employment Agreement") with Mr. O'Keefe that has a term through February 28, 1999 and provides for an annual base salary beginning at $300,000 in 1996 and increasing incrementally to $350,000 in 1998. The O'Keefe Employment Agreement provides for Mr. O'Keefe to receive an annual incentive bonus based upon a percentage of the amount by which the Company exceeds certain annual performance targets as defined in the agreement. The agreement also provides that Mr. O'Keefe is eligible for certain options to purchase Common Stock. Pursuant to the agreement, Mr. O'Keefe was awarded options to purchase 300,000 shares of Common Stock. The stock options vest and become exercisable subject to Mr. O'Keefe's continued employment by the Company through February 28, 1999. However, Mr. O'Keefe may be eligible to exercise the options on a pro rata basis in the event he is terminated prior to February 28, 1999 upon certain events specified in his employment agreement, including Mr. O'Keefe's death or disability, a change in control of the Company, termination without cause and a material breach of the employment agreement by the Company leading to the resignation of Mr. O'Keefe. The agreement terminates upon the death of Mr. O'Keefe and may be terminated by the Company upon the disability of Mr. O'Keefe or for or without "cause" (as defined in the agreement). During the term of the agreement, Mr. O'Keefe is prohibited from engaging in certain activities competitive with the business of the Company. However, with the approval of the Company, Mr. O'Keefe may engage in activities not directly competitive with the business of the Company as long as such activities do not materially interfere with Mr. O'Keefe's employment obligations. On March 1, 1997, Evergreen and Mr. O'Keefe amended the O'Keefe Employment Agreement in order to make certain provisions of the O'Keefe Employment Agreement comparable to those contained in Mr. de Castro's and Mr. Devine's former employment agreement.

On September 4, 1997, the Company amended its employment agreement (the "O'Keefe Amendment") with Mr. O'Keefe. As a result of the O'Keefe Amendment, the O'Keefe Employment Agreement is to expire as of December 31, 1997, and the O'Keefe Amendment is effective on January 1, 1998. The O'Keefe Amendment, which has a term through December 31, 2000, provides for an initial annual base salary of $500,000 for the first year of the employment agreement, to be increased each year by $25,000. In addition, the O'Keefe Amendment provides for an annual bonus based upon the financial performance of the Company in relation to certain annual performance targets which are defined in the O'Keefe Amendment. The O'Keefe Amendment provides that, on January 1, 1998 and 1999, assuming that Mr. O'Keefe remains employed by the Company on such dates, Mr. O'Keefe shall be granted options to purchase 100,000 shares of Common Stock. Furthermore, with respect to the option to purchase 300,000 shares of Common Stock granted under the O'Keefe Employment Agreement, (i) all such options will become exercisable on February 28, 1999 if Mr. O'Keefe remains employed by the Company on such date, (ii) if Mr. O'Keefe's employment is terminated as a result of Mr. O'Keefe's death or disability or resignation by Mr. O'Keefe following a material breach of the O'Keefe Amendment by the Company, a prorated portion of such options will become exercisable and (iii) if Mr. O'Keefe's employment is terminated without "cause" (as defined in the O'Keefe Amendment) or there is a "change of control" (as defined in the O'Keefe Amendment), all such options shall become exercisable. The O'Keefe Amendment provides that all options described in the O'Keefe Amendment will be exercisable for seven years from the date of grant of the option, and that all options granted pursuant to the O'Keefe Amendment will be granted at a price per share equal to the market price for Common Stock on the date of the grant. The O'Keefe Amendment provides that, in the event of termination of Mr. O'Keefe's employment by the Company without "cause," the Company shall pay Mr. O'Keefe his base salary and a prorated annual bonus and provide health and life insurance coverage until the earlier of the expiration of the term of the O'Keefe Amendment or the date on which Mr. O'Keefe becomes employed in a position providing similar compensation.

MARCUS EMPLOYMENT AGREEMENT

The Company entered into an employment agreement (the "Marcus Employment Agreement") with Jeffrey A. Marcus which is effective as of June 1, 1998. The Marcus Employment Agreement, which has a term that extends through May 31, 2003, provides for an initial annual base salary of $1,125,000 for the first year of the employment agreement, to be increased each year by a percentage equal to the percentage change in the consumer price index during the preceding year. The Marcus Employment Agreement provides for a one-time execution bonus in the gross amount of $1,000,000. In addition, the Marcus Employment Agreement provides for an annual bonus in an amount to be determined by the Compensation Committee in its reasonable discretion; provided, however, the annual bonus shall in no event be less than $2,000,000 nor greater than $4,000,000. The Marcus Employment Agreement provides that, on the effective date thereof and on each of the four anniversaries thereof on which Mr. Marcus remains employed by the Company, Mr. Marcus shall be granted options to purchase 200,000 shares of Common Stock. If Mr. Marcus' employment is terminated without "cause" (as defined in the Marcus Employment Agreement) or if Mr. Marcus terminates his employment for "good reason" (as defined in the Marcus Employment Agreement) prior to the fourth annual anniversary of the effective date of the Marcus Employment

Agreement, Mr. Marcus will receive on such termination date a number of options equal to 1,000,000 minus the number of options previously granted to Mr. Marcus pursuant to the preceding sentence prior to such date. The Marcus Employment Agreement provides that all options granted pursuant to the Marcus Employment Agreement will be exercisable for ten years from the date of grant of such options (notwithstanding any termination of employment), at a price per share equal to the market price for Common Stock at the close of trading on the day immediately preceding the date of the grant. Under the Marcus Employment Agreement, Mr. Marcus shall also be granted options to purchase 1,250,000 shares of Common Stock, one-half of which will vest on the date of the grant and one-half of which will vest on the 18th month anniversary of the date of the grant, with each option exercisable for ten years from the date of grant of such options (notwithstanding any termination of employment), at a price of $42.125 per share. The Marcus Employment Agreement provides that, in the event of termination of Mr. Marcus's employment by the Company without "cause" or by Mr. Marcus with "good reason," the Company shall make a one-time cash payment to Mr. Marcus in a gross amount such that the net payments retained by Mr. Marcus (after payment by the Company of excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, with respect to such payment, to the extent applicable) shall equal $6,250,000.

The Marcus Employment Agreement further provides that, in the event of termination of Mr. Marcus's employment by Mr. Marcus for other than "good reason," in exchange for Mr. Marcus's agreement not to induce any employee of any radio station owned by the Company to terminate such employment or to become employed by any other radio station, the Company shall continue to pay Mr. Marcus his applicable base salary through the fifth anniversary of the effective date thereof. In such event, the Company also has the right, in exchange for the payment at the end of each calendar year until each calendar year ending December 31, 2003, of an annual amount equal to the product of Mr. Marcus's average bonus multiplied by the fraction of each such calendar year which precedes the fifth anniversary of the effective date of the Marcus Employment Agreement, to require that Mr. Marcus not be employed by or perform activities on behalf of or have ownership interest in any radio or television broadcasting station serving the same market as any radio station owned by the Company, or in connection with any business enterprise that is directly or indirectly engaged in any of the business activities in which any business owned by the Company has significant involvement, subject to certain exceptions. The Marcus Employment Agreement further provides that if Mr. Marcus's employment is terminated by reason of expiration or non-renewal of the Marcus Employment Agreement, the Company shall make a one-time cash payment to Mr. Marcus equal to two times the amount of his annual base salary for the contract year in which such employment terminates. The Marcus Employment Agreement also provides that Mr. Marcus shall be entitled to receive personal security services, to be paid for by the Company, and certain other customary benefits and perquisites.

MCLAUGHLIN EMPLOYMENT AGREEMENT

On August 18, 1998, the Company entered into an employment agreement with Mr. McLaughlin (the "McLaughlin Employment Agreement"), that has a term that extends through August 18, 2003, and provides for an annual base salary of $500,000 for the first year of the employment agreement, to be increased each year by a percentage equal to the percentage change in the consumer price index during the preceding year. The

McLaughlin Employment Agreement provides for Mr. McLaughlin to receive an annual bonus as determined by the Compensation Committee, based upon the recommendation of the Chief Executive Officer. The McLaughlin Employment Agreement also provides that on the agreement date and on each of the first four anniversaries thereof on which Mr. McLaughlin remains employed by the Company, Mr. McLaughlin shall be granted options to purchase 60,000 shares of Common Stock of the Company. If Mr. McLaughlin's employment is terminated without "cause" (as defined in the McLaughlin Employment Agreement) or if Mr. McLaughlin terminates his employment for "good reason" (as defined in the McLaughlin Employment Agreement) prior to the fifth anniversary of the effective date of the McLaughlin Employment Agreement, Mr. McLaughlin will receive on such termination date a number of options equal to 300,000 minus the number of options previously granted to Mr. McLaughlin pursuant to the preceding sentence prior to such date. In addition, as an execution bonus, the Company will grant to Mr. McLaughlin options to purchase 300,000 shares of Common Stock of the Company at a price of $48.375 per share 25% of which shall vest on the effective date thereof and 25% of which will vest on each of the three anniversaries of the date of grant. The Company also paid to Mr. McLaughlin a one-time execution bonus in the gross amount of $1,000,000. The McLaughlin Employment Agreement provides that all options granted pursuant to the McLaughlin Employment Agreement will be exercisable for ten years from the date of grant of the option (notwithstanding any termination of employment). The annual option grant shall be at a price per share equal to the market price for Common Stock at the close of trading on the day immediately preceding the date of the grant. The McLaughlin Employment Agreement provides that, in the event of termination of Mr. McLaughlin's employment by the Company without "cause" or by Mr. McLaughlin with "good reason," the Company shall make a one-time cash payment to Mr. McLaughlin in a gross amount such that the net payments retained by Mr. McLaughlin (after payment by the Company of any excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, with respect to such payment) shall equal $1,000,000. The McLaughlin Employment Agreement further provides that, in the event of termination of Mr. McLaughlin's employment by Mr. McLaughlin for other than "good reason," in exchange for Mr. McLaughlin's agreement not to induce any employee of any media company owned by the Company to terminate such employment or to become employed by any other media company, the Company shall continue to pay Mr. McLaughlin his applicable base salary though the earlier of the fifth anniversary of the effective date thereof or the second anniversary of the termination of employment (the "Cessation Date"). In such event, the Company also has the right, in exchange for the payment at the end of each calendar year through the year which includes the Cessation Date of an annual amount equal to the product of Mr. McLaughlin's average bonus multiplied by the fraction of each such calendar year which precedes the Cessation Date, to require that Mr. McLaughlin not be employed by or perform activities on behalf of or have an ownership interest in any media company serving the same market as any media company owned by the Company.

NEUMAN EMPLOYMENT AGREEMENT

On June 1, 1998, the Company entered into an employment agreement with Mr. Neuman, to be effective July 1, 1998 (the "Neuman Employment Agreement"), that has a term that extends through July 1, 2003, and provides for an annual base salary of $500,000 for the first year of the employment agreement, to be increased each year by $25,000. The

Neuman Employment Agreement provides for Mr. Neuman to receive an annual bonus as determined by the Compensation Committee, based upon the recommendation of the Chief Executive Officer; provided, however, that the bonus shall in no event be less than $500,000 nor greater than $1,500,000. The Neuman Employment Agreement provides that on the agreement date and on each of the first four anniversaries of the effective date thereof on which Mr. Neuman remains employed by the Company, Mr. Neuman shall be granted options to purchase 100,000 shares of Common Stock of the Company. If Mr. Neuman's employment is terminated without "cause" (as defined in the Neuman Employment Agreement) or if Mr. Neuman terminates his employment for "good reason" (as defined in the Neuman Employment Agreement) prior to the fifth anniversary of the effective date of the Neuman Employment Agreement, Mr. Neuman will receive on such termination date a number of options equal to 500,000 minus the number of options previously granted to Mr. Neuman pursuant to the preceding sentence prior to such date. In addition, as an execution bonus, the Company will grant to Mr. Neuman options to purchase 300,000 shares of Common Stock of the Company at a price of $42.3125 per share. The Neuman Employment Agreement provides that all options granted pursuant to the Neuman Employment Agreement will be exercisable for ten years from the date of grant of the option (notwithstanding any termination of employment). The annual option grant shall be at a price per share equal to the market price for Common Stock at the close of trading on the day immediately preceding the date of the grant. The Neuman Employment Agreement provides that, in the event of termination of Mr. Neuman's employment by the Company without "cause" or by Mr. Neuman with "good reason," the Company shall make a one-time cash payment to Mr. Neuman in a gross amount such that the net payments retained by Mr. Neuman (after payment by the Company of any excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, with respect to such payment) shall equal $2,000,000. The Neuman Employment Agreement further provides that, in the event of termination of Mr. Neuman's employment by Mr. Neuman for other than "good reason," in exchange for Mr. Neuman's agreement not to induce any employee of any media company owned by the Company to terminate such employment or to become employed by any other media company, the Company shall continue to pay Mr. Neuman his applicable base salary through the earlier of the fifth anniversary of the effective date thereof or the second anniversary of the termination of employment (the "Cessation Date"). In such event, the Company also has the right, in exchange for the payment at the end of each calendar year through the year which includes the Cessation Date of an annual amount equal to the product of Mr. Neuman's average bonus multiplied by the fraction of each such calendar year which precedes the Cessation Date, to require that Mr. Neuman not be employed by or perform activities on behalf of or have an ownership interest in any media company serving the same market as any media company owned by the Company. The Neuman Employment Agreement further provides that if Mr. Neuman's employment is terminated by reason of expiration or non-renewal of the Neuman Employment Agreement, the Company shall make a one-time cash payment to Mr. Neuman equal to two times the amount of his annual base salary for the contract year in which such employment terminates. The Neuman Employment Agreement provides that if the Company provides employment related benefits in an aggregate amount greater than or on more favorable terms as are granted to any other senior executives (except for benefits and Employment Inducements (as defined therein) provided to the Chief Executive Officer or Chief Operating Officer), Mr. Neuman would be provided such benefits in a substantially comparable amount and/or under substantially comparable terms, on an aggregate basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

The members of the compensation committee of Chancellor Media, CMHC and the Company are Messrs. Hicks, Massey, Jordan, Marcus and Lewis. Mr. Hicks serves as chairman of the compensation committee, and also serves as the Chairman of the Board of Chancellor Media, CMHC and the Company. Messrs. Massey and Marcus previously served on the compensation committee of Chancellor, and Mr. Lewis previously served on the compensation committee of Evergreen.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table lists information concerning the beneficial ownership of the Common Stock of Chancellor Media on November 30, 1998 by (i) each director and executive officer of Chancellor Media and their affiliates on November 30, 1998,
(ii) all directors and executive officers as a group and (iii) each person known to the Company to own beneficially more than 5% of the Common Stock of Chancellor Media. As of November 30, 1998, 1,000 shares of the common stock of CMCLA are held beneficially and of record by CMHC, and 40 shares are held beneficially and of record by a wholly-owned subsidiary of CMHC. As of November 30, 1998, all of the common stock of CMHC is held beneficially and of record by Chancellor Media Corporation.



NAME OF STOCKHOLDER                              SHARES        PERCENT(1)
-------------------                            ----------      ----------
Hicks Muse Parties(2)........................  16,944,371         11.9%
c/o Hicks, Muse, Tate & Furst Incorporated
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Putnam Investments, Inc.(3)..................  16,956,556         11.9%
One Post Office Square
Boston, Massachusetts 02109
Janus Capital Corporation(4).................  14,507,490         10.2%
100 Fillmore Street
Denver, Colorado 80206-4923
Thomas O. Hicks..............................  16,944,371(5)      11.9%
Jeffrey A. Marcus............................   1,018,402(6)         *
James E. de Castro...........................   2,405,000(7)       1.7%
Matthew E. Devine............................   1,470,000(8)       1.0%
Eric C. Neuman...............................     406,356(9)         *
James A. McLaughlin..........................      75,000(10)        *
Kenneth J. O'Keefe...........................     104,000(11)        *
Thomas P. McMillin...........................      54,500(12)        *
Richard A. B. Gleiner........................      40,500(13)        *
Thomas J. Hodson.............................      37,500(14)        *
Perry J. Lewis...............................     140,715(15)        *
Lawrence D. Stuart, Jr.......................      11,292            *
John H. Massey...............................      53,524(16)        *
Steven Dinetz................................   1,443,954(17)        *
Vernon E. Jordan, Jr.........................      12,500(18)        *
J. Otis Winters..............................          --            *
Michael J. Levitt............................          --            *
All directors and executive officers as a
  group (17 persons).........................  24,217,614(19)     16.2%


-------------------------

  *  Less than one percent (1%).

 (1) Assumes that 142,724,983 shares of Chancellor Media Common Stock were issued and outstanding as of November 30, 1998.


 (2) Consists of 1,278,969 shares owned of record by Thomas O. Hicks, 346,736 shares owned of record by Mr. Hicks as trustee for certain trusts of which his children are beneficiaries and 20,816 shares owned of record by Mr. Hicks as co-trustee of a trust for the benefit of unrelated parties. Also includes 15,297,850 shares owned of record by three limited partnerships of which the ultimate general partners are entities controlled by Mr. Hicks or Hicks Muse. Mr. Hicks is the controlling stockholder of Hicks Muse and serves as Chairman of the Board, Chief Executive Officer and Secretary of Hicks Muse. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. John R. Muse, Charles W. Tate, Jack D. Furst, Lawrence D. Stuart, Jr., Michael J. Levitt, David B. Deniger and Dan H. Blanks are officers, directors and minority stockholders of Hicks Muse and as such may be deemed to share with Mr. Hicks the power to vote or dispose of shares held by such partnerships. Messrs. Hicks, Muse, Tate, Furst, Stuart, Levitt, Deniger and Blanks disclaim the existence of a group and each of them disclaims beneficial ownership of shares not owned of record by him.

 (3) Based solely upon information contained in such person's filing on September 18, 1998 of Schedule 13G under the Exchange Act.

 (4) Includes 7,747,315 shares owned by Janus Fund, an investment company registered under the Investment Company Act of 1940, as amended. Based solely upon information contained in such person's filing on September 10, 1998 of Schedule 13G under the Exchange Act.

 (5) Consists of 1,278,969 shares owned of record by Mr. Hicks, 346,736 shares owned of record by Mr. Hicks as trustee for certain trusts of which his children are beneficiaries and 20,816 shares owned of record by Mr. Hicks as co-trustee of a trust for the benefit of unrelated parties. Also includes 15,297,850 shares owned of record by three limited partnerships of which the ultimate general partners are entities controlled by Mr. Hicks and Hicks Muse. Mr. Hicks is the controlling stockholder of Hicks Muse and serves as Chairman of the Board, Chief Executive Officer and Secretary of Hicks Muse. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. Mr. Hicks disclaims beneficial ownership of shares not owned of record by him.

 (6) Includes options that are exercisable within 60 days of the date hereof to purchase 849,242 shares, 825,000 of which are subject to options to be granted pursuant to the Marcus Employment Agreement.


 (7) Consists of options that are exercisable within 60 days of the date hereof to purchase 2,405,000 shares, 960,000 of which are subject to options to be granted pursuant to the de Castro Employment Agreement.


 (8) Consists of options that are exercisable within 60 days of the date hereof to purchase 1,470,000 shares, 720,000 of which are subject to options to be granted pursuant to the Devine Employment Agreement.

 (9) Includes options that are exercisable within 60 days of the date hereof to purchase 400,000 shares to be granted pursuant to the Newman Employment Agreement.

(10) Consists of options that are exercisable within 60 days of the date hereof to purchase 75,000 shares to be granted pursuant to the McLaughlin Employment Agreement.

(11) Includes options that are exercisable within 60 days of the date hereof to purchase 100,000 shares.


(12) Includes options that are exercisable within 60 days of the date hereof to purchase 50,000 shares.



(13) Includes options that are exercisable within 60 days of the date hereof to purchase 37,500 shares.



(14) Consists of options that are exercisable within 60 days of the date hereof to purchase 37,500 shares.



(15) Includes options that are exercisable within 60 days of the date hereof to purchase 37,500 shares.



(16) Consists of options that are exercisable within 60 days of the date hereof to purchase 36,742 shares and 16,782 shares held by Mr. Massey's wife as her separate property.



(17) Includes (i) options that are exercisable within 60 days of the date hereof to purchase 1,310,956 shares, (ii) 1,090 shares held by an individual retirement account for the benefit of Mr. Dinetz and (iii) 1,000 shares held by Mr. Dinetz' daughter. Mr. Dinetz disclaims beneficial ownership of the shares of Chancellor Media Common Stock that are not owned by him of record.



(18) Consists of options that are exercisable within 60 days of the date hereof to purchase 12,500 shares.



(19) Includes options to purchase 6,821,940 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is subject to a financial monitoring and oversight agreement, dated April 1, 1996, as amended on September 4, 1997 (the "Financial Monitoring and Oversight Agreement"), with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"), an affiliate of Hicks Muse. Pursuant to the Financial Monitoring and Oversight Agreement, the Company pays to Hicks Muse Partners an annual fee of not less than $1.0 million, subject to increase or decrease (but not below $1.0 million), based upon changes in the Consumer Price Index. Hicks Muse Partners is also entitled to reimbursement for any out-of-pocket expenses incurred in connection with rendering services under the Financial Monitoring and Oversight Agreement. The Financial Monitoring and Oversight Agreement provides that the agreement will terminate at such time as Thomas O. Hicks and his affiliates collectively cease to beneficially own at least two-thirds of the number of shares of Common Stock beneficially owned by them, collectively, at the effective time of the Chancellor Merger. The Company and Chancellor paid Hicks Muse Partners a total of $0.7 million in 1997 pursuant to the Financial Monitoring and Oversight Agreement of which $0.3 million was paid by the Company following the Chancellor Merger and which is included in corporate general and administrative expense in the accompanying consolidated statement of operations.

In connection with the consummation of the Chancellor Merger, a Financial Advisory Agreement among Chancellor, CRBC and HM2/Management Partners, L.P. ("HM2/Management"), an affiliate of Hicks Muse, was terminated. In consideration thereof, in lieu of any payments required to be made under the Financial Advisory Agreement in respect of the transactions contemplated by the Chancellor Merger, HM2/Management was paid a fee of $10.0 million in cash upon consummation of the Chancellor Merger which was accounted for as a direct acquisition cost. As part of the termination of the Financial Advisory Agreement, the Company paid Hicks Muse Partners $1.5 million for financial advisory services in connection with the Katz Acquisition which was accounted for as a direct acquisition cost.

Upon the consummation of the Capstar Merger, the Company will become subject to a Financial Advisory Agreement pursuant to which Hicks Muse will be entitled to be financial advisor on certain transactions of the Company and its subsidiaries as follows: (a) on any acquisition, disposition or exchange transaction (an "M&A Transaction") for which the Company or any such subsidiaries retain any Financial Advisor (as hereinafter defined), Hicks Muse shall be entitled to serve as a co-financial advisor on such transaction and shall have the right to mutually agree with the Company's indirect parent upon the selection of any such Financial Advisor or Financial Advisors so retained and, unless mutually agreed to otherwise by Hicks Muse and the Company's indirect parent, Hicks Muse would be entitled to receive a "market fee" for its services in connection therewith of no less than 50% of the aggregate fees paid to all such advisors (including Hicks Muse), (b) on any M&A Transaction of the Company or any of its subsidiaries for which a Financial Advisor is not retained by the Company or any of its subsidiaries but has a transaction value in excess of $500 million, Hicks Muse would be the exclusive financial advisor of the Company and its subsidiaries and receive a "market fee" for its services in connection therewith, and (c) on any underwriting, loan syndication, equity placement or other financing transaction (a "Financing Transaction") in which the Company or any of its subsidiaries retain one or more Financial Advisors, Hicks Muse would have the right to mutually agree with the Company's parent on the selection of each such Financial Advisor in connection with such Financing Transaction. "Financial Advisor" shall mean any investment bank, commercial bank, underwriter, arranging or syndication agent or other person or entity that provides investment banking, underwriting, financial advice, valuation or other similar services with respect to any M&A Transaction or Financing Transaction; provided, however, that a Financial Advisor shall not include ordinary business brokers.


Vernon E. Jordan, Jr., a director of the Company, also serves on the board of directors of Bankers Trust Company and Bankers Trust Corporation. BT Alex. Brown Incorporated is an affiliate of Bankers Trust Company and Bankers Trust Corporation and is serving as an Initial Purchaser of the Notes in this Offering and will receive a customary underwriting discount in connection therewith. See "Private Placement." In addition, affiliates of Bankers Trust Company and Bankers Trust Corporation have in the past provided a variety of commercial banking, investment banking and financial advisory services to the Company, and expect to continue to provide such services to the Company in the future.


Chancellor Media is subject to that certain Amended and Restated Stockholders Agreement, dated as of February 14, 1996, as amended on September 4, 1997 (the "Chancellor Stockholders Agreement"), among Chancellor and certain holders of the Common Stock held by former stockholders of Chancellor, which provides for certain registration rights for the shares of Common Stock held by such holders. The Chancellor Stockholders Agreement relates to shares of Common Stock held by certain affiliates of Hicks Muse.

As part of the Chancellor Merger, the Company has made certain cash payments and accelerated the vesting of certain stock options previously granted by Chancellor to Steven Dinetz, a director of the Company. For a description of these transactions, see "Executive Compensation -- Compensation of Executive Officers."

The Company has entered into an agreement relating to the Capstar/SFX Transaction and Chancellor Media has entered into an agreement relating to the Capstar Merger, each with Capstar, which is affiliated with the Company. In addition, Chancellor Media has entered into an agreement relating to the LIN Merger. Affiliates of Hicks Muse have a controlling interest in Capstar and LIN and a substantial investment in Chancellor Media. For a description of these transactions, see "Business -- Recent Developments."

Certain radio stations owned by Capstar have engaged Katz to sell national spot advertising air time, and such stations pay customary commissions to Katz for such services. Additionally, Capstar's radio stations are affiliated with the AMFM Radio Networks and receive a portion of advertising revenues generated by the network.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

The Old Notes were sold by the Company on September 25, 1998. In connection with that placement, the Company entered into the Registration Rights Agreement, which requires that the Company file the Registration Statement under the Securities Act with respect to the New Notes and, upon the effectiveness of that Registration Statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company must use its reasonable best efforts to (i) cause the Registration Statement with respect to the exchange offer to be declared effective within 180 days of the date on which the Company issued the Old Notes and (ii) consummate the exchange offer on or before the 225th day following the date on which the Company issued the Old Notes. Except as provided below, upon the completion of the exchange offer, the Company's obligations with respect to the registration of the Old Notes and the New Notes will terminate. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement, of which this Prospectus is a part, and the summary herein of the material provisions thereof does not purport to be complete and is qualified in its entirety by reference thereto. As a result of the timely filing and the effectiveness of the Registration Statement, certain liquidated damages provided for in the Registration Rights Agreement will not become payable by the Company. Following the completion of the exchange offer (except as set forth in the paragraph immediately below), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon consummation of the exchange offer.

In order to participate in the exchange offer, a holder must represent to the Company and the Guarantors, among other things, that (i) the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder, (ii) the holder is not engaging in and does not intend to engage in a distribution of the New Notes, (iii) the holder does not have an arrangement or understanding with any person to participate in the distribution of the New Notes and (iv) the holder is not an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company and the Guarantors. Pursuant to the Registration Rights Agreement if (i) the Company determines that it is not permitted to effect the exchange offer as contemplated hereby because of any change in applicable law or Commission policy, or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the exchange offer (a) that it is prohibited by law or SEC policy from participating in the exchange offer, (b) that it may not resell the New Notes acquired by it in the exchange offer to the public without delivering a prospectus and that this Prospectus is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for a New

Note in the exchange offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for a New Note, the date on which such New
Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus, (iii) the date on which such Old Note has been electively registered under the Securities Act and disposed of in accordance with such "shelf" registration statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Act or may be distributed to the public pursuant to Rule 144(k) under the Act. Other than as set forth in this paragraph, no holder will have the right to participate in the "shelf" registration statement nor otherwise require that the Company register such holder's shares of Old Notes under the Securities Act. See "-- Procedures for Tendering."

Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to the Company and the Guarantors, the Company believes that, with the exceptions set forth below, New Notes issued pursuant to the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Company or the Guarantors within the meaning of Rule 405 promulgated under the Securities Act, or a broker-dealer who purchased Old Notes directly from us to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of business of the holder and the holder does not have an arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." Broker-dealers who acquired Old Notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the Old Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

Following the completion of the exchange offer (except as set forth in the second paragraph under "-- Purpose and Effect" above), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the exchange offer if the holder does not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER


Upon the terms and subject to the conditions set forth in this Prospectus and in the letter of transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on January 9, 1999, or such date and time to which we extend the offer. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued.

As of November 1, 1998, Old Notes representing $750.0 million aggregate principal amount were outstanding and there was one registered holder, a nominee of the DTC. This Prospectus, together with the letter of transmittal, is being sent to such registered holder and to others believed to have beneficial interests in the Old Notes. The Company intends to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.


The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after January 9, 1998, unless the exchange offer is extended.


Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


The expiration date shall be 5:00 p.m., New York City time, on January   , 1999,
unless the Company, in its sole discretion, extends the exchange offer, in which case the expiration date shall mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, the Company will notify the Exchange Agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the exchange offer or, if any of the conditions set forth under "-- Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the exchange offer in any manner. In the event that the Company makes a material or fundamental change to the terms of the exchange offer, the Company will file a post-effective amendment to the Registration Statement.

PROCEDURES FOR TENDERING

Only a holder of Old Notes may tender the Old Notes in the exchange offer. Except as set forth under "-- Book Entry Transfer," to tender in the exchange offer a holder must complete, sign, and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the expiration date. In addition, (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal prior to the expiration date, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the expiration date or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the letter of transmittal and other required documents must be received by the Exchange Agent at the address set forth under "-- Exchange Agent" prior to the expiration date.

The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal or (ii) for the account of an Eligible Institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the letter of transmittal unless waived by the Company.


All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following January 9, 1999, unless the exchange offer is extended.


In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the expiration date or, as set forth under "-- Conditions to the exchange offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By tendering, each holder will represent to the Company and the Guarantors that, among other things, (i) the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the registered holder, (ii) the holder is not engaging in and does not intend to engage in a distribution of such New Notes, (iii) the holder does not have an arrangement or understanding with any person to participate in the distribution of such New Notes and (iv) the holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company and the Guarantors.

In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal), and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the exchange offer.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "-- Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the expiration date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, are received by the Exchange Agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures under "-- Procedures for Tendering" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other provision of the exchange offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, the Company determines that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

All executed letters of transmittal should be directed to the Exchange Agent. The Bank of New York has been appointed as Exchange Agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the letter of transmittal should be directed to the Exchange Agent addressed as follows:

                              THE BANK OF NEW YORK

   By Registered or Certified Mail:         By Hand or Overnight Delivery:

         The Bank of New York                    The Bank of New York
          101 Barclay Street                      101 Barclay Street
              Floor 7-E                    Corporate Trust Services Window
       New York, New York 10286                      Ground Level
        Attention: Chris Brown                 New York, New York 10286
                                                Attention: Chris Brown

                                 By Facsimile:
                          (Eligible Institutions Only)

                                 (212) 815-6339

                               For Information or
                           Confirmation by Telephone:

                                 (212) 815-4997

      Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

FEES AND EXPENSES

The Company will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

The estimated cash expenses to be incurred in connection with the exchange offer will be paid by the Company and are estimated in the aggregate to be $700,000, which includes fees and expenses of the Exchange Agent, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                            DESCRIPTION OF NEW NOTES

The New Notes will be issued under an indenture, to be dated as of September 30, 1998 (the "Indenture"), by and among the Company, the Guarantors named therein and The Bank of New York, as trustee (the "Trustee"). A copy of the Indenture may be obtained from the Company upon written request. The following summary of all of the provisions of the Indenture considered by the Company to be material to a prospective investor in the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein, and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." The Trustee also serves as the Transfer Agent and Registrar for the Common Stock of Chancellor Media and for all of the preferred stock of Chancellor Media and the Company. In addition, the Trustee serves as trustee under the Indenture, dated June 16, 1997, governing Chancellor Media's 6% Convertible Subordinated Exchange Debentures due 2012. Finally, the Trustee serves as a lender and as a co-syndication agent under the Senior Credit Facility.

The Notes will be unsecured obligations of the Company and will rank pari passu in right of payment to the 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes and the 8 1/8% Notes, and will be subordinated in right of payment to all Senior Debt of the Company. The Notes will be guaranteed on a senior subordinated basis by the Guarantors.

The New Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the New Notes. The New Notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the Trustee's principal corporate trust office. The Company may change any paying agent and registrar without notice to the holders. The Company will pay principal (and premium, if any) on the New Notes at the Trustee's principal corporate trust office in New York, New York. At the Company's option, such amounts may be paid at the Trustee's principal corporate trust office or by check mailed to the registered address of the holders.

PRINCIPAL, MATURITY AND INTEREST

The Notes are limited to $750,000,000 aggregate principal amount and will mature on October 1, 2008. Interest on the Notes will accrue at the rate of 9% per annum and will be payable semiannually on each April 1 and October 1, commencing on April 1, 1999, to the persons who are registered holders at the close of business on March 15 and September 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after October 1, 2003, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on October 1 of the years set forth below, plus, in each case, accrued and unpaid interest thereon to the date of redemption:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   106.50%
2004........................................................   105.50%
2005........................................................   104.50%
2006........................................................   103.50%
2007........................................................   102.00%
2008........................................................   100.00%

In addition, on or prior to October 1, 2000, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined) to redeem the Notes, in part, at a redemption price equal to 109% of the principal amount thereof plus accrued and unpaid interest thereon to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the Notes outstanding must equal at least 75% of the aggregate principal amount of the Notes originally issued in the Offering. In order to effect a redemption with proceeds of a Public Equity Offering, the Company shall send the redemption notice in the manner specified in the Indenture not later than 30 days after the consummation of such Public Equity Offering and effect such redemption not later than 90 days after the consummation of such Public Equity Offering.

In addition, at any time on or prior to October 1, 2000, the Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control (as defined below), upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date in respect of then outstanding Notes).

"Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) (a) the present value of all remaining required interest and principal payments due on such Note and all premium payments relating thereto assuming a redemption date of October 1, 2003, computed using a discount rate equal to the Treasury Rate (as defined below) plus 100 basis points minus (b) the then outstanding principal amount of such Note minus (c) accrued interest paid on the redemption date.

"Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) ("Statistical Release") which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to October 1, 2003; provided, however, that if the period from the Redemption Date to October 1, 2003 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to October 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

The Senior Credit Facility restricts the Company's ability to optionally redeem the Notes.

CHANGE OF CONTROL

The Indenture will provide that upon the occurrence of a Change of Control, each holder may have the right to require that the Company repurchase all or a portion of such holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase.

The Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which a Change of Control occurs, the Company covenants to (i) repay in full all Indebtedness under the Senior Credit Facility (and terminate all commitments thereunder) or offer to repay in full all such Indebtedness (and terminate all such commitments) and to repay the Indebtedness owed to (and terminate the commitments of) each lender which has accepted such offer or (ii) obtain the requisite consents under the Senior Credit Facility to permit the repurchase of the Notes as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to repurchase Notes pursuant to the provisions described below; provided that the Company's failure to comply with the covenant described in the preceding sentence shall constitute an Event of Default described under clause (iii) under "-- Events of Default."

Within 30 days following the date upon which a Change of Control occurs, the Company must send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Upon compliance by the Company with the covenant described in the immediately preceding paragraph, the Company's failure to make a Change of Control Offer in accordance with this "Change of Control" covenant, and, upon the making of a Change of Control Offer, the failure of the Company to pay, on or before the Change of Control Payment Date, the purchase price for the Notes validly tendered pursuant to the Change of Control Offer, shall constitute an Event of Default described under clauses (iii) and (ii), respectively, under "-- Events of Default." Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, properly endorsed for transfer together with such other customary documents as the Company may reasonably request, to the paying agent at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to a Change of Control Offer.

This "Change of Control" covenant will not apply in the event of (i) certain transactions with Permitted Holders (as defined below) and (ii) changes in a majority of the Board of Directors of Chancellor Media, CMHC or the Company so long as a majority of each such Board of Directors continues to consist of Continuing Directors (as defined below). In addition, this covenant is not intended to afford holders of the Notes protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of the Notes but would not constitute a Change of Control. However, the Indenture will contain limitations on the ability of the Company to incur additional Indebtedness and to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved. See "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," "-- Certain Covenants -- Limitation on Asset Sales," "-- Certain Covenants -- Limitation on Asset Swaps" and "-- Certain Covenants -- Merger, Consolidation and Sale of Assets."

If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes that the Company might be required to purchase. In the event that the Company were required to purchase Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the Senior Credit Facility restricts the Company's ability to repurchase the Notes, including pursuant to a Change of Control Offer. See "Description of Certain Indebtedness -- Senior Credit Facility."

With respect to the sale of assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to a Change of Control Offer.

Without the consent of each holder of the Notes affected thereby, after the mailing of the notice of the Change of Control Offer, no amendment to the Indenture may, directly or indirectly, affect the Company's obligation to purchase the Notes or amend, modify or change the obligation of the Company to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offer. In addition, the Trustee may not waive the right of any holder of the Notes to require the repurchase of his or her Notes upon a Change of Control.

SUBORDINATION

The payment of all Obligations on the Notes will be subordinated and junior in right of payment to the prior payment in full in cash or Cash Equivalents (or such payment duly provided for to the satisfaction of the holders of Senior
Debt) of all Obligations on Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshalling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt will first be paid in full in cash or Cash Equivalents (or such payment duly provided for to the satisfaction of the holders of Senior Debt) before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, or interest on, or any other amounts owing with respect to any Senior Debt, no payment of any kind or character (except (i) in Qualified Capital Stock issued by the Company to pay interest on the Notes or issued in exchange for the Notes, (ii) in securities substantially identical to the Notes issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company which are subordinated to the Senior Debt at least to the same extent as the Notes and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Notes (the issuance of such subordinated securities to be consented to by the holders of at least a majority of the outstanding amount of Senior Debt consisting of each class of Designated Senior Debt then outstanding, which subordinated securities will be issued in exchange for outstanding Notes or to pay interest accrued on outstanding Notes)), will be made by the Company or any other Person on behalf of the Company with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise. In addition, if any other event of default occurs and is continuing (or if such an event of default would occur upon any payment with respect to the Notes or would arise upon the passage of time as a result of such payment) with respect to any Designated Senior Debt (as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt) and such event of default permits the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all such events of default have been cured or waived or have ceased to exist or the Company and the Trustee receive notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on behalf of the Company will make any payment of any kind or character (except (i) in Qualified Capital Stock issued by the Company to pay interest on the Notes or issued in exchange for the Notes, (ii) in securities substantially identical to the Notes issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company which are subordinated to the Senior Debt at least to the

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same extent as the Notes and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Notes (the issuance of such subordinated securities to be consented to by the holders of at least a majority of the outstanding amount of Senior Debt consisting of each class of Designated Senior Debt then outstanding, which subordinated securities will be issued in exchange for outstanding Notes or to pay interest accrued on outstanding Notes)) with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt initiating such Blockage
Period shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing, shall constitute a new event of default for this purpose).

By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the holders of the Notes, may recover less, ratably, than holders of Senior Debt.

CERTAIN COVENANTS

The Indenture contains, among others, the following covenants.

Limitation on Incurrence of Additional Indebtedness. The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, create, incur, assume, guarantee, acquire or become liable for, contingently or otherwise (collectively "incur"), any Indebtedness other than Permitted Indebtedness. Notwithstanding the foregoing limitations, the Company or any Subsidiary may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Company's Leverage Ratio is less than 7.0 to 1.

Limitation on Restricted Payments. The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on shares of the Company's Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or its Subsidiaries that is subordinate or junior in right of payment to the Notes, or (d) make any Investment (other than Permitted Investments) (each of the
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foregoing prohibited actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if, at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default has occurred and is continuing, (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, or (iii) the aggregate amount of Restricted Payments made by the Company on or after the Merger Date, together with the aggregate amount of Restricted Payments made by CRBC subsequent to the 9 3/8% Notes Issue Date and through September 4, 1997 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the respective Board of Directors in good faith) exceeds the sum of: (A) (x)100% of the aggregate Consolidated EBITDA of CRBC from the 9 3/8% Notes Issue Date through September 4, 1997, plus 100% of the aggregate Consolidated EBITDA of the Company from and after the Merger Date (or, in the event that either such Consolidated EBITDA shall be a deficit, minus 100% of such deficit), to the most recent date for which financial information is available to the Company, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same entities and for the same periods, plus (B) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the Board of Directors in good faith, received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale on or subsequent to the Merger Date of Qualified Capital Stock of the Company, plus 100% of the aggregate net proceeds, including the fair market value of property other than cash as previously determined by the board of directors of CRBC in good faith, previously received by CRBC from any Person (other than a Subsidiary of CRBC) from the issuance and sale on or subsequent to the 9 3/8% Notes Issue Date of Qualified Capital Stock of CRBC (excluding any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company or from CRBC or any Subsidiary of CRBC, respectively, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Company or CRBC, respectively, upon such conversion or exchange), plus (C) without duplication of any amount included in clause (iii)(B) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(B) above), received by the Company as a capital contribution on or subsequent to the Merger Date, plus 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(B) above), previously received by CRBC as a capital contribution on or subsequent to the 9 3/8% Notes Issue Date (excluding the net proceeds from one or more Public Equity Offerings by Chancellor Media or CMHC to the extent used to redeem the Notes on or after the date of the Indenture).

Notwithstanding the foregoing, these provisions do not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if the dividend or distribution would have been permitted on the date of declaration; (2) the acquisition of Capital Stock or warrants, options or other rights to acquire Capital Stock either (i) solely in exchange for shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock, or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the

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

Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock; (3) the acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the Notes, either (i) solely in exchange for shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock) or for Indebtedness of the Company which is subordinate or junior in right of payment to the Notes, at least to the extent that the Indebtedness being acquired is subordinated to the Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being acquired or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock) or Indebtedness of the Company which is subordinate or junior in right of payment to the Notes, at least to the extent that the Indebtedness being acquired is subordinated to the Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being refinanced; (4) payments by CRBC to fund the operating expenses of Chancellor Broadcasting from the 9 3/8% Notes Issue Date through September 4, 1997 and by the Company to fund the operating expenses of CMHC from and after the Merger Date, in each case in an amount not to exceed $500,000 per annum; (5) payments by CRBC to Chancellor Broadcasting from the 9 3/8% Notes Issue Date through September 4, 1997 and by the Company to CMHC from and after the Merger Date, respectively, in each case to make payments pursuant to (a) the Financial Monitoring and Oversight Agreements or (b) the Tax Sharing Agreement;
(6) payments by (a) CRBC to repurchase or to enable Chancellor Broadcasting to repurchase Capital Stock or other securities of Chancellor Broadcasting from employees of Chancellor Broadcasting or CRBC in each case, from the 9 3/8% Notes Issue Date through September 4, 1997, and (b) by the Company to repurchase or to enable CMHC to repurchase Capital Stock or other securities of CMHC from employees of CMHC or the Company, in each case, after the Merger Date, in an aggregate amount not to exceed $5,000,000; (7) payments by CRBC to Chancellor Broadcasting from the 9 3/8% Notes Issue Date through September 4, 1997, or by the Company to CMHC from and after the Merger Date, in each case, to enable Chancellor Broadcasting or CMHC, respectively, to redeem or repurchase stock purchase or similar rights in an aggregate amount not to exceed $500,000; (8) payments, not to exceed $100,000 in the aggregate, by CRBC to Chancellor Broadcasting from the 9 3/8% Notes Issue Date through September 4, 1997, together with payments by the Company to CMHC after the Merger Date, in each case, to enable Chancellor Broadcasting or CMHC, respectively, to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; (9) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that no such payment may be made pursuant to this clause and (9) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 5.5 to 1; provided, however, that in the case of clauses (5)(a), (6), (7), (8) and (9), no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made by the Company on or subsequent to the Merger Date and the aggregate amount of Restricted

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

Payments made by CRBC subsequent to the 9 3/8% Notes Issue Date and through September 4, 1997, amounts expended pursuant to clauses (1), (2), (3) (but only to the extent that Indebtedness is acquired in exchange for, or with the net proceeds from, the issuance of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock), (5)(a), (6), (7), (8) and (9) (including any amounts previously expended by CRBC pursuant to clauses (1), (2)
(3) (but only to the extent that Indebtedness is acquired in exchange for, or with the net proceeds from, the issuance of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock), (5)(a), (6), (7),
(8) and (9) under the 'Limitation on Restricted Payments' section of the 9 3/8% Indenture) shall be included in such calculation.

Limitation on Asset Sales. The Indenture will provide that neither the Company nor any of its Subsidiaries will consummate an Asset Sale unless (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by management of the Company or, if such Asset Sale involves consideration in excess of $2,500,000 by the Board of Directors, as evidenced by a board resolution), (ii) at least 75% of the consideration received by the Company or the Subsidiary, as the case may be, from such Asset Sale is cash or Cash Equivalents (other than in the case where the Company is exchanging all or substantially all the assets of one or more broadcast businesses operated by the Company (including by way of the transfer of capital stock) for all or substantially all the assets (including by way of the transfer of capital stock) constituting one or more broadcast businesses operated by another Person, in which event the foregoing requirement with respect to the receipt of cash or Cash Equivalents shall not apply) and is received at the time of such disposition and (iii) upon the consummation of an Asset Sale, the Company applies, or causes such Subsidiary to apply, such Net Cash Proceeds within 180 days of receipt thereof either (A) to repay the principal of any Senior Debt (and, to the extent such Senior Debt relates to principal under a revolving credit or similar facility, to obtain a corresponding reduction in the commitments thereunder), (B) to reinvest, or to be contractually committed to reinvest pursuant to a binding agreement, in Productive Assets and, in the latter case, to have so reinvested within 360 days of the date of receipt of such Net Cash Proceeds, or (C) to purchase Notes (pro rata among the holders of Notes tendered to the Company for purchase, based upon the aggregate principal amount of the Notes so tendered) tendered to the Company for purchase at a price equal to 100% of the principal amount thereof, plus accrued interest thereon to the date of purchase, pursuant to an offer to purchase made by the Company as set forth below (a "Net Proceeds Offer"); provided, however, that, prior to making any Net Proceeds Offer, the Company shall, to the extent required pursuant to the 9 3/8% Indenture as in effect on the Issue Date, offer to use such Net Proceeds to repurchase and use all or a portion of such Net Proceeds to repurchase 9 3/8% Notes and then, to the extent required pursuant to the 8 3/4% Indenture as in effect on the Issue Date, offer to use the remaining Net Proceeds to repurchase 8 3/4% Notes and then, to the extent required pursuant to the 10 1/2% Indenture as in effect on the Issue Date, offer to use the remaining Net Proceeds to repurchase 10 1/2% Notes, and then, to the extent required pursuant to the 8 1/8% Indenture as in effect on the Issue Date, offer to use the remaining Net Proceeds to repurchase 8 1/8% Notes; in which event the Company shall be required to use only the Net Proceeds remaining after such repurchases to make the Net Proceeds Offer contemplated by this covenant, provided further, that if at any time any non-cash consideration received by the Company or any Subsidiary of the Company,

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

as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with clause (iii) above; provided, further that the Company may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales (taking into account any Net Cash Proceeds used to repurchase 9 3/8% Notes, 8 3/4% Notes, 10 1/2% Notes and 8 1/8% Notes pursuant to the second immediately preceding proviso) to be applied equals or exceeds $5,000,000.

Subject to the deferral right set forth in the final proviso of the preceding paragraph, each notice of a Net Proceeds Offer will be mailed, by first class mail, to holders of Notes as shown on the applicable register of holders of Notes not more than 180 days after the relevant Asset Sale or, in the event the Company or a Subsidiary has entered into a binding agreement as provided in (B) above, within 180 days following the termination of such agreement but in no event later than 360 days after the relevant Asset Sale. Such notice will specify, among other things, the purchase date (which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed, except as otherwise required by law) and will otherwise comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders of Notes may elect to tender their Notes in whole or in part in integral multiples of $1,000. To the extent holders properly tender Notes in an amount exceeding the Net Proceeds Offer, subject to the limitations set forth in the immediately preceding paragraph, the Company shall select the Notes to be repurchased on a pro rata basis (based upon the aggregate principal amount of Notes tendered). To the extent that the aggregate principal amount of Notes tendered pursuant to any Net Proceeds Offer is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, the Company may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Notes for any purposes otherwise permitted by the Indenture. Upon the consummation of any Net Proceeds Offer, the amount of Net Cash Proceeds subject to any future Net Proceeds Offer from the Asset Sales giving rise to such Net Cash Proceeds shall be deemed to be zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.

Limitation on Asset Swaps. The Indenture will provide that the Company will not, and will not permit any Subsidiary to, engage in any Asset Swaps, unless: (i) at the time of entering into the agreement to swap assets and immediately after giving effect to the proposed Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) the Company would, after giving pro forma effect to the proposed Asset Swap, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; (iii) the respective fair market values of the assets being purchased and sold by the Company or any of its Subsidiaries (as determined in good faith by the management of the Company or, if such Asset Swap includes consideration in excess of $2,500,000, by the Board of Directors, as evidenced by a board resolution) are substantially the same at the time of entering into the agreement to swap assets; and (iv) at the time of the consummation of the proposed Asset Swap, the percentage of any decline in the fair market value (determined as aforesaid) of

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

the asset or assets being acquired by the Company and its Subsidiaries shall not be significantly greater than the percentage of any decline in the fair market value (determined as aforesaid) of the assets being disposed of by the Company, calculated from the time the agreement to swap assets was entered into; provided, however, that this covenant shall not apply to any of the transactions of the Company and its subsidiaries pending as of the date of this Prospectus.

Limitations on Transactions with Affiliates. The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between the Company and a Wholly-Owned Subsidiary of the Company or among Wholly-Owned Subsidiaries of the Company) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $1,000,000 or more, such determination will be made in good faith by a majority of members of the Board of Directors of the Company and by a majority of the disinterested members of the Board of Directors of the Company, if any; provided, further, that for a transaction or series of related transactions involving value of $5,000,000 or more, the Board of Directors of the Company has received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Subsidiary. The foregoing restrictions will not apply to reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder, or to any obligations of the Company under the Financial Monitoring and Oversight Agreements, the Tax Sharing Agreement or any employment agreement with any officer of the Company (provided that each amendment of any of the foregoing agreements shall be subject to the limitations of this covenant).

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any of its Subsidiaries; or (c) transfer any of its property or assets to the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law, (2) the Indenture, (3) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Subsidiary, (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (5) agreements permitted under the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture and the 8 1/8% Indenture existing on the Issue Date (including the Credit Agreement and Senior Credit Facility, as applicable), as such agreements are from time to time in effect; provided, however, that any amendments or modifications of such agreements which affect the encumbrances or restrictions of the types subject to this covenant shall not result in such encumbrances or restrictions being less favorable to the Company in any material respect, as determined in good faith by the Board of Directors of the Company, than the

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

provisions as in effect before giving effect to the respective amendment or modification, (6) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above or any other agreement evidencing Indebtedness permitted under the Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are not less favorable to the Company in all material respects as determined in good faith by the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5), or (7) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien.

Prohibition on Incurrence of Senior Subordinated Debt. The Indenture will prohibit the Company from incurring or suffering to exist Indebtedness that is senior in right of payment to the Notes and is expressly subordinate in right of payment to any other Indebtedness of the Company.

Limitation on Preferred Stock of Subsidiaries. The Indenture will provide that the Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Preferred Stock of a Subsidiary (other than Acquired Preferred Stock; provided that at the time the issuer of such Acquired Preferred Stock becomes a Subsidiary of the Company or merges with the Company or any of its Subsidiaries, and after giving effect to such transaction, the Company shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant).

Limitation on Liens. The Indenture will provide that neither the Company nor any of its Subsidiaries will create, incur, assume or suffer to exist any Liens upon any of their respective assets, except for (a) Permitted Liens, (b) Liens to secure Senior Debt or guarantees thereof permitted under the Indenture, (c) Liens permitted under the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture and the 8 1/8% Indenture existing on the Issue Date, (d) Liens in favor of the Trustee, (e) Liens to secure Guarantor Senior Debt permitted under the Indenture, and (f) any Lien to secure the replacement, refunding, extension or renewal, in whole or in part, of any Indebtedness described in the foregoing clauses; provided that, to the extent any such clause limits the amount secured or the asset subject to such Liens, no extension or renewal will increase the assets subject to such Liens or the amount secured thereby beyond the assets or amounts set forth in such clauses.

Limitation on Sale and Leaseback Transactions. The Indenture will provide that neither the Company nor any of its Subsidiaries will enter into any Sale and Leaseback Transaction, except that the Company or any Subsidiary may enter into a Sale and Leaseback Transaction if, immediately prior thereto, and after giving effect to such Sale and Leaseback Transaction (the Indebtedness thereunder being equivalent to the Attributable Value thereof) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant.

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Guarantees of Certain Indebtedness. The Indenture will provide that the Company will not permit any of its Subsidiaries, directly or indirectly, to incur, guarantee or secure through the granting of Liens, the payment of any Indebtedness under the Senior Credit Facility or any refunding or refinancing thereof, in each case, unless such Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture pursuant to which such Subsidiary becomes a Guarantor of the Notes and which evidences such Subsidiary's Guarantee of the Notes, such Guarantee to be a senior subordinated unsecured obligation of such Subsidiary. Neither the Company nor any such Guarantor shall be required to make a notation on the Notes or its Guarantee to reflect any such subsequent Guarantee. Nothing in this covenant shall be construed to permit any Subsidiary of the Company to incur Indebtedness otherwise prohibited by the "Limitation of Incurrence of Additional Indebtedness" covenant.

Limitation on Line of Business. The Indenture will provide that for so long as any Notes are outstanding, the Company and its Subsidiaries will engage solely in the ownership and operation of broadcast businesses or businesses related thereto, including, without limitation, media representation, sale of advertising and such other activities as are incidental or similar or related thereto.

Merger, Consolidation and Sale of Assets. The Indenture will provide that the Company may not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless (i) either (A) the Company is the survivor of such merger or consolidation or (B) the surviving or transferee Person is a corporation, partnership or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and such surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction and the use of proceeds therefrom (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company or the surviving or transferee Person is able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction) no Default or Event of Default has occurred and is continuing; and (iv) the Company has delivered to the Trustee an Officers' Certificate and Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Indenture, that the surviving Person agrees by supplemental indenture to be bound thereby, and that all conditions precedent in the Indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

GUARANTEES

Each Guarantor will fully and unconditionally guarantee, jointly and severally, to each holder and the Trustee, subject to subordination provisions substantially the same as those

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described above, the full and prompt payment of principal of and interest on the
Notes, and of all other obligations under the Indenture.

The Indebtedness evidenced by each Guarantee (including the payment of principal of, premium, if any, and interest on the Notes) is subordinated to Guarantor Senior Debt (defined with respect to the Indebtedness of a Guarantor in the same manner as Senior Debt is defined with respect to the Company) on the same terms as the Notes are subordinated to Senior Debt and will rank pari passu to the Guarantor's guarantees of the 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes and the 8 1/8% Notes. See "-- Subordination." In addition, the Guarantors have substantial additional Guarantor Senior Debt (relating to guarantees of the borrowings under the Senior Credit Facility).

The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of the Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee are entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or to another Guarantor without limitation. Each Guarantor may consolidate with or merge into or sell all or substantially all its assets to a corporation, partnership or trust other than the Company or another Guarantor (whether or not affiliated with the Guarantor). Upon the sale or disposition of a Guarantor (or all or substantially all of its assets) to a Person (whether or not an Affiliate of such Guarantor) which is not a Subsidiary of the Company, which is otherwise in compliance with the Indenture, such Guarantor shall be deemed released from all its obligations under the Indenture and its Guarantee and such Guarantee shall terminate; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under the Credit Agreement or the Senior Credit Facility, as applicable, and all of its guarantees of, and under all of its pledges of assets or other security interests which secure, Indebtedness of the Company shall also terminate upon such release, sale or transfer; provided, further, that the consideration received by the Company in connection with such sale or other disposition shall be applied in accordance with the covenant. See "-- Certain
Covenants -- Limitation on Asset Sales."

EVENTS OF DEFAULT

The following events will be defined in the Indenture as "Events of Default":
(i) the failure to pay interest on the Notes when the same becomes due and payable and the Default continues for a period of 30 days (whether or not such payment is prohibited by the subordination provisions of the Indenture); (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment is prohibited by the subordination provisions of the Indenture); (iii) a default in the observance or performance of any other covenant or agreement contained in the Notes or the Indenture which default continues for a period of 30 days after the Company receives written notice thereof specifying the default from the
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Trustee or holders of at least 25% in aggregate principal amount of outstanding
Notes; (iv) the failure to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $5,000,000 or more at any time, in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded; (v) one or more judgments in an aggregate amount in excess of $5,000,000 (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; and (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries.

Upon the happening of any Event of Default specified in the Indenture, the Trustee may, and the Trustee upon the request of holders of 25% in principal amount of the Notes shall, or the holders of at least 25% in principal amount of outstanding Notes may, declare the principal of and accrued but unpaid interest, if any, on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Agreement or the Senior Credit Facility, as applicable, will become due and payable upon the first to occur of an acceleration under the Credit Agreement or the Senior Credit Facility, as applicable, or five Business Days after receipt by the Company and the Representative under the Credit Agreement or the Senior Credit Facility, as applicable of such Acceleration Notice (unless all Events of Default specified in such Acceleration Notice have been cured or waived). If an Event of Default with respect to bankruptcy proceedings relating to the Company occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Notes then outstanding (by notice to the Trustee) may rescind and cancel such declaration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default have been cured or waived except nonpayment of principal or interest on the Notes that has become due solely by such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Notes) on overdue installments of interest and overdue payments of principal which has become due otherwise than by such declaration of acceleration, has been paid,
(iv) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause (vi) of the description of Events of Default in the first paragraph above, the Trustee has received an Officers' Certificate and an Opinion of Counsel that such Default or Event of Default has been cured or waived. The holders of a majority in principal amount of the Notes may waive any existing Default

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

or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

The Company is required to deliver to the Trustee, within 120 days after the end of the Company's fiscal year, a certificate indicating whether the signing officers know of any Default or Event of Default that occurred during the previous year and whether the Company has complied with its obligations under the Indenture. In addition, the Company will be required to notify the Trustee of the occurrence and continuation of any Default or Event of Default within five business days after the Company becomes aware of the same.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default thereunder should occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provision for security or indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

The Company may terminate its obligations under the Indenture at any time, and the obligations of the Guarantors with respect thereto shall terminate, by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the Notes, and each Guarantor will be discharged from any and all obligations with respect to its Guarantee (except for certain obligations of the Company to register the transfer or exchange of such Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Indenture, if the Company deposits with the Trustee, in trust, U.S. Legal Tender or U.S. Government Obligations or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on the Notes on the dates such payments are due in accordance with the terms of such Notes as well as the Trustee's fees and expenses. To exercise either such option, the Company is required to deliver to the Trustee (A) an Opinion of Counsel or a private letter ruling issued to the Company by the IRS to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised and, in the case of an Opinion of Counsel furnished in connection with a Discharge pursuant to clause (i) above, accompanied by a private letter ruling issued to the Company by the IRS to such effect, (B) subject to certain qualifications, an Opinion of Counsel to the effect that funds so deposited will not be subject to avoidance under applicable Bankruptcy Law, and (C) an Officers' Certificate and an Opinion of Counsel to the effect that the Company has complied with all conditions precedent to the defeasance. Notwithstanding the foregoing, the Opinion of Counsel required by clause (A) above need not be delivered if all Notes not therefore delivered to the Trustee for cancellation
(i) have become due and payable, (ii) will

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

become due and payable on the maturity date within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

REPORTS TO HOLDERS

The Company will file with the Trustee and provide to the holders of the Notes, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event the Company is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements, comparable to those which would have been required to appear in annual or quarterly reports, to be delivered to the holders of the Notes.

MODIFICATION OF THE INDENTURE

From time to time, the Company and the Trustee, together, without the consent of the holders of the Notes, may amend or supplement the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Notes, except that, without the consent of each holder of the Notes affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Notes whose holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each holder of an Exchange Note to receive payment of principal of and interest on such Exchange Note on or after the due date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount of the Notes to waive Defaults or Events of Default; or (vi) after the Company's obligation to purchase the Notes arises under the Indenture, amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer or a Net Proceeds Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"8 1/8% Notes" means the $500 million aggregate principal amount of 8 1/8% Senior Subordinated Notes due 2007 of the Company, used pursuant to an indenture dated as of December 22, 1997, as the same may be modified or amended from time to time and future refinancings thereof.

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

"8 3/4% Notes" means the $200.0 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2007 of the Company, issued pursuant to an indenture, dated as of June 24, 1997, as amended, as the same may be modified or amended from time to time and future refinancings thereof.

"9 3/8% Notes" means the $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 of the Company, issued pursuant to an indenture, dated as of February 14, 1996, as amended, as the same may be modified or amended from time to time and future refinancings thereof.

"9 3/8% Notes Issue Date" means February 14, 1996.

"10 1/2% Notes" means the $100.0 million aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2007 of the Company, issued pursuant to an amended and restated indenture, dated as of December 19, 1996 and amended and restated as of October 28, 1997, as amended, as the same may be modified or amended from time to time and future refinancings thereof.

"Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

"Acquired Preferred Stock" means Preferred Stock of any Person at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation.

"Adjusted Net Assets" of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor at such date, and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

"Affiliate" of any Person means any other Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Asset Acquisition" means (i) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated or merged with the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person.

"Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Company or any of its Subsidiaries) to any Person other than the Company or a Wholly-Owned Subsidiary of the Company of (i) any Capital Stock of any Subsidiary of the Company or (ii) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business; provided, however, that for purposes of the "Limitation on Asset Sales" covenant, Asset Sales shall not include (a) a transaction or series of related transactions for which the Company or its Subsidiaries receive aggregate consideration of less than $500,000, (b) transactions permitted under the "Limitation on Asset Swaps" covenant, (c) transactions permitted under the "Merger, Consolidation and Sale of Assets" covenant or (d) any Contract Buy Out.

"Asset Swap" means the execution of a definitive agreement, subject only to FCC approval and other customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Subsidiaries and another Person or group of affiliated Persons; provided that any amendment to or waiver of any closing condition which individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

"Attributable Value" in respect of a sale and leaseback arrangement of any property means, as at the time of determination, the greater of (i) the fair market value of the property subject to such arrangement (as determined in good faith by the Board of Directors of the Company) or (ii) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement.

"Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

"Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

"Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least

P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

"Chancellor Broadcasting" means Chancellor Broadcasting Company, a Delaware corporation that was merged with and into Evergreen Mezzanine Holdings Corporation, a Delaware corporation, on the Merger Date.

"Chancellor Media" means Chancellor Media Corporation, a Delaware corporation formerly known as Evergreen Media Corporation, and its successors.

"Change of Control" means the occurrence of one or more of the following events:
(i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture), other than to Hicks Muse or any of its Affiliates, officers and directors (the "Permitted Holders"); or (ii) a majority of the Board of Directors of Chancellor Media, CMHC or the Company shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of Chancellor Media, CMHC or the Company.

"CMHC" means Chancellor Mezzanine Holdings Corporation, a Delaware corporation formerly known as Evergreen Mezzanine Holdings Corporation, and its successors.

"Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Subsidiaries.

"Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (B) Consolidated Interest Expense and (C) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

"Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any

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

deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (a) gains and losses from Asset Sales (without regard to the $500,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects, (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (c) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries, (d) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise and (e) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of (x) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and (y) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person.

"Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary or nonrecurring item).

"Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of Chancellor Media, CMHC or the Company on the date of the Indenture, (ii) was nominated for election or elected to the Board of Directors of Chancellor Media, CMHC or the Company with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

"Contract Buy Out" means the involuntary disposition or termination (including, without limitation, pursuant to a buy out) of a contract between a media representation company and a client station.

"CRBC" means Chancellor Radio Broadcasting Company, a Delaware corporation that was merged with and into CMCLA on the Merger Date.

"Credit Agreement" means the Credit Agreement, dated on or about February 14, 1996, among Chancellor Broadcasting, CRBC, the lenders thereto and Bankers Trust Company as managing agent, as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of CRBC as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor

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

or replacement agreement and whether by the same or any other agent, lender or group of lenders.

"Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

"Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

"Designated Guarantor Senior Debt" means (i) Indebtedness guaranteed by a Guarantor under or in respect of the Senior Credit Facility and (ii) any other Indebtedness constituting Guarantor Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25,000,000 and is specifically designated in the instrument evidencing such Guarantor Senior Debt as "Designated Guarantor Senior Debt" by the Guarantor.

"Designated Senior Debt" means (i) Indebtedness under or in respect of the Senior Credit Facility and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

"Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the Notes.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

"Financial Monitoring and Oversight Agreements" means the Financial Monitoring and Oversight Agreement among Hicks, Muse & Co. Partners, L.P., CRBC and Chancellor Broadcasting, as in effect on the 9 3/8% Notes Issue Date, and the Financial Advisory Agreement among HM2/Management Partners, L.P., CRBC and Chancellor Broadcasting, as in effect on the 9 3/8% Notes Issue Date, or as each is amended in connection with the merger of Chancellor Broadcasting, CRBC, Chancellor Media, CMHC and the Company on the Merger Date.

"GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

"Guarantors" mean (i) initially, all of the Company's subsidiaries on the Issue Date except Katz International Limited, Katz Television Sales Limited, Katz Radio Sales Limited and National Cable Communications, L.P. and (ii) each of the Company's Subsidiaries that, subsequent to the Issue Date, executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms thereof.

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

"Guarantor Senior Debt" means any Indebtedness of a Guarantor (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantees. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, and all monetary obligations of every nature under, (x) the Senior Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, and (y) all Interest Swap Obligations. Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include any of the following amounts (whether or not constituting Indebtedness as defined in this Indenture):
(i) any Indebtedness of a Guarantor to a Subsidiary of such Guarantor; (ii) Indebtedness and other amounts owing to trade creditors incurred in connection with obtaining goods, materials or services; (iii) Indebtedness represented by Disqualified Capital Stock; (iv) any liability for federal, state, local or other taxes owed or owing by a Guarantor; (v) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor; and (vi) guarantees of each of the 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes and the 8 1/8% Notes.

"Hicks Muse" means Hicks, Muse, Tate & Furst Incorporated.

"Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Obligations, Commodity Agreements and Currency Agreements and (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which are secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

"Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

"Investment" means (i) any transfer or delivery of cash, stock or other property of value in exchange for Indebtedness, stock or other security or ownership interest in any Person by

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

way of loan, advance, capital contribution, guarantee or otherwise and (ii) an investment deemed to have been made by the Company at the time any entity which was a Subsidiary of the Company ceases to be such a Subsidiary in an amount equal to the value of the loans and advances made, and any remaining ownership interest in, such entity immediately following such entity ceasing to be a Subsidiary of the Company. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Company unless the fair market value of such Investment exceeds $1.0 million, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors of the Company at the time such Investment is made.

"Issue Date" means the date of original issuance of the Original Notes.

"Leverage Ratio" shall mean, as to any Person, the ratio of (i) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to
(ii) the Consolidated EBITDA of such Person for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred had occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period. Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated EBITDA," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Obligations, shall be deemed

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to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

"Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

"Merger Date" means September 5, 1997.

"Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Subsidiaries from such Asset Sale net of
(i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions, recording fees, title insurance premiums, appraisers fees and costs reasonably incurred in preparation of any asset or property for sale),
(ii) taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal and foreign statutory tax rates applicable to the Company or the Subsidiary engaged in such Asset Sale) and (iii) repayment of Indebtedness secured by assets subject to such Asset Sale; provided that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

"Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

"Permitted Indebtedness" means, without duplication, (i) the Notes; (ii) the Guarantees; (iii) Indebtedness of the Company incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the sum of the aggregate commitments pursuant to the Credit Agreement as initially in effect on the 9 3/8% Notes Issue Date; (iv) the 9 3/8% Notes, the
8 3/4% Notes, the 10 1/2% Notes and the 8 1/8% Notes and Guarantees thereof; (v) Interest Swap Obligations; provided that such Interest Swap Obligations are entered into to protect the Company from fluctuations in interest rates of its Indebtedness; (vi) additional Indebtedness of the Company or any of its Subsidiaries not to exceed $10,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Senior Credit Facility); (vii) Refinancing Indebtedness; (viii) Indebtedness owed by the Company to any Wholly-Owned Subsidiary or by any Subsidiary to the Company or any Wholly-Owned Subsidiary of the Company; and (ix) guarantees by Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Indenture.

"Permitted Investments" means (i) Investments by the Company or any Subsidiary to acquire the stock or assets of any Person (or Indebtedness of such Person acquired in connection with a transaction in which such Person becomes a Subsidiary of the
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

Company) engaged in the broadcast business or businesses reasonably related thereto, including, without limitation, media representation, sale of advertising and such other activities as are incidental or similar or related thereto; provided that if any such Investment or series of related Investments involves an Investment by the Company in excess of $5,000,000, the Company is able, at the time of such Investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, (ii) Investments received by the Company or its Subsidiaries as consideration for a sale of assets, including an Asset Sale effected in compliance with the "Limitation on Asset Sales" covenant, (iii) Investments by the Company or any Wholly-Owned Subsidiary of the Company in any Wholly-Owned Subsidiary of the Company (whether existing on the Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly-Owned Subsidiary of the Company and Investments in the Company by any Wholly-Owned Subsidiary of the Company, (iv) cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement and (vi) additional Investments in an aggregate amount not to exceed $2,500,000 at any time outstanding.

"Permitted Liens" means (i) Liens for taxes, assessments and governmental charges to the extent not required to be paid under the Indenture, (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens to the extent not required to be paid under the Indenture, (iii) pledges or deposits to secure lease obligations or nondelinquent obligations under workers' compensation, unemployment insurance or similar legislation, (iv) Liens to secure the performance of public statutory obligations that are not delinquent, performance bonds or other obligations of a like nature (other than for borrowed money), in each case incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances incurred in the ordinary course of business not interfering in any material respect with the business of the Company or its Subsidiaries, (vi) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of letters of credit or bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business, (vii) judgment and attachment Liens not giving rise to an Event of Default, (viii) leases or subleases granted to others in the ordinary course of business consistent with past practice not interfering in any material respect with the business of the Company or its Subsidiaries, (ix) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by the Company or its Subsidiaries of its obligations under such lease and (x) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the Indenture and under which the Company or any of its Subsidiaries is a lessee.

"Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

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

"Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

"Productive Assets" means assets of a kind used or usable by the Company and its Subsidiaries in broadcast businesses or businesses reasonably related thereto, including, without limitation, media representation, sale of advertising and such other activities as are incidental or similar or related thereto, and specifically includes assets acquired through Asset Acquisitions.

"Public Equity Offering" means an underwritten, fully registered public offering of Capital Stock (other than Disqualified Capital Stock) of the Company, Chancellor Media, CMHC or upon the consummation of the Capstar Merger, Capstar Broadcasting Corporation, or any of their respective successors, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act, the gross proceeds of which are at least $150 million; provided, however, that in the case of a Public Equity Offering by Chancellor Media, CMHC or upon the consummation of the Capstar Merger, Capstar Broadcasting Corporation, or any of their respective successors, the issuer of the public equity must contribute to the capital of the Company an amount sufficient to redeem the 9 3/8% Notes, 8 3/4% Notes, 10 1/2% Notes, 8 1/8% Notes and Notes, if any, called for redemption in accordance with the terms thereof.

"Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

"Refinancing Indebtedness" means any refinancing by the Company of Indebtedness of the Company or any of its Subsidiaries incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (iii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

"Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

"Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

"Senior Credit Facility" means the Second Amended and Restated Loan Agreement, dated April 25, 1997, as amended from time to time, among the Company, the lenders

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

from time to time named party thereto, Toronto Dominion (Texas), Inc., Bankers Trust Company, The Bank of New York, NationsBank of Texas, N.A. and Union Bank of California, as managing agents, Toronto Dominion Securities (USA), Inc., as arranging agent, and Toronto Dominion (Texas), Inc., as administrative agent for the lenders, together with the related documents thereto (including, without limitation, any guarantee agreements, stock pledge agreements and other security documents), in each case, as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

"Senior Debt" means any Indebtedness of the Company (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, and all monetary obligations of every nature under, (x) the Senior Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, and (y) all Interest Swap Obligations. Notwithstanding the foregoing, Senior Debt shall not include any of the following amounts (whether or not constituting Indebtedness as defined in the Indenture): (i) any Indebtedness of the Company to a Subsidiary of the Company, (ii) Indebtedness and other amounts owing to trade creditors incurred in connection with obtaining goods, materials or services, (iii) Indebtedness represented by Disqualified Capital Stock, (iv) any liability for federal, state, local or other taxes owed or owing by the Company, (v) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company, including the 9 3/8% Notes, the 8 3/8% Notes, the 10 1/2% Notes and the 8 1/8% Notes.

"Significant Subsidiary" means for any Person each Subsidiary of such Person which (i) for the most recent fiscal year of such Person accounted for more than 5% of the consolidated net income of such Person or (ii) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets of such Person.

"Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Notwithstanding anything in the Indenture to the contrary, all references to the Company and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Company and

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

its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything in the Indenture to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes of the Indenture.

"Tax Sharing Agreement" means the Tax Sharing Agreement between CRBC and Chancellor Broadcasting, as in effect on the 9 3/8% Notes Issue Date.

"Unrestricted Subsidiary" means a Subsidiary of the Company created after the 9 3/8% Notes Issue Date and so designated by a resolution adopted by the Board of Directors of the Company, provided that (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary, (b) the creditors with respect to Indebtedness for borrowed money of such Subsidiary, having a principal amount in excess of $5,000,000, have agreed in writing that they have no recourse, direct or indirect, to the Company or any other Subsidiary of the Company (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal of or interest on any Indebtedness of such Subsidiary and (c) at the time of designation of such Subsidiary such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. Until otherwise designated by the Board of Directors of the Company, National Cable Communications, L.P., a Delaware limited partnership, shall be an Unrestricted Subsidiary.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

                         BOOK-ENTRY; DELIVERY AND FORM

Except as set forth below, the New Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Certificate"). The Global Certificate will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.

The Global Certificate. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Certificate, DTC or its custodian will credit, on its internal system, the aggregate principal amount of New Notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Certificate will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests

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

of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Certificate will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.

So long as DTC, or its nominee, is the registered owner or holder of the New Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Certificate for all purposes. No beneficial owner of an interest in the Global Certificate will be able to transfer that interest except in accordance with DTC's procedures, in addition to those procedures provided for in the Indenture.

Payments of the principal of, premium, if any, and interest on the Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee nor the Paying Agent and Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

The Company expects that DTC, or its nominee, upon receipt of any payment of principal, premium, if any, and interest in respect of the Global Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Certificate as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Certificate held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell New Notes to persons in states that require physical delivery of the Certificate, or to pledge such securities, such holder must transfer its interest in the Global Certificate, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

DTC has advised the Company that it will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Certificate are credited and only in respect of such New Notes as to which such participant or participants has or have given such direction.

DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificate among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any obligations under the rules and procedures governing their operations.

Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Certificate and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Certificate.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITY

On April 25, 1997, the Company closed its Second Amended and Restated Loan Agreement (as amended from time to time, the "Senior Credit Facility") with TD Securities (USA) Inc. as arranging agent, The Bank of New York and Bankers Trust Company, as co-syndication agents, NationsBank of Texas, N.A. and Union Bank of California, as co-documentation agents, Toronto Dominion (Texas), Inc., as administrative agent (the "Administrative Agent"), and the financial institutions party thereto (the "Lenders"). The Senior Credit Facility initially provided for a maximum commitment of $1.75 billion, and upon consummation of the Chancellor Merger, the aggregate commitment under the Senior Credit Facility was increased to $2.50 billion. Loans under the Senior Credit Facility consist of
(i) a $900.0 million term loan facility (the "Term Loan Facility") and (ii) a $1.60 billion revolving loan facility (the "Revolving Loan Facility" and, collectively with the Term Loan Facility, the "Loans").

The following description of certain provisions of the Senior Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Senior Credit Facility, a copy of which is available from the Company on request.

TERM LOAN FACILITY

The Term Loan Facility matures on June 30, 2005. The Term Loan Facility requires scheduled annual reductions of the principal balance of the Term Loan Facility outstanding on June 30, 2000, payable quarterly in equal quarterly amounts, commencing on September 30, 2000 in the following percentages: (i) from 9/30/00 through and including 6/30/01, 15.00%; (ii) from 9/30/01 through and including 6/30/02, 20.00%; (iii) from 9/30/02 through and including 6/30/03, 20.00%; (iv)
from 9/30/03 through and including 6/30/04, 20.00%; and (v) from 9/30/04 through and including 6/30/05, 25.00%. Mandatory or optional prepayments made by the Company against the Term Loan Facility will not affect the reduction percentages set forth above.

REVOLVING LOAN FACILITY

The Revolving Loan Facility matures on June 30, 2005. The Revolving Loan Facility requires scheduled annual reductions of the Revolving Loan Commitment (as defined in the Senior Credit Facility) as of June 30, 2000, payable quarterly in equal quarterly amounts, commencing on September 30, 2000 in the following percentages: (i) from 9/30/00 through and including 6/30/01, 15.00%; (ii) from 9/30/01 through and including 6/30/02, 20.00%; (iii) from 9/30/02 through and including 6/30/03, 20.00%; (iv) from 9/30/03 through and including 6/30/04, 20.00%; and (v) from 9/30/04 through and including 6/30/05, 25.00%. Voluntary reductions of the Revolving Loan Commitment made by the Company shall not affect the reduction percentages set forth above.

ADDITIONAL FACILITY INDEBTEDNESS

The Company has the ability to incur additional indebtedness ("Additional Facility Indebtedness") in a principal amount not to exceed $250.0 million from one or more of the Lenders or any other institution acceptable to the Administrative Agent that agrees to extend such credit, provided that certain conditions under the Senior Credit Facility are complied with. As of the date hereof, the Company has not requested, and no Lender has issued, any commitment to extend such Additional Facility Indebtedness to the Company.

INTEREST RATE

The Loans bear interest at a rate equal to, at the Company's option, (i) the Prime Rate (as defined in the Senior Credit Facility) in effect from time to time plus the Applicable Margin (as defined) (a "Prime Rate Loan") or (ii) the Eurodollar Rate (as defined in the Senior Credit Facility) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin (a "Eurodollar Loan"). The Applicable Margin is calculated based on the Company's Total Leverage Ratio (as defined in the Senior Credit Facility) according to the table set forth below:


                                                       PRIME RATE        EURODOLLAR RATE
                                                       APPLICABLE          APPLICABLE
               TOTAL LEVERAGE RATIO                      MARGIN              MARGIN
               --------------------                 -----------------   -----------------
Greater than 6.75.................................        1.625%              2.625%
Greater than 6.50 but less than or equal to
  6.75............................................        1.375%              2.375%
Greater than 6.00 but less than or equal to
  6.50............................................        1.125%              2.125%
Greater than 5.50 but less than or equal to
  6.00............................................        0.750%              1.750%
Greater than 5.00 but less than or equal to
  5.50............................................        0.375%              1.375%
Greater than 4.50 but less than or equal to
  5.00............................................        0.250%              1.250%
Greater than 4.00 but less than or equal to
  4.50............................................        0.125%              1.125%
Less than or equal to 4.00........................        0.000%              1.000%


FEES

The Company is required to pay commitment fees on the aggregate unused amount of the Available Revolving Loan Commitment (as defined in the Senior Credit Facility) based on the Total Leverage Ratio for the most recent fiscal quarter end. If the Total Leverage Ratio is greater than or equal to 5.50, the corresponding commitment fee is 0.375%; if the Total Leverage Ratio is less than 5.50, the corresponding commitment fee is 0.250%. The Administrative Agent will also receive such other customary fees as have been separately agreed upon with the Company. The Company also is required to pay fees for outstanding letters of credit drawn under the Senior Credit Facility at a rate per annum on the amount of the Letter of Credit Obligations (as defined in the Senior Credit Facility) equal to the

Applicable Margin for Eurodollar Loans plus an issuing bank fee of $2,000 for issuing, amending or renewing any letter of credit.

SECURITY AND GUARANTEES

The Senior Credit Facility is secured by (i) a pledge of all capital stock owned by CMCLA and its subsidiaries, (ii) a pledge of all capital stock of CMCLA,
(iii) a non-recourse pledge of all capital stock of CMHC owned by Chancellor Media, (iv) a pledge of all debt and equity securities of persons engaged in any Non-Core Business (as defined in the Senior Credit Facility) purchased by the Company, (v) a collateral assignment of all partnership interests held by the subsidiaries of CMCLA, (vi) a collateral assignment of all trust interests held by the subsidiaries of CMCLA, (vii) a collateral assignment of all limited liability company interests held by CMCLA, (viii) a downstream guarantee provided by CMHC and its wholly owned subsidiary and (ix) upstream guarantees provided by the subsidiaries of CMCLA.

COVENANTS

The Senior Credit Facility contains customary restrictive covenants, which, among other things and with certain exceptions, limit the ability of the Company to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate, merge or effect certain asset sales, issue additional stock, effect an asset swap, make acquisitions and make capital expenditures and enter new lines of business.

Under the Senior Credit Facility, the Company is required to maintain specified financial ratios, based on its Senior Leverage Ratio and Total Leverage Ratio (in each case, as defined in the Senior Credit Facility), for specified periods of time. Under the Senior Credit Facility, the Company must not exceed the following ratios during the following periods of time:


              PERIOD ENDING                 SENIOR LEVERAGE RATIO   TOTAL LEVERAGE RATIO
              -------------                 ---------------------   --------------------
1/1/98 through 12/31/99...................      6.00 to 1.00            7.00 to 1.00
1/1/00 through 12/31/00...................      5.50 to 1.00            6.00 to 1.00
1/1/01 through 12/31/01...................      3.75 to 1.00            5.25 to 1.00
1/1/02 and thereafter.....................      3.50 to 1.00            5.25 to 1.00


Under the Senior Credit Facility, the Company may not, as of the end of any fiscal quarter, allow its ratio of the sum of Operating Cash Flow plus the Available Revolving Commitment (in each case, as defined in the Senior Credit Facility) during the last fiscal four-quarter period to Pro Forma Fixed Changes (as defined in the Senior Credit Facility) for the four-quarter period beginning on the day following that fiscal quarter end, to be less than 1.05 to 1.00.

Under the Senior Credit Facility, the Company also is required to comply with certain other financial tests, such as a specified ratio of Operating Cash Flow to Cash Interest Expense (as each such term is defined in the Senior Credit Facility).

USE OF PROCEEDS

The Senior Credit Facility requires that the Net Proceeds from any Permitted Asset Sale (in each case, as defined in the Senior Credit Facility) be applied, at the Company's election, to the Term Loan Facility or the Revolving Loan Facility or any combination thereof. In the alternative, the Company may elect to make an acquisition with the Net Proceeds, so long as the Company has entered into a contract for such acquisition within 12 months from the date of such Permitted Asset Sale and has concluded the purchase with 18 months from the date of such Permitted Asset Sale. In addition, 50% of Net Proceeds from any Subordinated Indebtedness issued by the Company, other than the assumption or refinancing of the 9 3/8% Notes and the 8 3/4% Notes, may be applied, at the Company's election, to the Term Loan Facility or the Revolving Loan Facility or any combination thereof. To the extent that the Company elects to apply any amounts described in this paragraph to the Revolving Loan Facility, the commitments under such facility will not be permanently reduced and will be available for subsequent borrowing by the Company.

EVENTS OF DEFAULT

The Senior Credit Facility contains customary events of default, including (i) the default in the payment of any interest, reimbursement amounts with respect to letters of credit, or fees or other amounts payable to the Lenders (other than principal) when due which is not cured within five days from the date that such payment was due, (ii) the default in the payment of any principal amount when due, (iii) the default in the performance or observance of certain representations, warranties, covenants and agreements contained in the Senior Credit Facility, (iv) a Senior Credit Facility Change of Control (as defined below), (v) the entry of an order for relief, winding-up or liquidation under Title 11 of the United States Code or similar federal or state laws against Chancellor Media, CMHC or the Company, (vi) the voluntary commencement by the Company of bankruptcy proceedings under Title 11 of the United States Code or similar federal or state laws, or the commencement of involuntary bankruptcy proceedings against the Company, which are not diligently contested or which continue undismissed for a period of 45 consecutive days, (vii) the entry of a judgment against the Company which, individually or when aggregated with other such judgments, exceeds $10 million, (viii) the failure to satisfy certain minimum employee benefit funding standards, (ix) the acceleration of the maturity of (a) Subordinated Indebtedness of the Company or (b) any other indebtedness of the Company in an aggregate principal amount exceeding $3 million, (x) any event which would permit the acceleration of such subordinated indebtedness or such other indebtedness which has not been cured or waived in writing within any applicable cure period, (xi) any event which does not permit acceleration of such Subordinated Indebtedness or such other indebtedness but requires the Company to purchase or acquire such Subordinated Indebtedness or such other indebtedness, (xii) any material default under any Interest Hedge Agreement (as defined in the Senior Credit Facility) with a notional principal amount of $6 million or more, (xii) the issuance by the FCC of a revocation order based on alleged alien ownership of the Company, (xiii) the final, non-appealable termination or revocation of any material FCC license or failure to renew any such license, (xiv) the failure of any security document or note under the Senior Credit Facility to be in effect, or (xv) the breach by CMHC of the guarantee or stock pledge made by it pursuant to the Senior Credit Facility.

A "Senior Credit Facility Change of Control" will be deemed to have occurred under the Senior Credit Facility if (i) any Person (as defined in the Senior Credit Facility), other than Scott K. Ginsburg, Matthew Devine, Kenneth J. O'Keefe, James de Castro and Hicks Muse and its affiliates, shall individually or collectively control more than 51% on a fully diluted basis of the voting power of Chancellor Media or (ii) CMHC shall, directly or indirectly, cease to own all of the issued and outstanding common stock of CMCLA.

9 3/8% NOTES

The 9 3/8% Notes mature on October 1, 2004. Interest on the 9 3/8% Notes accrues at the rate of 9 3/8% per annum and is payable semiannually. The 9 3/8% Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt (as defined in the indenture governing the 9 3/8% Notes (the "9 3/8% Indenture")) of the Company and pari passu with the 8 3/4% Notes and the 10 1/2% Notes, and will rank pari passu with the New Notes.

Substantially all of the Company's subsidiaries fully and unconditionally guarantee the full and prompt payment of principal of all interest on the 9 3/8% Notes, and of all other obligations under the 9 3/8% Indenture. The indebtedness evidenced by each such guarantee is subordinated to each Guarantor's Senior Debt on the same terms as the 9 3/8% Notes are subordinated to the Company's Senior Debt.

The 9 3/8% Notes are redeemable, at the Company's option, in whole at any time or in part from time to time, on and after February 1, 2000, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve month period commencing on February 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon to the date of redemption:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2000........................................................   104.688%
2001........................................................   103.125
2002........................................................   101.563
2003 and thereafter.........................................   100.000

In addition, on or prior to January 31, 1999, the Company may redeem the 9 3/8% Notes with the net cash proceeds of one or more Public Equity Offerings (as defined in the 9 3/8% Indenture) at a redemption price of 108.203% or 107.031% of the principal amount thereof, plus, in each case, accrued and unpaid interest to the redemption date, during the respective 12-month periods commencing on February 1, 1997 and 1998; provided, however, that after any such redemption at least 75% of the aggregate principal amount of the 9 3/8% Notes originally issued must be outstanding. The Company's ability to optionally redeem the 9 3/8% Notes are subject to restrictions contained in the Senior Credit Facility, which limits the amount of debt subordinate to the indebtedness under the Senior Credit Facility that may be redeemed by the Company.

Under the 9 3/8% Indenture, in the event of a change of control (as defined in the 9 3/8% Indenture) of the Company, each holder of 9 3/8% Notes will have the right to require the Company to repurchase, in whole or in part, such holder's 9 3/8% Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any to the date of repurchase.

The 9 3/8% Indenture contains certain restrictive covenants which, among other things, impose limitations (subject to certain exceptions) on the Company with respect to (i) the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock as any warrants, options or other rights for shares of capital stock; (ii) the incurrence of additional indebtedness; (iii) the incurrence of subsidiary indebtedness; (iv) the repayment of redemption of subordinated indebtedness other than in accordance with its scheduled repayment; (v) sales of assets by the Company; (vi) asset swaps; (vii) transactions with stockholders and affiliates; (viii) the restriction of certain payments by subsidiaries to their respective parents; (ix) the creation of liens on the assets of the Company or its subsidiaries; (x) the incurrence of indebtedness senior to the 9 3/8% Notes and subordinate to other indebtedness of the Company; (xi) investments by the Company or its subsidiaries; (xii) the issuance of preferred stock by any of the Company's subsidiaries; (xiii) sales and leasebacks by the Company or its subsidiaries; (xiv) the guarantee of indebtedness; (xv) the conduct of business other than the ownership and operation of radio broadcast stations and businesses reasonably related thereto; and (xvi) the merger or sale of all or substantially all the assets of the Company. Upon the happening of certain events of default specified in the 9 3/8% Indenture, the trustee for the 9 3/8% Notes may, and the trustee upon the request of holders of 25% in principal amount then outstanding of the 9 3/8% Notes shall, or the holders of at least 25% in principal amount of outstanding 9 3/8% Notes may, declare the principal amount then outstanding of and accrued but unpaid interest, if any, on all of such 9 3/8% Notes to be due and payable. Upon the happening of certain other events of default specified in the 9 3/8% Notes Indenture, the unpaid principal of and accrued but unpaid interest on all outstanding 9 3/8% Notes will automatically become due and payable without any action by the trustee or the holders of the 9 3/8% Notes.

The Company may terminate its obligations under the 9 3/8% Indenture at any time, and the obligations of the Guarantors with respect thereto shall terminate, by delivering all outstanding 9 3/8% Notes of the appropriate series to the appropriate trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the 9 3/8% Notes delivered, and the guarantor will be discharged from any and all obligations with respect to its guarantee of such 9 3/8% Notes, (except for certain obligations of the Company to register the transfer or exchange of such 9 3/8% Notes, replace stolen, lost or mutilated
9 3/8% Notes, maintain paying agencies and hold moneys for payment in trust) or
(ii) need not comply with certain of the restrictive covenants with respect to the 9 3/8% Indenture, in each case, if the Company, in addition to satisfying certain other obligations, deposits with the appropriate trustee, in trust, U.S. legal tender or U.S. Government Obligations (in each case, as defined in the 9 3/8% Indenture) or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on 9 3/8% Notes to be defeased on the dates such payments are due in accordance with the terms of 9 3/8% Notes as well as the trustee's fees and expenses.

8 3/4% NOTES

The 8 3/4% Notes mature on June 15, 2007. Interest on the 8 3/4% Notes accrues at the rate of 8 3/4% per annum and is payable semiannually. The 8 3/4% Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt (as defined in the indenture governing the 8 3/4% Notes (the "8 3/4% Indenture")) of the Company and pari passu with the 9 3/8% Notes and the 10 1/2% Notes, and will rank pari passu with the Notes.

Substantially all of the Company's subsidiaries fully and unconditionally guarantee the full and prompt payment of principal of all interest on the 8 3/4% Notes, and of all other obligations under the 8 3/4% Indenture. The indebtedness evidenced by each such guarantee is subordinated to each Guarantor's Senior Debt on the same terms as the 8 3/4% Notes are subordinated to the Company's Senior Debt.

The 8 3/4% Notes are redeemable, at the Company's option, in whole at any time or in part from time to time, on and after June 15, 2002, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve month period commencing on June 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon to the date of redemption:

                            YEAR                               PERCENTAGE
                            ----                               ----------
2002........................................................    104.375%
2003........................................................    102.917
2004........................................................    101.458
2005 and thereafter.........................................    100.000

In addition, on or prior to June 15, 2000, the Company may redeem the 8 3/4% Notes with the net cash proceeds of one or more Public Equity Offerings (as defined in the 8 3/4% Indenture) at a redemption price of 108.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that after any such redemption at least 75% of the aggregate principal amount of the 8 3/4% Notes originally issued must be outstanding. The Company's ability to optionally redeem the 8 3/4% Notes are subject to restrictions contained in the Senior Credit Facility, which limits the amount of debt subordinate to the indebtedness under the Senior Credit Facility that may be redeemed by the Company.

Under the 8 3/4% Indenture, in the event of a change of control (as defined in the 8 3/4% Indenture) of the Company, each holder of 8 3/4% Notes will have the right to require the Company to repurchase, in whole or in part, such holder's 8 3/4% Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any to the date of repurchase.

The 8 3/4% Indenture contains certain restrictive covenants which, among other things, impose limitations (subject to certain exceptions) on the Company with respect to (i) the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock as any warrants, options or other rights for shares of capital stock; (ii) the incurrence of additional indebtedness; (iii) the incurrence of subsidiary indebtedness; (iv) the repayment or redemption of subordinated indebtedness other than in accordance with its scheduled repayment; (v) sales of assets by the Company; (vi) asset swaps; (vii) transactions with stockholders and affiliates; (viii) the restriction of certain payments by subsidiaries to their respective parents; (ix) the creation of liens on the assets of the Company or its subsidiaries; (x) the incurrence of indebtedness senior to the 8 3/4% Notes and subordinate to other indebtedness of the Company; (xi) investments by the Company or its subsidiaries; (xii) the issuance of preferred stock by any of the Company's subsidiaries; (xiii) sales and leasebacks by the Company or its subsidiaries; (xiv) the guarantee of indebtedness; (xv) the conduct of business other than the ownership and operation of radio broadcast stations and businesses reasonably related thereto; and (xvi) the merger or sale of all or substantially all the assets of the Company. Upon the happening of certain events of default specified in the 8 3/4% Indenture, the trustee for the 8 3/4% Notes may, and the trustee upon the request of holders of 25% in principal amount then outstanding of the 8 3/4% Notes shall, or the holders of at least 25% in principal amount of outstanding 8 3/4% Notes may, declare the principal amount then outstanding of and accrued but unpaid interest, if any, on all of such 8 3/4% Notes to be due and payable. Upon the happening of certain other events of default specified in the 8 3/4% Indenture, the unpaid principal of and accrued but unpaid interest on all outstanding 8 3/4% Notes will automatically become due and payable without any action by the trustee or the holders of the 8 3/4% Notes.

The Company may terminate its obligations under the 8 3/4% Indenture at any time, and the obligations of the Guarantors with respect thereto shall terminate, by delivering all outstanding 8 3/4% Notes of the appropriate series to the appropriate trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the 8 3/4% Notes delivered, and the guarantor will be discharged from any and all obligations with respect to its guarantee of such 8 3/4% Notes, (except for certain obligations of the Company to register the transfer or exchange of such 8 3/4% Notes, replace stolen, lost or mutilated
8 3/4% Notes, maintain paying agencies and hold moneys for payment in trust) or
(ii) need not comply with certain of the restrictive covenants with respect to the 8 3/4% Indenture, in each case, if the Company, in addition to satisfying certain other obligations, deposits with the appropriate trustee, in trust, U.S. legal tender or U.S. Government Obligations (in each case, as defined in the 8 3/4% Indenture) or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on 8 3/4% Notes to be defeased on the dates such payments are due in accordance with the terms of 8 3/4% Notes as well as the trustee's fees and expenses.

10 1/2% NOTES

The 10 1/2% Notes mature on January 15, 2007. Interest on the 10 1/2% Notes accrues at the rate of 10 1/2% per annum and is payable semiannually. The
10 1/2% Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt (as defined in the indenture governing the 10 1/2% Notes (the "10 1/2% Indenture")) of the Company and pari passu with the 9 3/8% Notes and the 8 3/4% Notes, and will rank pari passu with the Notes.

Substantially all of the Company's subsidiaries fully and unconditionally guarantee the full and prompt payment of principal of all interest on the 10 1/2% Notes, and of all other obligations under the 10 1/2% Indenture. The indebtedness evidenced by each such guarantee is subordinated to each Guarantor's Senior Debt on the same terms as the 10 1/2% Notes are subordinated to the Company's Senior Debt.

Except as described in the immediately following paragraph, the 10 1/2% Notes may not be redeemed at the option of the Company prior to January 15, 2002. During the twelve month period beginning January 15 of the years indicated below, the 10 1/2% Notes are redeemable at the option of the Company, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of 10 1/2% Notes to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest and Liquidated Damages (as defined in the 10 1/2% Indenture), if any, to the applicable date of redemption.

                            YEAR                               PERCENTAGE
                            ----                               ----------
2002........................................................    105.250%
2003........................................................    103.938
2004........................................................    102.625
2005........................................................    101.313
2006 and thereafter.........................................    100.000

In addition, on or prior to January 15, 2000, the Company may redeem the 10 1/2% Notes with the net cash proceeds of one or more offerings of Equity Interests (as defined in the 10 1/2% Indenture) at a redemption price of 109.5% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that after any such redemption at least 65% of the aggregate principal amount of the 10 1/2% Notes originally issued must be outstanding. The Company's ability to optionally redeem the 10 1/2% Notes are subject to restrictions contained in the Senior Credit Facility, which limits the amount of debt subordinate to the indebtedness under the Senior Credit Facility that may be redeemed by the Company.

Under the 10 1/2% Indenture, in the event of a change of control (as defined in the 10 1/2% Indenture) of the Company, the Company shall be obligated to make an offer to repurchase all outstanding 10 1/2% Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any to the date of repurchase.

The 10 1/2% Indenture contains certain restrictive covenants which, among other things, impose limitations (subject to certain exceptions) on the Company with respect to (i) the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock as any warrants, options or other rights for shares of capital stock; (ii) the incurrence of additional indebtedness; (iii) the incurrence of subsidiary indebtedness; (iv) the repayment or redemption of subordinated indebtedness other than in accordance with its scheduled repayment; (v) sales of assets by the Company; (vi) asset swaps; (vii) transactions with stockholders and affiliates; (viii) the restriction of certain payments by subsidiaries to their respective parents; (ix) the creation of liens on the assets of the Company or its subsidiaries; (x) the incurrence of indebtedness senior to the 10 1/2% Notes and subordinate to other indebtedness of the Company; (xi) investments by the Company or its subsidiaries; (xii) the issuance of preferred stock by any of the Company's subsidiaries; (xiii) sales and leasebacks by the Company or its subsidiaries; (xiv) the guarantee of indebtedness; (xv) the conduct of business other than the ownership and operation of broadcast businesses or businesses related thereto, including media representation and sale of advertising; and
(xvi) the merger or sale of all or substantially all the assets of the Company. Upon the happening of certain events of default specified in the 10 1/2% Indenture, the trustee for the 10 1/2% Notes may, and the trustee upon the request of holders of 25% in principal amount then outstanding of the 10 1/2% Notes shall, or the holders of at least 25% in principal amount of outstanding 10 1/2% Notes may, declare the principal amount then outstanding of and accrued but unpaid interest, if any, on all of such 10 1/2% Notes to be due and payable. Upon the happening of certain other events of default specified in the 10 1/2% Indenture, the unpaid principal of and accrued but unpaid interest on all outstanding 10 1/2% Notes will automatically become due and payable without any action by the trustee or the holders of the 10 1/2% Notes.

The Company may terminate its obligations under the 10 1/2% Indenture at any time, and the obligations of the Guarantors with respect thereto shall terminate, by delivering all outstanding 10 1/2% Notes of the appropriate series to the appropriate trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the 10 1/2% Notes delivered, and the guarantor will be discharged from any and all obligations with respect to its guarantee of such 10 1/2% Notes, (except for certain obligations of the Company to register the transfer or exchange of such 10 1/2% Notes, replace stolen, lost or mutilated
10 1/2% Notes, maintain paying agencies and hold moneys for payment in trust) or
(ii) need not comply with certain of the restrictive covenants with respect to the 10 1/2% Indenture, in each case, if the Company, in addition to satisfying certain other obligations, deposits with the appropriate trustee, in trust, U.S. cash or Government Securities (as defined in the 10 1/2% Indenture) or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on 10 1/2% Notes to be defeased on the dates such payments are due in accordance with the terms of 10 1/2% Notes as well as the trustee's fees and expenses.

8 1/8% NOTES

The 8 1/8% Notes mature on December 15, 2007. Interest on the 8 1/8% Notes accrues at the rate of 8 1/8% per annum and is payable semiannually. The 8 1/8% Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt (as defined in the indenture governing the 8 1/8% Notes (the "8 1/8% Indenture")) of the Company and pari passu with the 9 3/8% Notes, the 10 1/2% Notes and the 8 3/4% Notes.

Substantially all of the Company's subsidiaries fully and unconditionally guarantee the full and prompt payment of principal of all interest on the 8 1/8% Notes, and of all other obligations under the 8 1/8% Indenture. The indebtedness evidenced by each such guarantee is subordinated to each Guarantor's Senior Debt on the same terms as the 8 1/8% Notes are subordinated to the Company's Senior Debt.

The 8 1/8% Notes are redeemable, at the Company's option, in whole at any time or in part from time to time, on and after December 15, 2002, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve month period commencing on December 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon to the date of redemption:

YEAR                                                          PERCENTAGE
----                                                          ----------
2002........................................................   104.063%
2003........................................................   102.708
2004........................................................   101.354
2005 and thereafter.........................................   100.000

In addition, on or prior to December 15, 2000, the Company may redeem the 8 1/8% Notes with the net cash proceeds of one or more Public Equity Offerings (as defined in the 8 1/8% Indenture) at a redemption price of 108.125% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that after any such redemption at least 75% of the aggregate principal amount of the 8 1/8% Notes originally issued must be outstanding. The Company's ability to optionally redeem the 8 1/8% Notes are subject to restrictions contained in the Senior Credit Facility, which limits the amount of debt subordinate to the indebtedness under the Senior Credit Facility that may be redeemed by the Company.

Under the 8 1/8% Indenture, in the event of a change of control (as defined in the 8 1/8% Indenture) of the Company, (i) the Company will have the option, at any time on or prior to December 15, 2000, to redeem the 8 1/8% Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined in the 8 1/8% Indenture), together with accrued and unpaid interest, if any, to the date of redemption, and (ii) if the Company does not so redeem the 8 1/8% Notes or if such change of control occurs after December 15, 2000, each holder of 8 1/8% Notes will have the right to require the Company to repurchase, in whole or in part, such holder's 8 1/8% Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

The 8 1/8% Indenture contains certain restrictive covenants which, among other things, impose limitations (subject to certain exceptions) on the Company with respect to (i) the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock as any warrants, options or other rights for shares of capital stock; (ii) the incurrence of additional indebtedness; (iii) the incurrence of subsidiary indebtedness; (iv) the repayment or redemption of subordinated indebtedness other than in accordance with its scheduled repayment; (v) sales of assets by the Company; (vi) asset swaps; (vii) transactions with stockholders and affiliates; (viii) the restriction of certain payments by subsidiaries to their respective parents; (ix) the creation of liens on the assets of the Company or its subsidiaries; (x) the incurrence of indebtedness senior to the 8 1/8% Notes and subordinate to other indebtedness of the Company; (xi) investments by the Company or its subsidiaries; (xii) the issuance of preferred stock by any of the Company's subsidiaries; (xiii) sales and leasebacks by the Company or its subsidiaries; (xiv) the guarantee of indebtedness; (xv) the conduct of business other than the ownership and operation of broadcast businesses or businesses reasonably related thereto; and (xvi) the merger or sale of all or substantially all the assets of the Company. Upon the happening of certain events of default specified in the 8 1/8% Indenture, the trustee for the 8 1/8% Notes may, and the trustee upon the request of holders of 25% in principal amount then outstanding of the 8 1/8% Notes shall, or the holders of at least 25% in principal amount of outstanding 8 1/8% Notes may, declare the principal amount then outstanding of and accrued but unpaid interest, if any, on all of such 8 1/8% Notes to be due and payable. Upon the happening of certain other events of default specified in the 8 1/8% Indenture, the unpaid principal of and accrued but unpaid interest on all outstanding 8 1/8% Notes will automatically become due and payable without any action by the trustee or the holders of the 8 1/8% Notes.

The Company may terminate its obligations under the 8 1/8% Indenture at any time, and the obligations of the guarantors with respect thereto shall terminate, by delivering all outstanding 8 1/8% Notes of the appropriate series to the appropriate trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the 8 1/8% Notes delivered, and the guarantor will be discharged from any and all obligations with respect to its guarantee of such 8 1/8% Notes, (except for certain obligations of the Company to register the transfer or exchange of such 8 1/8% Notes, replace stolen, lost or mutilated 8 1/8% Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the 8 1/8% Indenture, in each case, if the Company, in addition to satisfying certain other obligations, deposits with the appropriate trustee, in trust, U.S. legal tender or U.S. Government Obligations (in each case, as defined in the 8 1/8% Indenture) or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on 8 1/8% Notes to be defeased on the dates such payments are due in accordance with the terms of 8 1/8% Notes as well as the trustee's fees and expenses.


8% SENIOR NOTES



The 8% Senior Notes mature on November 1, 2008. Interest on the 8% Senior Notes accrues at the rate of 8% per annum and is payable semiannually. The 8% Senior Notes are senior unsecured obligations of the Company, ranking equal in right of payment to the Company's existing and future Senior Debt, including borrowings under the Senior Credit Facility, and rank senior in right of payment to all of the Company's existing and future subordinated debt.



Substantially all of the Company's subsidiaries fully and unconditionally guarantee the full and prompt payment of principal of and interest on the 8% Senior Notes, and of all other obligations under the indenture governing the 8% Senior Notes (the "8% Indenture"). The indebtedness evidenced by each such guarantee ranks equal in right of payment to the Guarantor's guarantees of the Senior Credit Facility and senior in right of payment to the Guarantor's guarantees of the 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes, the 8 1/8% Notes and the 9% Notes.



The 8% Senior Notes are redeemable, at the Company's option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days prior notice to each holder, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined in the 8% Indenture) as of, and accrued and unpaid interest, if any, to, the date of redemption.



In addition, on or prior to November 1, 2001, the Company may redeem the 8% Senior Notes with the net cash proceeds of one or more Public Equity Offerings (as defined in the 8% Indenture) at a redemption price of 108% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that after any such redemption at least 75% of the aggregate principal amount of the 8% Senior Notes originally issued must be outstanding.



Under the 8% Indenture, in the event of a Change of Control (as defined in the 8% Indenture) of the Company, each holder of 8% Senior Notes may have the right to require the Company to repurchase, in whole or in part, such holder's 8% Senior Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.



The 8% Indenture contains certain restrictive covenants which, among other things, impose limitations (subject to certain exceptions) on the Company with respect to (i) the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock or any warrants, options or other rights for shares of capital stock; (ii) the incurrence of additional indebtedness; (iii) the incurrence of subsidiary indebtedness; (iv) the repayment or redemption of subordinated indebtedness other than in accordance with its scheduled repayment; (v) sales of assets by the Company; (vi) asset swaps; (vii) transactions with stockholders and affiliates; (viii) the restriction of certain payments by subsidiaries to their respective parents; (ix) the creation of liens on the assets of the Company or its subsidiaries; (x) investments by the Company or its subsidiaries;
(xi) the issuance of preferred stock by any of the Company's subsidiaries; (xii) sales and leasebacks by the Company or its subsidiaries; (xiii) the guarantee of indebtedness; (xiv) the conduct of business other than the ownership and operation of broadcast businesses or businesses reasonably related thereto; and
(xv) the merger or sale of all or substantially all the assets of the Company. Upon the happening of certain events of default specified in the 8% Indenture, the trustee for the 8% Senior Notes may, and the trustee upon the request of holders of 25% in principal amount then outstanding of the 8% Senior Notes shall, or the holders of at least 25% in principal amount of outstanding 8% Senior Notes may, declare the principal amount then outstanding of and accrued but unpaid interest, if any, on all of such 8% Senior Notes to be due and payable. Upon the happening of certain other events of default specified in the 8% Indenture, the unpaid principal of and accrued but unpaid interest on all outstanding 8% Senior Notes will automatically become due and payable without any action by the trustee or the holders of the 8% Senior Notes.



The Company may terminate its obligations under the 8% Indenture at any time, and the obligations of the Guarantors with respect thereto shall terminate, by delivering all outstanding 8% Senior Notes to the trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the 8% Senior Notes delivered, and the Guarantor will be discharged from any and all obligations with respect to its Guarantee of such 8% Senior Notes, (except for certain obligations of the Company to register the transfer or exchange of such 8% Senior Notes, replace stolen, lost or mutilated 8% Senior Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the 8% Indenture, in each case, if the Company, in addition to satisfying certain other obligations, deposits with the appropriate trustee, in trust, U.S. legal tender or U.S. Government Obligations (in each case, as defined in the 8% Indenture) or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on the 8% Senior Notes on the dates such payments are due in accordance with the terms of 8% Senior Notes as well as the trustee's fees and expenses.


6% EXCHANGE DEBENTURES

For a description of the 6% Convertible Subordinated Exchange Debentures due 2012 issuable by Chancellor Media from time to time upon exchange of the $3.00 Convertible Preferred Stock, see "Description of Capital Stock -- Chancellor Media -- $3.00 Convertible Exchangeable Preferred Stock -- Exchange."

                          DESCRIPTION OF CAPITAL STOCK

CHANCELLOR MEDIA

COMMON STOCK


Chancellor Media's authorized common stock consists of 200,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), approximately 142,724,983 of which were issued and outstanding as of November 30, 1998 and 75,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), none of which were issued and outstanding as of November 30, 1998.


The shares of Common Stock currently outstanding are validly issued, fully paid and nonassessable.

It is not contemplated that any shares of Class A Common Stock will be issued at any time. The Amended and Restated Certificate of Incorporation of Chancellor Media (the "Chancellor Media Certificate") provides that the issuance of any shares of Class A Common Stock will require the unanimous affirmative vote of the Board of Directors of Chancellor Media.

Dividends

Holders of shares of Common Stock and Class A Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of Chancellor Media out of funds legally available for such purpose. The Senior Credit Facility and the certificates of designation governing the $3.00 Convertible Preferred Stock and the 7% Convertible Preferred Stock each directly restrict, and the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture, 8 1/8% Indenture each indirectly restrict, and, assuming completion of the Offering, the Notes Indenture will indirectly restrict, Chancellor Media's ability to pay cash dividends on the Common Stock and Class A Common Stock.

Chancellor Media has not declared or paid any dividends on the Common Stock and Class A Common Stock in the past, and it is not anticipated that Chancellor Media will pay any cash dividends on the Common Stock and Class A Common Stock in the foreseeable future.

Voting Rights

Holders of shares of Common Stock and Class A Common Stock, each voting as a separate class, shall be entitled to vote on all matters submitted to a vote of the stockholders, except as otherwise provided by law. Each share of Common Stock and Class A Common Stock is entitled to one vote per share. Holders of Common Stock and Class A Common Stock are not entitled to cumulative votes in the election of directors.

Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of capital stock of Chancellor Media is required to approve any amendment to the Chancellor Media Certificate that would increase or decrease the aggregate number of authorized shares of any class, increase or decrease the par value of the shares of any class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such class adversely.

Liquidation Rights

Upon liquidation, dissolution, or winding-up of Chancellor Media, the holders of Common Stock and Class A Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors and the holders of preferred stock of Chancellor Media.

Transfer Agent

The Bank of New York serves as the Transfer Agent and Registrar for the Common Stock.

Alien Ownership

The Chancellor Media Certificate restricts the ownership and voting of Chancellor Media's capital stock, including its Common Stock, in accordance with the Communications Act and the rules of the FCC, to prohibit ownership of more than 25% of Chancellor Media's outstanding capital stock (or control of more than 25% of the voting power it represents) by or for the account of aliens, foreign governments, or non-U.S. corporations or corporations otherwise subject to control by such persons or entities. The Chancellor Media Certificate also prohibits any transfer of Chancellor Media's capital stock that would cause Chancellor Media to violate this prohibition. In addition, the Chancellor Media Certificate authorizes the Board of Directors of Chancellor Media to adopt such provisions as its deems necessary to enforce these prohibitions.

Other Provisions

The holders of Common Stock and Class A Common Stock are not entitled to preemptive or similar rights. The shares of Common Stock are not subject to redemption or a sinking fund.

No single shareholder of Chancellor Media holds more than 50.0% of the combined voting power of Chancellor Media. See "Risk Factors -- Control of the Company." As a result, a holder of an "attributable" interest in Chancellor Media may violate the FCC's multiple ownership rules or cross interest rules if such holder also has an "attributable" interest (or, in some cases, a "meaningful" nonattributable interest) in other television or radio stations, or in daily newspapers, depending on the number and location of those radio or television stations or daily newspapers. Such a stockholder may also be restricted in the companies in which such stockholder may invest. See "Business -- Federal Regulation of Radio Broadcasting Industry -- Ownership Matters."

$3.00 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

Dividends

Holders of $3.00 Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of legally available funds, cash dividends at an annual rate of $3.00 per share, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each a "Dividend Payment Date"), beginning September 15, 1997. Dividends will accrue and be cumulative from the most recent date to which dividends have been paid or, if none have been paid, from the date of first issuance of the $3.00 Convertible Preferred Stock and will be payable to holders of record on the March 1, June 1, September 1 and December 1 immediately preceding the relevant Dividend Payment Date. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends.

The $3.00 Convertible Preferred Stock has priority as to dividends over the Common Stock and any other series or class of the Company's stock that ranks junior to the $3.00 Convertible Preferred Stock as to dividends. Notwithstanding the foregoing, the $3.00 Convertible Preferred Stock shall rank junior as to dividends and rights upon a liquidation, dissolution or winding-up of the Company to any and all classes or series of capital stock (other than Common Stock) of the Company, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks on a parity with or junior to the $3.00 Convertible Preferred Stock as to dividends and rights upon a liquidation, dissolution or winding-up of the Company.

Liquidation Rights

Upon liquidation, dissolution or winding-up of Chancellor Media, subject to the payment in full, or until provision has been made for the payment in full, of all claims of creditors of Chancellor Media, holders of $3.00 Convertible Preferred Stock are entitled to receive the liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends, whether or not declared, to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of stock hereafter issued that ranks junior as to liquidation rights to the $3.00 Convertible Preferred Stock.

Voting Rights

The holders of $3.00 Convertible Preferred Stock have no voting rights except as described below or as required by law. In exercising any voting rights, each outstanding share of $3.00 Convertible Preferred Stock will be entitled to one vote, although shares held by Chancellor Media or any entity controlled by Chancellor Media will have no voting rights.

Whenever dividends on the $3.00 Convertible Preferred Stock are in arrears in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive), the size of Chancellor Media's board of directors will be increased by two, and the holders of $3.00 Convertible Preferred Stock, will be entitled to elect two additional directors to the Board of Directors at, subject to certain limitations, any annual meeting of stockholders at which directors are to be elected held during the period when the dividends remain in arrears or, under certain circumstances, at a special meeting of stockholders. These voting rights will terminate when all dividends in arrears and for the current quarterly period have been paid in full or declared and set apart for payment. The term of office of the additional directors so elected will terminate immediately upon that payment or provision for payment.

Under Delaware law, holders of the $3.00 Convertible Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Chancellor Media Certificate, whether or not entitled to vote thereon by the Chancellor Media Certificate, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

Optional Redemption

The $3.00 Convertible Preferred Stock may not be redeemed prior to June 16, 1999. Thereafter, the $3.00 Convertible Preferred Stock may be redeemed by Chancellor Media, at its option, in whole or in part at any time, if redeemed during the 12-month period beginning June 15 of any year specified below (June 16 in the case of 1999) at the following redemption prices (expressed as percentages of the liquidation preference thereof):

                            YEAR                              PERCENTAGE
                            ----                              ----------
1999........................................................    104.80%
2000........................................................    104.20
2001........................................................    103.60
2002........................................................    103.00
2003........................................................    102.40
2004........................................................    101.80
2005........................................................    101.20
2006........................................................    100.60
2007 and thereafter.........................................    100.00

plus in each case accrued and unpaid dividends, whether or not declared, to the redemption date.

The foregoing is subject to the proviso that on or prior to June 15, 2000 the $3.00 Convertible Preferred Stock may not be redeemed at the option of Chancellor Media unless the closing price of Chancellor Media's Common Stock has equalled or exceeded 150% of the conversion price at such time for at least 20 out of any 30 consecutive trading days ending within 15 days before the notice of redemption is first mailed.

Conversion Rights

Each holder of $3.00 Convertible Preferred Stock will have the right at any time at the holder's option to convert any and all shares of $3.00 Convertible Preferred Stock into Common Stock at a conversion price (subject to adjustment as described below) of $50.00 per share of underlying Common Stock (equivalent to a conversion rate of 1.00 share of Common Stock per share of $3.00 Convertible Preferred Stock). If the $3.00 Convertible Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the redemption date fixed by the Board of Directors.

Change of Control. If there occurs a Change of Control (as defined in the certificate of designation for the $3.00 Convertible Preferred Stock) with respect to Chancellor Media, then shares of the $3.00 Convertible Preferred Stock may be converted, at the option of the holder thereof at any time from the date of such Change of Control until the expiration of 45 days after the date of a note by the Company to all holders of the $3.00 Convertible Preferred Stock of the occurrence of the Change of Control, into the number of shares of Common Stock determined by dividing (i) the redemption price for the $3.00 Convertible Preferred Stock (see "-- Optional Redemption") in effect on the date of the Change of Control by (ii) the adjusted conversion price.

Exchange

Shares of $3.00 Convertible Preferred Stock will be exchangeable at the option of Chancellor Media, in whole but not in part, on any March 15, June 15, September 15 or December 15, commencing September 15, 2000, through the issuance of Chancellor Media's 6% Subordinated Exchange Debentures due 2012 (the "6% Exchange Debentures") in redemption of and in exchange for shares of $3.00 Convertible Preferred Stock, provided certain conditions are met. Holders of the $3.00 Convertible Preferred Stock will be entitled to receive 6% Exchange Debentures at the rate of $50.00 principal amount of 6% Exchange Debentures for each share of $3.00 Convertible Preferred Stock.

7% CONVERTIBLE PREFERRED STOCK

Dividends

Holders of 7% Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of Chancellor Media out of legally available funds, cash dividends at an annual rate equal to 7% of the liquidation preference per share, payable quarterly.

The 7% Convertible Preferred Stock has priority as to dividends over the Common Stock and Class A Common Stock of Chancellor Media and any other series or class of Chancellor Media's stock that ranks junior to the 7% Convertible Preferred Stock as to dividends (the "Junior Dividend Stock"). Notwithstanding the foregoing, the 7% Convertible Preferred Stock shall rank junior as to dividends, redemption payments and rights upon a liquidation, dissolution or winding-up of Chancellor Media to any and all classes or series of capital stock (other than common stock) of Chancellor Media, issued in the future, that does not by its terms expressly provide that it ranks on a parity with or junior to the 7% Convertible Preferred Stock as to dividends and rights upon a liquidation, dissolution or winding-up of Chancellor Media.

No dividend (other than dividends payable solely in common stock, any Junior Dividend Stock or warrants or other rights to acquire such common stock or Junior Dividend Stock) may be paid or declared and set apart for payment on, and no purchase, redemption or other acquisition shall be made by Chancellor Media of, the Common Stock of Chancellor Media or Junior Dividend Stock unless all accrued and unpaid dividends on the 7% Convertible Preferred Stock, including the full dividend for the then-current quarterly dividend period, shall have been paid or declared and set apart for payment without interest.

Except as provided below, Chancellor Media may not pay dividends on any class or series of stock issued in the future having parity with the 7% Convertible Preferred Stock as to dividends ("Parity Dividend Stock") unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior dividend payment periods on the 7% Convertible Preferred Stock. In addition, except as provided below, Chancellor Media may not pay dividends on the 7% Convertible Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior dividend payment periods on the Parity Dividend Stock. Whenever all accrued dividends in respect of prior dividend payment periods are not paid in full on 7% Convertible Preferred Stock and on any Parity Dividend Stock, all dividends declared on the 7% Convertible Preferred Stock and the Parity Dividend Stock will be declared and made pro rata so that the amount of dividends declared on the 7% Convertible Preferred Stock and the Parity Dividend Stock will bear the same ratio that accrued and unpaid dividends in respect of prior dividend payment periods on the 7% Convertible Preferred Stock and the Parity Dividend Stock bear to each other. The $3.00 Convertible Preferred Stock constitutes "Parity Dividend Stock" for purposes of the 7% Convertible Preferred Stock.

Chancellor Media may not purchase any shares of the 7% Convertible Preferred Stock or any Parity Dividend Stock (except for consideration payable in common stock or Junior Dividend Stock) or redeem fewer than all the shares of the 7% Convertible Preferred Stock and Parity Dividend Stock then outstanding if Chancellor Media has failed to pay any accrued dividend on the 7% Convertible Preferred Stock or on any Parity Dividend Stock on a stated payment date. Notwithstanding the foregoing, in such event, Chancellor Media may purchase or redeem fewer than all the shares of the 7% Convertible Preferred Stock and Parity Dividend Stock if such repurchase or redemption is made pro rata so that the amounts purchased or redeemed bear to each other the same ratio that the required redemption payments on the shares of the 7% Convertible Preferred Stock and any Parity Dividend Stock then outstanding bear to each other.

If Chancellor Media issues any series or class of stock that ranks senior as to dividends to the 7% Convertible Preferred Stock ("Senior Dividend Stock") and fails to pay or declare and set apart for payment accrued and unpaid dividends on any Senior Dividend Stock (except to the extent allowed by the terms of the Senior Dividend Stock), Chancellor Media may not pay or declare and set apart for payment any dividend on the 7% Convertible Preferred Stock unless and until all accrued and unpaid dividends on the Senior Dividend Stock, including the full dividends for the then current dividend period, have been paid or declared and set apart for payment without interest.

Liquidation Rights

In the case of the voluntary or involuntary liquidation, dissolution or winding up of Chancellor Media, subject to the payment in full, or until provision has been made for the payment in full, of all claims of creditors of Chancellor Media, holders of 7% Convertible Preferred Stock are entitled to receive the liquidation preference of the 7% Convertible Preferred Stock, plus an amount equal to any accrued and unpaid dividends, whether or not declared, to the payment date, before any payment or distribution is made to the holders of common stock or any other series or class of stock issued in the future that ranks junior as to liquidation rights to the 7% Convertible Preferred Stock ("Junior Liquidation Stock"). Holders of 7% Convertible Preferred Stock will not be entitled to receive the liquidation preference of their shares until the liquidation preference of any other series or class of stock that ranks senior as to liquidation rights to the 7% Convertible Preferred Stock ("Senior Liquidation Stock"), if any, and any creditors of Chancellor Media have been paid in full. The holders of 7% Convertible Preferred Stock and any series or class of stock that ranks on a parity as to liquidation rights with the 7% Convertible Preferred Stock ("Parity Liquidation Stock") are entitled to share ratably, in accordance with the respective preferential amounts payable on their stock, in any distribution (after payment of the liquidation preference on any Senior Liquidation Stock) that is not sufficient to pay in full the aggregate liquidation preference on both the 7% Convertible Preferred Stock and on any Parity Liquidation Stock. The $3.00 Convertible

Preferred Stock constitutes "Parity Liquidation Stock" for purposes of the 7% Convertible Preferred Stock.

Voting Rights

The holders of 7% Convertible Preferred Stock have no voting rights except as described below or as required by law.

Whenever dividends on the 7% Convertible Preferred Stock are in arrears in aggregate amount equal to at least six quarterly dividends (whether or not consecutive), the size of Chancellor Media's Board of Directors will be increased by two, and the holders of 7% Convertible Preferred Stock, voting separately as a class together with holders of any Parity Dividend Stock of Chancellor Media then having voting rights, will be entitled to elect two additional directors to the Board of Directors of Chancellor Media at, subject to certain limitations, any annual meeting of stockholders at which directors are to be elected held during the period when the dividends remain in arrears or, under certain circumstances, at a special meeting of stockholders. These voting rights will terminate when all dividends in arrears and for the current quarterly period have been paid in full or declared and set apart for payment. The term of office of the additional directors so elected will terminate immediately upon that payment or provision for payment.

In addition, so long as any 7% Convertible Preferred Stock is outstanding, Chancellor Media may not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of 7% Convertible Preferred Stock and outstanding Parity Dividend Stock, voting as a single class (i) amend, alter or repeal (by merger or otherwise) any provision of the certificate of designation for the 7% Convertible Preferred Stock, the Chancellor Media Certificate or the bylaws of Chancellor Media so as to affect adversely the relative rights, preferences, qualifications, limitations of restrictions of the 7% Convertible Preferred Stock or (ii) effect any reclassification of the 7% Convertible Preferred Stock.

Change of Control

The certificate of designation for the 7% Convertible Preferred Stock provides that, upon the occurrence of a change of control (as defined in such certificate of designation), each holder will have the right to require that Chancellor Media purchase all or a portion of such holder's 7% Convertible Preferred Stock in cash at a purchase price equal to 101% of the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends per share to the date of repurchase. If the repurchase of the 7% Preferred Stock would violate or constitute a default under the Senior Credit Facility or other indebtedness of Chancellor Media, then, pursuant to the certificate of designation for the 7% Convertible Preferred Stock, Chancellor Media will either (A) repay in full all such indebtedness or (B) obtain the requisite consents, if any, under such indebtedness required to permit the repurchase of the 7% Convertible Preferred Stock.

Redemption at Option of Chancellor Media

The 7% Convertible Preferred Stock may not be redeemed prior to January 19, 2000. Thereafter, the 7% Convertible Preferred Stock may be redeemed by Chancellor Media, at its option (subject to contractual and other restrictions with respect thereto, including limitations under the Senior Credit Facility, the 9 3/8% Indenture, the 8 3/4% Indenture, the

10 1/2% Indenture, and, assuming completion of the Offering, the Indenture, and to the legal availability of funds therefor), in whole or in part at any time, if redeemed during the 12-month period beginning January 15 (January 19 in the case of 2000), of any year specified below at the following redemption prices (expressed as percentages of the liquidation preference thereof):

                            YEAR                              DIVIDEND
                            ----                              --------
2000........................................................   104.90%
2001........................................................   104.20
2002........................................................   103.50
2003........................................................   102.80
2004........................................................   102.10
2005........................................................   101.40
2006........................................................   100.70
2007 and thereafter.........................................   100.00

plus in each case accrued and unpaid dividends, whether or not declared, to the redemption date.

Conversion Rights

Each holder of 7% Convertible Preferred Stock will have the right, at the holder's option, to convert any or all shares of 7% Convertible Preferred Stock into Common Stock at any time at a conversion price (subject to adjustment) of $36.19 per share of underlying Common Stock. If the 7% Convertible Preferred Stock is called for redemption, the conversion right, with respect to the called shares of 7% Convertible Preferred Stock, will terminate at the close of business on the redemption date fixed by the Board of Directors of Chancellor Media.

CMCLA


The authorized capital stock of CMCLA as of November 30, 1998 consists of 1,040 shares of common stock, par value $.01 per share, 1,000 of which are owned of record and beneficially by CMHC and 40 of which are owned of record and beneficially by a subsidiary of CMHC, and 10,000,000 shares of preferred stock, par value $.01 per share, none of which shares are issued and outstanding.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material federal income tax considerations relevant to the exchange of Old Notes for New Notes. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE OF OLD NOTES FOR NEW NOTES

The exchange of Old Notes for New Notes pursuant to the exchange offer should not constitute a sale or an exchange for federal income tax purposes. The holder will have a basis for the New Notes equal to the basis of the Old Notes and the holder's holding period for the New Notes will include the period during which the Old Notes were held. Accordingly, such exchange should have no federal income tax consequences to holders of Old Notes.

                              PLAN OF DISTRIBUTION


Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the exchange offer, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the consummation of the exchange offer, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March 9, 1999, all dealers effecting transactions in the New Notes may be required to deliver a Prospectus.


The Company and the Guarantors will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the Registration Statement is declared effective, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal or otherwise. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any broker-dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

The validity of the New Notes offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.

                                    EXPERTS

The consolidated financial statements of Chancellor Media Corporation of Los Angeles and Subsidiaries as of December 31, 1997 and for the year then ended included in this Registration Statement, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

The consolidated financial statements of Chancellor Media Corporation of Los Angeles and subsidiaries, the combined financial statements of WMZQ Inc. and Viacom Broadcasting East Inc., the combined financial statements of Riverside Broadcasting Co., Inc. and WAXQ Inc., the financial statements of WLIT Inc., the combined financial statements of KYSR Inc. and KIBB Inc. and the financial statements of WDAS-AM/FM (station owned and operated by Beasley FM Acquisition Corp.), included herein have been audited by KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon. Such financial statements have been included herein in reliance upon the reports of KPMG Peat Marwick LLP included herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Chancellor Radio Broadcasting Company and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Registration Statement, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

The combined financial statements of Colfax Communications, Inc. Radio Group as of December 31, 1996, 1995, and 1994 and for each of the three years in the period ended December 31, 1996, included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.



The financial statements of the Outdoor Advertising Division of Whiteco Industries, Inc. included in this Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES



                        PRO FORMA FINANCIAL INFORMATION



     The unaudited pro forma condensed combined financial statements of Chancellor Media Corporation of Los Angeles ("CMCLA" and, together with its subsidiaries, the "Company") are presented using the purchase method of accounting for all acquisitions and reflect the combination of consolidated historical financial data of the Company and each of the companies acquired in the transactions completed by the Company during 1997 and 1998 and the elimination of the consolidated historical data of the stations disposed in the transactions completed by the Company during 1997 and 1998 (the "Completed Transactions"). The unaudited pro forma condensed combined balance sheet data at September 30, 1998 presents adjustments for the Completed Transactions, the offering of $750,000,000 aggregate principal amount of 8% Senior Notes due 2008 which was completed on November 17, 1998 (the "8% Senior Notes Offering")and the Pending Transactions (excluding the Petry Acquisition and the Pegasus Acquisition), as if each such transaction had occurred at September 30, 1998. The unaudited pro forma condensed combined statement of operations data for the twelve months ended December 31, 1997 and the nine months ended September 30, 1998 presents adjustments for the Completed Transactions, financing transactions undertaken by the Company and CRBC during 1997, the 1998 Financing Transactions and the Pending Transactions (excluding the Petry Acquisition and the Pegasus Acquisition), as if each such transaction occurred on January 1, 1997. The Petry Acquisition, the Pegasus Acquisition, the Kasem Acquisition and the Other Outdoor Acquisitions are excluded from the pro forma information included in this Offering Memorandum for a number of reasons including: (a) uncertainties regarding on what terms, and in some areas, whether such transactions will be consummated, (b) whether such acquisition will be consummated by the Company or another stand-alone entity formed by Chancellor Media, or (c) the availability of appropriate financial information. In the opinion of management of the Company, such information is not material to such pro forma presentations, either individually or in the aggregate.



     The purchase method of accounting has been used in the preparation of the unaudited pro forma condensed combined financial statements. Under this method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. For purposes of the unaudited pro forma condensed combined financial statements, the purchase prices of the assets acquired in the Completed Transactions have been allocated based primarily on information furnished by management of the acquired or to be acquired assets. The final allocation of the respective purchase prices of the assets acquired in the Completed Transactions are determined a reasonable time after consummation of such transactions and are based on a complete evaluation of the assets acquired and liabilities assumed. Accordingly, the information presented herein may differ from the final purchase price allocation; however, such allocations are not expected to differ materially from the preliminary amounts.



     In the opinion of the Company's management, all adjustments have been made that are necessary to present fairly the pro forma data.



     The unaudited pro forma condensed combined financial statements should be read in conjunction with the respective financial statements and related notes thereto of the Company which have previously been reported. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have been achieved had the transactions reflected therein been consummated as of the dates indicated, or of the results of operations or financial positions for any future periods or dates.

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES



                       UNAUDITED PRO FORMA BALANCE SHEET


                             AT SEPTEMBER 30, 1998


                                 (IN THOUSANDS)



                                                                  PRO FORMA         COMPANY         PRO FORMA
                                                                 ADJUSTMENTS      AS ADJUSTED      ADJUSTMENTS
                                                     COMPANY       FOR THE          FOR THE          FOR THE
                                                    HISTORICAL    COMPLETED        COMPLETED         PENDING          COMPANY
                                                    AT 9/30/98   TRANSACTIONS     TRANSACTIONS   TRANSACTIONS(3)     PRO FORMA
                                                    ----------   ------------     ------------   ---------------     ----------
ASSETS:
Current assets....................................  $  376,797    $   29,180(1)    $  405,977       $  11,006        $  416,983
Note receivable from affiliate....................     150,000            --          150,000        (150,000)               --
Property and equipment, net.......................     299,906        88,664(1)       388,570          12,150           400,720
Intangible assets, net............................   4,916,533       973,231(1)     5,889,764         878,750         6,768,514
Other assets......................................     162,142        27,164(1)       203,306                           203,306
                                                                      (6,000)(1)
                                                                      20,000(2)
                                                    ----------    ----------       ----------       ---------        ----------
        Total assets..............................  $5,905,378    $1,132,239       $7,037,617       $ 751,906        $7,789,523
                                                    ==========    ==========       ==========       =========        ==========

LIABILITIES AND STOCKHOLDER'S EQUITY:
LIABILITIES:
Current liabilities...............................  $  177,472    $    4,959(1)    $  182,431       $     129        $  182,560
Long-term debt....................................   3,018,000     1,107,280(1)     4,145,280         699,127         4,844,407
                                                                     750,000(2)
                                                                    (730,000)(2)
Deferred tax liabilities..........................     312,731                        312,731          42,223           354,954
Other liabilities.................................      60,403                         60,403             834            61,237
                                                    ----------    ----------       ----------       ---------        ----------
        Total liabilities.........................   3,568,606     1,132,239        4,700,845         742,313         5,443,158

STOCKHOLDER'S EQUITY:
Common stock......................................           1            --                1              --                 1
Additional paid in capital........................   2,654,273            --        2,654,273              --         2,654,273
Accumulated deficit...............................    (317,502)           --         (317,502)          9,593          (307,909)
                                                    ----------    ----------       ----------       ---------        ----------
        Total stockholder's equity................   2,336,772            --        2,336,772           9,593         2,346,365
                                                    ----------    ----------       ----------       ---------        ----------
        Total liabilities and stockholder's
          equity..................................  $5,905,378    $1,132,239       $7,037,617       $ 751,906        $7,789,523
                                                    ==========    ==========       ==========       =========        ==========



   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES



         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                 (IN THOUSANDS)


                                                                                    PRO FORMA
                                                                                   ADJUSTMENTS         COMPANY AS
                                                                     COMPLETED       FOR THE          ADJUSTED FOR      PENDING
                                                       COMPANY     TRANSACTIONS     COMPLETED          COMPLETED      TRANSACTIONS
            YEAR ENDED DECEMBER 31, 1997              HISTORICAL   HISTORICAL(4)   TRANSACTIONS       TRANSACTIONS   HISTORICAL(16)
            ----------------------------              ----------   -------------   ------------       ------------   --------------
Gross revenues......................................   $663,804      $732,122       $ (17,651)(5)      $1,377,432       $ 92,994
                                                                                         (843)(6)
Less: agency commissions............................    (81,726)      (68,623)             --            (150,349)       (11,425)
                                                       --------      --------       ---------          ----------       --------
Net revenues........................................    582,078       663,499         (18,494)          1,227,083         81,569
Operating expenses excluding depreciation and
  amortization......................................    316,248       386,650         (14,395)(5)         688,503         45,174
Depreciation and amortization.......................    185,982        74,227          (2,677)(5)         457,714          7,829
                                                                                      200,182(7)                              --
Corporate general and administrative................     21,442        23,392          (1,842)(9)          42,992            481
Merger expense......................................         --         6,124          (6,124)(10)             --             --
Restructuring charge................................         --        15,958              --              15,958             --
Stock option compensation...........................         --         3,083              --               3,083             --
Profit participation fee............................         --         2,322          (2,322)(11)             --
                                                       --------      --------       ---------          ----------       --------
Operating income (loss).............................     58,406       151,743        (191,316)             18,833         28,085
Interest expense....................................     85,017        88,372            (579)(5)         329,683            724
                                                                                      156,873(12)
Interest income.....................................     (1,922)         (753)             --              (2,675)          (513)
Gain on disposition of assets.......................    (18,380)           --              --             (18,380)            --
Other (income) expense..............................        383          (242)            885(13)           1,026         (1,357)
                                                       --------      --------       ---------          ----------       --------
Income (loss) before income taxes...................     (6,692)       64,366        (348,495)           (290,821)        29,231
Income tax expense (benefit)........................      7,802        18,700        (130,120)(14)       (103,618)         1,825
                                                       --------      --------       ---------          ----------       --------
Net income (loss)...................................    (14,494)       45,666        (218,375)           (187,203)        27,406
Preferred stock dividends...........................     12,901        27,321         (40,222)(15)             --             --
                                                       --------      --------       ---------          ----------       --------
Income (loss) attributable to common stock..........   $(27,395)     $ 18,345       $(178,153)         $ (187,203)      $ 27,406
                                                       ========      ========       =========          ==========       ========
  Broadcast cash flow...............................   $265,830      $276,849       $  (4,099)         $  538,580       $ 36,395
                                                       ========      ========       =========          ==========       ========

                                                       PRO FORMA
                                                      ADJUSTMENTS
                                                        FOR THE
                                                        PENDING          COMPANY
            YEAR ENDED DECEMBER 31, 1997              TRANSACTIONS      PRO FORMA
            ----------------------------              ------------      ----------
Gross revenues......................................   $      --        $1,470,426
Less: agency commissions............................          --          (161,774)
                                                       ---------        ----------
Net revenues........................................          --         1,308,652
Operating expenses excluding depreciation and
  amortization......................................          --           733,677
Depreciation and amortization.......................      52,653(17)       518,196
                                                              --
Corporate general and administrative................          --            43,473
Merger expense......................................          --                --
Restructuring charge................................          --            15,958
Stock option compensation...........................          --             3,083
Profit participation fee............................                            --
                                                       ---------        ----------
Operating income (loss).............................     (52,653)           (5,735)
Interest expense....................................      48,221(18)       378,628
                                                              --
Interest income.....................................          --            (3,188)
Gain on disposition of assets.......................          --           (18,380)
Other (income) expense..............................          --              (331)
                                                       ---------        ----------
Income (loss) before income taxes...................    (100,874)         (362,464)
Income tax expense (benefit)........................     (30,492)(19)     (132,285)
                                                       ---------        ----------
Net income (loss)...................................     (70,382)         (230,179)
Preferred stock dividends...........................          --                --
                                                       ---------        ----------
Income (loss) attributable to common stock..........   $ (70,382)       $ (230,179)
                                                       =========        ==========
  Broadcast cash flow...............................   $      --        $  574,975
                                                       =========        ==========



   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES



         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998


                                 (IN THOUSANDS)


                                                                    PRO FORMA                                         PRO FORMA
                                                                   ADJUSTMENTS        COMPANY AS                     ADJUSTMENTS
                                                     COMPLETED       FOR THE         ADJUSTED FOR      PENDING         FOR THE
                                       COMPANY     TRANSACTIONS     COMPLETED         COMPLETED      TRANSACTIONS      PENDING
NINE MONTHS ENDED SEPTEMBER 30, 1998  HISTORICAL   HISTORICAL(4)   TRANSACTIONS      TRANSACTIONS   HISTORICAL(16)   TRANSACTIONS
------------------------------------  ----------   -------------   ------------      ------------   --------------   ------------
Gross revenues.....................   $1,015,562     $177,971       $      --         $1,193,533       $49,769         $     --
Less: agency commissions...........     (116,466)     (17,293)             --           (133,759)       (6,301)              --
                                      ----------     --------       ---------         ----------       -------         --------
Net revenues.......................      899,096      160,678              --          1,059,774        43,468               --
Operating expenses excluding
  depreciation and amortization....      491,924       79,348              --            571,272        19,182               --
Depreciation and amortization......      311,644       26,887          53,354(7)         391,885         3,054           40,403(17)
Corporate general and
  administrative...................       25,188        6,545            (570)(8)         31,163                             --
Executive severance charge.........       59,475           --              --             59,475            --               --
Profit participation fee...........           --        1,756          (1,756)(11)            --
                                      ----------     --------       ---------         ----------       -------         --------
Operating income (loss)............       10,865       46,142         (51,028)             5,979        21,232          (40,403)
Interest expense...................      145,992       12,896          88,374(12)        247,262           435           36,274(18)
Interest income....................      (10,283)        (311)             --            (10,594)          (45)              --
Gain on disposition of
  representation contracts.........      (29,767)          --              --            (29,767)           --               --
Other (income) expense.............       (3,559)       4,615             428(13)          1,484           873               --
                                      ----------     --------       ---------         ----------       -------         --------
Income (loss) before income taxes...     (91,518)      28,942        (139,830)          (202,406)       19,969          (76,677)
Income tax expense (benefit).......      (15,380)          --         (55,735)(14)       (71,115)        1,271          (24,021)(19)
                                      ----------     --------       ---------         ----------       -------         --------
Net income (loss)..................      (76,138)      28,942         (84,095)          (131,291)       18,698          (52,656)
Preferred stock dividends..........       17,601           --         (17,601)(15)            --            --               --
                                      ----------     --------       ---------         ----------       -------         --------
Income (loss) attributable to common
  stock............................   $  (93,739)    $ 28,942       $ (66,494)        $ (131,291)      $18,698         $(52,656)
                                      ==========     ========       =========         ==========       =======         ========
  Broadcast cash flow..............   $  407,172     $ 81,330       $      --         $  488,502       $24,286         $     --
                                      ==========     ========       =========         ==========       =======         ========


                                       COMPANY
NINE MONTHS ENDED SEPTEMBER 30, 1998  PRO FORMA
------------------------------------  ----------
Gross revenues.....................   $1,243,302
Less: agency commissions...........     (140,060)
                                      ----------
Net revenues.......................    1,103,242
Operating expenses excluding
  depreciation and amortization....      590,454
Depreciation and amortization......      435,342
Corporate general and
  administrative...................       31,163
Executive severance charge.........       59,475
Profit participation fee...........           --
                                      ----------
Operating income (loss)............      (13,192)
Interest expense...................      283,971
Interest income....................      (10,639)
Gain on disposition of
  representation contracts.........      (29,767)
Other (income) expense.............        2,357
                                      ----------
Income (loss) before income taxes...    (259,114)
Income tax expense (benefit).......      (93,865)
                                      ----------
Net income (loss)..................     (165,249)
Preferred stock dividends..........           --
                                      ----------
Income (loss) attributable to common
  stock............................   $ (165,249)
                                      ==========
  Broadcast cash flow..............   $  512,788
                                      ==========



   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET RELATED TO THE COMPLETED TRANSACTIONS



(1) Reflects the Completed Transactions that were completed after September 30, 1998 as follows:



                                                      PURCHASE PRICE ALLOCATION                                  FINANCING
                               ------------------------------------------------------------------------   -----------------------
                                                      PROPERTY AND   INTANGIBLE                           DECREASE    INCREASE IN
          COMPLETED             PURCHASE    CURRENT    EQUIPMENT,     ASSETS,      OTHER      CURRENT     IN OTHER     LONG-TERM
        TRANSACTIONS             PRICE      ASSETS       NET(A)        NET(B)     ASSETS    LIABILITIES    ASSETS        DEBT
        ------------           ----------   -------   ------------   ----------   -------   -----------   ---------   -----------
Z Spanish Acquisition(c).....  $   25,000   $    --     $    --       $     --    $25,000     $    --      $   --     $   25,000
Primedia Acquisition(d)......      74,770        --       4,323         70,447         --          --          --         74,770
Kunz Option(e)...............      39,289        --       9,822         29,467         --          --       6,000         33,289
Whiteco Acquisition(f).......     974,221    29,180      74,519        873,317      2,164      (4,959)         --        974,221
                               ----------   -------     -------       --------    -------     -------      ------     ----------
                               $1,113,280   $29,180     $88,664       $973,231    $27,164     $(4,959)     $6,000     $1,107,280
                               ==========   =======     =======       ========    =======     =======      ======     ==========


---------------


(a) The Company has assumed that the historical balances of net property and equipment acquired approximate fair value for the preliminary allocation of the purchase price. Such amounts are based on information provided by management of the respective companies acquired in the Completed Transactions.



(b) The Company, on a preliminary basis, has allocated the intangible assets of the radio acquisitions to broadcast licenses with an estimated average life of 15 years and has allocated the intangible assets of the outdoor acquisitions to goodwill and customer contract value with estimated average lives of 40 years and five years, respectively. The amounts allocated to net intangible assets are preliminary and are based upon historical information from prior radio and outdoor acquisitions.



(c) On October 9, 1998, the Company acquired approximately a 22.4% non-voting equity interest in Z-Spanish Media Corporation ("Z Spanish Media") for $25,000 in cash (the "Z Spanish Acquisition"). Z Spanish Media, which is headquartered in Sacramento, California, is the owner and operator of 22 Hispanic format radio stations in California, Texas, Arizona and Illinois.



(d) On October 23, 1998, the Company acquired Primedia Broadcast Group, Inc. ("Primedia") and certain of its affiliates, which own and operate eight FM stations in Puerto Rico, for approximately $76,050 in cash less working capital deficit of $1,280 plus various other direct acquisition costs (the "Primedia Acquisition").



(e) On November 13, 1998, the Company acquired approximately 1,000 display faces from Kunz & Company for $33,289 in cash plus various other direct acquisition costs (the "Kunz Option"). Martin had previously paid $6,000 in cash to Kunz & Company on July 31, 1997. Martin began operating these 1,000 display faces under a management agreement effective July 31, 1997.



(f) On December 1, 1998, the Company acquired the assets of the Outdoor Advertising division of Whiteco Industries, Inc., an outdoor advertising company with over 22,000 billboards and outdoor displays in 34 states, for $930,000 in cash plus working capital of $24,221 subject to certain adjustments and various other direct acquisition costs of approximately $20,000.



(2) Reflects the proceeds of approximately $730,000 received on November 17, 1998 from the issuance of $750,000 of 8% Senior Notes due 2008 (the "8% Senior Notes"), net of deferred debt issuance costs of $20,000 (the "8% Senior Notes Offering"). The net proceeds from the 8% Senior Notes Offering will be used to reduce bank borrowings under the revolving credit portion of the Senior Credit Facility and the excess proceeds will be invested in short-term investment grade securities.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET RELATED TO THE PENDING TRANSACTIONS



(3) Reflects the Pending Transactions as follows:



                                                     PURCHASE PRICE ALLOCATION
                                   -------------------------------------------------------------
                                   PURCHASE/             PROPERTY AND   INTANGIBLE
                                    (SALES)    CURRENT    EQUIPMENT,     ASSETS,       CURRENT
      PENDING TRANSACTIONS           PRICE     ASSETS       NET(a)        NET(b)     LIABILITIES
      --------------------         ---------   -------   ------------   ----------   -----------
Capstar/SFX Acquisition(e).......  $494,250    $   --      $10,415       $483,835       $  --
Cleveland Acquisitions(f)........   285,877    11,006        2,114        309,547        (129)
Chicago Disposition(g)...........   (21,000)       --       (2,167)        (2,844)         --
Phoenix Acquisition(h)...........    90,000        --        1,788         88,212          --
                                   --------    -------     -------       --------       -----
      Total......................  $849,127    $11,006     $12,150       $878,750       $(129)
                                   ========    =======     =======       ========       =====

                                                                                        FINANCING
                                                                                -------------------------
                                           PURCHASE PRICE ALLOCATION             DECREASE      INCREASE
                                   ------------------------------------------    IN NOTES     (DECREASE)
                                      DEFERRED                                  RECEIVABLE        IN
                                        TAX            OTHER      ACCUMULATED      FROM       LONG-TERM
      PENDING TRANSACTIONS         LIABILITIES(c)   LIABILITIES   DEFICIT(d)    AFFILIATE        DEBT
      --------------------         --------------   -----------   -----------   ----------   ------------
Capstar/SFX Acquisition(e).......     $     --         $  --        $    --      $150,000      $344,250
Cleveland Acquisitions(f)........      (35,827)         (834)            --            --       285,877
Chicago Disposition(g)...........       (6,396)           --         (9,593)           --       (21,000)
Phoenix Acquisition(h)...........           --            --             --            --        90,000
                                      --------         -----        -------      --------      --------
      Total......................     $(42,223)        $(834)       $(9,593)     $150,000      $699,127
                                      ========         =====        =======      ========      ========


---------------


(a) The Company has assumed that historical balances of net property and equipment to be acquired approximate fair value for the preliminary allocation of the purchase price. Such amounts are based primarily on information provided by management of the respective companies to be acquired in the Pending Transactions.



(b) The Company, on a preliminary basis, has allocated the intangible assets of the radio acquisitions to broadcast licenses with an estimated average life of 15 years. The amounts allocated to net intangible assets are preliminary and are based upon historical information from prior radio acquisitions.



(c)  Reflects the tax effect upon consummation of the transaction.



(d) Reflects the gain on sale, net of tax, upon consummation of the transaction.



(e) On February 20, 1998, the Company entered into an agreement to acquire from Capstar KTXQ-FM and KBFB-FM in Dallas/Ft. Worth, KODA-FM, KKRW-FM and KQUE-FM in Houston, KPLN-FM and KYXY-FM in San Diego and WDRV-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh (collectively, the "Capstar/SFX Stations") for an aggregate purchase price of approximately $637,500 in a series of purchases and exchanges over a period of three years (the "Capstar/SFX Transaction"). The Capstar/SFX Stations were acquired by Capstar as part of Capstar's acquisition of SFX on May 29, 1998. On May 29, 1998, the Company completed the Houston Exchange (as defined) and began operating the remaining ten Capstar/SFX Stations under time brokerage agreements. The Company also provided a loan to Capstar in the principal amount of $150,000 (the "Capstar Loan") as part of the Capstar/SFX Transaction. A portion of the Capstar Loan will be prepaid by Capstar in connection with the Company's acquisition of, and the proceeds of such prepayment would be used by the Company as a portion of the purchase price for, each Capstar/SFX Station. The purchase price for the remaining ten Capstar/SFX Stations will be approximately $494,250. The Company is currently assessing whether the terms of the Capstar/SFX Transaction will be modified upon the consummation of the Capstar Merger by Chancellor Media.



(f) On August 11, 1998, the Company entered into an agreement to acquire four FM and two AM radio stations in Cleveland for an aggregate purchase price of approximately $275,000 in cash plus working capital of $10,877 plus various other direct acquisition costs (the "Cleveland Acquisitions"). The Cleveland Acquisitions consist of the purchase by the Company of (i) WDOK-FM and WRMR-AM from Independent Group Limited Partnership, (ii) WZAK-FM from Zapis Communications, (iii) Zebra Broadcasting Corporation which owns WZJM-FM and WJMO-AM and (iv) Wincom Broadcasting Corporation which owns WQAL-FM (the "Wincom Acquisition"). The Company began operating WQAL-FM under a time brokerage agreement effective October 1, 1998. The consummation of each of the Cleveland Acquisitions (other than the Wincom Acquisition) is contingent upon the consummation of each of the other Cleveland Acquisitions (other than the Wincom Acquisition). The Company began operating WQAL-FM under a time brokerage agreement effective October 1, 1998.

(g) On August 20, 1998, the Company entered into an agreement to sell WMVP-AM in Chicago to ABC, Inc. for $21,000 in cash (the "Chicago Disposition"). The Company entered into a time brokerage agreement to sell substantially all of the broadcast time of WMVP-AM effective September 10, 1998.



(h) On September 15, 1998, the Company entered into an agreement to acquire KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90,000 in cash plus various other direct acquisition costs (the "Phoenix Acquisition"). The Company began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998.

ADJUSTMENTS TO UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS RELATED TO THE COMPLETED TRANSACTIONS



(4) The detail of the historical financial data of the companies acquired or disposed of in the Completed Transactions for the year ended December 31, 1997 and for the nine months ended September 30, 1998 has been obtained from the historical financial statements of the respective companies and is summarized below:


                                                                       ACQUISITIONS
                       ------------------------------------------------------------------------------------------------------------
                                                                       CRBC AS
                                                       EVERGREEN     ADJUSTED FOR
                                         WUSL-FM         VIACOM       COMPLETED        KDGE-FM           KATZ
                        WDAS-FM/AM       WIOQ-FM      ACQUISITION        CRBC          KZPS-FM       ACQUISITION        GANNETT
YEAR ENDED              HISTORICAL     HISTORICAL      HISTORICAL    TRANSACTIONS    HISTORICAL       HISTORICAL       HISTORICAL
DECEMBER 31, 1997      1/1 - 5/1(a)   1/1 - 5/15(b)   1/1 - 7/2(c)   1/1 - 9/5(d)   1/1 - 7/31(e)   1/1 - 10/28(f)   1/1 - 12/29(g)
-----------------      ------------   -------------   ------------   ------------   -------------   --------------   --------------
Gross revenues.......     $5,028         $7,088         $38,972        $241,481        $7,616          $144,886         $61,057
Less: agency
 commissions.........       (680)          (829)         (5,470)        (30,754)         (929)               --          (8,052)
                          ------         ------         -------        --------        ------          --------         -------
Net revenues.........      4,348          6,259          33,502         210,727         6,687           144,886          53,005
Operating expenses
 excluding
 depreciation and
 amortization........      2,533          3,649          14,936         119,328         5,293           109,341          26,303
Depreciation and
 amortization........        875             --           2,279          30,505           280               141           1,736
Corporate general and
 administrative......        172            141             682           7,226            --             8,105
Merger expense.......         --             --              --           6,124            --                --              --
Restructuring
 charge..............         --             --              --              --            --            15,958              --
Stock option
 compensation........         --             --              --           3,083            --                --              --
Profit participation
 fee.................         --             --              --              --            --                --              --
                          ------         ------         -------        --------        ------          --------         -------
Operating income
 (loss)..............        768          2,469          15,605          44,461         1,114            11,341          24,966
Interest expense.....         19            990              --          49,812            --            18,310              --
Interest income......        (21)            --              --            (218)           --              (170)             --
Other (income)
 expense.............        884             --              --            (584)           12                --            (375)
                          ------         ------         -------        --------        ------          --------         -------
Income (loss) before
 income taxes........       (114)         1,479          15,605          (4,549)        1,102            (6,799)         25,341
Income tax expense
 (benefit)...........         --             --           5,892           1,180            --             1,912          10,127
                          ------         ------         -------        --------        ------          --------         -------
Net income (loss)....       (114)         1,479           9,713          (5,729)        1,102            (8,711)         15,214
Preferred stock
 dividends...........         --             --              --          27,321            --                --              --
                          ------         ------         -------        --------        ------          --------         -------
Income (loss)
 attributable to
 common stock........     $ (114)        $1,479         $ 9,713        $(33,050)       $1,102          $ (8,711)        $15,214
                          ======         ======         =======        ========        ======          ========         =======
Broadcast cash
 flow................     $1,815         $2,610         $18,566        $ 91,399        $1,394          $ 35,545         $26,702
                          ======         ======         =======        ========        ======          ========         =======

                                                                  ACQUISITIONS
                       --------------------------------------------------------------------------------------------------
                                                                                            MARTIN AS
                                                                                           ADJUSTED FOR
                                          KBIG-FM                                           COMPLETED         PRIMEDIA
                          KXPK-FM         KLDE-FM                                             MARTIN        ACQUISITION
YEAR ENDED              HISTORICAL        WBIX-FM          KODA-FM         WWDC-FM/AM      TRANSACTIONS      HISTORICAL
DECEMBER 31, 1997      1/1 - 8/31(h)   1/1 - 10/10(i)   1/1 - 12/31(j)   1/1 - 12/31(k)   1/1 - 12/31(l)   1/1 - 12/31(m)
-----------------      -------------   --------------   --------------   --------------   --------------   --------------
Gross revenues.......     $3,460          $33,125          $20,869           $11,416         $84,882          $15,732
Less: agency
 commissions.........       (458)          (4,636)          (2,889)           (1,430)         (8,983)          (3,482)
                          ------          -------          -------           -------         -------          -------
Net revenues.........      3,002           28,489           17,980             9,986          75,899           12,250
Operating expenses
 excluding
 depreciation and
 amortization........      2,816           18,277            7,535             5,597          38,836            7,986
Depreciation and
 amortization........        198               --            1,848                90          25,326            2,916
Corporate general and
 administrative......                                                                          1,080               --
Merger expense.......         --               --               --                --              --               --
Restructuring
 charge..............         --               --               --                --              --               --
Stock option
 compensation........         --               --               --                --              --               --
Profit participation
 fee.................         --               --               --                --              --               --
                          ------          -------          -------           -------         -------          -------
Operating income
 (loss)..............        (12)          10,212            8,597             4,299          10,657            1,348
Interest expense.....         --               --               --               123          17,013            2,102
Interest income......         --               --               --               (36)           (293)             (25)
Other (income)
 expense.............        (81)              --               --               (98)          1,767               66
                          ------          -------          -------           -------         -------          -------
Income (loss) before
 income taxes........         69           10,212            8,597             4,310          (7,830)            (795)
Income tax expense
 (benefit)...........         --               --               --                --              --              (53)
                          ------          -------          -------           -------         -------          -------
Net income (loss)....         69           10,212            8,597             4,310          (7,830)            (742)
Preferred stock
 dividends...........         --               --               --                --              --               --
                          ------          -------          -------           -------         -------          -------
Income (loss)
 attributable to
 common stock........     $   69          $10,212          $ 8,597           $ 4,310         $(7,830)         $  (742)
                          ======          =======          =======           =======         =======          =======
Broadcast cash
 flow................     $  186          $10,212          $10,445           $ 4,389         $37,063          $ 4,264
                          ======          =======          =======           =======         =======          =======


                          WHITECO
                        ACQUISITION
YEAR ENDED               HISTORICAL
DECEMBER 31, 1997       1/1-12/31(n)
-----------------      --------------
Gross revenues.......     $126,801
Less: agency
 commissions.........       (8,703)
                          --------
Net revenues.........      118,098
Operating expenses
 excluding
 depreciation and
 amortization........       63,984
Depreciation and
 amortization........       11,525
Corporate general and
 administrative......        6,074
Merger expense.......           --
Restructuring
 charge..............           --
Stock option
 compensation........           --
Profit participation
 fee.................        2,322
                          --------
Operating income
 (loss)..............       34,193
Interest expense.....            4
Interest income......           --
Other (income)
 expense.............       (1,833)
                          --------
Income (loss) before
 income taxes........       36,022
Income tax expense
 (benefit)...........           --
                          --------
Net income (loss)....       36,022
Preferred stock
 dividends...........           --
                          --------
Income (loss)
 attributable to
 common stock........     $ 36,022
                          ========
Broadcast cash
 flow................     $ 54,114
                          ========

                                                                            DISPOSITIONS
                                    --------------------------------------------------------------------------------------------

                                       WPEG-FM                                                                          SAN
                                     WBAV-FM/AM                                                                      FRANCISCO
                                       WRFX-FM                         WPNT-FM                                       FREQUENCY
                                       WFNZ-FM         WNKS-FM        HISTORICAL      WEJM-FM/AM       WJZW-FM       HISTORICAL
                                     HISTORICAL      HISTORICAL         5/30 -        HISTORICAL      HISTORICAL       1/1 -
                                    1/1 - 5/15(b)   1/1 - 5/15(o)      6/19(p)       1/1 - 8/26(q)   1/1 - 7/7(r)      7/7(s)
                                    -------------   -------------   --------------   -------------   ------------   ------------
Gross revenues....................     $(7,788)        $(1,332)         $(567)          $(1,279)         $(4,137)     $(1,370)
Less: agency commissions..........       1,029             142             93               135              567          178
                                       -------         -------          -----           -------          -------      -------
Net revenues......................      (6,759)         (1,190)          (474)           (1,144)          (3,570)      (1,192)
Operating expenses excluding
 depreciation and amortization....      (3,569)           (994)          (285)           (1,276)          (2,161)      (1,738)
Depreciation and amortization.....          --            (212)          (279)             (305)            (315)         (84)
Corporate general and
 administrative...................          --              --             --                --              (70)          --
Merger expense....................          --              --             --                --               --           --
Restructuring charge..............          --              --             --                --               --           --
Stock option compensation.........          --              --             --                --               --           --
Profit participation fee..........          --              --             --                --               --           --
                                       -------         -------          -----           -------          -------      -------
Operating income (loss)...........      (3,190)             16             90               437           (1,024)         630
Interest expense..................          --              --             --                --               --           --
Interest income...................          --              --             --                --               --           --
Other (income) expense............          --              --             --                --               --           --
                                       -------         -------          -----           -------          -------      -------
Income (loss) before income
 taxes............................      (3,190)             16             90               437           (1,024)         630
Income tax benefit................          --              --             --                --             (260)          --
                                       -------         -------          -----           -------          -------      -------
Net income (loss).................      (3,190)             16             90               437             (764)         630
Preferred stock dividends.........          --              --             --                --               --           --
                                       -------         -------          -----           -------          -------      -------
Income (loss) attributable to
 common stock.....................     $(3,190)        $    16          $  90           $   437          $  (764)     $   630
                                       =======         =======          =====           =======          =======      =======
Broadcast cash flow...............     $(3,190)        $  (196)         $(189)          $   132          $(1,409)     $   546
                                       =======         =======          =====           =======          =======      =======

                                                                     DISPOSITIONS
                                    -------------------------------------------------------------------------------

                                                        WBZS-AM
                                                        WZHF-AM                        BONNEVILLE
                                       KDFC-FM          KDFC-AM          WLUP-FM         OPTION          WFLN-FM
                                     HISTORICAL       HISTORICAL       HISTORICAL      HISTORICAL      HISTORICAL
                                    1/1 - 1/31(t)    1/1 - 8/13(u)    1/1 - 7/14(e)   1/1 - 10/1(i)   1/1 - 4/30(v)
                                    -------------   ---------------   -------------   -------------   -------------
Gross revenues....................      $(278)          $(1,091)         $(6,928)       $(31,429)        $(1,298)
Less: agency commissions..........         26                23              935           3,951             134
                                        -----           -------          -------        --------         -------
Net revenues......................       (252)           (1,068)          (5,993)        (27,478)         (1,164)
Operating expenses excluding
 depreciation and amortization....       (224)             (665)          (5,642)        (14,434)           (728)
Depreciation and amortization.....         --               (54)          (1,443)             --            (800)
Corporate general and
 administrative...................         --               (18)              --              --              --
Merger expense....................         --                --               --              --              --
Restructuring charge..............         --                --               --              --              --
Stock option compensation.........         --                --               --              --              --
Profit participation fee..........         --                --               --              --              --
                                        -----           -------          -------        --------         -------
Operating income (loss)...........        (28)             (331)           1,092         (13,044)            364
Interest expense..................         --                --               --              (1)             --
Interest income...................         --                --               --              10              --
Other (income) expense............         --                --               --              --              --
                                        -----           -------          -------        --------         -------
Income (loss) before income
 taxes............................        (28)             (331)           1,092         (13,053)            364
Income tax benefit................         --               (98)              --              --              --
                                        -----           -------          -------        --------         -------
Net income (loss).................        (28)             (233)           1,092         (13,053)            364
Preferred stock dividends.........         --                --               --              --              --
                                        -----           -------          -------        --------         -------
Income (loss) attributable to
 common stock.....................      $ (28)          $  (233)         $ 1,092        $(13,053)        $   364
                                        =====           =======          =======        ========         =======
Broadcast cash flow...............      $ (28)          $  (403)         $  (351)       $(13,044)        $  (436)
                                        =====           =======          =======        ========         =======

                                     DISPOSITIONS
                                    ---------------
                                        WBAB-FM
                                        WBLI-FM
                                        WGBB-AM
                                        WHFM-FM
                                      HISTORICAL       COMPLETED
                                         1/1 -        TRANSACTIONS
                                       12/31(w)        HISTORICAL
                                    ---------------   ------------
Gross revenues....................     $(12,794)        $732,122
Less: agency commissions..........        1,459          (68,623)
                                       --------         --------
Net revenues......................      (11,335)         663,499
Operating expenses excluding
 depreciation and amortization....       (8,048)         386,650
Depreciation and amortization.....           --           74,227
Corporate general and
 administrative...................           --           23,392
Merger expense....................           --            6,124
Restructuring charge..............           --           15,958
Stock option compensation.........           --            3,083
Profit participation fee..........           --            2,322
                                       --------         --------
Operating income (loss)...........       (3,287)         151,743
Interest expense..................           --           88,372
Interest income...................           --             (753)
Other (income) expense............           --             (242)
                                       --------         --------
Income (loss) before income
 taxes............................       (3,287)          64,366
Income tax benefit................           --           18,700
                                       --------         --------
Net income (loss).................       (3,287)          45,666
Preferred stock dividends.........           --           27,321
                                       --------         --------
Income (loss) attributable to
 common stock.....................     $ (3,287)        $ 18,345
                                       ========         ========
Broadcast cash flow...............     $ (3,287)        $276,849
                                       ========         ========

                                                   ACQUISITIONS                               DISPOSITIONS
                       --------------------------------------------------------------------   ------------
                                                    MARTIN AS                                   WBAB-FM
                                                  ADJUSTED FOR                                  WBLI-FM
                                                    COMPLETED      PRIMEDIA       WHITECO       WGBB-AM
     NINE MONTHS         KODA-FM     WWDC-FM/AM      MARTIN       ACQUISITION   ACQUISITION     WHFM-FM       COMPLETED
        ENDED          HISTORICAL    HISTORICAL   TRANSACTIONS    HISTORICAL    HISTORICAL     HISTORICAL    TRANSACTIONS
 SEPTEMBER 30, 1998    1/1-5/29(j)   1/1-6/1(k)    1/1-7/31(l)    1/1-9/30(m)   1/1-9/30(n)   1/1-5/29(w)     HISTORICAL
---------------------  -----------   ----------   -------------   -----------   -----------   ------------   ------------
Gross revenues.......    $ 9,132       $4,273        $54,186        $11,749      $103,694       $(5,063)       $177,971
Less: agency
  commissions........     (1,250)        (528)        (5,768)        (3,070)       (7,191)          514         (17,293)
                         -------       ------        -------        -------      --------       -------        --------
Net revenues.........      7,882        3,745         48,418          8,679        96,503        (4,549)        160,678
Operating expenses
  excluding
  depreciation and
  amortization.......      2,771        2,158         23,171          4,954        49,625        (3,331)         79,348
Depreciation and
  amortization.......        841           45         15,083          2,158         8,760            --          26,887
Corporate general and
  administrative.....         --           --          1,035            317         5,193            --           6,545
Profit participation
  fee................         --           --             --             --         1,756            --           1,756
                         -------       ------        -------        -------      --------       -------        --------
Operating income
  (loss).............      4,270        1,542          9,129          1,250        31,169        (1,218)         46,142
Interest expense.....         --           62         11,057          1,679            98            --          12,896
Interest income......         --          (18)          (261)            --           (32)           --            (311)
Other expense
  (income)...........         --          (49)         5,461             23          (820)           --           4,615
                         -------       ------        -------        -------      --------       -------        --------
Net income (loss)....    $ 4,270       $1,547        $(7,128)       $  (452)     $ 31,923       $(1,218)       $ 28,942
                         =======       ======        =======        =======      ========       =======        ========
Broadcast cash
  flow...............    $ 5,111       $1,587        $25,247        $ 3,725      $ 46,878       $(1,218)       $ 81,330
                         =======       ======        =======        =======      ========       =======        ========


---------------


(a) On May 1, 1997, the Company acquired, in the Beasley Acquisition, WDAS-FM/AM in Philadelphia for $103,000 in cash.



(b) On May 15, 1997, the Company exchanged, in the EZ Exchange, 5 of its 6 stations in the Charlotte market (WPEG-FM, WBAV-FM/AM, WRFX-FM and WFNZ-AM) for WUSL-FM and WIOQ-FM in Philadelphia.



(c) On July 2, 1997, the Company acquired, in the Evergreen Viacom Acquisition, WLTW-FM and WAXQ-FM in New York and WMZQ-FM, WJZW-FM, WZHF-AM, and WBZS-AM in Washington, D.C. for approximately $612,388 in cash including various other direct acquisition costs. The Evergreen Viacom Acquisition was financed with (i) bank borrowings under the Senior Credit Facility (as defined) of $552,559; (ii) $53,750 in escrow funds paid by the Company on February 19, 1997 and (iii) $6,079 financed through working capital. In June 1997, Chancellor Media issued 5,990,000 shares of $3.00 Convertible Exchangeable Preferred Stock (the "$3.00 Convertible Preferred Stock") for net proceeds of approximately $287,800 which were contributed to the Company by Evergreen and used to repay borrowings under the Senior Credit Facility and subsequently were reborrowed on July 2, 1997 as part of the financing of the Evergreen Viacom Acquisition. On July 7, 1997, the Company sold WJZW-FM in Washington, D.C. to affiliates of Capital Cities/ABC Radio for $68,000 in cash. The assets of WJZW-FM, as well as the assets of WZHF-AM and WBZS-AM, which were sold on August 13, 1997, were accounted for as assets held for sale in connection with the purchase price allocation of the Viacom Acquisition and no gain or loss was recognized by the Company upon consummation of the sales (see 4(r) and 4(u)).



(d) On September 5, 1997, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of February 19, 1997 and amended and restated on July 31, 1997 (the "Chancellor Merger Agreement"), among Chancellor Broadcasting Company ("Chancellor"), CRBC, Evergreen Media Corpora-tion ("Evergreen"), Evergreen Mezzanine Holdings Corporation ("EMHC") and Evergreen Media Corporation of Los Angeles ("EMCLA"), (i) Chancellor was merged with and into EMHC, a direct, wholly-owned subsidiary of Evergreen, with EMHC remaining as the surviving corporation and (ii) CRBC was merged with and into EMCLA, a direct, wholly-owned subsidiary of EMHC, with EMCLA remaining as the surviving corporation (collectively, the "Chancellor Merger"). Upon consummation of the Chancellor Merger, Evergreen was renamed Chancellor Media Corporation, EMHC was renamed Chancellor Mezzanine Holdings Corporation ("CMHC") and the Company was renamed Chancellor Media Corporation of Los Angeles ("CMCLA"). Consummation of the Chancellor Merger added 52 radio stations (36 FM and 16 AM) to the Company's portfolio of stations, including 13 stations in markets in which the Company previously operated. The total purchase price allocated to net assets acquired was approximately $1,998,383 which included (i) the conversion of each outstanding share of Chancellor Common Stock into 0.9091 shares of Chancellor Media Common Stock, resulting in the issuance of 34,617,460 shares of Chancellor Media Common Stock at $15.50 per share, (ii) the assumption of long-term debt of CRBC of $949,000 which included $549,000 of borrowings outstanding under the CRBC senior credit facility, $200,000 of CRBC's 9 3/8% Senior Subordinated Notes due 2004 and $200,000 of CRBC's
     8 3/4% Senior Subordinated Notes due 2007, (iii) the issuance of 2,117,629 shares of the Company's 12% Exchangeable Preferred Stock (the "12% Preferred Stock") in exchange for CRBC's substantially identical securities with a fair value of $215,570 including accrued and unpaid dividends of $3,807, (iv) the issuance of 1,000,000 shares of the Company's 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "12 1/4% Preferred Stock") in exchange for CRBC's substantially identical securities with a fair value of $120,217 including accrued and unpaid dividends of $772, (v) the issuance of 2,200,000 shares of Chancellor Media's 7% Convertible Preferred Stock (the "7% Convertible Preferred Stock") in exchange for Chancellor's substantially identical securities with a fair value of $111,048 including accrued and unpaid dividends of $1,048, (vi) the assumption of stock options issued to Chancellor stock option holders with a fair value of $34,977 and (vii) estimated acquisition costs of $31,000.

     CRBC's historical condensed combined statement of operations for the year ended December 31, 1997 and pro forma adjustments related to the transactions completed by CRBC prior to the Chancellor Merger (the "Completed Chancellor Transactions") is summarized below:



                                                         ACQUISITIONS          DISPOSITIONS
                                                   -------------------------   -------------    PRO FORMA
                                                                 CHANCELLOR                    ADJUSTMENTS       CRBC AS
                                                                   VIACOM                        FOR THE       ADJUSTED FOR
                                         CRBC        COLFAX      ACQUISITION      WDRQ-FM       COMPLETED       COMPLETED
                                      HISTORICAL   HISTORICAL    HISTORICAL     HISTORICAL      CHANCELLOR      CHANCELLOR
    YEAR ENDED DECEMBER 31, 1997       1/1-9/5     1/1-1/23(i)   1/1-7/2(ii)   1/1-8/11(iii)   TRANSACTIONS    TRANSACTIONS
    ----------------------------      ----------   -----------   -----------   -------------   ------------    ------------
Gross revenues......................   $215,018      $3,183        $29,214        $(2,395)       $ (3,539)(iv)   $241,481
Less: agency commissions............    (26,575)       (384)        (4,046)           251              --         (30,754)
                                       --------      ------        -------        -------        --------        --------
Net revenues........................    188,443       2,799         25,168         (2,144)         (3,539)        210,727
Operating expenses excluding
  depreciation and amortization.....    110,548       1,872         13,326         (1,986)         (4,432)(iv)    119,328
Depreciation and amortization.......     23,919          --          2,370           (186)          4,484(v)       30,505
                                                                                                      (82)(vi)
Corporate general and
  administrative....................      7,102          --            520            (42)           (354)(vii)      7,226
Merger expense......................      6,124          --             --             --              --           6,124
Stock option compensation...........      3,083          --             --             --              --           3,083
                                       --------      ------        -------        -------        --------        --------
Operating income (loss).............     37,667         927          8,952             70          (3,155)         44,461
Interest expense....................     37,978          --          3,178             --           8,656 (viii     49,812
Interest income.....................       (218)         --             --             --              --            (218)
Other income........................       (584)         --             --             --              --            (584)
                                       --------      ------        -------        -------        --------        --------
Income (loss) before income taxes...        491         927          5,774             70         (11,811)         (4,549)
Income tax expense (benefit)........      2,196          --          1,558             18          (2,592)(ix)      1,180
                                       --------      ------        -------        -------        --------        --------
Net income (loss)...................     (1,705)        927          4,216             52          (9,219)         (5,729)
Preferred stock dividends...........     25,817          --             --             --           1,504(x)       27,321
                                       --------      ------        -------        -------        --------        --------
Income (loss) attributable to common
  stock.............................   $(27,522)     $  927        $ 4,216        $    52        $(10,723)       $(33,050)
                                       ========      ======        =======        =======        ========        ========
Broadcast cash flow.................   $ 77,895      $  927        $11,842        $  (158)       $    893        $ 91,399
                                       ========      ======        =======        =======        ========        ========



---------------



(i) On January 23, 1997, CRBC acquired, in the Colfax Acquisition, Colfax Communications, a radio broadcasting company, with 12 radio stations (8 FM and 4 AM) located in 4 markets (Minneapolis-St. Paul, Phoenix, Washington, D.C. and Milwaukee markets). The total purchase price, including acquisition costs, allocated to net assets acquired was approximately $383,700. The Colfax Acquisition was financed through (i) a private placement by CRBC of $200,000 of 12% Exchangeable Preferred Stock for net proceeds of $191,817; (ii) a private placement by Chancellor of $110,000 of 7% Convertible Preferred Stock for net proceeds of $105,546; (iii) additional bank borrowings under CRBC's previous senior credit agreement of $65,937 and (iv) $20,400 in escrow funds. On March 31, 1997, CRBC sold WMIL-FM and WOKY-AM in Milwaukee for $41,253 in cash. The assets of WMIL-FM and WOKY-AM are classified as assets held for sale in connection with the purchase price allocation of the Colfax Acquisition. Accordingly, WMIL-FM and WOKY-AM net income of approximately $41 for the period January 23, 1997 through March 31, 1997 has been excluded from the Colfax historical condensed statement of operations for the year ended December 31, 1997.



(ii) On July 2, 1997, CRBC acquired, in the Chancellor Viacom Acquisition, KIBB-FM and KYSR-FM in Los Angeles, WLIT-FM in Chicago and WDRQ-FM in Detroit for approximately $500,789 in cash including various other direct acquisition costs. The Chancellor Viacom Acquisition was financed with (i) bank borrowings of $273,159 under CRBC's restated senior credit agreement, dated July 2, 1997 (the "CRBC Restated Credit Agreement"); (ii) borrowings under an interim loan of Chancellor (the "Chancellor Broadcasting/Viacom Interim Financing") of $168,300 which were contributed to CRBC by Chancellor; (iii) escrow funds of $53,750 paid by CRBC on February 19, 1997 and (iv) $5,580 financed through working capital. The assets of WDRQ-FM in Detroit are classified as assets held for sale in connection with the purchase price allocation of the Chancellor Viacom Acquisition (see (iii) below).

(iii)On August 11, 1997, CRBC sold, in the ABC/Detroit Disposition, WDRQ-FM in Detroit for $37,000 in cash. The assets of WDRQ-FM were classified as assets held for sale in connection with the purchase price allocation of the Chancellor Viacom Acquisition (see 4(d)(ii)). Accordingly, WDRQ-FM net income for the period July 2, 1997 to August 11, 1997 has been excluded from CRBC's historical condensed statement of operations.



(iv) Reflects the elimination of time brokerage agreement fees received and paid by CRBC as follows:



         YEAR ENDED DECEMBER 31, 1997            MARKET         PERIOD    REVENUE   EXPENSE
         ----------------------------            ------         ------    -------   -------
   WWWW-FM/WDFN-AM(1)......................  Detroit           1/1-1/31   $  (235)  $   (16)
   WOMX-FM, WXXL-FM, WJHM-FM(2)............  Orlando           1/1-2/13        --      (911)
   WEAT-FM/AM, WOLL-FM(2)..................  West Palm Beach   1/1-3/28      (593)     (304)
   WAPE-FM, WFYV-FM(3).....................  Jacksonville      1/1-9/5     (2,711)     (490)
   WBAB-FM, WBLI-FM, WGBB-AM, WHFM-FM(3)...  Long Island       1/1-9/5         --    (2,711)
                                                                          -------   -------
        Total adjustment for decrease in
          gross revenues and expenses......                               $(3,539)  $(4,432)
                                                                          =======   =======


---------------


      (1)On January 31, 1997, CRBC sold WWWW-FM and WDFN-AM in Detroit to the Company for $30,000 in cash. Prior to the completion of the sale, CRBC had entered into a joint sales agreement effective February 14, 1996 and a time brokerage agreement effective April 1, 1996 to sell substantially all of the broadcast time of WWWW-FM and WDFN-AM to the Company pending the completion of the sale.



      (2)On February 13, 1997, CRBC acquired, in the Omni Acquisition, substantially all of the assets and assumed certain liabilities of the OmniAmerica Group including WOMX-FM, WXXL-FM and WJHM-FM in Orlando, WEAT-FM/AM and WOLL-FM in West Palm Beach, Florida and WAPE-FM AND WFYV-FM in Jacksonville. The total purchase price, including acquisition costs, allocated to net assets acquired was approximately $181,046. Prior to the consummation of the Omni Acquisition, CRBC had entered into an agreement to operate the stations under a time brokerage agreement effective July 1, 1996. Additionally, prior to the consummation of CRBC's exchange of WEAT-FM/AM and WOLL-FM in West Palm Beach for KSTE-FM in Sacramento and $33,000 in cash on March 28, 1997, CRBC entered into time brokerage agreements to sell substantially all of the broadcast time of WEAT-FM/AM and WOLL-FM in West Palm Beach and WAPE-FM and WFYV-FM in Jacksonville effective July 1, 1996.



      (3)On July 1, 1996, CRBC entered into an agreement to exchange, in the SFX Exchange, WAPE-FM and WFYV-FM in Jacksonville, Florida, and $11,000 in cash to SFX for WBAB-FM, WBLI-FM, WGBB-AM, and WHFM-FM in Long Island. CRBC entered into time brokerage agreements to operate WBAB-FM, WBLI-FM, WGBB-AM, and WHFM-FM effective July 1, 1996 and entered into time brokerage agreements to sell substantially all of the broadcast time of WAPE-FM and WFYV-FM effective July 1, 1996. On November 6, 1997, the DOJ filed suit against the Company seeking to enjoin under the HSR Act the acquisition of the four Long Island properties under the SFX Exchange. On March 30, 1998, the Company and SFX entered into a Consent Decree under which the Company and SFX agreed that the SFX Exchange would not be consummated and that the time brokerage agreements under which the Company operated the Long Island properties would be terminated as soon as possible but no later than August 1, 1998. On May 29, 1998, the Company's time brokerage agreements regarding the Long Island properties were terminated as part of the Capstar Transaction (as defined). Furthermore, on May 29, 1998, the Company exchanged WAPE-FM and WFYV-FM in Jacksonville plus $90,250 in cash to Capstar in return for KODA-FM in Houston.

(v) Reflects incremental amortization related to the Completed Chancellor Transactions and is based on the following allocation to intangible assets:



              COMPLETED CHANCELLOR             INCREMENTAL                                  HISTORICAL    ADJUSTMENT
                  TRANSACTIONS                 AMORTIZATION   INTANGIBLE    AMORTIZATION   AMORTIZATION    FOR NET
          YEAR ENDED DECEMBER 31, 1997            PERIOD      ASSETS, NET    EXPENSE(1)      EXPENSE       INCREASE
          ----------------------------         ------------   -----------   ------------   ------------   ----------
   Omni......................................  1/1-2/13        $171,837        $  525         $   --        $  525
   Colfax....................................  1/1-1/23         317,894           508             --           508
   KSTE-FM...................................  1/1-3/28         (32,475)         (198)            --          (198)
   Chancellor Viacom Acquisition.............  1/1-7/2          451,690         5,709          2,060         3,649
                                                               --------        ------         ------        ------
           Total.............................                  $908,946        $6,544         $2,060        $4,484
                                                               ========        ======         ======        ======



---------------



     (1) Intangible assets were amortized on a straight-line basis over an estimated average 40 year life by CRBC. In connection with purchase accounting for the Chancellor Merger, intangible assets are amortized over an estimated average life of 15 years in accordance with the Company's accounting policies and procedures.



     Historical depreciation expense of the Completed Chancellor Transactions is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.



(vi) Reflects the elimination of disposed stations' historical depreciation and amortization expense of $82 for the year ended December 31, 1997 (WWWW-FM/WDFN-AM for the period of January 1, 1997 to January 31, 1997) recognized by CRBC during the time brokerage agreement holding period.



(vii)Reflects the elimination of duplicate corporate expenses of $354 for the year ended December 31, 1997 related to the Completed Chancellor Transactions.



(viii)
     Reflects the adjustment to interest expense in connection with the consummation of the Completed Chancellor Transactions, the issuance by CRBC of its 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock, the refinancing of CRBC's previous senior credit agreement on January 23, 1997 and the offering on June 24, 1997 by CRBC of $200.0 million aggregate principal amount of its 8 3/4% Senior Notes due 2007 (the "8 3/4% Notes"):



                                                                  YEAR ENDED
                                                               DECEMBER 31, 1997
                                                               -----------------
Additional bank borrowings related to:
  Completed Chancellor Acquisitions.........................       $558,892
  Completed Chancellor Dispositions.........................       (104,253)
  New Loan Fees.............................................          6,873
                                                                   --------
Total additional bank borrowings............................       $461,512
                                                                   ========
Interest expense on additional bank borrowings at 7.5%......       $ 11,376
Less: historical interest expense of the stations acquired
  in the Completed Chancellor Transactions..................         (3,178)
                                                                   --------
Net increase in interest expense............................          8,198
Reduction in interest expense on bank debt related to the
  application of net proceeds of the following at 7.5%:
  CRBC 8 3/4% Notes proceeds of $194,083 for the period
  January 1, 1997 to June 24, 1997..........................         (7,036)

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1997
                                                               -----------------
Reduction in interest expense resulting from the redemption
  of CRBC's 12.5% Senior Subordinated Notes of $60,000 on
  June 5, 1997..............................................         (3,229)
Interest expense on $70,133 additional bank borrowings at
  7.5% related to the redemption of CRBC's 12.5% Senior
  Subordinated Notes on June 5, 1997........................          2,265
Interest expense on $200,000 8 3/4% Notes issued June 24,
  1997......................................................          8,458
                                                                   --------
Total adjustment for net increase in interest expense.......       $  8,656
                                                                   ========



(ix) Reflects the income tax benefit related to pro forma adjustments. The adjustment to income taxes reflects the application of the estimated effective tax rate on a pro forma basis to income (loss) before income taxes for historical and pro forma adjustment amounts.



(x) Reflects incremental dividends and accretion of $1,504 on the 12% Exchangeable Preferred Stock for the period January 1, 1997 to January 23, 1997:



(e) On July 14, 1997, the Company completed the disposition of WLUP-FM in Chicago to Bonneville for net proceeds of $80,000 which were held by a qualified intermediary pending the completion of the deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. On October 7, 1997, the Company applied the net proceeds from the disposition of WLUP-FM of $80,000 in cash, plus an additional $3,500 and various other direct acquisition costs, in a deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The Company had previously operated KZPS-FM and KDGE-FM under time brokerage agreements effective August 1, 1997.



(f) On October 28, 1997, the Company and Chancellor Media acquired Katz Media Group, Inc. ("KMG"), a full-service media representation firm, in a tender offer transaction for a total purchase price of approximately $379,101 (the "Katz Acquisition") which included (i) the conversion of each outstanding share of KMG Common Stock into the right to receive $11.00 in cash, resulting in total cash payments of $149,601, (ii) the assumption of long-term debt of KMG and its subsidiaries of $222,000 which included $122,000 of borrowings outstanding under the KMG senior credit facility and $100,000 of the 10 1/2% Notes and (iii) estimated acquisition costs of $7,500.



(g) On December 29, 1997, the Company acquired, in the Gannett Acquisition, 5 radio stations in 3 major markets from P&S, including WGCI-FM/AM in Chicago, KHKS-FM in Dallas, and KKBQ-FM/AM in Houston for $340,000 in cash.



(h) On January 30, 1998, the Company acquired, in the Denver Acquisition, KXPK-FM in Denver from Ever Green Wireless LLC for $26,000 in cash (including $1,650 paid by Chancellor in escrow). The Company had previously been operating KXPK-FM under a time brokerage agreement since September 1, 1997.



(i) On April 3, 1998, the Company exchanged WTOP-FM in Washington, KZLA-FM in Los Angeles and WGMS-FM in Washington plus $57,000 in cash for Bonneville's stations WBIX-FM in New York, KLDE-FM in Houston and KBIG-FM in Los Angeles (the "Bonneville Option"). The Company had previously paid $3,000 in cash to Bonneville on August 6, 1997. The Company had previously entered into time brokerage agreements to operate KLDE-FM and KBIG-FM effective October 1, 1997 and WBIX-FM effective October 10, 1997 and had entered into time brokerage agreements to sell substantially all of the broadcast time of WTOP-AM, KZLA-FM and WGMS-FM effective October 1, 1997.



(j) On February 20, 1998, the Company entered into an agreement to acquire from Capstar Broadcasting Corporation (together with its subsidiaries, "Capstar") KTXQ-FM and KBFB-FM in Dallas/ Ft. Worth, KODA-FM, KKRW-FM and KQUE-AM in Houston, KPLN-FM and KYXY-FM in San Diego and WVTY-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh (collectively, the "Capstar/SFX Stations") for an aggregate purchase price of approximately $637,500 in a series of purchases and exchanges over a period of three years (the "Capstar/SFX Transaction"). The Capstar/

     SFX Stations were acquired by Capstar as part of Capstar's acquisition of SFX on May 29, 1998. On May 29, 1998, as part of the Capstar/SFX Transaction, the Company exchanged WAPE-FM and WFYV-FM in Jacksonville (valued for purposes of the Capstar/SFX Transaction at $53,000) plus $90,250 in cash to Capstar in return for KODA-FM in Houston (the "Houston Exchange"). CRBC entered into a time brokerage agreement to sell substantially all of the broadcast time of WAPE-FM and WFYV-FM effective July 1, 1996 (see 4 (d) (iv) (3)). Therefore, the results of operations of WAPE-FM and WFYV-FM are not included in the Company's historical condensed statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998.



(k) On June 1, 1998, the Company acquired WWDC-FM/AM in Washington, D.C. from Capitol Broadcasting Company and its affiliates for $74,062 in cash (including $2,062 for the purchase of the stations' accounts receivable) plus various other direct acquisition costs, of which $4,000 was previously paid by the Company as escrow funds (the "Capitol Broadcasting Acquisition").



(l) On July 31, 1998, the Company acquired Martin Media and certain affiliated companies ("Martin"), an outdoor advertising company with over 14,500 billboards and outdoor displays in 12 states serving 23 markets, for $591,674 in cash plus working capital of $19,443 subject to certain adjustments and direct acquisition costs of approximately $10,000.



     Martin's historical condensed combined statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 and pro forma adjustments related to the significant transactions completed by Martin prior to the Martin Acquisition (the "Completed Martin Transactions") are summarized below. The pro forma adjustments for the Martin Acquisition do not reflect certain acquisitions of assets by Martin with an aggregate purchase price of approximately $17,000 which, in the opinion of the Company's management is not material to such pro forma presentations either individually or in the aggregate.


                                                                                   LAS VEGAS         NEWMAN
                                      MARTIN          KUNZ          CONNELL         OUTDOOR          OUTDOOR          POA
                                    ACQUISITION   ACQUISITION     ACQUISITION     ACQUISITION      ACQUISITION    ACQUISITION
                                    HISTORICAL     HISTORICAL     HISTORICAL       HISTORICAL      HISTORICAL      HISTORICAL
   YEAR ENDED DECEMBER 31, 1997      1/1-12/31    1/1-7/31(i)    1/1-12/23(ii)   1/1-12/31(iii)   1/1-12/31(iv)   1/1-12/31(v)
   ----------------------------     -----------   ------------   -------------   --------------   -------------   ------------
Gross revenues....................    $70,044        $5,569         $3,459           $1,840          $2,400          $1,570
Less: agency commissions..........     (7,894)           --           (413)            (181)           (180)           (315)
                                      -------        ------         ------           ------          ------          ------
Net revenues......................     62,150         5,569          3,046            1,659           2,220           1,255
Operating expenses excluding
  depreciation and amortization...     31,196         2,318          1,553            1,353           1,628             788
Depreciation and amortization.....     12,084           281            518               30             279              --
Corporate general and
  administrative..................      2,334            80             91               --              --              --
                                      -------        ------         ------           ------          ------          ------
Operating income (loss)...........     16,536         2,890            884              276             313             467
Interest expense..................     10,507            --             --               --             243              --
Interest income...................       (293)           --             --               --              --              --
Other expense.....................      1,737            --             --               --              30              --
                                      -------        ------         ------           ------          ------          ------
Net income (loss).................    $ 4,585        $2,890         $  884           $  276          $   40          $  467
                                      =======        ======         ======           ======          ======          ======
  Broadcast cash flow.............    $30,954        $3,251         $1,493           $  306          $  592          $  467
                                      =======        ======         ======           ======          ======          ======

                                      PRO FORMA
                                     ADJUSTMENTS        MARTIN AS
                                       FOR THE          ADJUSTED
                                      COMPLETED       FOR COMPLETED
                                       MARTIN            MARTIN
   YEAR ENDED DECEMBER 31, 1997     TRANSACTIONS      TRANSACTIONS
   ----------------------------     -------------     -------------
Gross revenues....................    $      --          $84,882
Less: agency commissions..........           --           (8,983)
                                      ---------          -------
Net revenues......................           --           75,899
Operating expenses excluding
  depreciation and amortization...           --           38,836
Depreciation and amortization.....       12,134(vi)       25,326
Corporate general and
  administrative..................       (1,425)(vii)      1,080
                                      ---------          -------
Operating income (loss)...........      (10,709)          10,657
Interest expense..................        6,263(viii)     17,013
Interest income...................           --             (293)
Other expense.....................           --            1,767
                                      ---------          -------
Net income (loss).................    $ (16,972)         $(7,830)
                                      =========          =======
  Broadcast cash flow.............    $      --          $37,063
                                      =========          =======

                                                                             PRO FORMA        MARTIN AS
                                                                            ADJUSTMENTS        ADJUSTED
                                                  MARTIN          POA         FOR THE            FOR
                                                ACQUISITION   ACQUISITION    COMPLETED        COMPLETED
                                                HISTORICAL    HISTORICAL       MARTIN           MARTIN
     NINE MONTHS ENDED SEPTEMBER 30, 1998        1/1-7/31     1/1-7/9(v)    TRANSACTIONS     TRANSACTIONS
     ------------------------------------       -----------   -----------   ------------     ------------
Gross revenues................................    $53,285        $ 901        $    --          $54,186
Less: agency commissions......................     (5,612)        (156)            --           (5,768)
                                                  -------        -----        -------          -------
Net revenues..................................     47,673          745             --           48,418
Operating expenses excluding depreciation and
  amortization................................     22,671          500             --           23,171
Depreciation and amortization.................     14,694           88            301(vi)       15,083
Corporate general and administrative..........      3,030           --         (1,995)(vii)      1,035
                                                  -------        -----        -------          -------
Operating income..............................      7,278          157          1,694            9,129
Interest expense..............................     10,781            1            275(viii)     11,057
Interest income...............................       (261)          --             --             (261)
Other expense.................................      5,448           13             --            5,461
                                                  -------        -----        -------          -------
Net income(loss)..............................    $(8,690)       $ 143        $ 1,419          $(7,128)
                                                  =======        =====        =======          =======
Broadcast cash flow...........................    $25,002        $ 245        $    --          $25,247
                                                  =======        =====        =======          =======



---------------



(i) On July 31, 1997, Martin acquired approximately 500 display faces of the Kunz Outdoor Advertising division from Kunz & Company, an outdoor advertising company with approximately 1,500 billboards and outdoor displays in five markets, for $20,500 in cash plus various other direct acquisition costs (the "Kunz Acquisition").



(ii) On December 23, 1997, Martin acquired Connell Outdoor Advertising Co., an outdoor advertising company with 88 billboards and outdoor displays in the Las Vegas market, for $30,000 in cash plus various other direct acquisition costs (the "Connell Acquisition").



(iii)On January 2, 1998, Martin acquired Las Vegas Outdoor Advertising, Inc., an outdoor advertising company with 90 billboards and outdoor displays in the Las Vegas market, for $16,800 in cash plus various other direct acquisition costs (the "Las Vegas Outdoor Acquisition").



(iv) On January 2, 1998, Martin acquired Newman Outdoor of Texas, Inc., an outdoor advertising company with over 1,200 billboards and outdoor displays in three markets, for $12,500 in cash plus various other direct acquisition costs (the "Newman Acquisition").



(v) On July 9, 1998, Martin acquired POA, an outdoor advertising company with over 1,240 billboards and outdoor displays in the Pittsburgh market, for $5,867 in cash plus various other direct acquisition costs (the "POA Acquisition").



(vi) Reflects incremental amortization related to the Completed Martin Transactions and is based on the following allocation to intangible assets:



                                   INCREMENTAL                                  HISTORICAL    ADJUSTMENT
                                   AMORTIZATION   INTANGIBLE    AMORTIZATION   AMORTIZATION    FOR NET
YEAR ENDED DECEMBER 31, 1997          PERIOD      ASSETS, NET    EXPENSE(1)      EXPENSE       INCREASE
----------------------------       ------------   -----------   ------------   ------------   ----------
Kunz Acquisition.................   1/1-7/31        $17,260       $ 2,014          $ 42        $ 1,972
Connell Acquisition..............  1/1-12/23         25,650         5,030           373          4,657
Las Vegas Outdoor Acquisition....  1/1-12/31         14,408         2,882            --          2,882
Newman Acquisition...............  1/1-12/31         10,249         2,050            --          2,050
POA Acquisition..................  1/1-12/31          2,867           573            --            573
                                                    -------       -------          ----        -------
          Total..................                   $70,434       $12,549          $415        $12,134
                                                    =======       =======          ====        =======

                                      INCREMENTAL                                  HISTORICAL    ADJUSTMENT
                                      AMORTIZATION   INTANGIBLE    AMORTIZATION   AMORTIZATION    FOR NET
NINE MONTHS ENDED SEPTEMBER 30, 1998     PERIOD      ASSETS, NET    EXPENSE(1)      EXPENSE       INCREASE
------------------------------------  ------------   -----------   ------------   ------------   ----------
POA Acquisition....................      1/1-7/9       $ 2,867         $301           $ --          $301
                                                       =======         ====           ====          ====


---------------


     (1) Intangible assets were amortized on a straight-line basis over an estimated average 5 year life by Martin.



     Historical depreciation expense of the Completed Martin Transactions is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.



(vii)On July 31, 1997, Martin paid $6,000 to Kunz & Company for an option to purchase approximately 1,000 display faces from its Kunz Outdoor Advertising division for $33,289 in cash plus various other direct acquisition costs. Martin began operating these 1,000 display faces under a management agreement effective July 31, 1997. Pursuant to the management agreement, Martin paid a management fee of $285 per month to Kunz & Company. Reflects the elimination of management fees paid by Martin to Kunz & Company of $1,425 for the year ended December 31, 1997 and $1,995 for the period January 1, 1998 through July 31, 1998.



(viii)
     Reflects the adjustment to interest expense in connection with the consummation of the Completed Martin Transactions:



                                                                             NINE MONTHS
                                                             YEAR ENDED         ENDED
                                                            DECEMBER 31,    SEPTEMBER 30,
                                                                1997            1998
                                                            -------------   -------------
Additional bank borrowings related to:
  Completed Martin Acquisitions...........................     $85,667         $35,167
                                                               -------         -------
Interest expense on additional bank borrowings at 8.5%....     $ 6,506         $   276
Less: historical interest expense of the companies
  acquired in the Completed Martin Transactions...........        (243)             (1)
                                                               -------         -------
Net increase in interest expense..........................     $ 6,263         $   275
                                                               =======         =======



(m) On October 23, 1998, the Company acquired Primedia Broadcast Group, Inc. ("Primedia") and certain of its affiliates, which own and operate eight FM stations in Puerto Rico, for approximately $76,050 in cash less working capital deficit of $1,280 plus various other direct acquisition costs (the "Primedia Acquisition").



(n) On December 1, 1998, the Company acquired the assets of the Outdoor Advertising division of Whiteco Industries, Inc., an outdoor advertising company with over 22,000 billboards and outdoor displays in 34 states, for $930,000 in cash plus working capital of $24,221 subject to certain adjustments and various other direct acquisition costs of approximately $20,000.



(o) On May 15, 1997, the Company sold, in the EZ Sale, WNKS-FM in Charlotte for $10,000 in cash.



(p) On May 30, 1997, the Company acquired, in the Century Acquisition, WPNT-FM in Chicago for $75,750 in cash (including $2,000 for the purchase of the station's accounts receivable) of which $5,500 was paid as escrow funds in July 1996. On June 19, 1997, the Company sold, in the Bonneville/WPNT Disposition, WPNT-FM in Chicago for $75,000 in cash and recognized a gain of $500.



(q) On June 3, 1997, the Company sold, in the Crawford Disposition, WEJM-FM in Chicago for $14,750 in cash. On August 26, 1997, the Company sold, in the Douglas Chicago Disposition, WEJM-AM in Chicago for $7,500 in cash.



(r) On July 7, 1997, the Company sold, in the ABC/Washington Disposition, WJZW-FM in Washington for $68,000 in cash. The assets of WJZW-FM were classified as assets held for sale in connection with the purchase price allocation of the Evergreen Viacom Acquisition (see 4(c)). Accordingly,

     WJZW-FM net income for the period July 2, 1997 to July 7, 1997 has been excluded from the Company's historical condensed statement of operations.



(s) On July 7, 1997, the Company sold, in the San Francisco Frequency Disposition, the San Francisco 107.7 MHz FM dial position and transmission facility and the call letters from CRBC's KSAN-FM in San Francisco for $44,000 in cash.



(t) On January 31, 1997, the Company acquired, in the KKSF/KDFC Acquisition, KKSF-FM and KDFC-FM/AM in San Francisco for $115,000 in cash. The Company had previously been operating KKSF-FM and KDFC-FM/AM under a time brokerage agreement since November 1, 1996. On July 21, 1997, the Company sold, in the Bonneville/KDFC Disposition, KDFC-FM in San Francisco for $50,000 in cash. The assets of KDFC-FM were classified as assets held for sale in connection with the purchase price allocation of the acquisition of KKSF-FM/KDFC-FM/AM. Accordingly, KDFC-FM net income of approximately $791 for the period February 1, 1997 through July 21, 1997 has been excluded from the Company's historical condensed statement of operations. Therefore, the KDFC-FM condensed statement of operations includes the results of operations for January 1, 1997 through January 31, 1997 (the time brokerage agreement holding period in 1997) for the year ended December 31, 1997.



(u) On August 13, 1997, the Company sold, in the Douglas AM Dispositions, WBZS-AM and WZHF-AM in Washington (acquired as part of the Evergreen Viacom Acquisition -- see 4(c)) and KDFC-AM in San Francisco for $18,000 in the form of a promissory note. The assets of WBZS-AM and WZHF-AM were classified as assets held for sale in connection with the purchase price allocation of the Evergreen Viacom Acquisition (see 4(c)). Accordingly, WBZS-AM and WZHF-AM net income for the period July 2, 1997 to August 13, 1997 has been excluded from the Company's historical condensed statement of operations.



(v) On April 13, 1998, the Company and Secret entered into a settlement agreement regarding WFLN-FM in Philadelphia. Previously in August 1996, the Company and Secret had entered into an agreement under which the Company would acquire WFLN-FM from Secret for $37,750 in cash. In April 1997, the Company entered into an agreement to sell WFLN-FM to Greater Media for $41,800 in cash. On July 16, 1997, Secret purported to terminate the sale of WFLN-FM to the Company. The Company subsequently brought suit against Secret to enforce its rights to acquire WFLN-FM. Pursuant to a court settlement entered in August 1997 and the settlement agreement between the Company and Secret entered on April 13, 1998, (i) Secret sold WFLN-FM directly to Greater Media for $37,750, (ii) Greater Media deposited $4,050 (the difference between the Company's proposed acquisition price for WFLN-FM from Secret and the Company's proposed sale price for WFLN-FM to Greater Media) with the court and (iii) the Company received $3,500 of such amount deposited by Greater Media with the court, plus interest earned during the period which the court held such amounts (the "WFLN Settlement"), and Secret received the balance of such amounts.



(w) CRBC began operating WBAB-FM, WBLI-FM, WGBB-AM and WHFM-FM in Long Island under a time brokerage agreement effective July 1, 1996 (see 4(d)(iv)(3)). On May 29, 1998, as part of the Capstar/SFX Transaction, the Company's time brokerage agreements regarding the Long Island properties were terminated. The results of operations of WBAB-FM, WBLI-FM, WGBB-AM and WHFM-FM in Long Island are included in CRBC's historical condensed statement of operations for January 1, 1997 through September 5, 1997 and in the Company's historical condensed statement of operations for September 6, 1997 through December 31, 1997. Additionally, the Company's historical condensed statement of operations for the nine months ended September 30, 1998 includes the results of operations of WBAB-FM, WBLI-FM, WGBB-AM and WHFM-FM in Long Island for January 1, 1998 through May 29, 1998.



(5) Reflects the elimination of intercompany transactions between the Company and Katz for the year ended December 31, 1997.

(6) Reflects the elimination of time brokerage agreement fees received by the Company as follows:



YEAR ENDED DECEMBER 31, 1997                        MARKET          PERIOD     REVENUE
----------------------------                        ------          ------     -------
KZLA-FM......................................  Los Angeles        10/1-12/31    $(567)
WTOP-AM......................................  Washington, D.C.   10/1-12/31     (276)
                                                                                -----
                                                                                $(843)
                                                                                =====



(7) Reflects incremental amortization related to the Completed Transactions and is based on the following allocation to intangible assets:



                                   INCREMENTAL                                  HISTORICAL    ADJUSTMENT
                                   AMORTIZATION   INTANGIBLE    AMORTIZATION   AMORTIZATION    FOR NET
  YEAR ENDED DECEMBER 31, 1997      PERIOD(I)     ASSETS, NET    EXPENSE(I)      EXPENSE       INCREASE
  ----------------------------     ------------   -----------   ------------   ------------   ----------
WWWW-FM/WDFN-AM..................    1/1-1/31     $   26,590      $    148       $    --       $    148
KKSF-FM(ii)......................    1/1-1/31         58,698           326            --            326
WJLB-FM/WMXD-FM..................    1/1-3/31        165,559         2,759            --          2,759
WWRC-AM..........................     1/1-4/2         16,808           286            --            286
WDAS-FM/AM.......................    1/1-4/30         98,185         2,182           820          1,362
Evergreen Viacom
  Acquisition(iii)...............     1/1-7/2        515,654        17,379           793         16,586
Chancellor Merger(iv)............     1/1-9/5      2,178,137        98,823        23,638         75,185
Chicago/Dallas Exchange..........    1/1-10/7           (613)          (31)           --            (31)
Katz Acquisition(v)..............   1/1-10/28        354,058        10,267         7,616          2,651
Gannett Acquisition..............   1/1-12/29        334,892        22,264         1,228         21,036
Denver Acquisition...............   1/1-12/31         24,589         1,639           268          1,371
Bonneville Option................   1/1-12/31         62,504         4,167            --          4,167
KODA-FM..........................   1/1-12/31         93,294         6,220         1,441          4,779
WWDC-FM/AM.......................   1/1-12/31         64,338         4,289            --          4,289
Martin Acquisition(vi)...........   1/1-12/31        564,370        30,577        12,650         17,927
Primedia Acquisition.............   1/1-12/31         70,447         4,696         2,248          2,448
Kunz Option(vi)..................   1/1-12/31         29,467         1,665            --          1,665
Whiteco Acquisition(vi)..........   1/1-12/31        873,317        49,342         6,114         43,228
                                                  ----------      --------       -------       --------
         Total...................                 $5,530,294      $256,998       $56,816       $200,182
                                                  ==========      ========       =======       ========



                                      INCREMENTAL                                  HISTORICAL    ADJUSTMENT
                                      AMORTIZATION   INTANGIBLE    AMORTIZATION   AMORTIZATION    FOR NET
NINE MONTHS ENDED SEPTEMBER 30, 1998   PERIOD(I)     ASSETS, NET    EXPENSE(I)      EXPENSE       INCREASE
------------------------------------  ------------   -----------   ------------   ------------   ----------
Denver Acquisition................      1/1-1/30     $   24,589      $   137        $    --       $   137
Bonneville Option.................       1/1-4/3         62,504        1,076             --         1,076
KODA-FM...........................      1/1-5/29         93,294        2,574            656         1,918
WWDC-FM/AM........................       1/1-6/1         64,338        1,799             --         1,799
Martin Acquisition(vi)............      1/1-7/31        564,370       17,836          4,904        12,932
Primedia Acquisition..............      1/1-9/30         70,447        3,522          1,620         1,902
Kunz Option(vi)...................      1/1-9/30         29,467        1,249             --         1,249
Whiteco Acquisition(vi)...........      1/1-9/30        873,317       37,007          4,666        32,341
                                                     ----------      -------        -------       -------
         Total....................                   $1,782,326      $65,200        $11,846       $53,354
                                                     ==========      =======        =======       =======



(i) Intangible assets are amortized on a straight-line basis over an estimated average 15 year life (except for the Katz Acquisition, the Martin Acquisition, the Kunz Option and the Whiteco Acquisition -- see (v) and
     (vi) below). The incremental amortization period represents the period of the year that the station was not owned by the Company.



(ii) Intangible assets for KKSF-FM excludes (1) $50,000 of the purchase price allocated to KDFC-FM which has been classified as assets held for sale, (2) $1,500 to be reimbursed by the buyers of KDFC-FM for costs incurred in connection with relocating KKSF and (3) $4,802 of the purchase price allocated to KDFC-AM which was sold, in the Douglas AM Dispositions, on August 13, 1997.



(iii)Intangible assets for the Evergreen Viacom Acquisition of $515,654 excludes
     (1) $67,231 of the purchase price allocated to WJZW-FM which was sold in the ABC/Washington Disposition on July 7,

     1997 and (2) $12,148 of the purchase price allocated to WZHF-AM and WBZS-AM which were sold in the Douglas AM Dispositions on August 13, 1997.



(iv) Intangible assets for the Chancellor Merger of $2,178,137 includes $293,548 resulting from the recognition of deferred tax liabilities.



(v) Intangible assets for the Katz Acquisition of $354,058 consist of goodwill of $249,058 and representation contract value of $105,000 with estimated average lives of 40 years and 17 years, respectively.



(vi) Intangible assets for the Martin Acquisition, the Kunz Option and the Whiteco Acquisition of $564,370, $29,467 and $873,317, respectively, consist of goodwill, customer contact value and non-compete agreements with estimated average lives of 40 years, 5 years and 5 years, respectively.



     Historical depreciation expense of the Completed Transactions is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.



(8) Reflects the elimination of management fees paid by the Company to Kunz & Company of $570 for the period August 1, 1998 through September 30, 1998 in connection with the Kunz Option.



(9) Reflects the elimination of duplicate corporate expenses of $1,842 for the year ended December 31, 1997 related to the Completed Transactions.



(10) Reflects the elimination of merger expenses of $6,124 for the year ended December 31, 1997 incurred by CRBC in connection with the Chancellor Merger.



(11) Reflects the elimination of the profit participation fee paid by Whiteco to Metro Management Associates of $2,322 and $1,756 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.



(12) Reflects the adjustment to interest expense in connection with the consummation of the Completed Transactions, the amendment and restatement of the Company's senior credit agreement on April 25, 1997 (the "Senior Credit Facility"), Chancellor Media's $3.00 Convertible Preferred Stock Offering completed on June 16, 1997, the offering by the Company of the 8 1/8% Notes on December 22, 1997, Chancellor Media's 1998 Equity Offering completed on March 13, 1998, the repurchase of the Company's 12% Exchange Debentures on June 10, 1998, the repurchase of the Company's 12 1/4% Exchange Debentures on August 19, 1998, the Company's offering of the 9% Notes on September 30, 1998 and the Company's offering of the 8% Senior Notes on November 17, 1998:



                                                                           NINE MONTHS
                                                            YEAR ENDED        ENDED
                                                           DECEMBER 31,   SEPTEMBER 30,
                                                               1997           1998
                                                           ------------   -------------
Additional bank borrowings related to:
  Completed Acquisitions.................................   $3,494,948      $1,967,889
  Completed Dispositions.................................     (349,250)             --
  Chancellor Merger(a)...................................      164,000              --
  Katz Acquisition(b)....................................      157,101              --
  New Loan Fees..........................................       10,473              --
                                                            ----------      ----------
Total additional bank borrowings.........................   $3,477,272      $1,967,889
                                                            ==========      ==========
Interest expense at 7.0%.................................   $  197,936      $   89,122
Less: historical interest expense related to completed
  station acquisitions and dispositions..................      (20,251)        (12,896)
                                                            ----------      ----------
Net increase in interest expense.........................      177,685          76,226

                                                                           NINE MONTHS
                                                            YEAR ENDED        ENDED
                                                           DECEMBER 31,   SEPTEMBER 30,
                                                               1997           1998
                                                           ------------   -------------
Reduction in interest expense on bank debt related to the
  application of net proceeds of the following at 7.0%:
  $3.00 Convertible Preferred Stock Offering proceeds
     contributed to the Company of $287,808 for the
     period January 1, 1997 to June 16, 1997.............       (9,290)             --
  8 1/8% Notes proceeds of $485,000 for the period
     January 1, 1997 to December 22, 1997 to December 22,
     1997................................................      (33,196)             --
  Chancellor Media's 1998 Equity Offering proceeds
     contributed to the Company and used to reduce bank
     borrowings by $673,000 for the year ended December
     31, 1997............................................      (47,110)         (9,553)
  9% Notes proceeds of $730,000 for the year ended
     December 31, 1997 and the nine months ended
     September 30, 1998..................................      (51,100)        (38,325)
  8% Notes proceeds of $730,000 for the year ended
     December 31, 1997 and the nine months ended
     September 30, 1998..................................      (51,100)        (38,325)
Interest expense on the Company's $500,000 8 1/8% Notes
  issued December 22, 1997...............................       39,722              --
Interest expense on borrowings to finance the repurchase
  of the Company's 12% Exchange Debentures on June 10,
  1998...................................................       18,200           8,089
Interest expense on borrowings to finance the repurchase
  of the Company's 12 1/4% Exchange Debentures on August
  19, 1998...............................................        9,949           6,329
Interest expense on the Company's $750,000 9% Notes
  issued September 30, 1998..............................       67,500          50,625
Interest expense on the Company's $750,000 8% Senior
  Notes issued November 17, 1998.........................       60,000          45,000
Reduction in interest expense related to the application
  of the 7.0% interest rate to the Company's bank debt
  prior to the refinancing of the Senior Credit Facility,
  to CRBC's bank debt prior to consummation of the
  Chancellor Merger and to KMG's bank debt prior to
  consummation of the Katz Acquisition...................      (24,387)        (11,692)
                                                            ----------      ----------
Total adjustment for net decrease in interest expense....   $  156,873      $   88,374
                                                            ==========      ==========


---------------


     (a) The Company incurred additional bank borrowings of $133,000 to distribute to CMHC to retire outstanding borrowings under the Chancellor Broadcasting/Viacom Interim Financing and $31,000 to finance estimated acquisition costs related to the Chancellor Merger.



     (b) The Company incurred additional bank borrowings of $149,601 to finance the payment of $11.00 in cash for each outstanding share of Katz Common Stock and $7,500 to finance estimated acquisition costs related to the Katz Acquisition.



(13) On October 9, 1998, the Company acquired approximately a 22.4% non-voting equity interest in Z Spanish Media Corporation ("Z Spanish Media") for $25,000 in cash (the "Z Spanish Acquisition"). Z Spanish Media, which is headquartered in Sacramento, California, is the owner and operator of 22 Hispanic format radio stations in California, Texas, Arizona and Illinois. The Z Spanish Acquisition is accounted for on the equity method. Accordingly, approximately 22.4% of the net loss of Z Spanish of $3,952 and $1,911 for the year ended December 31, 1997 and for the nine months ended September 30, 1998, respectively, is recorded as Other Expense.

(14) Reflects the income tax benefit related to pro forma adjustments. The adjustment to income taxes reflects the application of the estimated effective tax rate on a pro forma basis to income (loss) before income taxes for historical and pro forma adjustment amounts.



(15) Reflects the elimination of preferred stock dividends and accretion on the 12% Preferred Stock and the 12 1/4% Preferred Stock of $40,222 and $16,702 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, in connection with the exchange of the 12% Preferred Stock and 12 1/4% Preferred Stock into 12% Debentures and 12 1/4% Debentures, respectively, and the subsequent repurchase of all the 12% Debentures and 12 1/4% Debentures.



ADJUSTMENTS TO UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS RELATED TO THE PENDING TRANSACTIONS



(16) The detail of the historical financial data of the companies to be acquired in the Pending Transactions for the year ended December 31, 1997 and the nine months ended September 30, 1998 has been obtained from the historical financial statements of the respective companies and is summarized below:



                                                                   ACQUISITIONS                      DISPOSITIONS
                                                 ------------------------------------------------   --------------
                                                  CAPSTAR/SFX       CLEVELAND         PHOENIX          CHICAGO
                                                  TRANSACTION      ACQUISITIONS     ACQUISITION      DISPOSITION       PENDING
                                                   HISTORICAL       HISTORICAL       HISTORICAL       HISTORICAL     TRANSACTIONS
         YEAR ENDED DECEMBER 31, 1997            1/1 - 12/31(a)   1/1 - 12/31(b)   1/1 - 12/31(c)   1/1 - 12/31(d)    HISTORICAL
         ----------------------------            --------------   --------------   --------------   --------------   ------------
Gross revenues.................................     $60,701          $33,728          $13,796          $(15,231)       $ 92,994
Less: agency commissions.......................      (7,657)          (4,102)          (1,656)            1,990         (11,425)
                                                    -------          -------          -------          --------        --------
Net revenues...................................      53,044           29,626           12,140           (13,241)         81,569
Operating expenses excluding depreciation and
  amortization.................................      37,857           16,433            7,132           (16,248)         45,174
Depreciation and amortization..................       7,564              673              184              (592)          7,829
Corporate general and administrative...........          --              481               --                --             481
                                                    -------          -------          -------          --------        --------
Operating income...............................       7,623           12,039            4,824             3,599          28,085
Interest expense...............................          10              714               --                --             724
Interest income................................          --             (513)              --                --            (513)
Other (income) expense.........................          --           (1,357)              --                --          (1,357)
                                                    -------          -------          -------          --------        --------
Income (loss) before income taxes..............       7,613           13,195            4,824             3,599          29,231
Income tax expense.............................          --               75            1,750                --           1,825
                                                    -------          -------          -------          --------        --------
Net income (loss)..............................     $ 7,613          $13,120          $ 3,074          $  3,599        $ 27,406
                                                    =======          =======          =======          ========        ========
Broadcast cash flow............................     $15,187          $13,193          $ 5,008          $  3,007        $ 36,395
                                                    =======          =======          =======          ========        ========

                                                                     ACQUISITIONS                    DISPOSITIONS
                                                     ---------------------------------------------   -------------
                                                      CAPSTAR/SFX      CLEVELAND        PHOENIX         CHICAGO
                                                      TRANSACTION    ACQUISITIONS     ACQUISITION     DISPOSITION      PENDING
                                                      HISTORICAL      HISTORICAL      HISTORICAL      HISTORICAL     TRANSACTIONS
       NINE MONTHS ENDED SEPTEMBER 30, 1998          1/1 - 5/29(a)   1/1 - 9/30(b)   1/1 - 9/30(c)   1/1 - 8/20(d)    HISTORICAL
       ------------------------------------          -------------   -------------   -------------   -------------   ------------
Gross revenues.....................................     $23,382         $27,008         $10,310        $(10,931)       $49,769
Less: agency commissions...........................      (2,866)         (3,539)         (1,117)          1,221         (6,301)
                                                        -------         -------         -------        --------        -------
Net revenues.......................................      20,516          23,469           9,193          (9,710)        43,468
Operating expenses excluding depreciation and
  amortization.....................................      14,269          12,696           5,243         (13,026)        19,182
Depreciation and amortization......................       3,101             174             146            (367)         3,054
                                                        -------         -------         -------        --------        -------
Operating income (loss)............................       3,146          10,599           3,804           3,683         21,232
Interest expense...................................           4             156             275              --            435
Interest income....................................           1             (46)             --              --            (45)
Other (income) expense.............................          --             873              --              --            873
                                                        -------         -------         -------        --------        -------
Income (loss) before income taxes..................       3,141           9,616           3,529           3,683         19,969
Income tax expense.................................          --              --           1,271              --          1,271
                                                        -------         -------         -------        --------        -------
Net income (loss)..................................     $ 3,141         $ 9,616         $ 2,258        $  3,683        $18,698
                                                        =======         =======         =======        ========        =======
Broadcast cash flow................................     $ 6,247         $10,773         $ 3,950        $  3,316        $24,286
                                                        =======         =======         =======        ========        =======


---------------


(a) On February 20, 1998, the Company entered into an agreement to acquire from Capstar KTXQ-FM and KBFB-FM in Dallas/Ft. Worth, KODA-FM, KKRW-FM and KQUE-FM in Houston, KPLN-FM and KYXY-FM in San Diego and WDRV-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh (collectively, the "Capstar/SFX Stations") for an aggregate purchase price of approximately $637,500 in a series of purchases and exchanges over a period of three years (the "Capstar/SFX Transaction"). The Capstar/SFX Stations were acquired by Capstar as part of Capstar's acquisition of SFX on May 29, 1998. On May 29, 1998, the Company completed the Houston Exchange (defined above) and began operating the remaining ten Capstar/SFX Stations under time brokerage agreements. The Company also provided a loan to Capstar in the principal amount of $150,000 (the "Capstar Loan") as part of the Capstar/SFX Transaction. A portion of the Capstar Loan will be prepaid in connection with the Company's acquisition of, and the proceeds of such prepayment would be used by the Company as a portion of the purchase price for, each Capstar/SFX Station. The Company is currently assessing whether the terms of the Capstar/SFX Transaction will be modified upon the consummation of the Capstar Merger by Chancellor Media. The purchase price for the remaining ten Capstar/SFX Stations will be approximately $494,250.



(b) On August 11, 1998, the Company entered into an agreement to acquire four FM and two AM radio stations in Cleveland for an aggregate purchase price of approximately $275,000 in cash plus working capital of $10,877 plus various other direct acquisition costs (the "Cleveland Acquisitions"). The Cleveland Acquisitions consist of the purchase by the Company of (i) WDOK-FM and WRMR-AM from Independent Group Limited Partnership, (ii) WZAK-FM from Zapis Communications, (iii) Zebra Broadcasting Corporation which owns WZJM-FM and WJMO-AM and (iv) Wincom Broadcasting Corporation which owns WQAL-FM (the "Wincom Acquisition"). The consummation of each of the Cleveland Acquisitions (other than the Wincom Acquisition) is contingent upon the consummation of each of the other Cleveland Acquisitions (other than the Wincom Acquisition). The Company began operating WQAL-FM under a time brokerage agreement effective October 1, 1998.



(c) On September 15, 1998, the Company entered into an agreement to acquire KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90,000 in cash plus various other direct acquisition costs (the "Phoenix Acquisition"). The Company began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998.



(d) On August 20, 1998, the Company entered into an agreement to sell WMVP-AM in Chicago to ABC, Inc. for $21,000 in cash (the "Chicago Disposition"). The Company entered into a time brokerage agreement to sell substantially all of the broadcast time of WMVP-AM effective September 10, 1998.



(17) Reflects incremental amortization related to the assets acquired in the Pending Transactions and is based on the allocation of the total consideration as follows:



                                          INCREMENTAL    INTANGIBLE                   HISTORICAL    ADJUSTMENT
                                          AMORTIZATION    ASSETS,     AMORTIZATION   AMORTIZATION    FOR NET
YEAR ENDED DECEMBER 31, 1997               PERIOD(i)        NET        EXPENSE(i)      EXPENSE       INCREASE
----------------------------              ------------   ----------   ------------   ------------   ----------
Capstar/SFX Transaction.................   1/1-12/31      $483,835      $32,256         $5,874       $26,382
Cleveland Acquisitions..................   1/1-12/31       309,547       20,636            292        20,344
Chicago Disposition.....................   1/1-12/31        (2,844)        (190)          (339)          149
Phoenix Acquisition.....................   1/1-12/31        88,212        5,881            103         5,778
                                                          --------      -------         ------       -------
        Total...........................                  $878,750      $58,583         $5,930       $52,653
                                                          ========      =======         ======       =======



                                         INCREMENTAL    INTANGIBLE                   HISTORICAL    ADJUSTMENT
                                         AMORTIZATION    ASSETS,     AMORTIZATION   AMORTIZATION    FOR NET
NINE MONTHS ENDED SEPTEMBER 30, 1998      PERIOD(i)        NET        EXPENSE(i)      EXPENSE       INCREASE
------------------------------------     ------------   ----------   ------------   ------------   ----------
Capstar/SFX Transaction................    1/1-9/30      $483,835      $24,192         $3,627       $20,565
Cleveland Acquisitions.................    1/1-9/30       309,547       15,477             19        15,458
Chicago Disposition....................    1/1-9/30        (2,844)        (142)          (189)           47
Phoenix Acquisition....................    1/1-9/30        88,212        4,411             78         4,333
                                                         --------      -------         ------       -------
        Total..........................                  $878,750      $43,938         $3,535       $40,403
                                                         ========      =======         ======       =======


---------------


      (i)Intangible assets are amortized on a straight-line basis over an estimated average 15 year life. The incremental amortization period represents the period of the year that the company was not owned by the Company.



     Historical depreciation expense of the Pending Transactions is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.



(18) Reflects the adjustment to interest expense in connection with the consummation of the Pending Transactions:



                                                                           NINE MONTHS
                                                            YEAR ENDED        ENDED
                                                           DECEMBER 31,   SEPTEMBER 30,
                                                               1997           1998
                                                           ------------   -------------
Additional bank borrowings related to:
  Pending Acquisitions...................................    $720,214       $720,214
  Pending Dispositions...................................     (21,000)       (21,000)
                                                             --------       --------
  Total additional bank borrowings.......................    $699,214       $699,214
                                                             ========       ========
  Interest expense at 7.0%...............................    $ 48,945       $ 36,708
Less: historical interest expense related to completed
  station acquisitions and dispositions..................        (724)          (434)
                                                             --------       --------
Total adjustment for net increase in interest expense....    $ 48,221       $ 36,274
                                                             ========       ========



(19) Reflects the income tax benefit related to pro forma adjustments. The adjustment to income taxes reflects the application of the estimated effective tax rate on a pro forma basis to income (loss) before income taxes for historical and pro forma adjustment amounts.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES
  Report of Independent Accountants.........................    F-3
  Independent Auditors' Report..............................    F-4
  Consolidated Balance Sheets as of December 31, 1996 and
     1997...................................................    F-5
  Consolidated Statements of Operations for the years ended
     December 31, 1995, 1996 and 1997.......................    F-6
  Consolidated Statements of Stockholder's Equity for the
     years ended December 31, 1995, 1996 and 1997...........    F-7
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995, 1996 and 1997.......................    F-8
  Notes to Consolidated Financial Statements................    F-9
  Report of Independent Accountants.........................   F-31
  Schedule II -- Valuation and Qualifying Accounts..........   F-32

CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES
  Unaudited Consolidated Balance Sheets as of December 31,
     1997 and September 30, 1998............................   F-33
  Unaudited Consolidated Statements of Operations for the
     three and nine months ended September 30, 1997 and
     1998...................................................   F-34
  Unaudited Consolidated Statements of Cash Flows for the
     nine months ended September 30, 1997 and 1998..........   F-35
  Notes to Unaudited Consolidated Financial Statements......   F-36

CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES
  Report of Independent Accountants.........................   F-47
  Consolidated Balance Sheets as of December 31, 1995 and
     1996...................................................   F-48
  Consolidated Statements of Operations for the years ended
     December 31, 1994, 1995 and 1996.......................   F-49
  Consolidated Statements of Changes in Common Stockholder's
     Equity for the years ended December 31, 1994, 1995 and
     1996...................................................   F-50
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996.......................   F-51
  Notes to Consolidated Financial Statements................   F-52
  Unaudited Consolidated Balance Sheets as of December 31,
     1996 and June 30, 1997.................................   F-68
  Unaudited Consolidated Statements of Operations for the
     three and six months ended June 30, 1996 and 1997......   F-69
  Unaudited Consolidated Statements of Changes in
     Stockholder's Equity for the six months ended June 30,
     1997...................................................   F-70
  Unaudited Consolidated Statements of Cash Flows for the
     six months ended June 30, 1996 and 1997................   F-71
  Notes to Unaudited Consolidated Financial Statements......   F-72

RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.
  Independent Auditors' Report..............................   F-78
  Combined Balance Sheets as of December 31, 1995 and 1996
     and June 30, 1997 (unaudited)..........................   F-79
  Combined Statements of Earnings for the years ended
     December 31, 1994, 1995 and 1996 and the six months
     ended June 30, 1996 and 1997 (unaudited)...............   F-80
  Combined Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and the six months
     ended June 30, 1996 and 1997 (unaudited)...............   F-81
  Notes to Combined Financial Statements....................   F-82

WMZQ INC. AND VIACOM BROADCASTING EAST INC.:
  Independent Auditors' Report..............................   F-87
  Combined Balance Sheets as of December 31, 1995 and 1996
     and June 30, 1997 (unaudited)..........................   F-88

                                                              PAGE
                                                              -----
  Combined Statements of Earnings for the years ended
     December 31, 1994, 1995 and 1996 and the six months
     ended June 30, 1996 and 1997 (unaudited)...............   F-89
  Combined Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and the six months
     ended June 30, 1996 and 1997 (unaudited)...............   F-90
  Notes to Combined Financial Statements....................   F-91

WDAS-AM/FM (STATION OWNED AND OPERATED BY BEASLEY FM
  ACQUISITION CORP.):
  Independent Auditors' Report..............................   F-96
  Balance Sheets as of December 31, 1996 and March 31, 1997
     (unaudited)............................................   F-97
  Statements of Earnings and Station Equity for the year
     ended December 31, 1996 and the three months ended
     March 31, 1996 and 1997 (unaudited)....................   F-98
  Statements of Cash Flows for the year ended December 31,
     1996 and the three months ended March 31, 1996 and 1997
     (unaudited)............................................   F-99
  Notes to Financial Statements.............................  F-100

KYSR INC. AND KIBB INC.:
  Independent Auditors' Report..............................  F-104
  Combined Balance Sheets as of December 31, 1995 and 1996
     and June 30, 1997 (unaudited)..........................  F-105
  Combined Statements of Operations for the years ended
     December 31, 1994, 1995 and 1996 and the six months
     ended June 30, 1996 and 1997 (unaudited)...............  F-106
  Combined Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and the six months
     ended June 30, 1996 and 1997 (unaudited)...............  F-107
  Notes to Combined Financial Statements....................  F-108

WLIT INC.:
  Independent Auditors' Report..............................  F-113
  Balance Sheets as of December 31, 1995 and 1996 and June
     30, 1997 (unaudited)...................................  F-114
  Statements of Earnings for the years ended December 31,
     1994, 1995 and 1996 and the six months ended June 30,
     1996 and 1997 (unaudited)..............................  F-115
  Statements of Cash Flows for the years ended December 31,
     1994, 1995 and 1996 and the six months ended June 30,
     1996 and 1997 (unaudited)..............................  F-116
  Notes to Financial Statements.............................  F-117

COLFAX COMMUNICATIONS, INC. RADIO GROUP
  Report of Independent Public Accountants..................  F-122
  Combined Balance Sheets as of December 31, 1996, 1995, and
     1994...................................................  F-123
  Combined Statements of Income for the years ended December
     31, 1996, 1995, and 1994...............................  F-124
  Combined Statements of Changes in Partners' Equity for the
     years ended December 31, 1996, 1995, and 1994..........  F-125
  Combined Statements of Cash Flows for the years ended
     December 31, 1996, 1995, and 1994......................  F-126
  Notes to Combined Financial Statements....................  F-127

OUTDOOR ADVERTISING DIVISION OF WHITECO INDUSTRIES, INC.
  Independent Auditors' Report..............................  F-133
  Balance Sheets as of December 31, 1996 and 1997 and
     September 30, 1998 (unaudited).........................  F-134
  Statements of Income for the years ended December 31,
     1995, 1996, 1997 and the nine months ended September
     30, 1997 and 1998 (unaudited)..........................  F-135
  Statements of Cash Flows for the years ended December 31,
     1995, 1996, 1997 and the nine months ended September
     30, 1997 and 1998 (unaudited)..........................  F-136
  Notes to Financial Statements.............................  F-137

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Chancellor Media Corporation of Los Angeles:

     We have audited the accompanying consolidated balance sheet of Chancellor Media Corporation of Los Angeles and subsidiaries (collectively, the "Company") as of December 31, 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1997, and the consolidated results of its operations and its cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                    COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 10, 1998, except for notes 2(b) paragraphs 1 and 3-5 as to which the date is February 20, 1998 and 9(a) as to which the date is March 13, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Chancellor Media Corporation of Los Angeles:

     We have audited the accompanying consolidated balance sheet of Chancellor Media Corporation of Los Angeles (formerly Evergreen Media Corporation of Los Angeles) and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 1995 and 1996. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as of and for the years ended December 31, 1995 and 1996. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chancellor Media Corporation of Los Angeles and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                    KPMG PEAT MARWICK LLP

Dallas, Texas
January 31, 1997

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                     ASSETS

                                                                 1996          1997
                                                              ----------    ----------
Current assets:
  Cash and cash equivalents.................................  $    3,060    $   16,584
  Accounts receivable, less allowance for doubtful accounts
     of $2,292 in 1996 and $12,651 in 1997..................      85,159       239,869
  Other current assets (note 3).............................       6,352        27,208
                                                              ----------    ----------
          Total current assets..............................      94,571       283,661
Property and equipment, net (note 4)........................      48,193       159,797
Intangible assets, net (note 5).............................     853,643     4,404,443
Other assets, net (note 3)..................................      24,552       113,576
                                                              ----------    ----------
                                                              $1,020,959    $4,961,477
                                                              ==========    ==========

                         LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable and accrued expenses (note 6)............  $   26,650    $  171,017
  Current portion of long-term debt (note 7)................      26,500            --
                                                              ----------    ----------
          Total current liabilities.........................      53,150       171,017
Long-term debt, excluding current portion (note 7)..........     331,500     2,573,000
Deferred tax liabilities (note 11)..........................      86,098       361,640
Other liabilities...........................................         800        44,405
                                                              ----------    ----------
          Total liabilities.................................     471,548     3,150,062
                                                              ----------    ----------
Redeemable preferred stock (note 8):
  Redeemable senior cumulative exchangeable preferred stock
     of subsidiary, par value $.01 per share; 1,000,000
     shares authorized, issued and outstanding in 1997;
     liquidation preference of $121,274.....................          --       119,445
  Redeemable cumulative exchangeable preferred stock of
     subsidiary, par value $.01 per share; 3,600,000 shares
     authorized and 2,117,629 shares issued and outstanding
     in 1997; liquidation preference of $223,519............          --       211,763
Stockholder's equity (note 9):
  Common stock, $.01 par value. Authorized 1,040 shares;
     issued and outstanding 1,000 shares in 1996 and 1,040
     shares in 1997.........................................           1             1
  Paid-in capital...........................................     662,922     1,637,628
  Accumulated deficit.......................................    (113,512)     (157,422)
                                                              ----------    ----------
          Total stockholder's equity........................     549,411     1,480,207
                                                              ----------    ----------
Commitments and contingencies (notes 2, 7 and 12)...........
                                                              $1,020,959    $4,961,477
                                                              ==========    ==========

          See accompanying notes to consolidated financial statements.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                1995       1996       1997
                                                              --------   --------   --------
Gross revenues..............................................  $186,365   $337,405   $663,804
  Less agency commissions...................................    23,434     43,555     81,726
                                                              --------   --------   --------
     Net revenues...........................................   162,931    293,850    582,078
                                                              --------   --------   --------
Operating expenses:
  Station operating expenses excluding depreciation and
     amortization...........................................    97,674    174,344    316,248
  Depreciation and amortization.............................    47,005     93,749    185,982
  Corporate general and administrative......................     4,475      7,797     21,442
                                                              --------   --------   --------
     Operating expenses.....................................   149,154    275,890    523,672
                                                              --------   --------   --------
     Operating income.......................................    13,777     17,960     58,406
                                                              --------   --------   --------
Nonoperating (income) expenses:
  Interest expense..........................................    19,199     37,527     85,017
  Interest income...........................................       (55)      (477)    (1,922)
  Gain on disposition of assets (note 2)....................        --         --    (18,380)
  Other expense, net........................................       291         --        383
                                                              --------   --------   --------
     Nonoperating expenses, net.............................   (19,435)   (37,050)   (65,098)
                                                              --------   --------   --------
     Loss before income taxes and extraordinary item........    (5,658)   (19,090)    (6,692)
Income tax expense (benefit) (note 11)......................       192     (2,896)     7,802
                                                              --------   --------   --------
     Loss before extraordinary item.........................    (5,850)   (16,194)   (14,494)
Extraordinary item -- loss on extinguishment of debt, net of
  income tax benefit (note 7)...............................        --         --      4,350
                                                              --------   --------   --------
     Net loss...............................................    (5,850)   (16,194)   (18,844)
Preferred stock dividends (note 8)..........................        --         --     12,901
                                                              --------   --------   --------
     Net loss attributable to common stock..................  $ (5,850)  $(16,194)  $(31,745)
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                 COMMON STOCK                                    TOTAL
                                                ---------------    PAID-IN     ACCUMULATED   STOCKHOLDER'S
                                                AMOUNT   SHARES    CAPITAL       DEFICIT        EQUITY
                                                ------   ------   ----------   -----------   -------------
Balances at December 31, 1994.................    $1     1,000    $  195,170    $ (82,818)    $  112,353
Net capital contributed by Parent.............    --        --       202,904           --        202,904
Dividend to Parent............................    --        --            --       (4,830)        (4,830)
Net loss......................................    --        --            --       (5,850)        (5,850)
                                                  --     -----    ----------    ---------     ----------
Balances at December 31, 1995.................     1     1,000       398,074      (93,498)       304,577
Net capital contributed by Parent.............    --        --       264,848           --        264,848
Dividend to Parent............................    --        --            --       (3,820)        (3,820)
Net loss......................................    --        --            --      (16,194)       (16,194)
                                                  --     -----    ----------    ---------     ----------
Balances at December 31, 1996.................     1     1,000       662,922     (113,512)       549,411
Net capital contributed by Parent.............    --        --       974,706           --        974,706
Dividend to Parent............................    --        --            --      (12,165)       (12,165)
Issuance of common stock in connection with
  the Katz Acquisition........................    --        40            --           --             --
Net loss......................................    --        --            --      (31,745)       (31,745)
                                                  --     -----    ----------    ---------     ----------
Balances at December 31, 1997.................    $1     1,040    $1,637,628    $(157,422)    $1,480,207
                                                  ==     =====    ==========    =========     ==========

          See accompanying notes to consolidated financial statements.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                1995        1996         1997
                                                              ---------   ---------   -----------
Cash flows from operating activities:
  Net loss..................................................  $  (5,850)  $ (16,194)  $   (18,844)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................      5,508       7,707        14,918
     Amortization of goodwill, intangible assets and other
       assets...............................................     41,497      86,042       171,064
     Provision for doubtful accounts........................        904       2,179         5,174
     Deferred income tax benefit............................       (479)     (4,353)       (3,829)
     Gain on disposition of assets..........................         --          --       (18,380)
     Loss on extinguishment of debt, net of income tax
       benefit..............................................         --          --         4,350
     Changes in certain assets and liabilities, net of
       effects of acquisitions:
       Accounts receivable..................................     (6,628)    (28,146)      (29,977)
       Other current assets.................................        724      (2,804)          733
       Accounts payable and accrued expenses................      3,711       3,991        20,004
       Other assets.........................................       (184)       (354)       (4,283)
       Other liabilities....................................        490        (587)       (1,416)
                                                              ---------   ---------   -----------
          Net cash provided by operating activities.........     39,693      47,481       139,514
                                                              ---------   ---------   -----------
Cash flows from investing activities:
  Acquisitions, net of cash acquired........................   (188,004)   (457,764)   (1,631,505)
  Escrow deposits on pending acquisitions...................         --     (17,000)       (4,655)
  Proceeds from sale of assets..............................         --      32,000       269,250
  Payments made on purchases of representation contracts....         --          --       (31,456)
  Payments received on sales of station representation
     contracts..............................................         --          --         9,296
  Capital expenditures......................................     (2,642)     (6,543)      (11,666)
  Other.....................................................     (1,466)    (12,631)      (22,273)
                                                              ---------   ---------   -----------
          Net cash used by investing activities.............   (192,112)   (461,938)   (1,423,009)
                                                              ---------   ---------   -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................    186,000     447,750     2,945,250
  Principal payments on long-term debt......................   (159,000)   (290,750)   (1,901,250)
  Cash contributed by parent................................    132,766     264,938       293,158
  Dividends to parent.......................................     (4,830)     (3,820)      (14,572)
  Payments for debt issuance costs..........................       (303)     (3,941)      (25,567)
  Redemption of preferred stock.............................         --         (90)           --
                                                              ---------   ---------   -----------
          Net cash provided by financing activities.........    154,633     414,087     1,297,019
                                                              ---------   ---------   -----------
Increase (decrease) in cash and cash equivalents............      2,214        (370)       13,524
Cash and cash equivalents at beginning of year..............      1,216       3,430         3,060
                                                              ---------   ---------   -----------
Cash and cash equivalents at end of year....................  $   3,430   $   3,060   $    16,584
                                                              =========   =========   ===========

          See accompanying notes to consolidated financial statements.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     Chancellor Media Corporation of Los Angeles (formerly known as Evergreen Media Corporation of Los Angeles) ("CMCLA"), a wholly-owned subsidiary of Chancellor Media Corporation ("Chancellor Media"), and its subsidiaries (collectively, the "Company") own and operate commercial radio stations in various geographical regions across the United States. The Company's station portfolio as of December 31, 1997 included 96 stations (68 FM and 28 AM) comprising a total of 11 station clusters of four or five FM stations ("superduopolies") in seven of the 12 largest radio markets -- Los Angeles, New York, Chicago, San Francisco, Philadelphia, Washington, D.C. and Detroit -- and in four other large markets -- Denver, Minneapolis/St. Paul, Phoenix and Orlando. The Company also owns Katz Media Group, Inc. ("KMG" and, together with its operating subsidiaries, "Katz"), a full-service media representation firm that sells national spot advertising time for its clients in the television, radio and cable industries.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of CMCLA and its subsidiaries all of which are wholly owned. Significant intercompany balances and transactions have been eliminated in consolidation.

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (d) Intangible Assets

     Intangible assets consist primarily of broadcast licenses, goodwill, representation contracts and other identifiable intangible assets. Intangible assets resulting from acquisitions are valued based upon estimated fair values. The Company amortizes such intangible assets using the straight-line method over estimated useful lives ranging from 1 to 40 years. The Company continually evaluates the propriety of the carrying amount of goodwill and other intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. The projections are based on a historical trend line of actual results since the acquisitions of the respective stations adjusted for expected changes in operating results. To the extent such projections indicate that undiscounted operating income is not expected to be adequate to recover the carrying amounts of the related intangible assets, such carrying amounts are written down by charges to expense. At this time, the Company believes that no significant impairment of goodwill and other intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (e) Debt Issuance Costs

     The costs related to the issuance of debt are capitalized and amortized to expense over the lives of the related debt. During the years ended December 31, 1995, 1996 and 1997, the Company recognized amortization of debt issuance costs of $631, $1,113 and $1,337, respectively, which amounts are included in amortization expense in the accompanying consolidated statements of operations.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

  (f) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability is recorded at the fair market value of the goods or services received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used. Barter amounts are not significant to the Company's consolidated financial statements.

  (g) Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities which impacted operations.

  (h) Revenue Recognition

     Revenue is derived primarily from the sale of radio advertising time to local and national advertisers and from commissions on sales of advertising time for radio and television stations and cable television systems under representation contracts by the Company's media representation firm, Katz. Revenue is recognized as advertisements are broadcast.

     Fees received or paid pursuant to various time brokerage agreements are recognized as gross revenues or amortized to expense, respectively, over the term of the agreement using the straight-line method.

  (i) Representation Contracts

     Representation contracts typically may be terminated by either party upon written notice one year after receipt of such notice. In accordance with industry practice, in lieu of termination, an arrangement is typically made for the purchase of such contracts by the successor representation firm. Under such arrangements, the purchase price paid by the successor representation firm is based upon the historic commission income projected over the remaining contract period, including the evergreen notice period, plus 2 months.

     Income resulting from the disposition of representation contracts is recognized as other revenue over the remaining life of the contracts sold. Other revenue on the disposition of representation contracts included in gross revenue in the accompanying consolidated statement of operations was $153 for the year ended December 31, 1997. Costs of obtaining representation contracts are deferred and amortized over the related period of benefit. Amortization of costs of obtaining representation contracts included in depreciation and amortization in the accompanying consolidated statement of operations was $380 for the year ended December 31, 1997.

  (j) Statements of Cash Flows

     For purposes of the statements of cash flows, the Company considers temporary cash investments purchased with original maturities of three months or less to be cash equivalents.

     The Company paid approximately $19,134, $37,042 and $84,610 for interest in 1995, 1996 and 1997, respectively. The Company paid approximately $733 and $11,079 for income taxes in 1996 and 1997, respectively.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

  (k) Derivative Financial Instruments

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate risks related to interest on the Company's outstanding debt.

     As interest rates change under interest rate swap and cap agreements, the differential to be paid or received is recognized as an adjustment to interest expense. The Company is not exposed to credit loss as its interest rate swap agreements are with the participating banks under the Company's senior credit facility.

  (l) Omission of Per Share Information

     Net loss per share is not presented as such information is not meaningful. All of the issued and outstanding shares of the Company's common stock have been owned, directly or indirectly, by Chancellor Media during the three-year period ended December 31, 1997.

  (m) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers and the geographic diversification of the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. At December 31, 1995, 1996 and 1997, no receivable from any customer exceeded 5% of stockholders' equity and no customer accounted for more than 10% of net revenues in 1995, 1996 or 1997.

  (n) Stock Option Plan

     The Company does not have any stock compensation plans under which it grants stock awards to employees. Chancellor Media grants stock options to the Company's officers and other key employees on behalf of the Company.

     Prior to January 1, 1996, Chancellor Media accounted for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant or continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. Chancellor Media has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123.

  (o) Recently Issued Accounting Principles

     The Company adopted the provisions of SFAS No. 129, Disclosures of Information about Capital Structure, effective for the year ended December 31, 1997. This Statement consolidates existing pronouncements on required disclosures about a company's capital structure including a brief discussion of rights and

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES privileges for securities outstanding. The adoption of this Statement had no material effect on the Company's consolidated financial statements.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statement periods beginning after December 15, 1997. Management does not anticipate that this Statement will have a significant effect on the Company's consolidated financial statements.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This Statement establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Management does not anticipate that this Statement will have a significant effect on the Company's consolidated financial statements.

  (p) Reclassifications

     Certain reclassifications have been made to prior years' consolidated financial statements to conform to the current year presentation.

(2) ACQUISITIONS AND DISPOSITIONS

  (a) Completed Transactions

     In May 1995, the Company acquired Broadcasting Partners, Inc. ("BPI"), a publicly traded radio broadcasting company with seven FM and four AM radio stations, eight of which are in the nation's ten largest radio markets (the "BPI Acquisition"). The BPI Acquisition was effected through the merger of a wholly-owned subsidiary of the Company with and into BPI, with BPI surviving the merger as a wholly-owned subsidiary of the Company. The BPI Acquisition included the conversion of each outstanding share of BPI common stock into the right to receive $12.00 in cash and .69 shares of Chancellor Media's Common Stock, resulting in total cash payments of $94,813 and the issuance of 11,222,018 shares of Chancellor Media's Common Stock valued at $6.25 per share. In addition, the Company retired existing BPI debt of $81,926 and incurred various other direct acquisition costs. The total purchase price, including closing costs, allocated to net assets acquired was approximately $258,634.

     On January 17, 1996, the Company acquired Pyramid Communications, Inc. ("Pyramid"), a radio broadcasting company with nine FM and three AM radio stations in five radio markets (Chicago, Philadelphia, Boston, Charlotte and Buffalo) (the "Pyramid Acquisition"). The Pyramid Acquisition was effected through the merger of a wholly-owned subsidiary of the Company with and into Pyramid, with Pyramid surviving the merger as a wholly-owned subsidiary of the Company. The total purchase price, including closing costs, allocated to net assets acquired was approximately $316,343 in cash.

     On May 3, 1996, the Company acquired WKLB-FM in Boston from Fairbanks Communications for $34,000 in cash plus various other direct acquisition costs. On November 26, 1996, the Company exchanged WKLB-FM in Boston (now known as WROR-FM) for WGAY-FM in Washington, D.C. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The Company had previously been operating WGAY-FM under a time brokerage agreement and selling substantially all of the broadcast time of WKLB-FM under a time brokerage agreement, in each case since June 17, 1996, pending completion of the exchange.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     On July 19, 1996, the Company sold WHTT-FM and WHTT-AM in Buffalo to Mercury Radio for $19,500 in cash, and on August 1, 1996, the Company sold WSJZ-FM in Buffalo to American Radio Systems for $12,500 in cash (collectively, the "Buffalo Stations"). The assets of the Buffalo Stations were classified as assets held for sale in the Pyramid Acquisition and no gain or loss was recognized by the Company upon consummation of the sales. The combined net income of the Buffalo stations of approximately $733 has been excluded from the consolidated statement of operations for the year ended December 31, 1996. The excess of the proceeds over the carrying amounts at the dates of sale approximated $2,561 (including interest costs during the holding period of approximately $1,169) and has been accounted for as an adjustment to the original purchase price of the Pyramid Acquisition. The Company had previously entered into time brokerage agreements (effective April 15, 1996 for WSJZ-FM and April 25, 1996 for WHTT-FM and WHTT-AM) to sell substantially all of the broadcast time of these stations pending completion of the sales.

     On August 14, 1996, the Company acquired KYLD-FM in San Francisco from Crescent Communications for $44,000 in cash plus various other direct acquisition costs. The Company had previously been operating KYLD-FM under a time brokerage agreement since May 1, 1996.

     On October 18, 1996, the Company acquired WEDR-FM in Miami from affiliates of the Rivers Group for $65,000 in cash plus various other direct acquisition costs.

     On January 31, 1997, the Company acquired WWWW-FM and WDFN-AM in Detroit from affiliates of Chancellor Radio Broadcasting Company ("CRBC") for $30,000 in cash plus various other direct acquisition costs. The Company had previously provided certain sales and promotional functions to WWWW-FM and WDFN-AM under a joint sales agreement since February 14, 1996 and subsequently operated the stations under a time brokerage agreement since April 1, 1996.

     On January 31, 1997, the Company acquired KKSF-FM and KDFC-FM/AM in San Francisco from affiliates of the Brown Organization for $115,000 in cash plus various other direct acquisition costs. The Company had previously been operating KKSF-FM and KDFC-FM/AM under a time brokerage agreement since November 1, 1996. On July 21, 1997, the Company sold KDFC-FM to Bonneville International Corporation ("Bonneville") for $50,000 in cash. The assets of KDFC-FM were classified as assets held for sale in connection with the purchase price allocation of the acquisition of KKSF-FM and KDFC-FM/AM and no gain or loss was recognized by the Company upon consummation of the sale. The combined net income of KDFC-FM of approximately $934 has been excluded from the consolidated statement of operations for the year ended December 31, 1997. The excess of the proceeds over the carrying amount at the date of sale approximated $739 (including interest costs during the holding period of approximately $1,750) and has been accounted for as an adjustment to the original purchase price of the acquisition of KKSF-FM and KDFC-FM/AM.

     On April 1, 1997, the Company acquired WJLB-FM and WMXD-FM in Detroit from Secret Communications, L.P. ("Secret") for $168,000 in cash plus various other direct acquisition costs. The Company had previously been operating WJLB-FM and WMXD-FM under time brokerage agreements since September 1, 1996.

     On April 3, 1997, the Company exchanged WQRS-FM in Detroit (which the Company acquired on April 3, 1997 from Secret for $32,000 in cash plus various other direct acquisition costs), to affiliates of Greater Media Radio, Inc. in return for WWRC-AM in Washington, D.C. and $9,500 in cash. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The net purchase price to the Company of WWRC-AM was therefore $22,500. The Company had previously been operating WWRC-AM under a time brokerage agreement since June 17, 1996.

     On May 1, 1997, the Company acquired WDAS-FM/AM in Philadelphia from affiliates of Beasley FM Acquisition Corporation for $103,000 in cash plus various other direct acquisition costs.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     On May 15, 1997, the Company exchanged five of its six stations in Charlotte, North Carolina (WPEG-FM, WBAV-FM/AM, WRFX-FM and WFNZ-AM) for two FM stations in Philadelphia (WIOQ-FM and WUSL-FM) owned by EZ Communications, Inc. ("EZ") in Philadelphia (the "Charlotte Exchange"), and also sold the Company's sixth radio station in Charlotte, WNKS-FM, to EZ for $10,000 in cash and recognized a gain of $3,536. The Charlotte Exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction.

     On May 30, 1997, the Company acquired WPNT-FM in Chicago from affiliates of Century Broadcasting Company for $75,740 in cash (including $1,990 for the purchase of the station's accounts receivable) plus various other direct acquisition costs. On June 19, 1997, the Company sold WPNT-FM in Chicago to Bonneville for $75,000 in cash and recognized a gain of $529.

     On June 3, 1997, the Company sold WEJM-FM in Chicago to affiliates of Crawford Broadcasting for $14,750 in cash and recognized a gain of $9,258.

     On July 2, 1997, the Company acquired WLTW-FM and WAXQ-FM in New York and WMZQ-FM, WJZW-FM, WZHF-AM and WBZS-AM in Washington, D.C. from Viacom International, Inc. ("Viacom") for approximately $612,388 in cash including various other direct acquisition costs (the "Viacom Acquisition"). The Viacom Acquisition was financed with (i) bank borrowings under the Senior Credit Facility (as defined) of $552,559; (ii) $53,750 in escrow funds paid by the Company on February 19, 1997 and (iii) $6,079 financed through working capital. In June 1997, Chancellor Media issued 5,990,000 shares of $3.00 Convertible Exchangeable Preferred Stock for net proceeds of $287,808 which were contributed to the Company by Chancellor Media and used to repay borrowings under the Senior Credit Facility and subsequently were reborrowed on July 2, 1997 as part of the financing of the Viacom Acquisition. On July 7, 1997, the Company sold WJZW-FM in Washington, D.C. to affiliates of Capital Cities/ABC Radio for $68,000 in cash. The assets of WJZW-FM, as well as the assets of WZHF-AM and WBZS-AM, which were sold on August 13, 1997, were accounted for as assets held for sale in connection with the purchase price allocation of the Viacom Acquisition and no gain or loss was recognized by the Company upon consummation of the sales. The combined net income of WJZW-FM, WZHF-AM and WBZS-AM of approximately $153 has been excluded from the consolidated statement of operations for the year ended December 31, 1997. The excess of the carrying amounts over the proceeds at the dates of sale approximated $894 and has been accounted for as an adjustment to the original purchase price of the Viacom Acquisition.

     On July 7, 1997, the Company sold the Federal Communications Commission ("FCC") authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco to Susquehanna Radio Corporation ("Susquehanna") for $44,000 in cash and recognized a gain of $1,726. Simultaneously therewith, CRBC sold the call letters "KSAN-FM" (which CRBC previously used in San Francisco) to Susquehanna. On July 7, 1997, the Company and CRBC entered into a time brokerage agreement to enable the Company to operate KYLD-FM on the frequency previously assigned to KSAN-FM, and on July 7, 1997, CRBC changed the call letters of KSAN-FM to KYLD-FM. Upon the consummation of the Chancellor Merger (as defined herein), the Company changed the format of the new KYLD-FM to the format previously operated on the old KYLD-FM.

     On July 14, 1997, the Company completed the disposition of WLUP-FM in Chicago to Bonneville for net proceeds of $80,000 which were held by a qualified intermediary pending the completion of the deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. On October 7, 1997, the Company applied the net proceeds from the disposition of WLUP-FM of $80,000 in cash, plus an additional $3,500 and various other direct acquisition costs, in a deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The Company had previously operated KZPS-FM and KDGE-FM under time brokerage agreements effective August 1, 1997.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     On July 21, 1997, the Company entered into a time brokerage agreement with CRBC whereby the Company began managing certain limited functions of CRBC's stations KBGG-FM, KNEW-AM and KABL-FM in San Francisco pending the consummation of the Chancellor Merger (as defined herein), which occurred on September 5, 1997.

     On August 13, 1997, the Company sold WBZS-AM and WZHF-AM in Washington, D.C. (acquired as part of the Viacom Acquisition) and KDFC-AM in San Francisco to affiliates of Douglas Broadcasting ("Douglas") for $18,000 in the form of a promissory note. The promissory note bears interest at 7 3/4%, with a balloon principal payment due four years after closing. At closing, Douglas was required to post a $1,000 letter of credit for the benefit of the Company that will remain outstanding until all amounts due under the promissory note are paid.

     On August 27, 1997, the Company sold WEJM-AM in Chicago to Douglas for $7,500 in cash and recognized a gain of $3,331.

     On September 5, 1997, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of February 19, 1997 and amended and restated on July 31, 1997 (the "Chancellor Merger Agreement"), among Chancellor Broadcasting Company ("Chancellor"), CRBC, Evergreen Media Corporation ("Evergreen"), Evergreen Mezzanine Holdings Corporation ("EMHC") and Evergreen Media Corporation of Los Angeles ("EMCLA"), (i) Chancellor was merged (the "Parent Merger") with and into EMHC, a direct, wholly-owned subsidiary of Evergreen, with EMHC remaining as the surviving corporation and (ii) CRBC was merged (the "Subsidiary Merger") with and into EMCLA, a direct, wholly-owned subsidiary of EMHC, with EMCLA remaining as the surviving corporation (collectively, the "Chancellor Merger"). Upon consummation of the Parent Merger, Evergreen was renamed Chancellor Media Corporation and EMHC was renamed Chancellor Mezzanine Holdings Corporation ("CMHC"). Upon consummation of the Subsidiary Merger, the Company was renamed Chancellor Media Corporation of Los Angeles . Consummation of the Chancellor Merger added 52 radio stations (36 FM and 16 AM) to the Company's portfolio of stations, including 13 stations in markets in which the Company previously operated. The total purchase price allocated to net assets acquired was approximately $1,998,383 which included (i) the conversion of each outstanding share of Chancellor Common Stock into 0.9091 shares of Chancellor Media Common Stock, resulting in the issuance of 34,617,460 shares of Chancellor Media Common Stock at $15.50 per share, (ii) the assumption of long-term debt of CRBC of $949,000 which included $549,000 of borrowings outstanding under the CRBC senior credit facility, $200,000 of CRBC's 9 3/8% Senior Subordinated Notes due 2004 and $200,000 of CRBC's 8 3/4% Senior Subordinated Notes due 2007 (iii) the issuance of 2,117,629 shares of the Company's 12% Exchangeable Preferred Stock in exchange for CRBC's substantially identical securities with a fair value of $215,570 including accrued and unpaid dividends of $3,807, (iv) the issuance of 1,000,000 shares of the Company's 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock in exchange for CRBC's substantially identical securities with a fair value of $120,217 including accrued and unpaid dividends of $772, (v) the issuance of 2,200,000 shares of Chancellor Media's 7% Convertible Preferred Stock in exchange for Chancellor's substantially identical securities with a fair value of $111,048 including accrued and unpaid dividends of $1,048, (vi) the assumption of stock options issued to Chancellor stock option holders with a fair value of $34,977 and (vii) estimated acquisition costs of $31,000.

     On October 28, 1997, the Company acquired Katz Media Group, Inc. ("KMG") a full-service media representation firm, in a tender offer transaction for a total purchase price of approximately $379,101 (the "Katz Acquisition") which included (i) the conversion of each outstanding share of KMG Common Stock into the right to receive $11.00 in cash, resulting in total cash payments of $149,601, (ii) the assumption of long-term debt of KMG of $222,000 which included $122,000 of borrowings outstanding under the KMG senior credit facility and $100,000 of 10 1/2% Senior Subordinated Notes due 2007 of Katz Media Corporation (a subsidiary of KMG) and (iii) estimated acquisition costs of $7,500.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     On December 29, 1997, the Company acquired five radio stations from Pacific and Southern Company, Inc., a subsidiary of Gannett Co., Inc., consisting of WGCI-FM/AM in Chicago for $140,000, KKBQ-FM/AM in Houston for $110,000 and KHKS-FM in Dallas for $90,000, for an aggregate purchase price of $340,000 in cash plus various other direct acquisition costs.

     On January 30, 1998, the Company acquired KXPK-FM in Denver from Ever Green Wireless LLC (which is unrelated to the Company) for $26,000 in cash plus various other direct acquisition costs, of which $1,655 was previously paid by CRBC as escrow funds and are classified as other assets at December 31, 1997. The Company had previously been operating KXPK-FM under a time brokerage agreement since September 1, 1997.

     The acquisitions discussed above were accounted for as purchases. Accordingly, the accompanying consolidated financial statements include the results of operations of the acquired entities from the dates of acquisition.

     A summary of the net assets acquired follows:

                                                        1995       1996        1997
                                                      --------   --------   ----------
Working capital, including cash of $492 in 1995,
  $1,011 in 1996 and $9,724 in 1997.................  $ 12,012   $ 11,218   $   66,805
Property and equipment..............................    11,684     11,519      118,371
Assets held for sale (note 2).......................        --     32,000      131,000
Intangible assets...................................   264,650    465,824    3,823,746
Other assets........................................        --         --       26,742
Deferred tax liability..............................   (29,712)   (61,218)    (279,371)
Other liabilities...................................        --         --      (39,681)
                                                      --------   --------   ----------
                                                      $258,634   $459,343   $3,847,612
                                                      ========   ========   ==========

     The pro forma consolidated condensed results of operations data for 1996 and 1997, as if the 1996 and 1997 acquisitions and dispositions discussed above, the 8 1/8% Notes offering described in note 7(f) and the amendment and restatement of the Senior Credit Facility described in note 7(a) occurred at January 1, 1996, follow:

                                                                    UNAUDITED
                                                              ----------------------
                                                                1996         1997
                                                              ---------   ----------
Net revenues................................................  $ 882,054   $1,002,784
Net loss....................................................   (216,229)    (149,683)

     The pro forma results are not necessarily indicative of what would have occurred if the transactions had been in effect for the entire periods presented.

  (b) Pending Transactions

     On July 1, 1996, CRBC entered into an agreement with SFX Broadcasting, Inc. ("SFX") pursuant to which CRBC agreed to exchange WAPE-FM and WFYV-FM in Jacksonville and $11,000 in cash to SFX in return for WBAB-FM, WBLI-FM, WHFM-FM and WGBB-AM in Nassau/Suffolk (Long Island) (the "SFX Exchange"). The Company currently operates WBAB-FM, WBLI-FM, WHFM-FM and WGBB-FM pursuant to a time brokerage agreement effective July 1, 1996 and SFX currently operates WAPE-FM and WFYV-FM pursuant to a time brokerage agreement effective July 1, 1996. On November 6, 1997, the Antitrust Division of the United States Department of Justice (the "DOJ") filed suit against the Company seeking to enjoin, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

Act"), the Company's acquisition of the four Long Island properties from SFX. If the Company is unable to acquire the four Long Island properties, the SFX Exchange will not be consummated. Furthermore, under the terms of the Capstar Transaction (as defined below), upon consummation of Capstar Broadcasting Corporation's pending acquisition of SFX, the SFX Exchange would be terminated.

     On August 6, 1997, the Company paid $3,000 to Bonneville for an option to exchange WTOP-AM in Washington, KZLA-FM in Los Angeles and WGMS-FM in Washington and $57,000 in cash for Bonneville's stations WBIX-FM in New York, KLDE-FM in Houston and KBIG-FM in Los Angeles (the "Bonneville Option"). The Bonneville Option was exercised on October 1, 1997, and definitive exchange documentation is presently being negotiated. The Company has entered into time brokerage agreements to operate KLDE-FM and KBIG-FM effective October 1, 1997 and WBIX-FM effective October 10, 1997 and has entered into time brokerage agreements to sell substantially all of the broadcast time of WTOP-AM, KZLA-FM and WGMS-FM effective October 1, 1997.

     On February 17, 1998, the Company entered into an agreement to acquire WWDC-FM/AM in Washington, D.C. from Capitol Broadcasting Company and its affiliates for $72,000 in cash (including $4,000 paid by the Company in escrow on February 18, 1998), plus an amount equal to the value assigned to certain accounts receivable for the stations (the "Capitol Broadcasting Acquisition"). Consummation of the Capitol Broadcasting Acquisition is conditioned, among other things, on the consummation of the exchanges of the Company's Washington, D.C. stations that are subject to the Bonneville Option.

     On February 20, 1998, the Company entered into an agreement to acquire from Capstar Broadcasting Corporation (together with its subsidiaries, "Capstar") KTXQ-FM and KBFB-FM in Dallas/Ft. Worth, KODA-FM, KKRW-FM and KQUE-AM in Houston, KPLN-FM and KYXY-FM in San Diego and WVTY-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh (collectively, the "Capstar/SFX Stations") for an aggregate purchase price of approximately $637,500 (the "Capstar Transaction"). The Capstar/SFX Stations are presently owned by SFX, and are expected to be acquired by Capstar as part of Capstar's pending acquisition of SFX (the "Capstar/SFX Acquisition"). The Capstar/SFX Stations would be acquired by the Company in a series of purchases and exchanges over a period of three years, and would be operated by the Company under time brokerage agreements immediately upon the consummation of the Capstar/SFX Acquisition until acquired by the Company. As part of the Capstar Transaction, the SFX Exchange would, upon consummation of the Capstar/SFX Acquisition, be terminated and the Company would exchange WAPE-FM and WFYV-FM in Jacksonville (valued for purposes of the Capstar Transaction at $53,000) plus $90,250 in cash for Capstar/SFX Station KODA-FM in Houston. The Company would pay approximately $494,250 for the remaining ten Capstar/SFX Stations. As part of the Capstar Transaction, the Company would, at the consummation of the Capstar/SFX Acquisition, provide a subordinated loan to Capstar in the principal amount of $250,000 (the "Capstar Loan"). The Capstar Loan would bear interest at the rate of 12% per annum (subject to increase in certain circumstances), and would be secured by a senior pledge of common stock of Capstar's direct subsidiaries and SFX and a senior guarantee by one of Capstar's direct subsidiaries. A portion of the Capstar Loan would be prepaid by Capstar in connection with the Company's acquisition of, and the proceeds of such prepayment would be used by the Company as a portion of the purchase price for, each Capstar/SFX Station. The Company's obligation to provide the Capstar Loan is conditioned, among other things, on Capstar's receipt of at least $650,000 in equity investments that are subordinate to the Capstar Loan between January 1, 1998 and the consummation of the Capstar/SFX Acquisition. Hicks, Muse, Tate & Furst, Incorporated ("Hicks Muse"), which is a substantial shareholder of the Company (see note 14), controls Capstar, and certain directors of the Company are directors and/or executive officers of Capstar and/or Hicks Muse.

     Consummation of each of the transactions discussed above is subject to various conditions, including approval from the FCC and the expiration or early termination of any waiting period required under the HSR Act. Except with respect to the SFX Exchange, which the Company expects will be terminated in connection

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES with the Capstar Transaction, the Company believes that such conditions will be satisfied in the ordinary course, but there can be no assurance that this will be the case.

     Escrow funds of $4,655 paid by the Company in connection with the acquisition of KXPK-FM in Denver on January 30, 1998 and the Bonneville Option have been classified as other assets in the accompanying balance sheet at December 31, 1997.

(3) OTHER ASSETS

     Other current assets consist of the following at December 31, 1996 and 1997:

                                                               1996     1997
                                                              ------   -------
Representation contracts receivable.........................  $   --   $16,462
Prepaid expenses and other..................................   6,352    10,746
                                                              ------   -------
                                                              $6,352   $27,208
                                                              ======   =======

     Other assets consist of the following at December 31, 1996 and 1997:

                                                               1996       1997
                                                              -------   --------
Deferred costs on purchases of representation contracts,
  less accumulated amortization of $380 in 1997.............  $    --   $ 35,411
Deferred debt issuance costs, less accumulated amortization
  of $1,794 in 1996 and $943 in 1997........................    7,086     24,624
Notes receivable (note 2)...................................       --     18,000
Representation contracts receivable.........................       --     12,187
Escrow deposits.............................................   17,000      4,655
Other.......................................................      466     18,699
                                                              -------   --------
                                                              $24,552   $113,576
                                                              =======   ========

(4) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1996 and 1997:

                                                 ESTIMATED USEFUL LIFE    1996       1997
                                                 ---------------------   -------   --------
Broadcast and other equipment..................       3-15 years         $47,937   $115,440
Buildings and improvements.....................       3-20 years          11,735     24,308
Furniture and fixtures.........................        5-7 years           8,392     29,659
Land...........................................               --           7,379     23,122
                                                                         -------   --------
                                                                          75,443    192,529
Less accumulated depreciation..................                           27,250     32,732
                                                                         -------   --------
                                                                         $48,193   $159,797
                                                                         =======   ========

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

(5) INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31, 1996 and 1997:

                                             ESTIMATED USEFUL LIFE      1996         1997
                                             ---------------------   ----------   ----------
Broadcast licenses.........................      15-40               $  498,766   $3,507,547
Goodwill...................................      15-40                  131,775      717,576
Representation contracts...................       17                         --      105,000
Other intangibles..........................      1-40                   397,062      386,272
                                                                     ----------   ----------
                                                                      1,027,603    4,716,395
Less accumulated amortization..............                             173,960      311,952
                                                                     ----------   ----------
                                                                     $  853,643   $4,404,443
                                                                     ==========   ==========

     In addition to broadcast licenses, goodwill and representation contracts, categories of other intangible assets include: (i) premium advertising revenue base (the value of the higher radio advertising revenues in certain of the Company's markets as compared to other markets of similar population); (ii) advertising client base (the value of the well-established advertising base in place at the time of acquisition of certain stations); (iii) talent contracts (the value of employment contracts between certain stations and their key employees); (iv) fixed asset delivery premium (the benefit expected from the Company's ability to operate fully constructed and operational stations from the date of acquisition), and (v) premium audience growth pattern (the value of expected above-average population growth in a given market).

(6) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at December 31, 1996 and 1997:

                                                               1996       1997
                                                              -------   --------
Accounts payable............................................  $17,746   $ 83,738
Accrued payroll.............................................    7,262     31,349
Representation contracts payable............................       --     21,680
Accrued interest............................................    1,642     18,130
Accrued dividends...........................................       --     16,120
                                                              -------   --------
                                                              $26,650   $171,017
                                                              =======   ========

(7) LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1996 and 1997:

                                                                1996        1997
                                                              --------   ----------
Senior Credit Facility(a)...................................  $348,000   $1,573,000
Senior Notes(b).............................................    10,000           --
9 3/8% Notes(c).............................................        --      200,000
8 3/4% Notes(d).............................................        --      200,000
10 1/2% Notes(e)............................................        --      100,000
8 1/8% Notes(f).............................................        --      500,000
                                                              --------   ----------
          Total long-term debt..............................   358,000    2,573,000
Less current portion........................................    26,500           --
                                                              --------   ----------
                                                              $331,500   $2,573,000
                                                              ========   ==========

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

  (a) Senior Credit Facility

     On April 25, 1997, the Company entered into a loan agreement which amended and restated its prior senior credit facility. Under the amended and restated agreement, as amended on June 26, 1997, August 7, 1997, October 28, 1997 and February 10, 1998 (as amended, the "Senior Credit Facility"), the Company established a $1,250,000 revolving facility (the "Revolving Loan Facility") and a $500,000 term loan facility (the "Term Loan Facility"). Upon consummation of the Chancellor Merger, the aggregate commitments under the Revolving Loan Facility and the Term Loan Facility were increased to $1,600,000 and $900,000, respectively. In connection with the amendment and restatement of the Senior Credit Facility, the Company wrote off the unamortized balance of deferred debt issuance costs of $4,350 (net of a tax benefit of $2,343) as an extraordinary charge.

     Borrowings under the Senior Credit Facility bear interest at a rate based, at the option of the Company, on the participating banks' prime rate or Eurodollar rate, plus an incremental rate. Without giving effect to the interest rate swap and cap agreements described below, the interest rate on the $900,000 outstanding under the Term Loan at December 31, 1997 was 7.09% on a blended basis, based on Eurodollar rates, and the interest rate on the $665,000 and $8,000 of advances outstanding under the Revolving Loan were 7.06% on a blended basis and 8.63% at December 31, 1997, based on the Eurodollar and prime rates, respectively. The Company pays fees ranging from 0.25% to 0.375% per annum on the aggregate unused portion of the loan commitment based upon the leverage ratio for the most recent quarter end, in addition to an annual agent's fee.

     Pursuant to the Senior Credit Facility, the Company is required to enter into interest hedging agreements that result in fixing or placing a cap on the Company's floating rate debt so that no less than 50% of the principal amount of total debt outstanding has a fixed or capped rate. At December 31, 1997, interest rate swap agreements covering a notional balance of $1,325,000 were outstanding. These outstanding swap agreements mature from 1998 through 1999 and require the Company to pay fixed rates of 4.96% to 6.63% while the counterparty pays a floating rate based on the three-month London Interbank Borrowing Offered Rate ("LIBOR"). During the years ended December 31, 1995, 1996 and 1997, the Company recognized charges (income) under its interest rate swap agreements of $(275), $111 and $2,913, respectively. Because the interest rate swap agreements are with banks that are lenders under the Senior Credit Facility, the Company is not exposed to credit loss.

     The Term Loan Facility is payable in quarterly installments commencing on September 30, 2000 and ending June 30, 2005. The Revolving Loan Facility requires scheduled annual reductions of the commitment amount, payable in quarterly installments commencing on September 30, 2000 and ending on June 30, 2005. The capital stock of the Company's subsidiaries is pledged to secure the performance of the Company's obligations under the Senior Credit Facility, and each of the Company's subsidiaries have guaranteed those obligations.

  (b) Senior Notes

     The Company issued $20,000 of senior notes (the "Senior Notes") in 1989. The Senior Notes bear interest at 11.59% per annum payable quarterly and principal is payable in equal quarterly installments of $1,000 through May 1999. In connection with the amendment and restatement of the Senior Credit Facility, on April 25, 1997, the Company repaid all amounts outstanding under the Senior Notes.

  (c) 9 3/8% Notes

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company assumed CRBC's $200,000 aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 (the "9 3/8% Notes"). Interest on the 9 3/8% Notes is payable semiannually, commencing on April 1, 1996. The 9 3/8% Notes mature on

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

October 1, 2004 and are redeemable, in whole or in part, at the option of the Company on or after February 1, 2000, at redemption prices ranging from 104.688% at February 1, 2000 and declining to 100% on or after February 1, 2003, plus in each case accrued and unpaid interest. In addition, on or prior to January 31, 1999, the Company may redeem up to 25% of the original aggregate principal amount of the 9 3/8% Notes at a redemption price of 107.031% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of CMHC or the Company. Upon the occurrence of a change in control (as defined in the indenture governing the 9 3/8% Notes), the holders of the 9 3/8% Notes have the right to require the Company to repurchase all or any part of the 9 3/8% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (d) 8 3/4% Notes

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company assumed CRBC's $200,000 aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2007 (the "8 3/4% Notes"). Interest on the 8 3/4% Notes is payable semiannually, commencing on December 15, 1997. The 8 3/4% Notes mature on June 15, 2007 and are redeemable, in whole or in part, at the option of the Company on or after June 15, 2002, at redemption prices ranging from 104.375% at June 15, 2002 and declining to 100% on or after June 15, 2005, plus in each case accrued and unpaid interest. In addition, prior to June 15, 2000, the Company may redeem up to 25% of the original aggregate principal amount of the 8 3/4% Notes at a redemption price of 108.75% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of CMHC or the Company. Upon the occurrence of a change in control (as defined in the indenture governing the 8 3/4% Notes) on or prior to June 15, 2000, the 8 3/4% Notes may be redeemed as a whole at the option of the Company at a redemption price of 100% plus the Applicable Premium (as defined in the indenture governing the 8 3/4% Notes) and accrued and unpaid interest. Upon the occurrence of a change in control after June 15, 2000, the holders of the 8 3/4% Notes have the right to require the Company to repurchase all or any part of the 8 3/4% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (e) 10 1/2% Notes

     Upon consummation of the Katz Acquisition, on October 28, 1997, the Company assumed Katz Media Corporation's $100,000 aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2007 (the "10 1/2% Notes"). Interest on the
10 1/2% Notes is payable semiannually, commencing on July 15, 1997. The 10 1/2% Notes mature on January 15, 2007 and are redeemable, in whole or in part, at the option of the Company on or after January 15, 2002, at redemption prices ranging from 105.25% at January 15, 2002 and declining to 100% on or after January 15, 2006, plus in each case accrued and unpaid interest. In addition, prior to January 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the 10 1/2% Notes at a redemption price of 109.5% plus accrued and unpaid interest with the net proceeds of one or more offerings of equity interests of Chancellor Media, CMHC or the Company. Upon the occurrence of a change in control (as defined in the indenture governing the 10 1/2% Notes), the holders of the 10 1/2% Notes have the right to require the Company to repurchase all or any part of the 10 1/2% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (f) 8 1/8% Notes

     On December 22, 1997, the Company issued $500,000 aggregate principal amount of 8 1/8% Senior Subordinated Notes due 2007 (the "8 1/8% Notes") for estimated net proceeds of $485,000. Interest on the 8 1/8% Notes is payable semiannually, commencing on June 15, 1998. The 8 1/8% Notes mature on December 15, 2007 and are redeemable, in whole or in part, at the option of the Company on or after December 15, 2002, at redemption prices ranging from 104.063% at December 15, 2002 and declining to 100% on or after December 15, 2005, plus in each case accrued and unpaid interest. In addition, prior to December 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the 8 1/8% Notes at a

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES redemption price of 108.125% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of Chancellor Media, CMHC or the Company. Also, upon the occurrence of a change in control (as defined in the indenture governing the 8 1/8% Notes), the 8 1/8% Notes may be redeemed as a whole at the option of the Company at a redemption price of 100% plus the Applicable Premium (as defined in the indenture governing the 8 1/8% Notes) and accrued and unpaid interest. Upon the occurrence of a change in control after December 15, 2000, the holders of the 8 1/8% Notes have the right to require the Company to repurchase all or any part of the 8 1/8% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (g) Summarized Financial Information of Subsidiary Guarantors

     The 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes and the 8 1/8% Notes (collectively, the "Notes") are unsecured obligations of the Company, subordinated in right of payment to all existing and any future senior indebtedness of the Company. The Notes are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company's direct and indirect subsidiaries other than certain inconsequential subsidiaries (the "Subsidiary Guarantors"). The Subsidiary Guarantors are wholly-owned subsidiaries of the Company. Summarized financial information of the Subsidiary Guarantors as of December 31, 1997 and for the year ended December 31, 1997 is presented below. Separate financial statements and other disclosures concerning the Subsidiary Guarantors are not presented because management has determined that they are not material to investors. There are no significant restrictions on distributions from each of the Subsidiary Guarantors to the Company.

                                                                1997
                                                              ---------
Current assets..............................................    223,913
Noncurrent assets...........................................    987,028
Current liabilities.........................................     89,362
Noncurrent liabilities......................................  1,130,105

Net revenues................................................    495,485
Operating income............................................     58,354
Net loss....................................................    (17,721)

  (h) Other

     The Senior Credit Facility and the indentures governing the Notes contain customary restrictive covenants, which, among other things and with certain exceptions, limit the ability of the Company and its subsidiaries to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate, merge or effect certain asset sales, issue additional stock, effect an asset swap and make acquisitions. The Company is required under the Senior Credit Facility to maintain specified financial ratios, including leverage, cash flow and debt service coverage ratios (as defined).

     A summary of the future maturities of long-term debt at December 31, 1997 follows:

1998........................................................  $       --
1999........................................................          --
2000........................................................      67,500
2001........................................................     157,500
2002........................................................     180,000
Thereafter..................................................   2,168,000

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

(8) REDEEMABLE PREFERRED STOCK

  (a) 12 1/4% Preferred Stock

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company issued 1,000,000 shares of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "12 1/4% Preferred Stock") in exchange for CRBC's substantially identical securities with a fair value of $120,217 including accrued and unpaid dividends of $772. The liquidation preference of each share of 12 1/4% Preferred Stock is $119.445 plus accrued and unpaid dividends of $1,829 at December 31, 1997. The dividend rate on the 12 1/4% Preferred Stock is 12.25% per annum of the liquidation preference and is payable quarterly. If any dividend payable on any dividend payment date on or before February 15, 2001 is not declared or paid in full in cash on such dividend payment date, the amount not paid on such dividend payment date will be added to the liquidation preference of the 12 1/4% Preferred Stock and will be deemed paid in full and will not accumulate. The 12 1/4% Preferred Stock is redeemable in whole or in part, at the option of the Company on or after February 15, 2001, at redemption prices ranging from 106.125% at February 15, 2001 and declining to 100.0% of the liquidation preference on or after February 15, 2006, plus in each case accrued and unpaid dividends. In addition, prior to February 15, 1999, the Company may redeem up to 25% of the shares of 12 1/4% Preferred Stock originally issued at a redemption price of 109.8% of the liquidation preference plus accrued and unpaid dividends with the net proceeds of one or more public equity offerings of the Company. The Company is required, subject to certain conditions, to redeem all of the 12 1/4% Preferred Stock outstanding on February 15, 2008, at a redemption price of 100% of the liquidation preference, plus accrued and unpaid dividends. The 12 1/4% Preferred Stock is exchangeable, subject to certain conditions, at the option of the Company, in whole but not in part, for 12 1/4% Subordinated Exchange Debentures due 2008 (the "12 1/4% Exchange Debentures") at a rate of $1.00 principal amount of 12 1/4% Exchange Debentures for each $1.00 in liquidation preference of 12 1/4% Preferred Stock. Upon the occurrence of a change in control (as defined in the certificate of designation governing the 12 1/4% Preferred Stock), the holders of the 12 1/4% Preferred Stock have the right to require the Company to repurchase all or any part of the 12 1/4% Preferred Stock at a price of 101% of the liquidation preference plus accrued and unpaid dividends. The 12 1/4% Preferred Stock is senior in liquidation preference to the Common Stock of the Company and to the 12% Preferred Stock.

  (b) 12% Preferred Stock

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company issued 2,117,629 shares of 12% Exchangeable Preferred Stock (the "12% Preferred Stock") in exchange for CRBC's substantially identical securities with a fair value of $215,570 including accrued and unpaid dividends of $3,807. The liquidation preference of each share of 12% Preferred Stock is $100.00 plus accrued and unpaid dividends of $11,756 at December 31, 1997. The dividend rate on the 12% Preferred Stock is 12% per annum of the liquidation preference and is payable semi-annually. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to January 15, 2002 either in cash or in additional shares of 12% Preferred Stock. The 12% Preferred Stock is redeemable in whole or in part, at the option of the Company, on or after January 15, 2002, at redemption prices ranging from 106% at January 15, 2002 and declining to 100% of the liquidation preference on or after January 15, 2007, plus in each case accrued and unpaid dividends. In addition, prior to January 15, 2000, the Company may redeem all but $150,000 of the aggregate liquidation preference of 12% Preferred Stock at a redemption price of 112% of the liquidation preference plus accrued and unpaid dividends with the net proceeds of one or more public equity offerings of the Company. The Company is required, subject to certain conditions, to redeem all of the 12% Preferred Stock outstanding on January 15, 2009, at a redemption price of 100% of the liquidation preference, plus accrued and unpaid dividends. The 12% Preferred Stock is exchangeable, subject to certain conditions, at the option of the Company, in whole but not in part, for 12% Subordinated Exchange Debentures due 2009 (the "12% Exchange Debentures") at a rate of $1.00 principal amount of 12% Exchange Debentures for each $1.00 in liquidation preference of 12% Preferred Stock. Upon the occurrence of a change in control (as defined in

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES the certificate of designation governing the 12% Preferred Stock), the holders of the 12% Preferred Stock have the right to require the Company to repurchase all or any part of the 12% Preferred Stock at a price of 101% of the liquidation preference plus accrued and unpaid dividends. In addition, upon the occurrence of a change in control, the Company may redeem the 12% Preferred Stock in whole but not in part at a redemption price of 112% of the liquidation preference plus accrued and unpaid dividends. The 12% Preferred Stock is senior in liquidation preference to the Common Stock of the Company and is subordinate to the 12 1/4% Preferred Stock.

(9) STOCKHOLDER'S EQUITY

     (a) On March 13, 1998, Chancellor Media completed a secondary public offering of 21,850,000 shares of its Common Stock (the "1998 Offering"). The net proceeds from the 1998 Offering of approximately $995.1 million were contributed to the Company by Chancellor Media.

  (b) Stock Options

     Chancellor Media has established the 1992, 1993 and 1995 Key Employee Stock Option Plans (the "Employee Option Plans") which provide for the issuance of stock options to officers and other key employees of the Company and its subsidiaries. The Employee Option Plans make available for issuance an aggregate of 7,215,000 shares of Common Stock. Options issued under the Employee Option Plans have varying vesting periods as provided in separate stock option agreements and generally carry an expiration date of ten years subsequent to the date of issuance. Options issued under the 1993 and 1995 Employee Option Plans are required to have exercise prices equal to or in excess of the fair market value of Chancellor Media Common Stock on the date of issuance.

     In May 1995, Chancellor Media also established the Stock Option Plan for Non-Employee Directors (the "Director Plan") which provides for the issuance of stock options to non-employee directors of the Company. The Director Plan makes available for issuance an aggregate of 450,000 shares of Chancellor Media Common Stock. Options issued under the Director Plan have exercise prices equal to the fair market value of Chancellor Media Common Stock on the date of issuance, vest over a three year period and have an expiration date of ten years subsequent to the date of issuance.

     In connection with the BPI Acquisition, Chancellor Media assumed outstanding options to purchase 310,276 shares of Chancellor Media Common Stock (the "BPI Options"). The BPI Options vested and became exercisable on May 12, 1996 and have an expiration date of ten years subsequent to the original date of issuance by BPI.

     In connection with the Chancellor Merger, Chancellor Media assumed outstanding options to purchase 3,526,112 shares of Chancellor Media Common Stock (the "Chancellor Options") with a fair value of $34,977. The Chancellor Options have varying vesting periods as provided in separate stock option agreements and generally carry an expiration date of ten years subsequent to the original date of issuance by Chancellor.

     The total options available for grant were 3,679,500 and 1,115,894 at December 31, 1996 and 1997, respectively.

     Chancellor Media applies APB Opinion No. 25 in accounting for its Employee Option Plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had Chancellor Media determined compensation cost based on the fair value at the grant date for

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                          1995       1996       1997
                                                         -------   --------   --------
Net loss:
  As reported..........................................  $(5,850)  $(16,194)  $(31,745)
  Pro forma............................................   (8,787)   (20,969)   (36,650)

     Pro forma net loss reflects only options granted in 1995, 1996 and 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of one year and compensation cost for options granted prior to 1995 is not considered.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants: expected volatility of 44.5% for 1995 and 1996 and 41.9% for 1997; risk-free interest rate of 6.0% for 1995 and 1996 and 5.4% for 1997; dividend yield of 0% and expected lives ranging from three to seven years for 1995, 1996 and 1997.

     Following is a summary of activity in the employee option plans and agreements discussed above for the years ended December 31, 1995, 1996 and 1997:

                                          1995                   1996                   1997
                                  --------------------   --------------------   --------------------
                                              WEIGHTED               WEIGHTED               WEIGHTED
                                              AVERAGE                AVERAGE                AVERAGE
                                              EXERCISE               EXERCISE               EXERCISE
                                   SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                  ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of
  year..........................  1,956,000    $ 1.55    2,579,748    $ 3.46    3,559,984    $ 5.97
Granted.........................    516,000     10.08    1,174,500     11.56    2,773,590     22.89
Assumed in acquisitions.........    310,276      4.85           --        --    3,526,112      9.29
Exercised.......................    (51,000)     0.65     (166,806)     4.27     (994,526)     5.43
Canceled........................   (151,528)     4.30      (27,458)     4.96      (38,464)    19.46
                                  ---------    ------    ---------    ------    ---------    ------
Outstanding at end of year......  2,579,748    $ 3.46    3,559,984    $ 5.97    8,826,696    $12.98
                                  =========    ======    =========    ======    =========    ======
Options exercisable at year
  end...........................  1,890,000              1,935,484              5,687,960
                                  =========              =========              =========
Weighted average fair value of
  options granted during the
  year..........................       4.27                   4.88                  10.25
                                  =========              =========              =========

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                             OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                 --------------------------------------------   -------------------------
                                     NUMBER           WEIGHTED       WEIGHTED       NUMBER       WEIGHTED
                                 OUTSTANDING AT       AVERAGE        AVERAGE    EXERCISABLE AT   AVERAGE
            RANGE OF              DECEMBER 31,       REMAINING       EXERCISE    DECEMBER 31,    EXERCISE
        EXERCISE PRICES               1997        CONTRACTUAL LIFE    PRICE          1997         PRICE
        ---------------          --------------   ----------------   --------   --------------   --------
$0.01...........................   1,000,000         5.3 years        $ 0.01      1,000,000       $ 0.01
$4.13 to 6.17...................   2,186,056         7.2 years          4.58      2,039,692         4.60
$10.67 to 15.81.................   2,378,562         8.3 years         11.49        983,624        11.63
$17.05 to 23.75.................   2,769,078         9.5 years         21.38      1,464,644        22.50
$26.38 to 31.63.................     493,000         9.8 years         28.32        200,000        27.50
                                   ---------                          ------      ---------       ------
                                   8,826,696                           12.98      5,687,960        10.44
                                   =========                          ======      =========       ======

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

(10) EMPLOYEE BENEFIT PLANS

  (a) 401(k) Plan

     The Company offers substantially all of its employees voluntary participation in a 401(k) Plan. The Company may make discretionary contributions to the plan; however, no such contributions were made by the Company during 1995, 1996 or 1997.

  (b) Katz Savings and Profit Sharing Plan

     Katz has a defined contribution retirement plan, The Katz Media Group Savings and Profit Sharing Plan (the "Katz Plan"). The Katz Plan covers substantially all employees of Katz with greater than six months of service. The Katz Plan permits Katz to match a percentage of a participant's contribution up to a stated maximum percentage of an employee's salary. Cash contributions included in to operating expenses approximated $200 for the year ended December 31, 1997. Effective January 1, 1998, the Company elected to discontinue cash contributions under the matching provision of the Katz Plan. The Company intends to merge the Katz Plan into the Company's 401(k) Plan during 1998.

  (c) Katz Other Postretirement Benefits

     Prior to the Company's acquisition of Katz on October 28, 1997, Katz provided for certain medical, dental and life insurance benefits for employees who retire beginning at age 55 with a minimum of 15 years of service and for employees who retire at age 65 with a minimum of 10 years of service. The Company will continue providing this coverage only for retirees and beneficiaries currently receiving coverage and those active employees who have, or will have attained by December 31, 1998, the age and service necessary to receive coverage.

     The accumulated post retirement benefit obligation ("APBO") consists of $703 for retirees and $337 for active employees fully eligible for benefits for a total APBO of $1,040 at December 31, 1997. As of December 31, 1997, Katz and its subsidiaries have not funded any portion of the accumulated postretirement benefit obligation. The net periodic postretirement benefit cost consists of interest cost on the APBO of $11 for the year ended December 31, 1997. The APBO was determined using an assumed discount rate of 6.5% and a health care cost trend rate of 5% per annum for all future years. The effect of a 1% increase in the health care cost trend rate would increase the APBO by $368 and would increase the service and interest cost components of the net periodic postretirement benefit cost by $24.

(11) INCOME TAXES

     Income tax expense (benefit) from continuing operations consists of the following:

                                                          1995      1996       1997
                                                          -----    -------    -------
Current tax expense:
  Federal...............................................  $ 246    $   485    $ 6,840
  State.................................................    425        972      4,791
                                                          -----    -------    -------
Total current tax expense...............................    671      1,457     11,631
Deferred benefit........................................   (479)    (4,353)    (3,829)
                                                          -----    -------    -------
Total income tax expense (benefit)......................  $ 192    $(2,896)   $ 7,802
                                                          =====    =======    =======

     During 1997, the Company incurred an extraordinary loss on extinguishment of debt. The tax benefit related to the extraordinary loss is approximately $2,343. This tax benefit, which reduces current taxes payable, is separately allocated to the extraordinary item.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     Total income tax expense (benefit) differed from the amount computed by applying the U.S. federal statutory income tax rate of 35% to loss from continuing operations for the years ended December 31, 1995, 1996 and 1997 as a result of the following:

                                                         1995       1996       1997
                                                        -------    -------    -------
Computed "expected" tax benefit.......................  $(1,980)   $(6,682)   $(2,342)
Amortization of goodwill..............................      788      2,477      5,744
Net operating loss carryforwards for which no tax
  benefit was recognized..............................      923         --         --
State income taxes, net of federal benefit............      276        632      2,533
Other, net............................................      185        677      1,867
                                                        -------    -------    -------
                                                        $   192    $(2,896)   $ 7,802
                                                        =======    =======    =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1997 are presented below:

                                                                1996         1997
                                                              ---------    ---------
Deferred tax assets:
  Net operating loss and credit carryforwards...............  $  13,519    $  38,552
  Accrued compensation primarily relating to stock
     options................................................      1,687        1,720
  Differences in book and tax bases related to media
     representation contracts...............................         --       39,908
  Differences in book and tax bases of lease liabilities....         --        4,727
  Other.....................................................      1,215        3,147
                                                              ---------    ---------
          Total deferred tax assets.........................     16,421       88,054
                                                              ---------    ---------
Deferred tax liabilities:
  Property and equipment and intangibles, primarily
     resulting from difference in bases from BPI, Pyramid,
     Chancellor Merger and Katz acquisitions................   (101,761)    (445,992)
  Other.....................................................       (758)      (3,702)
                                                              ---------    ---------
          Total deferred tax liabilities....................   (102,519)    (449,694)
                                                              ---------    ---------
          Net deferred tax liability........................  $ (86,098)   $(361,640)
                                                              =========    =========

     Deferred tax assets and liabilities are computed by applying the U.S. federal and state income tax rate in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carryforwards.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company expects the deferred tax assets at December 31, 1997 to be realized as a result of the reversal during the carryforward period of existing taxable temporary differences giving rise to deferred tax liabilities and the generation of taxable income in the carryforward period.

     At December 31, 1997, the Company has net operating loss carryforwards available to offset future taxable income of approximately $85,000, expiring from 1998 to 2012 and has alternative minimum tax credit carryforwards of approximately $3,600 that do not expire. All of the net operating loss and tax credit

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES carryforwards at December 31, 1997 are subject to annual use limitations under tax rules governing changes of ownership.

(12) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $3,073, $5,462 and $10,913 during 1995, 1996 and 1997, respectively. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1997 are as follows:

Year ending December 31:
  1998......................................................   30,784
  1999......................................................   28,644
  2000......................................................   26,533
  2001......................................................   25,188
  2002......................................................   23,506
  Thereafter................................................  156,335

     In August 1993, the Company terminated an agreement with Sagittarius Broadcasting Company (an affiliate of Infinity Broadcasting Corporation) and One Twelve, Inc. (collectively, the "Claimants" or the "Plaintiffs") pursuant to which programming featuring radio personality Howard Stern was broadcast on radio station WLUP-AM (now WMVP-AM) in Chicago. The Claimants allege that termination of the agreement was wrongful and have sued the Company in the Supreme Court of the State of New York, County of New York (the "Court"). The agreement required payments to the Claimants in the amount of $2.6 million plus five percent of advertising revenues generated by the programming over the three-year term of the agreement. A total of approximately $680,000 was paid to the Claimants pursuant to the agreement prior to termination. Claimants' complaint alleged claims for breach of contract, indemnification, breach of fiduciary duty and fraud. Claimants' aggregate prayer for relief totaled $45.0 million. On July 12, 1994, the Court granted the Company's motion to dismiss Claimants' claims for fraud and breach of fiduciary duty. On June 6, 1995, the Court denied the Claimants' motion for summary judgment on their contract and indemnification claims and this order has been affirmed on appeal. On May 17, 1996, after the close of discovery, the Company filed a motion for summary judgment, seeking the dismissal of the remaining claims in the original complaint. On July 1, 1996, Claimants moved for leave to amend their complaint in order to add claims for breach of the covenant of good faith and fair dealing, tortious interference with business advantage and prima facia tort. In the proposed amended complaint, Claimants seek compensatory and punitive damages in excess of $25.0 million. On March 13, 1997, the Court denied the Company's motion for summary judgment, allowed Claimants' request to amend the complaint to add a claim for breach of the covenant of good faith and fair dealing and denied Claimants' request to amend the complaint to add claims for tortious interference with business advantage and prima facia tort. On April 25, 1997, the Company filed a notice of appeal of the denial of the Company's motion for summary judgment. In October 1997, the N.Y. State Supreme Court, Appellate Division, granted a portion of the appeal seeking to strike certain damages sought, but otherwise affirmed the denial of the motion for summary judgement and sent the case back to the trial court for trial. The Company believes that it acted within its rights in terminating the agreement.

     The Company is also involved in various other claims and lawsuits which are generally incidental to its business. The Company is vigorously contesting all such matters and believes that their ultimate resolution will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996 and 1997. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                             1996                    1997
                                                      -------------------   -----------------------
                                                      CARRYING     FAIR      CARRYING       FAIR
                                                       AMOUNT     VALUE       AMOUNT       VALUE
                                                      --------   --------   ----------   ----------
Interest rate swaps.................................  $     --   $    199   $       --   $    3,919
Long-term debt -- Senior Credit Facility............   348,000    348,000    1,573,000    1,573,000
Long-term debt -- Senior Notes......................    10,000     10,572           --           --
Long-term debt -- 9 3/8% Notes......................        --         --      200,000      209,000
Long-term debt -- 8 3/4% Notes......................        --         --      200,000      205,000
Long-term debt -- 10 1/2% Notes.....................        --         --      100,000      110,000
Long-term debt -- 8 1/8% Notes......................        --         --      500,000      500,000
Redeemable preferred stock -- 12 1/4% Preferred
  Stock.............................................        --         --      119,444      133,000
Redeemable preferred stock -- 12% Preferred Stock...        --         --      211,764      239,821

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

          Cash and cash equivalents, accounts receivable and accounts payable: The carrying amount of these assets and liabilities approximates fair value because of the short maturity of these instruments.

          Interest rate swaps: The fair value of the interest rate swap and cap contracts is estimated by obtaining quotations from brokers. The fair value is an estimate of the amounts that the Company would (receive) pay at the reporting date if the contracts were transferred to other parties or canceled by the broker.

          Long-term debt: The fair values of the Company's 9 3/8% Notes, 8 3/4% Notes, 10 1/2% Notes and 8 1/8% Notes are based on December 31, 1997 quoted market prices. As amounts outstanding under the Company's Senior Credit Facility agreements bear interest at current market rates, their carrying amounts approximate fair market value.

          Redeemable preferred stock: The fair values of the Company's 12 1/4% Preferred Stock and 12% Preferred Stock are based on December 31, 1997 quoted market prices.

(14) RELATED PARTY TRANSACTIONS

     As of December 31, 1997, Thomas O. Hicks and affiliates of Hicks Muse beneficially owned an aggregate 18,727,028 shares of Common Stock of Chancellor Media. Mr. Hicks was elected Chairman of the Board and a director of the Company upon consummation of the Chancellor Merger.

     The Company is subject to a financial monitoring and oversight agreement, dated April 1, 1996, as amended on September 4, 1997, (the "Financial Monitoring and Oversight Agreement") with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"), an affiliate of Hicks Muse. Pursuant thereto, the Company pays to Hicks Muse Partners an annual fee of not less than $1,000 , subject to increase or decrease (but not below $1,000), based upon changes in the Consumer Price Index. Hicks Muse Partners is also entitled to reimbursement for any out-of-pocket expenses incurred in connection with rendering services under the Financial Monitoring and Oversight Agreement. The Financial Monitoring and Oversight Agreement provides that the agreement will terminate at such time as Thomas O. Hicks and his affiliates collectively cease to beneficially own at least two-thirds of the number of shares of Chancellor Media Common Stock beneficially owned by them, collectively. The Company paid Hicks Muse Partners $333 in 1997 pursuant to the Financial

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

Monitoring and Oversight Agreement which is included in corporate general and administrative expense in the accompanying consolidated statement of operations.

     In connection with the consummation of the Chancellor Merger, a Financial Advisory Agreement among Chancellor, CRBC and HM2/Management Partners, L.P. ("HM2/Management"), an affiliate of Hicks Muse, was terminated. In consideration thereof, in lieu of any payments required to be made under the Financial Advisory Agreement in respect of the transactions contemplated by the Chancellor Merger, HM2/Management was paid a fee of $10,000 in cash upon consummation of the Chancellor Merger which was accounted for as a direct acquisition cost. Notwithstanding the termination of the Financial Advisory Agreement, the Company paid Hicks Muse Partners $1,500 for financial advisory services in connection with the Katz Acquisition which was accounted for as a direct acquisition cost.

     Vernon E. Jordan, Jr., a director of the Company, also serves on the board of directors of Bankers Trust Company and Bankers Trust New York Corporation. Affiliates of Bankers Trust Company and Bankers Trust New York Corporation have provided a variety of commercial banking, investment banking and financial advisory services to the Company, and expect to continue to provide such services to the Company in the future.

(15) SEGMENT DATA

     The Company operated in two principal business segments -- radio broadcasting and media representation -- in 1997. The Company's radio broadcasting segment included a portfolio of 96 stations (68 FM and 28 AM) for which the Company owned at December 31, 1997 in 21 large markets, including each of the nation's 12 largest radio revenue markets. The Company entered into the media representation segment with the acquisition of Katz on October 28, 1997. Katz is a full-service media representation firm serving multiple types of electronic media, with leading market share in the representation of radio and television stations and cable television systems. Katz is retained on an exclusive basis by radio stations, television stations and cable television systems in over 200 designated market areas throughout the United States, including at least one radio or television station in each of the 50 largest designated market areas, to sell national spot advertising air time. The media representation segment data for 1997 includes the results of operations of Katz from the date of acquisition.

                                                                  DEPRECIATION
                                             NET      OPERATING       AND        IDENTIFIABLE     CAPITAL
                  1997                     REVENUES    INCOME     AMORTIZATION      ASSETS      EXPENDITURES
                  ----                     --------   ---------   ------------   ------------   ------------
Radio broadcasting.......................  $548,856    $52,219      $182,314      $4,465,526      $11,430
Media representation.....................    33,222      6,187         3,668         495,951          436
                                           --------    -------      --------      ----------      -------
          Total..........................  $582,078    $58,406      $185,982      $4,961,477      $11,866
                                           ========    =======      ========      ==========      =======

(16) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                        QUARTER ENDED
                                                       ------------------------------------------------
                                                       MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                       --------   --------   ------------   -----------
1996:
  Net revenues.......................................  $ 53,371   $ 72,991     $ 78,768      $ 88,720
  Operating income (loss)............................    (8,223)     7,062        9,351         9,770
  Net income (loss) attributable to common stock.....   (14,273)    (2,222)        (793)        1,094
1997:
  Net revenues.......................................  $ 81,897   $106,364     $145,022      $248,795
  Operating income...................................       568     16,968       15,002        25,868
  Income (loss) before extraordinary item............    (6,011)     9,870       (3,221)      (15,132)
  Net income (loss) attributable to common stock.....    (6,011)     5,520       (6,000)      (25,254)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Chancellor Media Corporation of Los Angeles:

     Our report on the consolidated financial statements of Chancellor Media Corporation of Los Angeles and subsidiaries is included in this Registration Statement. In connection with our audit of such financial statements, we have also audited the related financial statement schedule of Chancellor Media Corporation of Los Angeles and subsidiaries as of and for the year ended December 31, 1997 included herein.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                    COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 10, 1998, except for notes 2(b) paragraphs 1 and 3-5 as to which the date is February 20, 1998 and 9(a) as to which the date is March 13, 1998

SCHEDULE II

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES
                                AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                    ADDITIONS     ADDITIONS
                                      BALANCE AT    CHARGED TO     CHARGED                   BALANCE
                                      BEGINNING     COSTS AND     TO OTHER                   AT END
            DESCRIPTION               OF PERIOD      EXPENSES     ACCOUNTS     WRITEOFFS    OF PERIOD
            -----------               ----------    ----------    ---------    ---------    ---------
Allowance for doubtful accounts:
  Year ended December 31, 1997......   $ 2,292        5,174          7,049(1)    1,864       $12,651
                                       =======        =====        =======       =====       =======
  Year ended December 31, 1996......   $ 2,000        2,179            156(1)    2,043       $ 2,292
                                       =======        =====        =======       =====       =======
  Year ended December 31, 1995......   $   835          904          1,644(1)    1,383       $ 2,000
                                       =======        =====        =======       =====       =======
Deferred tax asset valuation
  allowance:
  Year ended December 31, 1997......   $    --           --             --          --       $    --
                                       =======        =====        =======       =====       =======
  Year ended December 31, 1996......   $    --           --             --          --       $    --
                                       =======        =====        =======       =====       =======
  Year ended December 31, 1995......   $14,458           --        (14,458)         --       $    --
                                       =======        =====        =======       =====       =======

---------------

(1) Additions (deductions) result from the application of purchase accounting relating to the BPI Acquisition in 1995, the Pyramid Acquisition in 1996 and the Chancellor Merger, the Viacom Acquisition and the Katz Acquisition in 1997.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS


                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)



                                     ASSETS



                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................   $   16,584     $   13,063
  Accounts receivable, less allowance for doubtful accounts
     of $12,651 in 1997 and $13,002 in 1998.................      239,869        321,391
  Other current assets......................................       27,208         42,343
                                                               ----------     ----------
          Total current assets..............................      283,661        376,797
Note receivable from affiliate..............................           --        150,000
Property and equipment, net.................................      159,797        299,906
Intangible assets, net......................................    4,404,443      4,916,533
Other assets, net...........................................      113,576        162,142
                                                               ----------     ----------
                                                               $4,961,477     $5,905,378
                                                               ==========     ==========

                           LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable and accrued expenses.....................   $  171,017     $  177,472
Long-term debt..............................................    2,573,000      3,018,000
Deferred tax liabilities....................................      361,640        312,731
Other liabilities...........................................       44,405         60,403
                                                               ----------     ----------
          Total liabilities.................................    3,150,062      3,568,606
                                                               ----------     ----------
Redeemable preferred stock:
  Redeemable senior cumulative exchangeable preferred stock
     of subsidiary, par value $.01 per share; 1,000,000
     shares authorized, issued and outstanding; liquidation
     preference of $121,274 in 1997.........................      119,445             --
  Redeemable cumulative exchangeable preferred stock of
     subsidiary, par value $.01 per share; 3,600,000 shares
     authorized and 2,117,629 shares issued and outstanding;
     liquidation preference of $223,519 in 1997.............      211,763             --
Stockholder's equity:
  Common stock, $.01 par value, 1,040 shares authorized,
     issued and outstanding.................................            1              1
Paid-in capital.............................................    1,637,628      2,654,273
Accumulated deficit.........................................     (157,422)      (317,502)
                                                               ----------     ----------
          Total stockholder's equity........................    1,480,207      2,336,772
                                                               ----------     ----------
                                                               $4,961,477     $5,905,378
                                                               ==========     ==========



          See accompanying notes to consolidated financial statements

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)


               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)



                                                    THREE MONTHS ENDED               NINE MONTHS ENDED
                                               -----------------------------   -----------------------------
                                               SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                   1997            1998            1997            1998
                                               -------------   -------------   -------------   -------------
Gross revenues...............................    $166,817        $389,551        $382,994       $1,015,562
  Less agency commissions....................     (21,795)        (45,722)        (49,711)        (116,466)
                                                 --------        --------        --------       ----------
          Net revenues.......................     145,022         343,829         333,283          899,096
Operating expenses:
  Operating expenses, excluding depreciation
     and amortization........................      73,551         175,062         184,713          491,924
  Depreciation and amortization..............      50,474         118,584         104,386          311,644
  Corporate general and administrative.......       5,995          10,109          11,646           25,188
  Executive severance charge.................          --              --              --           59,475
                                                 --------        --------        --------       ----------
          Operating expenses.................     130,020         303,755         300,745          888,231
                                                 --------        --------        --------       ----------
          Operating income...................      15,002          40,074          32,538           10,865
                                                 --------        --------        --------       ----------
Other (income) expense:
  Interest expense, net......................      22,295          48,624          45,036          135,709
  Gain on disposition of representation
     contracts...............................          --         (18,497)             --          (29,767)
  Other income...............................      (5,057)             --         (18,380)          (3,559)
                                                 --------        --------        --------       ----------
          Other (income) expense.............      17,238          30,127          26,656          102,383
                                                 --------        --------        --------       ----------
          Income (loss) before income taxes
            and extraordinary item...........      (2,236)          9,947           5,882          (91,518)
Income tax expense (benefit).................         985           1,548           5,244          (15,380)
                                                 --------        --------        --------       ----------
          Income (loss) before extraordinary
            item.............................      (3,221)          8,399             638          (76,138)
Extraordinary loss, net of income tax
  benefit....................................          --          15,224           4,350           47,089
                                                 --------        --------        --------       ----------
          Net loss...........................      (3,221)         (6,825)         (3,712)        (123,227)
Preferred stock dividends....................       2,779             899           2,779           17,601
                                                 --------        --------        --------       ----------
          Net loss attributable to common
            stock............................    $ (6,000)       $ (7,724)       $ (6,491)      $ (140,828)
                                                 ========        ========        ========       ==========



          See accompanying notes to consolidated financial statements.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



                                                                    NINE MONTHS ENDED
                                                              -----------------------------
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1997            1998
                                                              -------------   -------------
Cash flows from operating activities:
  Net loss..................................................   $    (3,712)    $  (123,227)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................         9,091          18,632
     Amortization of goodwill, intangible assets and other
       assets...............................................        95,295         293,012
     Executive severance charge -- stock option
       compensation.........................................            --          16,000
     Provisions for doubtful accounts.......................         3,409           4,573
     Deferred income tax expense (benefit)..................         5,244         (15,380)
     Gain on disposition of representation contracts........            --         (29,767)
     Gain on disposition of assets..........................       (18,380)             --
     Loss on extinguishment of debt.........................         4,350          47,089
     Other..................................................            --          (1,893)
     Changes in certain assets and liabilities, net of
       effects of acquisitions:
       Accounts receivable..................................       (15,171)        (73,528)
       Other current assets.................................         4,481         (10,283)
       Accounts payable and accrued expenses................         8,445          12,737
       Other assets.........................................            54          (4,114)
       Other liabilities....................................           197          12,608
                                                               -----------     -----------
          Net cash provided by operating activities.........        93,303         146,459
                                                               -----------     -----------
Cash flows from investing activities:
  Acquisitions, net of cash acquired........................    (2,083,701)       (905,264)
  Escrow deposits on pending acquisitions...................       (10,005)             --
  Payments made on purchases of representation contracts....            --         (25,724)
  Proceeds from sale of representation contracts............            --          20,283
  Proceeds from sale of assets..............................       269,250              --
  Issuance of note receivable from affiliate................            --        (150,000)
  Capital expenditures......................................        (6,436)        (21,684)
  Other.....................................................       (20,914)        (39,750)
                                                               -----------     -----------
          Net cash used by investing activities.............    (1,851,806)     (1,122,139)
                                                               -----------     -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................     2,105,000       1,973,000
  Principal payments on long-term debt......................      (606,000)     (1,528,000)
  Cash contributed by parent................................       288,898       1,000,645
  Repurchase of 12% and 12 1/4% Exchange Debentures.........            --        (403,213)
  Dividends on preferred stock..............................            --         (31,183)
  Dividend to parent........................................        (5,748)        (19,253)
  Payments for debt issuance costs..........................       (10,567)        (19,837)
  Other.....................................................          (158)             --
                                                               -----------     -----------
          Net cash provided by financing activities.........     1,771,425         972,159
                                                               -----------     -----------
Increase (decrease) in cash and cash equivalents............        12,922          (3,521)
Cash and cash equivalents at beginning of period............         3,060          16,584
                                                               -----------     -----------
Cash and cash equivalents at end of period..................   $    15,982     $    13,063
                                                               ===========     ===========



          See accompanying notes to consolidated financial statements.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)


               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)



1. BASIS OF PRESENTATION



     In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position, results of operations and cash flows of Chancellor Media Corporation of Los Angeles and its subsidiaries (collectively, "CMCLA") for the periods presented. Chancellor Media Corporation of Los Angeles is an indirect, wholly owned subsidiary of Chancellor Media Corporation ("Chancellor Media").



     Interim periods are not necessarily indicative of results to be expected for the year. It is suggested that these financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in CMCLA's Annual Report on Form 10-K for the year ended December 31, 1997.



     The consolidated financial statements include the accounts of CMCLA and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation.



     CMCLA adopted SFAS No. 130, Reporting Comprehensive Income, effective January 1, 1998. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. CMCLA has no items of comprehensive income for any period presented and therefore is not required to report comprehensive income.



2. ACQUISITIONS AND DISPOSITIONS



  1997 Completed Transactions



     On January 31, 1997, CMCLA acquired WWWW-FM and WDFN-AM in Detroit from affiliates of Chancellor Radio Broadcasting Company ("CRBC") for $30,000 in cash plus various other direct acquisition costs. The Company had previously provided certain sales and promotional functions to WWWW-FM and WDFN-AM under a joint sales agreement since February 14, 1996 and subsequently operated the stations under a time brokerage agreement since April 1, 1996.



     On January 31, 1997, CMCLA acquired KKSF-FM and KDFC-FM/AM in San Francisco from affiliates of the Brown Organization for $115,000 in cash plus various other direct acquisition costs. CMCLA had previously been operating KKSF-FM and KDFC-FM/AM under a time brokerage agreement since November 1, 1996. On July 21, 1997, CMCLA sold KDFC-FM to Bonneville International Corporation ("Bonneville") for $50,000 in cash. The assets of KDFC-FM were classified as assets held for sale in connection with the purchase price allocation of the acquisition of KKSF-FM and KDFC-FM/AM and no gain or loss was recognized by CMCLA upon consummation of the sale.



     On April 1, 1997, CMCLA acquired WJLB-FM and WMXD-FM in Detroit from Secret Communications Limited Partnership ("Secret") for $168,000 in cash plus various other direct acquisition costs. CMCLA had previously been operating WJLB-FM and WMXD-FM under time brokerage agreements since September 1, 1996.



     On April 3, 1997, CMCLA exchanged WQRS-FM in Detroit (which CMCLA acquired on April 3, 1997 from Secret for $32,000 in cash plus various other direct acquisition costs), to affiliates of Greater Media Radio, Inc. ("Greater Media") in return for WWRC-AM in Washington, D.C. (now known as WTEM-AM) and $9,500 in cash. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The net purchase price to CMCLA of WWRC-AM was therefore $22,500. CMCLA had previously been operating WWRC-AM under a time brokerage agreement since June 17, 1996.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     On May 1, 1997, CMCLA acquired WDAS-FM/AM in Philadelphia from affiliates of Beasley FM Acquisition Corporation for $103,000 in cash plus various other direct acquisition costs.



     On May 15, 1997, CMCLA exchanged five of its six stations in Charlotte, North Carolina (WPEG-FM, WBAV-FM/AM, WRFX-FM and WFNZ-AM) for two FM stations in Philadelphia (WIOQ-FM and WUSL-FM) owned by EZ Communications, Inc. ("EZ") in Philadelphia (the "Charlotte Exchange"), and also sold CMCLA's sixth radio station in Charlotte, WNKS-FM, to EZ for $10,000 in cash and recognized a gain of $3,536. The Charlotte Exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction.



     On May 30, 1997, CMCLA acquired WPNT-FM in Chicago from affiliates of Century Broadcasting Company for $75,740 in cash (including $1,990 for the purchase of the station's accounts receivable) plus various other direct acquisition costs. On June 19, 1997, CMCLA sold WPNT-FM in Chicago to Bonneville for $75,000 in cash and recognized a gain of $529.



     On June 3, 1997, CMCLA sold WEJM-FM in Chicago to affiliates of Crawford Broadcasting for $14,750 in cash and recognized a gain of $9,258.



     On July 2, 1997, CMCLA acquired WLTW-FM and WAXQ-FM in New York and WMZQ-FM, WJZW-FM, WZHF-AM and WBZS-AM in Washington, D.C. from Viacom International, Inc. ("Viacom") for approximately $612,388 in cash including various other direct acquisition costs (the "Viacom Acquisition"). The Viacom Acquisition was financed with (i) bank borrowings under the Senior Credit Facility (as defined) of $552,559; (ii) $53,750 in escrow funds paid by CMCLA on February 19, 1997 and (iii) $6,079 financed through working capital. In June 1997, Chancellor Media issued 5,990,000 shares of $3.00 Convertible Preferred Stock for net proceeds of $287,808 which were contributed to CMCLA and used to repay borrowings under the Senior Credit Facility and subsequently were reborrowed on July 2, 1997 as part of the financing of the Viacom Acquisition. On July 7, 1997, CMCLA sold WJZW-FM in Washington, D.C. to affiliates of Capital Cities/ABC Radio for $68,000 in cash. The assets of WJZW-FM, as well as the assets of WZHF-AM and WBZS-AM, which were also sold on August 13, 1997, were accounted for as assets held for sale in connection with the purchase price allocation of the Viacom Acquisition and no gain or loss was recognized by CMCLA upon consummation of the sales.



     On July 7, 1997, CMCLA sold the Federal Communications Commission ("FCC") authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco to Susquehanna Radio Corporation ("Susquehanna") for $44,000 in cash and recognized a gain of $1,726. Simultaneously therewith, CRBC sold the call letters "KSAN-FM" (which CRBC previously used in San Francisco) to Susquehanna. On July 7, 1997, CMCLA and CRBC entered into a time brokerage agreement to enable CMCLA to operate KYLD-FM on the frequency previously assigned to KSAN-FM, and on July 7, 1997, CRBC changed the call letters of KSAN-FM to KYLD-FM. Upon the consummation of the Chancellor Merger (as defined herein), CMCLA changed the format of the new KYLD-FM to the format previously operated on the old KYLD-FM.



     On July 14, 1997, CMCLA completed the disposition of WLUP-FM in Chicago to Bonneville for net proceeds of $80,000 which were held by a qualified intermediary pending the completion of the deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. On October 7, 1997, CMCLA applied the net proceeds from the disposition of WLUP-FM of $80,000 in cash, plus an additional $3,500 and various other direct acquisition costs, in a deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. CMCLA had previously operated KZPS-FM and KDGE-FM under time brokerage agreements effective August 1, 1997.



     On July 21, 1997, CMCLA entered into a time brokerage agreement with CRBC whereby CMCLA began managing certain limited functions of CRBC's stations KBGG-FM, KNEW-AM and KABL-FM in

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

San Francisco pending the consummation of the Chancellor Merger (as defined herein), which occurred on September 5, 1997.



     On August 13, 1997, CMCLA sold WBZS-AM and WZHF-AM in Washington, D.C. (acquired as part of the Viacom Acquisition) and KDFC-AM in San Francisco to affiliates of Douglas Broadcasting ("Douglas") for $18,000 in the form of a promissory note. The promissory note, as amended on May 1, 1998, bears interest at 7 3/4% from the closing date through February 28, 1998 and at 10.0% from March 1, 1998 through the remainder of the term of the note, with a balloon principal payment due four years after closing. At closing, Douglas posted a $1,000 letter of credit for the benefit of CMCLA that will remain outstanding until all amounts due under the promissory note are paid.



     On August 27, 1997, CMCLA sold WEJM-AM in Chicago to Douglas for $7,500 in cash and recognized a gain of $3,331.



     On September 5, 1997, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of February 19, 1997 and amended and restated on July 31, 1997 (the "Chancellor Merger Agreement"), among Chancellor Broadcasting Company ("Chancellor"), CRBC, Evergreen Media Corporation ("Evergreen"), Evergreen Mezzanine Holdings Corporation ("EMHC") and Evergreen Media Corporation of Los Angeles ("EMCLA"), (i) Chancellor was merged with and into EMHC, a direct, wholly-owned subsidiary of Evergreen, with EMHC remaining as the surviving corporation and (ii) CRBC was merged with and into EMCLA, a direct, wholly-owned subsidiary of EMHC, with EMCLA remaining as the surviving corporation (collectively, the "Chancellor Merger"). Upon consummation of the Chancellor Merger, Evergreen was renamed Chancellor Media Corporation, EMHC was renamed Chancellor Mezzanine Holdings Corporation ("CMHC") and EMCLA was renamed Chancellor Media Corporation of Los Angeles ("CMCLA"). Consummation of the Chancellor Merger added 52 radio stations (36 FM and 16 AM) to CMCLA's portfolio of stations, including 13 stations in markets in which CMCLA previously operated. The total purchase price allocated to net assets acquired was approximately $1,998,383 which included (i) the conversion of each outstanding share of Chancellor Common Stock into 0.9091 shares of Chancellor Media's Common Stock, resulting in the issuance of 34,617,460 shares of Chancellor Media's Common Stock at $15.50 per share, (ii) the assumption of long-term debt of CRBC of $949,000 which included $549,000 of borrowings outstanding under the CRBC senior credit facility, $200,000 of CRBC's 9 3/8% Senior Subordinated Notes due 2004 and $200,000 of CRBC's 8 3/4% Senior Subordinated Notes due 2007, (iii) the issuance of 2,117,629 shares of CMCLA's 12% Exchangeable Preferred Stock in exchange for CRBC's substantially identical securities with a fair value of $215,570 including accrued and unpaid dividends of $3,807, (iv) the issuance of 1,000,000 shares of CMCLA's 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock in exchange for CRBC's substantially identical securities with a fair value of $120,217 including accrued and unpaid dividends of $772, (v) the issuance of 2,200,000 shares of Chancellor Media's 7% Convertible Preferred Stock in exchange for Chancellor's substantially identical securities with a fair value of $111,048 including accrued and unpaid dividends of $1,048, (vi) the assumption of stock options issued to Chancellor stock option holders with a fair value of $34,977 and (vii) estimated acquisition costs of $31,000.



     On October 28, 1997, Chancellor Media and CMCLA acquired Katz Media Group, Inc. ("KMG"), a full-service media representation firm, in a tender offer transaction for a total purchase price of approximately $379,101 (the "Katz Acquisition") which included (i) the conversion of each outstanding share of KMG Common Stock into the right to receive $11.00 in cash, resulting in total cash payments of $149,601, (ii) the assumption of long-term debt of KMG and its subsidiaries of $222,000 which included $122,000 of borrowings outstanding under the KMG senior credit facility and $100,000 of 10 1/2% Senior Subordinated Notes due 2007 of Katz Media Corporation (a subsidiary of KMG) and (iii) estimated acquisition costs of $7,500.



     On December 29, 1997, CMCLA acquired five radio stations from Pacific and Southern Company, Inc., a subsidiary of Gannett Co., Inc., consisting of WGCI-FM/AM in Chicago for $140,000, KKBQ-FM/AM in

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          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



Houston for $110,000 and KHKS-FM in Dallas for $90,000, for an aggregate purchase price of $340,000 in cash plus various other direct acquisition costs.



  1998 Completed Transactions



     On January 30, 1998, CMCLA acquired KXPK-FM in Denver from Ever Green Wireless LLC (which is unrelated to the Company) for $26,000 in cash plus various other direct acquisition costs, of which $1,650 was previously paid by CRBC as escrow funds and are classified as other assets at December 31, 1997. CMCLA had previously operated KXPK-FM under a time brokerage agreement since September 1, 1997.



     On April 3, 1998, CMCLA exchanged WTOP-AM in Washington, KZLA-FM in Los Angeles and WGMS-FM in Washington plus $63,000 in cash (including $3,000 paid by CMCLA in escrow and classified as other assets at December 31, 1997) to Bonneville for WBIX-FM in New York, KLDE-FM in Houston and KBIG-FM in Los Angeles (the "Bonneville Exchange"). CMCLA had previously operated KLDE-FM and KBIG-FM under time brokerage agreements since October 1, 1997 and WBIX-FM since October 10, 1997, and had sold substantially all of the broadcast time of WTOP-AM, KZLA-FM and WGMS-FM to Bonneville since October 1, 1997.



     On April 13, 1998, CMCLA and Secret entered into a settlement agreement regarding WFLN-FM in Philadelphia. Previously in August 1996, CMCLA and Secret had entered into an agreement under which CMCLA would acquire WFLN-FM from Secret for $37,750 in cash. In April 1997, CMCLA entered into an agreement to sell WFLN-FM to Greater Media for $41,800 in cash. On July 16, 1997, Secret purported to terminate the sale of WFLN-FM to CMCLA. CMCLA subsequently brought suit against Secret to enforce its rights to acquire WFLN-FM. Pursuant to a court settlement entered in August 1997 and the settlement agreement between CMCLA and Secret entered on April 13, 1998, (i) Secret sold WFLN-FM directly to Greater Media for $37,750, (ii) Greater Media deposited $4,050 (the difference between CMCLA's proposed acquisition price for WFLN-FM from Secret and CMCLA's proposed sale price for WFLN-FM to Greater Media) with the court and (iii) CMCLA received $3,500 of such amount deposited by Greater Media with the court, plus interest earned during the period which the court held such amounts (the "WFLN Settlement"), and Secret received the balance of such amounts.



     On May 29, 1998, as part of the Capstar/SFX Transaction (defined below), CMCLA exchanged WAPE-FM and WFYV-FM in Jacksonville (valued for purposes of the Capstar/SFX Transaction at $53,000) plus $90,250 in cash to Capstar Broadcasting Corporation (together with its subsidiaries, "Capstar") in return for KODA-FM in Houston (the "Houston Exchange"). Furthermore, on May 29, 1998, Capstar sold KKPN-FM in Houston (acquired by Capstar as part of Capstar's acquisition (the "SFX Acquisition") of SFX Broadcasting, Inc. ("SFX")) due to the attributable ownership of Hicks, Muse, Tate & Furst, Incorporated ("Hicks Muse") in both Capstar and CMCLA in order to comply with the FCC's multiple ownership limits. In connection with Capstar's sale of KKPN-FM, CMCLA received a commission from Capstar of $1,730. On May 29, 1998, CMCLA also provided a loan to Capstar in the principal amount of $150,000 as part of the Capstar/SFX Transaction (the "Capstar Loan"). The Capstar Loan bears interest at the rate of 12% per annum (subject to increase in certain circumstances), and is secured by a senior pledge of common stock of Capstar's direct subsidiary. A portion of the Capstar Loan will be prepaid by Capstar in connection with CMCLA's acquisition of, and the proceeds of such prepayment would be used by CMCLA as a portion of the purchase price for, each Capstar/SFX Station. Hicks Muse, which is a substantial shareholder of Chancellor Media, controls Capstar, and certain officers and directors of Chancellor Media and CMCLA are directors and/or executive officers of Capstar and/or Hicks Muse.



     On June 1, 1998, CMCLA acquired WWDC-FM/AM in Washington, D.C. from Capitol Broadcasting Company and its affiliates for $74,062 in cash (including $2,062 for the purchase of the stations' accounts receivable) plus various other direct acquisition costs, of which $4,000 was previously paid by CMCLA as

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          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



escrow funds and are classified as other assets at December 31, 1997 (the "Capitol Broadcasting Acquisition").



     On May 1, 1998, CMCLA formed a new marketing group division, in an effort to enhance the revenues the Company derives from its sales promotion activities. On June 1, 1998, CMCLA acquired Global Sales Development, Inc., a consulting firm based in Richmond, Virginia, for $675 in cash plus various other direct acquisition costs to lead its marketing efforts for this new division.



     On June 15, 1998, CMCLA's national radio network, The AMFM Radio Networks, acquired the syndicated programming shows of Global Satellite Network for $14,000 in cash plus various other direct acquisition costs. The syndicated programming shows acquired include "Rockline", "Modern Rock Live", "Reelin' in the Years" and the concert series "Live from the Pit".



     On July 31, 1998, CMCLA acquired Martin Media, L.P. and certain affiliated companies ("Martin Media"), an outdoor advertising company with over 14,500 billboards and outdoor displays in 12 states serving 23 markets, for $591,674 in cash plus working capital of $19,443 subject to certain adjustments and various other direct acquisition costs of approximately $10,000.



     On August 28, 1998, CMCLA acquired various syndicated programming shows of Casey Kasem and the related programming libraries for $7,150 in cash and $7,000 in the form of a note due August 2000.



     In September 1998, CMCLA acquired approximately 325 billboards and outdoor displays in various markets for approximately $10,166 in cash.



     On October 9, 1998, CMCLA acquired approximately a 22.4% non-voting equity interest in Z-Spanish Media Corporation ("Z Spanish Media") for approximately $25,000 in cash (the "Z Spanish Acquisition"). Z Spanish Media, which is headquartered in Sacramento, California, is the owner and operator of 22 Hispanic format radio stations in California, Texas, Arizona and Illinois.



     On October 23, 1998, CMCLA acquired Primedia Broadcast Group, Inc. and certain of its affiliates, which own and operate eight FM stations in Puerto Rico, for approximately $76,050 in cash less working capital deficit of $1,280 plus various other direct acquisition costs (the "Primedia Acquisition").



     In November 1998, CMCLA acquired approximately 290 billboards and outdoor displays in various markets for approximately $12,978 in cash.



  Pending Transactions



     On July 31, 1997, Martin Media paid $6,025 to Kunz & Company for an option to purchase approximately 1,000 display faces of its Kunz Outdoor Advertising division for $33,289 in cash plus various other direct acquisition costs (the "Kunz Option"). Although there can be no assurance, CMCLA expects that the exercise of the Kunz Option will be consummated in the fourth quarter of 1998.



     On February 20, 1998, CMCLA entered into an agreement to acquire from Capstar KTXQ-FM and KBFB-FM in Dallas/Ft. Worth, KODA-FM, KKRW-FM and KQUE-AM in Houston, KPLN-FM and KYXY-FM in San Diego and WDRV-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh (collectively, the "Capstar/SFX Stations") for an aggregate purchase price of approximately $637,500 in a series of purchases and exchanges over a period of three years (the "Capstar/SFX Transaction"). The Capstar/SFX stations were acquired by Capstar as part of Capstar's acquisition of SFX on May 29, 1998. On May 29, 1998, CMCLA completed the Houston Exchange (defined above) and began operating the remaining ten Capstar/ SFX Stations under time brokerage agreements. CMCLA is currently assessing whether the terms of the Capstar/SFX Transaction will be modified upon the consummation of the Capstar Merger.



     On April 8, 1998, CMCLA entered into an agreement to acquire Petry Media Corporation, a leading independent television representation firm (the "Petry Acquisition"). The agreement currently provides for a

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          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



purchase price of $129.5 million in cash. On June 3, 1998, the Antitrust Division of the United States Department of Justice (the "DOJ") issued a second request for additional information under the HSR Act in connection with the Petry Acquisition to which CMCLA has responded. CMCLA and Petry are still negotiating with the DOJ regarding this transaction and have agreed to extend the waiting period under the HSR Act pending completion of these discussions. Accordingly at this time, CMCLA cannot be sure of the terms on which this transaction will be completed, if at all.



     On July 7, 1998, Chancellor Media entered into an agreement whereby the ultimate parent of LIN Television Corporation ("LIN") will merge into Chancellor Media (the "LIN Merger"). Pursuant to this agreement, Chancellor Media will issue .0300 shares of Chancellor Media Common Stock for each share of LIN's Common Stock resulting in the issuance of approximately 17,700,000 shares (comprised of approximately 16,200,000 newly issued shares, the assumption of LIN phantom stock units representing approximately 425,000 shares and the assumption of LIN options representing the right to purchase approximately 1,075,000 shares). Upon consummation of the LIN Merger, it is expected that LIN will own or operate 12 television stations in eight markets in the United States. Although there can be no assurance, Chancellor Media expects that the LIN Merger will be consummated in the first quarter of 1999.



     On August 11, 1998, CMCLA entered into agreements to acquire four FM and two AM radio stations in Cleveland for an aggregate purchase price of approximately $275,000 in cash plus various other direct acquisition costs (the "Cleveland Acquisitions"). The Cleveland Acquisitions consist of the purchase by the Company of (i) WDOK-FM and WRMR-AM from Independent Group Limited Partnership, (ii) WZAK-FM from Zapis Communications, (iii) Zebra Broadcasting Corporation which owns WZJM-FM and WJMO-AM and (v) Wincom Broadcasting Corporation which owns WQAL-FM (the "Wincom Acquisition"). The consummation of each of the Cleveland Acquisitions (other than the Wincom Acquisition) is contingent upon the consummation of each of the other Cleveland Acquisitions (other than the Wincom Acquisition). CMCLA began operating WQAL-FM under a time brokerage agreement effective October 1, 1998. Although there can be no assurance, CMCLA expects that the Cleveland Acquisitions will be consummated in the first quarter of 1999.



     On August 20, 1998, CMCLA entered into an agreement to sell WMVP-AM in Chicago to ABC, Inc. for $21,000 in cash (the "Chicago Disposition"). CMCLA entered into a time brokerage agreement to sell substantially all of the broadcast time of WMVP-AM effective September 10, 1998. Although there can be no assurance, CMCLA expects that the Chicago Disposition will be consummated in the fourth quarter of 1998.



     On August 26, 1998, Chancellor Media and Capstar entered into an agreement to merge in a stock-for-stock transaction that will create the nation's largest radio broadcasting entity. Pursuant to this agreement, Chancellor Media will acquire Capstar in a reverse merger in which Capstar will be renamed Chancellor Media Corporation. Each share of Chancellor Media Common Stock will represent one share in the combined entity. Each share of Capstar Common Stock will represent 0.480 shares of Common Stock in the combined entity, subject to an upward adjustment not to exceed 0.025 shares to the extent that Capstar's 1998 cash flow from specified assets exceeds certain specified targets. Capstar owns and operates more than 355 radio stations serving 83 mid-sized markets nationwide. Although there can be no assurance, Chancellor Media expects that the Capstar Merger will be consummated in the second quarter of 1999.



     On August 31, 1998, CMCLA entered into an agreement to acquire the assets of the Outdoor Advertising Division of Whiteco Industries, Inc., an outdoor advertising company with over 21,800 billboards and outdoor displays in 34 states, for $930,000 in cash plus working capital and various other direct acquisition costs (the "Whiteco Acquisition"). The DOJ has requested that CMCLA and Whiteco submit certain additional information on a voluntary basis in connection with the DOJ's review of the Whiteco Acquisition. CMCLA and Whiteco have responded to this request and are currently in discussions with the DOJ regarding the terms on which this transaction may be completed. Although there can be no assurance, CMCLA expects that the Whiteco Acquisition will be consummated in the fourth quarter of 1998.

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          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     On September 3, 1998, CMCLA entered into an agreement to acquire Pegasus, a television broadcasting company which owns a television station in Puerto Rico, for approximately $69,600 in cash (the "Pegasus Acquisition"). Although there can be no assurance, CMCLA expects that the Pegasus Acquisition will be consummated in the first quarter of 1999. In connection with the LIN Merger, CMCLA may assign its rights under its agreement with Pegasus to LIN.



     On September 15, 1998, CMCLA entered into an agreement to acquire KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90,000 in cash (the "Phoenix Acquisition"). CMCLA began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998. Although there can be no assurance, CMCLA expects that the Phoenix Acquisition will be consummated in the second quarter of 1999.



     The foregoing are collectively referred to herein as the "Pending Transactions." Consummation of each of the Pending Transactions discussed above is subject to various conditions, including, in certain cases, approval from the FCC and the expiration or early termination of any waiting period required under the HSR Act. Except as described above, CMCLA believes that such conditions will be satisfied in the ordinary course, but there can be no assurance that this will be the case.



     Escrow funds of $6,025 related to the Kunz Option are classified as other assets in the accompanying balance sheet at September 30, 1998. Escrow funds of $4,650 paid by CMCLA in connection with the Bonneville Exchange and the Capitol Broadcasting Acquisition were classified as other assets in the accompanying balance sheet at December 31, 1997.



  Other Transactions



     On July 10, 1998, Chancellor Media entered into an agreement to acquire a 50% economic interest in Grupo Radio Centro, S.A. de C.V. ("GRC"), an owner and operator of radio stations in Mexico, for approximately $120.5 million in cash and $116.5 million in Chancellor Media Common Stock. On October 15, 1998, Chancellor Media announced that it had provided notice to GRC that it was terminating the acquisition agreement in accordance with its terms.



  Summary of Net Assets Acquired



     The completed acquisitions discussed above were accounted for as purchases. Accordingly, the accompanying consolidated financial statements include the results of operations of the acquired entities from the dates of acquisition.



     A summary of the net assets acquired follows:



                                                          YEAR        NINE MONTHS
                                                         ENDED           ENDED
                                                      DECEMBER 31,   SEPTEMBER 30,
                                                          1997           1998
                                                      ------------   -------------
Working capital, including cash of $9,724 in 1997
  and $6,505 in 1998................................   $   66,805      $ 19,223
Property and equipment..............................      118,371       137,060
Assets held for sale................................      131,000            --
Intangible assets...................................    3,823,746       751,808
Other assets........................................       26,742         6,025
Deferred tax liability..............................     (279,371)           --
Other liabilities...................................      (39,681)         (697)
                                                       ----------      --------
                                                       $3,847,612      $913,419
                                                       ==========      ========

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          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     The pro forma consolidated condensed results of operations data for the nine months ended September 30, 1997 and 1998, as if the 1997 Completed Transactions and the 1998 Completed Transactions discussed above, the 8 1/8% Notes Offering, the amendment and restatement of the Senior Credit Facility and the 1998 Financing Transactions (as defined herein) occurred at January 1, 1997, follow:



                                                          NINE MONTHS ENDED
                                                    ------------------------------
                                                    SEPTEMBER 30,    SEPTEMBER 30,
                                                         1997            1998
                                                    --------------   -------------
Net revenues......................................    $ 826,026        $ 963,063
Net loss..........................................     (143,303)        (119,198)



     The pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the entire periods presented.



3. FINANCING TRANSACTIONS



  1998 Completed Financing Transactions



     On March 13, 1998, Chancellor Media completed an offering of 21,850,000 shares of its Common Stock (the "1998 Equity Offering"). The net proceeds from the 1998 Equity Offering of approximately $994,642 were contributed to CMCLA and were used to reduce bank borrowings under the revolving credit portion of the Senior Credit Facility (as defined) and the excess proceeds were initially invested in short-term investment grade securities. The Company subsequently used the excess proceeds for general corporate purposes, including the financing of the Bonneville Exchange, the Capstar Loan and a portion of the Houston Exchange.



     On May 8, 1998, CMCLA completed a consent solicitation (the "12% Preferred Stock Consent Solicitation") to modify certain timing restrictions on its ability to exchange all shares of its 12% Exchangeable Preferred Stock (the "12% Preferred Stock") for its 12% Subordinated Exchange Debentures due 2009 (the "12% Debentures"). Consenting holders of 12% Preferred Stock received payments of $0.05 per share of 12% Preferred Stock. On May 13, 1998, CMCLA exchanged the shares of 12% Preferred Stock for 12% Debentures (the "12% Exchange"). In connection with the 12% Preferred Stock Consent Solicitation and 12% Exchange, CMCLA incurred approximately $270 in transaction costs which were recorded as deferred debt issuance costs.



     On June 10, 1998, CMCLA completed a cash tender offer (the "12% Debentures Tender Offer") for all of its 12% Debentures for an aggregate repurchase cost of $262,495 which included (i) the principal amount of the 12% Debentures of $211,763, (ii) premiums on the repurchase of the 12% Debentures of $47,798,
(iii) accrued and unpaid interest on the 12% Debentures from May 14, 1998 through June 10, 1998 of $1,976 and (iv) estimated transaction costs of $958. In connection with the 12% Debentures Tender Offer, CMCLA recorded an extraordinary charge of $31,865 (net of a tax benefit of $17,158) consisting of the premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs.



     On July 20, 1998, CMCLA completed a consent solicitation (the "12 1/4% Preferred Stock Consent Solicitation") to modify certain timing restrictions on its ability to exchange all shares of its 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "12 1/4% Preferred Stock") for its 12 1/4% Subordinated Exchange Debentures due 2008 (the "12 1/4% Debentures"). Consenting holders of 12 1/4% Preferred Stock received payments of $0.05 per share of 12 1/4% Preferred Stock. On July 23, 1998, CMCLA exchanged the shares of 12 1/4% Preferred Stock for 12 1/4% Debentures (the "12 1/4% Exchange"). In connection with the 12 1/4% Preferred Stock Consent Solicitation and 12 1/4% Exchange, CMCLA incurred approximately $170 in transaction costs which were recorded as deferred debt issuance costs.

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          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     On August 19, 1998, CMCLA completed a cash tender offer (the "12 1/4% Debentures Tender Offer") for all of its 12 1/4% Debentures for an aggregate repurchase cost of $144,527 which included (i) the principal amount of the 12 1/4% Debentures of $119,445, (ii) premiums on the repurchase of the 12 1/4% Debentures of $22,683, (iii) accrued and unpaid interest on the 12 1/4% Debentures from August 16, 1998 through August 19, 1998 of $1,829 and (iv) estimated transaction costs of $570. In connection with the 12 1/4% Debentures Tender Offer, CMCLA recorded an extraordinary charge of $15,224 (net of a tax benefit of $8,199) consisting of the premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs.



     On September 30, 1998, CMCLA issued $750,000 aggregate principal amount of 9% Senior Subordinated Notes due 2008 (the "9% Notes") for net proceeds of approximately $730,000 (the "9% Notes Offering"). The net proceeds from the 9% Notes Offering will be used to finance a portion of CMCLA's Pending Transactions. Prior to consummation of the Pending Transactions, CMCLA used the net proceeds to temporarily reduce borrowings outstanding under the revolving credit portion of the Senior Credit Facility.



  1998 Pending Financing Transactions



     On November 12, 1998, CMCLA signed a definitive purchase agreement that provides for the issuance of $750,000 of 8% Senior Notes due 2008 (the "8% Senior Notes Offering"). The net proceeds from the 8% Senior Notes Offering will be used to reduce bank borrowings under the revolving credit portion of the Senior Credit Facility and any excess proceeds will be invested in short-term investment grade securities pending use for general corporate purposes. Although there can be no assurance, CMCLA expects that the 8% Senior Notes Offering will be consummated on November 17, 1998.



4. LONG-TERM DEBT



     Long-term debt consists of the following at December 31, 1997 and September 30, 1998:



                                                      DECEMBER 31,   SEPTEMBER 30,
                                                          1997           1998
                                                      ------------   -------------
Senior Credit Facility(a)...........................   $1,573,000    $   1,268,000
9 3/8% Notes(b).....................................      200,000          200,000
8 3/4% Notes(b).....................................      200,000          200,000
10 1/2% Notes(b)....................................      100,000          100,000
8 1/8% Notes(b).....................................      500,000          500,000
9% Notes(b).........................................           --          750,000
                                                       ----------    -------------
          Total long-term debt......................   $2,573,000    $   3,018,000
                                                       ==========    =============



  (a) Senior Credit Facility



     On April 25, 1997, CMCLA entered into a loan agreement which amended and restated its prior senior credit facility. Under the amended and restated agreement, as amended on June 26, 1997, August 7, 1997, October 28, 1997, February 10, 1998, May 1, 1998, July 31, 1998 and November 9, 1998 (as amended, the "Senior Credit Facility"), CMCLA established a $1,250,000 revolving facility (the "Revolving Loan Facility") and a $500,000 term loan facility (the "Term Loan Facility"). Upon consummation of the Chancellor Merger, the aggregate commitments under the Revolving Loan Facility and the Term Loan Facility were increased to $1,600,000 and $900,000, respectively. In connection with the amendment and restatement of the Senior Credit Facility, CMCLA wrote off the unamortized balance of deferred debt issuance costs of $4,350 (net of a tax benefit of $2,343) as an extraordinary charge.



     Borrowings under the Senior Credit Facility bear interest at a rate based, at the option of CMCLA, on the participating banks' prime rate or Eurodollar rate, plus an incremental rate. Without giving effect to the

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          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



interest rate swap and cap agreements described below, the interest rate on the $900,000 outstanding under the Term Loan Facility at September 30, 1998 was 6.25% on a blended basis, based on Eurodollar rates, and the interest rate on advances of $355,000 and $13,000 outstanding under the Revolving Loan Facility were 6.25% and 8.50%, respectively, at September 30, 1998, based on the Eurodollar and prime rates, respectively. CMCLA pays fees ranging from 0.25% to 0.375% per annum on the aggregate unused portion of the loan commitment based upon the leverage ratio for the most recent quarter end, in addition to an annual agent's fee. Pursuant to the Senior Credit Facility, CMCLA is required to enter into interest hedging agreements that result in the fixing or placing a cap on CMCLA's floating rate debt so that not less than 50% of the principal amount of total debt outstanding has a fixed or capped rate.



     The Term Loan Facility is payable in quarterly installments commencing on September 30, 2000 and ending June 20, 2005. The Revolving Loan Facility requires scheduled annual reductions of the commitment amount, payable in quarterly installments commencing on September 30, 2000 and ending on June 30, 2005. At October 31, 1998, CMCLA had drawn $900,000 of the Term Loan Facility and $433,000 of the Revolving Loan Facility. The capital stock of CMCLA's subsidiaries is pledged to secure the performance of CMCLA's obligations under the Senior Credit Facility, and each of CMCLA's domestic subsidiaries have guaranteed those obligations.



  (b) Senior Subordinated Notes



     Upon consummation of the Chancellor Merger, on September 5, 1997, CMCLA assumed all of the obligations under CRBC's $200,000 aggregate principal amount 9 3/8% Senior Subordinated Notes due 2004 (the "9 3/8% Notes") and the indenture governing such securities, and assumed all of the obligations under CRBC's $200,000 aggregate principal amount 8 3/4% Senior Subordinated Notes due 2007 (the "8 3/4% Notes") and the indenture governing such securities. Upon consummation of the Katz Acquisition, on October 28, 1997, CMCLA assumed all of the obligations under Katz Media Corporation's $100,000 aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2007 (the "10 1/2% Notes") and the amended and restated indenture governing such securities. On December 22, 1997, CMCLA issued $500,000 aggregate principal amount of 8 1/8 Senior Subordinated Notes due 2007 (the "8 1/8% Notes") for net proceeds of approximately $485,000. On September 30, 1998, CMCLA issued $750,000 aggregate principal amount of 9% Notes for net proceeds of approximately $730,000.



  (c) Summarized Financial Information of Subsidiary Guarantors



     The 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes, the 8 1/8% Notes and the 9% Notes (collectively, the "Notes") are unsecured obligations of CMCLA, subordinated in right of payment to all existing and any future senior indebtedness of CMCLA. The Notes are fully and unconditionally guaranteed, on a joint and several basis, by all of CMCLA's direct and indirect subsidiaries other than certain inconsequential subsidiaries (the "Subsidiary Guarantors"). The Subsidiary Guarantors are wholly-owned subsidiaries of CMCLA. Summarized financial information of the Subsidiary Guarantors as of December 31, 1997 and September 30, 1998 and for the nine months ended September 30, 1998 is presented below. Separate financial statements and other disclosures concerning the subsidiary Guarantors are not presented because management has determined that they are not material to investors. There are no significant restrictions on distributions from each of the Subsidiary Guarantors to CMCLA.



                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
Current assets..............................................   $  223,913     $  300,154
Noncurrent assets...........................................      987,028        911,700
Current liabilities.........................................       89,362         90,250
Noncurrent liabilities......................................    1,130,105      1,129,460

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                                                               NINE MONTHS
                                                                  ENDED
                                                              -------------
                                                              SEPTEMBER 30,
                                                                  1998
                                                              -------------
Net revenues................................................    $724,806
Operating income............................................      73,563
Net income..................................................      20,827



  (d) Other



     The Senior Credit Facility and the indentures governing the Notes contain customary restrictive covenants, which, among other things and with certain exceptions, limit the ability of CMCLA and its subsidiaries to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate, merge or effect certain asset sales, issue additional stock, effect an asset swap and make acquisitions. CMCLA is required under the Senior Credit Facility to maintain specified financial ratios, including leverage, cash flow and debt service coverage ratios (as defined).



5. OTHER INCOME



     Other income consists of the following for the nine months ended September 30, 1997 and 1998:



                                                           NINE MONTHS ENDED
                                                     -----------------------------
                                                     SEPTEMBER 30,   SEPTEMBER 30,
                                                         1997            1998
                                                     -------------   -------------
Gain on disposition of assets(a)...................     $18,380         $   --
WFLN Settlement(b).................................          --          3,559
                                                        -------         ------
                                                        $18,380         $3,559
                                                        =======         ======



---------------



(a) For the nine months ended September 30, 1997, CMCLA recorded a gain on disposition of assets of $18,380 related to the dispositions of WNKS-FM in Charlotte on May 15, 1997 ($3,536), WPNT-FM in Chicago on May 30, 1997 ($529), WEJM-FM in Chicago on June 3, 1997 ($9,258), the FCC authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco on July 2, 1997 ($1,726) and WEJM-AM in Chicago on August 27, 1997 ($3,331).



(b) For the nine months ended September 30, 1998, CMCLA recorded a gain from the WFLN Settlement (defined above) of $3,559.



6. CONTINGENCIES



     CMCLA is involved in several lawsuits that are incidental to its business. A discussion of certain of these lawsuits is contained in Part II, Item 1, "Legal Proceedings", of this Form 10-Q. CMCLA believes that the ultimate resolution of the lawsuits will not have a material effect on its financial position or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Chancellor Radio Broadcasting Company:

     We have audited the accompanying consolidated balance sheets of Chancellor Radio Broadcasting Company and Subsidiaries (collectively the "Company") as of December 31, 1995 and 1996 and the related consolidated statements of operations, changes in common stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1995 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                    COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 13, 1997,
  except for Note 15 as
  to which the date is
  February 19, 1997

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1995            1996
                                                              ------------    ------------
Current assets:
  Cash......................................................  $  1,314,214    $  3,788,546
  Accounts receivable, net of allowance for doubtful
     accounts of $263,528 and $1,023,660, respectively......    13,243,292      46,584,705
  Prepaid expenses and other................................       546,405       2,753,731
                                                              ------------    ------------
          Total current assets..............................    15,103,911      53,126,982
  Restricted cash...........................................            --      20,363,329
  Property and equipment, net...............................    17,925,845      49,122,932
  Intangibles and other, net................................   203,808,395     551,406,094
  Deferred financing costs, net.............................     4,284,413      16,723,346
                                                              ------------    ------------
          Total assets......................................  $241,122,564    $690,742,683
                                                              ============    ============

                           LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable..........................................  $  1,873,888    $  4,409,389
  Accrued liabilities.......................................     4,692,948      12,529,831
  Accrued interest..........................................     2,710,891       6,868,839
  Current portion of long-term debt.........................     4,062,500         400,000
                                                              ------------    ------------
          Total current liabilities.........................    13,340,227      24,208,059
  Long-term debt............................................   168,107,242     354,913,499
  Deferred income taxes.....................................     4,952,361       2,606,314
  Other.....................................................            --         801,572
                                                              ------------    ------------
          Total liabilities.................................   186,399,830     382,529,444
                                                              ------------    ------------
Commitments (Note 11)
Redeemable senior cumulative exchangeable preferred stock,
  par value $.01 per share; 1,000,000 shares authorized,
  none and 1,000,000 shares issued and outstanding,
  respectively; preference in liquidation of $109,110,301...            --     107,222,416
Common stockholder's equity:
  Common stock, par value $.01 per share; 2,000 shares
     authorized, 1,000 shares issued and outstanding,
     respectively...........................................            10              10
  Additional paid-in capital................................    66,359,990     219,520,102
  Accumulated deficit.......................................   (11,637,266)    (18,529,289)
                                                              ------------    ------------
          Total common stockholder's equity.................    54,722,734     200,990,823
                                                              ------------    ------------
          Total liabilities and stockholder's equity........  $241,122,564    $690,742,683
                                                              ============    ============

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    YEAR ENDED DECEMBER 31,
                                          -------------------------------------------
                                             1994            1995            1996
                                          -----------    ------------    ------------
Gross broadcasting revenues.............  $30,080,829    $ 73,278,860    $203,188,125
Less agency commissions.................    3,763,734       8,956,717      24,786,594
                                          -----------    ------------    ------------
          Net revenues..................   26,317,095      64,322,143     178,401,531
                                          -----------    ------------    ------------
Operating expenses:
  Programming, technical and news.......    5,678,829      11,734,285      40,987,411
  Sales and promotion...................    7,137,039      17,556,256      47,026,490
  General and administrative............    2,844,284       8,174,189      23,195,565
  Depreciation and amortization.........    2,954,159       8,256,268      20,877,374
  Corporate expenses....................      599,657       1,815,535       4,844,985
  Stock option compensation.............           --       6,360,000       3,800,000
                                          -----------    ------------    ------------
                                           19,213,968      53,896,533     140,731,825
                                          -----------    ------------    ------------
          Income from operations........    7,103,127      10,425,610      37,669,706
Other (income) expense:
  Interest expense......................    5,246,827      18,114,549      35,703,862
  Other, net............................      (19,265)         42,402          68,419
                                          -----------    ------------    ------------
          Income (loss) before provision
            for income taxes and
            extraordinary loss..........    1,875,565      (7,731,341)      1,897,425
Provision for income taxes..............    1,163,716       3,799,955       4,612,551
                                          -----------    ------------    ------------
          Net income (loss) before
            extraordinary loss..........      711,849     (11,531,296)     (2,715,126)
Extraordinary loss on early
  extinguishment of debt, net of income
  tax benefit...........................      817,819              --       4,176,897
                                          -----------    ------------    ------------
          Net loss......................     (105,970)    (11,531,296)     (6,892,023)
Dividends and accretion on preferred
  stock.................................           --              --      11,556,943
Loss on repurchase of preferred stock...           --              --      16,570,065
                                          -----------    ------------    ------------
          Net loss attributable to
            common stock................  $  (105,970)   $(11,531,296)   $(35,019,031)
                                          ===========    ============    ============

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDER'S EQUITY

                                           COMMON STOCK
                                          ---------------     ADDITIONAL      ACCUMULATED
                                          SHARES   AMOUNT   PAID-IN CAPITAL     DEFICIT         TOTAL
                                          ------   ------   ---------------   ------------   ------------
Balance, December 31, 1993..............      --      --               --               --             --
  Issuance of common stock on January
     10, 1994...........................   1,000    $ 10     $ 25,499,990               --   $ 25,500,000
  Issuance of common stock on October
     12, 1994...........................   1,000      10       34,499,990               --     34,500,000
  Net loss..............................      --      --               --     $   (105,970)      (105,970)
                                          ------    ----     ------------     ------------   ------------
Balance, December 31, 1994..............   2,000      20       59,999,980         (105,970)    59,894,030
  Stock option compensation.............      --      --        6,360,000               --      6,360,000
  Contribution of stock held by
     affiliate of Hicks, Muse, Tate &
     Furst..............................  (1,000)    (10)              10               --             --
  Net loss..............................      --      --               --      (11,531,296)   (11,531,296)
                                          ------    ----     ------------     ------------   ------------
Balance, December 31, 1995..............   1,000      10       66,359,990      (11,637,266)    54,722,734
  Loss on repurchase of preferred
     stock..............................      --      --      (16,570,065)              --    (16,570,065)
  Dividends and accretion on preferred
     stock..............................      --      --      (11,556,943)              --    (11,556,943)
  Capital contributions.................      --      --      181,287,120               --    181,287,120
  Net loss..............................      --      --               --       (6,892,023)    (6,892,023)
                                          ------    ----     ------------     ------------   ------------
Balance, December 31, 1996..............   1,000    $ 10     $219,520,102     $(18,529,289)  $200,990,823
                                          ======    ====     ============     ============   ============

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                             --------------------------------------------
                                                                 1994            1995           1996
                                                             -------------   ------------   -------------
Cash flows from operating activities:
  Net loss.................................................  $    (105,970)  $(11,531,296)  $  (6,892,023)
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization..........................      2,954,159      8,256,268      20,877,374
    Amortization of deferred financing costs...............        226,000        791,000       2,633,583
    Stock option compensation..............................             --      6,360,000       3,800,000
    Deferred income taxes..................................      1,490,716      3,788,877       4,548,481
    Extraordinary loss.....................................        490,819             --       4,176,897
    Changes in assets and liabilities, net of the effects
      of acquired businesses:
      Accounts receivable, net.............................     (9,675,567)    (2,343,520)    (13,408,364)
      Prepaids and other...................................        216,036       (214,868)       (982,637)
      Accounts payable.....................................      1,509,064       (541,914)      1,429,070
      Accrued liabilities..................................      1,334,397        447,196       3,706,725
      Accrued interest.....................................      2,251,654        459,237       4,157,948
                                                             -------------   ------------   -------------
         Net cash provided by operating activities.........        691,308      5,470,980      24,047,054
                                                             -------------   ------------   -------------
Cash flows from investing activities:
  Purchases of broadcasting properties.....................   (204,509,849)   (24,351,529)   (439,533,609)
  Purchases of other property and equipment................       (238,648)    (1,709,897)     (3,208,553)
                                                             -------------   ------------   -------------
         Net cash used in investing activities.............   (204,748,497)   (26,061,426)   (442,742,162)
                                                             -------------   ------------   -------------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.................    168,910,299             --     277,627,630
  Proceeds from borrowings under revolving debt facility...      5,639,237     54,458,819     101,966,762
  Repayment of long-term debt..............................    (25,000,000)    (2,437,500)   (109,816,233)
  Repayments of borrowings under revolving debt facility...     (3,975,539)   (31,633,467)   (105,540,183)
  Issuance of preferred stock..............................             --             --     175,412,322
  Repurchase of preferred stock............................             --             --     (95,462,423)
  Additional capital contributions.........................     60,000,000             --     178,525,254
  Distribution of additional paid in capital...............             --             --      (1,038,134)
  Payment of preferred stock dividends.....................             --             --        (505,555)
                                                             -------------   ------------   -------------
         Net cash provided by financing activities.........    205,573,997     20,387,852     421,169,440
                                                             -------------   ------------   -------------
         Net increase (decrease) in cash...................      1,516,808       (202,594)      2,474,332
Cash, at beginning of year.................................             --      1,516,808       1,314,214
                                                             -------------   ------------   -------------
Cash, at end of year.......................................  $   1,516,808   $  1,314,214   $   3,788,546
                                                             =============   ============   =============
Supplemental Disclosure of Cash Flow Information (Note 5):
Cash paid during the period for:
  Interest.................................................  $   2,769,173   $ 16,864,312   $  28,912,331
  Income taxes.............................................  $          --   $         --   $      62,407
Non-cash financing:
  Dividends and accretion on preferred stock...............  $          --   $         --   $  11,556,943

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

     Chancellor Radio Broadcasting Company, formerly Chancellor Broadcasting Company ("Chancellor Radio Broadcasting") and its wholly owned subsidiaries (collectively, the "Company") operate in a single industry segment, which segment encompasses the ownership and management of radio broadcast stations located in markets throughout the United States. Chancellor Radio Broadcasting, a wholly owned subsidiary of Chancellor Broadcasting Company, formerly Chancellor Corporation ("Chancellor"), was formed in June 1994 to acquire and operate radio stations owned by American Media, Inc. and two corporations and one partnership affiliated with American Media, Inc. (collectively, the "American Media Station Group") and by Chancellor Communications Corporation ("Chancellor Communications"). That transaction was consummated on October 12, 1994. Chancellor Communications was formed in 1993 to acquire and operate radio stations KGBY-FM and KFBK-AM. That transaction closed on January 10, 1994 and the consolidated financial statements include the activity of all the stations since their respective dates of acquisition.

     In June 1995, the 1,000 shares of common stock of Chancellor Communications held by an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") were exchanged for additional shares of common stock of Chancellor, which subsequently contributed these shares to Chancellor Radio Broadcasting as an additional capital contribution. As a result, Chancellor Communications became a wholly owned subsidiary of Chancellor Radio Broadcasting. Chancellor Communications was then merged with the Company. The transactions had no effect on the financial position or results of operations of the Company.

     Chancellor Broadcasting Licensee Company is a wholly-owned non-operating legal entity formed to hold title to the Company's broadcast licenses. Such entity has no significant other assets and no material liabilities, contingencies or commitments. Consistent with industry practice for financial reporting purposes, no material value has been specifically allocated to the licenses. Accordingly, no financial statement information has been provided herein due to its immateriality to investors.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of Chancellor and its subsidiaries Chancellor Broadcasting and Chancellor Broadcasting Licensee Company for all periods presented, and its subsidiaries Trefoil Communications, Inc., Shamrock Broadcasting Inc., Shamrock Radio Licenses, Inc., Shamrock Broadcasting Licenses of Denver, Inc. and Shamrock Broadcasting of Texas, Inc. from their date of acquisition. All significant intercompany accounts and transactions have been eliminated.

  Cash

     The Company maintains cash in demand deposits with financial institutions. The Company had no cash equivalents during the periods presented. All highly liquid investments with an original maturity of less than Six months are considered cash equivalents.

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the various classes of assets, which range from three to twenty-five years. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases. Costs of repairs and maintenance are charged to operations as incurred.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

  Intangibles

     Goodwill represents the excess of cost over the fair values of the identifiable tangible and other intangible net assets acquired and is being amortized over the straight-line method over forty years. Other intangible assets comprise amounts paid for pending acquisitions, agreements not to compete, a tower lease advantage and organization costs incurred in the incorporation of the Company. Other intangibles, excluding pending acquisition costs, are being amortized by the straight-line method over their estimated useful lives ranging from three to ten years. Pending acquisition costs are deferred and capitalized as part of completed acquisitions or expensed in the period in which the pending acquisition is terminated.

     The Company evaluates intangible assets for potential impairment by analyzing the operating results, future cash flows on an undiscounted basis, trends and prospects of the Company's stations, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment.

  Deferred Financing Costs

     Costs associated with obtaining debt financing are capitalized and amortized using the interest method over the term of the related debt. As a result of refinancing the Company's original credit facility, during the year ended December 31, 1994 unamortized deferred financing costs of approximately $818,000 were expensed as an extraordinary item in the consolidated statements of operations. As a result of refinancing the Company's second credit facility, the early redemption of $20.0 million of its existing notes (defined) and the prepayment of $18.7 million of it's a Term Loan Facility (defined) from its third credit facility, during the year ended December 31, 1996 unamortized deferred financing costs of $3.4 million, less $543,500 of tax benefit, were expensed as an extraordinary item in the consolidated statements of operations. Approximately $5.1 million, $118,000 and $18.6 million of new financing costs were incurred for the years ended December 31, 1994, 1995 and 1996, respectively. Accumulated amortization at December 31, 1995 and 1996, amounted to approximately $959,000 and $2.8 million, respectively.

  Revenue Recognition

     Broadcasting operations derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when the programs and commercial announcements are broadcast.

  Barter Transactions

     Barter transactions represent advertising time exchanged for promotional items, advertising, supplies, equipment, and services. Barter revenue is recorded at the fair value of the goods or services received and is recognized in income when the advertisements are broadcast. Goods or services are charged to expense when received or used. Advertising time owed and goods or services due the Company are included in accounts payable and accounts receivable, respectively.

  Advertising Costs

     The Company incurs various marketing and promotional costs to add and maintain listenership. These costs are expensed as incurred and totaled approximately $1.4 million, $4.2 million and $16.2 million for the years ended December 31, 1994, 1995 and 1996, respectively.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

  Stock Option Compensation

     Stock option compensation expense is recognized in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

  Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     Chancellor, Chancellor Radio Broadcasting and Chancellor Broadcasting Licensee Company have elected to file consolidated federal income tax returns (the "Chancellor Group") and Trefoil Communications, Inc., Shamrock Broadcasting Inc., Shamrock Radio Licenses, Inc., Shamrock Broadcasting Licenses of Denver, Inc. and Shamrock Broadcasting of Texas, Inc. have elected to file consolidated federal income tax returns (the "Shamrock Group"). Each of these groups have entered into a tax sharing agreement governing the allocation of any consolidated federal income tax liability among its members. In general, each subsidiary allocates and pays income taxes computed as if each subsidiary filed a separate federal income tax return. Similar principles apply to any consolidated state and local income tax liabilities.

  Concentration of Credit Risk

     The Company's revenue and accounts receivable primarily relate to advertising of products and services within the radio stations' broadcast areas. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Credit losses have been within management's expectations and adequate allowances for any uncollectible trade receivables are maintained.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year's presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                             --------------------------
                                                                1995           1996
                                                             -----------    -----------
Land.......................................................  $ 1,572,229    $ 3,036,663
Building and building improvements.........................    3,159,848      9,202,378
Towers and antenna systems.................................    3,689,972     14,476,104
Studio, technical and transmitting equipment...............    7,830,375     23,026,564
Office equipment, furniture and fixtures...................    2,484,261      5,521,010
Record library.............................................    1,800,510      2,193,236
Vehicles...................................................      362,787      1,117,908
Construction in progress...................................      503,504         78,877
                                                             -----------    -----------
                                                              21,403,486     58,652,740
Less accumulated depreciation..............................   (3,477,641)    (9,529,808)
                                                             -----------    -----------
                                                             $17,925,845    $49,122,932
                                                             ===========    ===========

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $0.9 million, $2.6 million and $6.5 million, respectively.

4. INTANGIBLE AND OTHER ASSETS

     Intangible and other assets consist of the following:

                                                                   DECEMBER 31,
                                                           ----------------------------
                                                               1995            1996
                                                           ------------    ------------
Goodwill.................................................  $205,971,820    $567,377,120
Noncompete agreements....................................     1,950,000       2,025,000
Tower lease advantage....................................       305,000         305,000
Pending acquisition costs................................     3,246,265       2,620,474
Other....................................................        45,718         626,220
                                                           ------------    ------------
                                                            211,518,803     572,953,814
Less accumulated amortization............................    (7,710,408)    (21,547,720)
                                                           ------------    ------------
                                                           $203,808,395    $551,406,094
                                                           ============    ============

     Amortization expense for intangible assets for the years ended December 31, 1994, 1995 and 1996 was $2.0 million, $5.7 million and $14.3 million, respectively.

5. ACQUISITIONS AND DISPOSITIONS OF BROADCASTING PROPERTIES

     On January 9, 1994, Chancellor Communications purchased substantially all the assets and assumed certain liabilities of KGBY-FM and KFBK-AM for approximately $49.5 million, including acquisition costs. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment....................................  $ 4,921
  Goodwill and other intangibles............................   44,401
  Prepaid expenses and other assets.........................      413
  Accrued liabilities.......................................     (205)
                                                              -------
          Total acquisition.................................  $49,530
                                                              =======

     On October 12, 1994, Chancellor Radio Broadcasting purchased substantially all the assets and assumed certain liabilities consisting solely of accrued expenses and future payments under ongoing contracts of the American Media Station Group (other than KHYL-FM in Sacramento, California) for approximately $139.5 million in cash, including acquisition costs and payments in respect of agreements not to compete. On the same date, Chancellor Communications purchased all the assets and certain liabilities consisting solely of accrued expenses and future payments under ongoing contracts of KHYL-FM for approximately $15.5 million in cash, including acquisition costs and payments in respect of an agreement not to compete. These acquisitions have been accounted for as purchases and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment....................................  $ 12,671
  Goodwill and other intangibles............................   142,618
  Prepaid expenses and other assets.........................       353
  Accrued liabilities.......................................      (662)
                                                              --------
          Total acquisition.................................  $154,980
                                                              ========

     Simultaneously with the closing of these transactions, Chancellor acquired all of Chancellor Communications' outstanding nonvoting stock in exchange for newly issued shares of Chancellor's nonvoting stock. Chancellor contributed all the acquired shares of Chancellor Communication's nonvoting stock to Chancellor Radio Broadcasting, as a result of which Chancellor Communications became a subsidiary of Chancellor Radio Broadcasting. Because these entities are under common management and control, this exchange has been accounted for at historical cost in a manner similar to a pooling of interests.

     On July 31, 1995, the Company purchased substantially all the assets and assumed certain liabilities of KDWB-FM for approximately $22.6 million, including acquisition costs. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment................   $ 1,866
  Goodwill and other intangibles........    21,032
  Prepaid expenses and other assets.....        82
  Other liabilities.....................      (383)
                                           -------
          Total acquisition.............   $22,597
                                           =======

     On February 14, 1996, the Company acquired all of the outstanding capital stock of Trefoil Communications, Inc. ("Trefoil") for approximately $408.0 million, including acquisition costs. Trefoil is a holding company, the sole asset of which is the capital stock of Shamrock Broadcasting, Inc. ("Shamrock Broadcasting"). The acquisition of Trefoil was financed through a new credit agreement, new senior subordinated notes, Chancellor's initial public stock offering, senior exchangeable preferred stock and the issuance of unregistered common stock of Chancellor. The acquisition of Trefoil was accounted for as a purchase for financial accounting purposes and a non-taxable business combination for tax purposes and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Cash..................................  $     38
  Accounts receivable, net..............    18,636
  Prepaid expenses and other assets.....     1,274
  Property and equipment................    36,429
  Goodwill and other intangibles........   361,425
  Deferred tax asset....................     5,464
  Accrued liabilities...................   (14,564)
  Other noncurrent liabilities..........      (702)
                                          --------
          Total acquisition.............  $408,000
                                          ========

     Simultaneously with the acquisition of Trefoil, the Company entered into a time brokerage agreement with Evergreen Media Corporation for the outsourcing of certain limited functions of WWWW-FM and WDFN-AM, both Detroit stations acquired with Trefoil, and an option to purchase such stations for $30.0 million of cash. These stations were operated pursuant to this agreement until January 30, 1997, the date on which the disposition of these stations occurred. Subsequent to the acquisition of Trefoil, KTBZ-FM, a Houston station acquired with Trefoil, was operated by Secret Communications, L.P. ("Secret") under a Local Marketing Agreement ("LMA")/Exchange Agreement with the Company. In March 1996, the Company entered into an agreement to exchange KTBZ-FM and $5.6 million of cash to Secret for KALC-FM and KIMN-FM, Denver, Colorado. The Company began managing certain limited functions of these stations, pursuant to an LMA, effective April 1, 1996 and closed on the exchange of the stations effective July 31, 1996. The exchange has been accounted for using the fair values of the assets exchanged plus the $5.6 million of additional cash and $0.8 million of additional acquisition costs, and was allocated to the net assets acquired based upon their estimated fair market values. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $28.7 million, which has been accounted for as goodwill and is being amortized over 40 years using the straight line method.

     The exchange is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Prepaid expenses and other assets.........................  $   163
  Property and equipment....................................    2,363
  Goodwill and other intangibles............................   28,657
  Accrued liabilities.......................................     (138)
                                                              -------
          Total acquisition.................................  $31,045
                                                              =======

     On May 15, 1996, the Company entered into an agreement to acquire substantially all the assets and certain liabilities of OmniAmerica Group ("Omni") for an aggregate price of $178.0 million, including $163.0 million of cash and $15.0 million of Chancellor's Class A Common Stock. On June 24, 1996, the Company entered into an agreement with American Radio Systems Corporation ("American Radio") whereby it will exchange the West Palm Beach, Florida stations acquired from Omni for American Radio's KSTE-AM and $33.0 million of cash. KSTE-AM is located in Rancho Cordova, California and is part of the Sacramento market. On July 1, 1996, Chancellor entered into an agreement with SFX Broadcasting, Inc. ("SFX") whereby it will exchange the Jacksonville, Florida stations being acquired pursuant to the Omni acquisition agreement and $11.0 million of cash for SFX's WBAB-FM, WBLI-FM, WGBB-AM and WHFM-FM, Nassau-Suffolk, New York. Pursuant to various agreements, the Company began managing certain limited functions of the remaining Omni stations and the SFX stations beginning July 1, 1996, and station KSTE-AM beginning August 1, 1996.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     On November 22, 1996, the Company acquired substantially all the assets of WKYN-AM, Florence, Kentucky, for approximately $1.4 million, including transaction costs. WKYN-AM serves the Cincinnati, Ohio market.

     On January 23, 1997, the Company acquired substantially all the assets and certain liabilities of Colfax Communications ("Colfax") for an aggregate price of $373.0 million. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition will be accounted for as a purchase. Pursuant to the acquisition agreement, at December 31, 1996 the Company had $20.4 million of cash in a restricted escrow account which was remitted to Colfax at closing. On January 29, 1997, the Company entered into an agreement to sell WMIL-FM and WOKY-AM, Milwaukee, Wisconsin stations acquired from Colfax, to Clear Channel Radio, Inc. for $40.0 million in cash.

     On February 13, 1997, the Company acquired substantially all the assets and certain liabilities of Omni. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition will be accounted for as a purchase.

     The following summarizes the unaudited consolidated pro forma data as though the acquisitions of KDWB-FM, Shamrock Broadcasting Company and KIMN-FM and KALC-FM had occurred as of the beginning of 1995 (in thousands):

                                                    1995                       1996
                                          ------------------------   ------------------------
                                          HISTORICAL    PRO FORMA    HISTORICAL    PRO FORMA
                                          ----------   -----------   ----------   -----------
                                                       (UNAUDITED)                (UNAUDITED)
Net revenue.............................   $ 64,322     $162,360      $178,402     $187,198
Net income (loss) before extraordinary
  loss..................................    (11,531)      (8,319)       (2,715)        (310)
Net loss................................    (11,531)      (8,319)       (6,892)        (310)

     The following summarizes the unaudited consolidated pro forma balance sheet as of December 31, 1996 as though the acquisition of Colfax, the issuance of the Exchangeable Preferred Stock, the issuance of Chancellor's Convertible Preferred Stock (including the over-allotment), and the New Credit Agreement had occurred on that date (in thousands):

                                                              HISTORICAL     PRO FORMA
                                                              ----------    -----------
                                                                            (UNAUDITED)
Total assets................................................   $690,743     $1,053,833
                                                               ========     ==========
Current liabilities.........................................   $ 24,208     $   40,598
Long-term liabilities.......................................    358,322        410,359
Preferred stock.............................................    107,222        404,585
Common stockholder's equity.................................    200,991        198,291
                                                               --------     ----------
Total liabilities and stockholders' equity..................   $690,743     $1,053,833
                                                               ========     ==========

6. ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1995          1996
                                                             ----------    -----------
Salaries...................................................  $  534,297    $ 3,697,072
Sales commissions..........................................     889,010      2,149,167
Rep commissions............................................     561,189      1,549,048
Other......................................................   2,708,452      5,134,544
                                                             ----------    -----------
                                                             $4,692,948    $12,529,831
                                                             ==========    ===========

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

7. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1995            1996
                                                          ------------    ------------
Term loan...............................................  $ 67,562,500    $ 74,968,527
Revolving credit loan...................................    24,607,242      20,344,972
Subordinated notes due 2004.............................    80,000,000     260,000,000
                                                          ------------    ------------
                                                           172,169,742     355,313,499
Less current portion....................................     4,062,500         400,000
                                                          ------------    ------------
                                                          $168,107,242    $354,913,499
                                                          ============    ============

     The Company's term and revolving credit facilities were refinanced on January 23, 1997, in conjunction with the acquisition of Colfax Communications under a new bank credit agreement (the "New Credit Agreement") with Bankers Trust Company, as administrative agent, and other institutions party thereto. The New Credit Agreement includes a $225.0 million term loan facility (the "Term Loan Facility") and a revolving loan facility (the "Revolving Loan Facility" and, together with the Term Loan, the "New Bank Financing"). The Revolving Loan Facility originally provides for borrowings up to $120.0 million, which is subsequently reduced as and when the Company receives the net cash proceeds of the pending station swaps and dispositions. In connection with the refinancing of the term and revolving loan facilities, the Company incurred an extraordinary charge to write-off deferred finance costs of approximately $4.5 million.

     The New Bank Financing is collateralized by (i) a first priority perfected pledge of all capital stock and notes owned by the Company and (ii) a first priority perfected security interest in all other assets (including receivables, contracts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment and real estate) owned by the Company, excluding FCC licenses, leasehold interests in studio or office space and leasehold and partnership interests in tower or transmitter sites in which necessary consents to the granting of a security interest cannot be obtained without payments to any other party or on a timely basis. The New Bank Financing also is guaranteed by the subsidiaries of Chancellor and Chancellor Radio Broadcasting, whose guarantees are collateralized by a first priority perfected pledge of the capital stock Chancellor Radio Broadcasting.

     The Term Loan Facility is due in increasing quarterly installments beginning in 1997 and matures in January 2003. All outstanding borrowings under the Revolving Facility mature in January 2003. The facilities bear interest at a rate equal to, at the Company's option, the prime rate of Bankers Trust Company, as announced from time to time, or the London Inter-Bank Offered Rate ("LIBOR") in effect from time to time, plus an applicable margin rate. The Company pays quarterly commitment fees in arrears equal to either .375% or .250% per annum on the unused portion of the Revolving Facility, depending upon whether the Company's leverage ratio is equal to or greater than 4.5:1 or less than 4.5:1, respectively. The bank financing facilities which existed on December 31, 1996 accrued interest at the prime rate plus 1.25% (9.5%) on $3.3 million and the LIBOR rate plus 2.50% (8.125%) on $92.0 million of borrowings.

     In connection with the IPO (defined), the Company redeemed 25% of its Existing Notes (defined) for approximately $22.2 million. The redemption was completed in March 1996 and resulted in an extraordinary charge of $2.8 million. The remaining $60.0 million 12 1/2% Senior Subordinated Notes due 2004 (the "Existing Notes") mature October 1, 2004, and bear interest at 12.5% per annum. On February 14, 1996, in conjunction with the acquisition of Trefoil Communications, Inc., the Company issued $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 (the "New Notes" and, together with the Existing Notes, the "Notes"), which mature on October 1, 2004, and bear interest at 9.375% per annum. Interest on the Notes is paid semi-annually. The Existing and New Notes are redeemable, in whole or

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES in part, at the option of the Company on or after October 1, 1999 and February 1, 2000, respectively, at redemption prices expressed as a percentage of the principal amount, ranging from 100.000% to 105.556%, plus accrued interest thereon to the date of acquisition. In addition, prior to January 31, 1999, the Company may redeem up to 25% of the original aggregate principal amount of the New Notes with the net proceeds of one or more public equity offerings. The Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all senior debt of the Company. The New Notes rank pari passu in right of payment to the Existing Notes. The Notes are guaranteed on a senior subordinated basis by Chancellor Radio Broadcasting Company's subsidiaries.

     Scheduled debt maturities for the Company's outstanding long-term debt at December 31, 1996 for each of the next five years and thereafter are as follows:

1997........................................................  $    400,000
1998........................................................       400,000
1999........................................................     9,874,886
2000........................................................    11,296,119
2001........................................................    17,469,864
Thereafter..................................................   315,872,630
                                                              ------------
                                                              $355,313,499
                                                              ============

     See Note 5 for pro forma effects of the New Bank Financing subsequent to year end. Both the New Bank Financing and Notes indentures contain certain covenants, including, among others, limitations on the incurrence of additional debt, in the case of the New Bank Financing; requirements to maintain certain financial ratios; and restrictions on the payment of dividends to stockholders and from the subsidiaries to Chancellor.

8. CAPITAL STRUCTURE

     In February 1996, Chancellor sold 7.7 million shares of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), in an initial public offering, (the "IPO"), which generated net proceeds of $142.4 million, and in a private placement, issued $100.0 million of exchangeable redeemable preferred stock (the "Acquisition Preferred Stock") of Chancellor Radio Broadcasting and 742,192 shares of Class A common stock of Chancellor to an affiliated entity and other investors.

     Immediately prior to the IPO, Chancellor effected a recapitalization of its current capital stock. Pursuant to the recapitalization, each six shares of Chancellor's Nonvoting Stock were reclassified into one share of Class A Common Stock. Each six shares of Chancellor's Voting Stock were reclassified into one share of Class B Common Stock and each six shares of Convertible Nonvoting Stock were reclassified into one share of Class C Common Stock. In connection with the recapitalization, 63,334 shares of Class A Common Stock were exchanged for an equal number of shares of Class B Common Stock, and an additional 8,484,410 shares of Class A Common Stock were exchanged for an equal number of shares of Class C Common Stock. The recapitalization has been given retroactive effect in the financial statements.

     In February 1996, subsequent to the IPO, the Company completed a private placement of $100.0 million of newly authorized Senior Cumulative Exchangeable Preferred Stock (the "Old Preferred Stock"). Upon completion, the proceeds of the Old Preferred Stock were used to redeem the Acquisition Preferred Stock and 55,664 shares of Class A Common Stock. The redemption resulted in a charge to net loss attributable to common stock of approximately $16.6 million and an additional reduction of paid-in capital of approximately $1.0 million.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     In June 1996, the holders of Chancellor's Class C Common Stock filed an application with the FCC to convert the stock into Chancellor's Class B Common Stock. The holders of Class C Common Stock received approval of their applications and subsequently converted their stock on October 22, 1996.

     In August 1996 pursuant to an agreement entered into at the time of the IPO, Chancellor sold 1.2 million shares of Class A Common Stock in a private placement to an affiliated entity, which generated proceeds of $23.0 million which were contributed to Chancellor Radio Broadcasting.

     In September 1996, the Company completed an exchange offering whereby it exchanged the Old Preferred Stock for 1,000,000 shares of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "Senior Exchangeable Preferred Stock") in a transaction registered under the Securities Act of 1933, as amended. The terms of the Senior Exchangeable Preferred Stock are substantially identical to those of the Old Preferred Stock. Dividends on the Senior Exchangeable Preferred Stock accrue from its date of issuance and are payable quarterly commencing November 15, 1996, at a rate per annum of 12 1/4% of the then effective liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to February 15, 2001 either in cash or by adding such dividends to the then effective liquidation preference of the Senior Exchangeable Preferred Stock. The Senior Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after February 15, 2001, at various redemption prices, plus, accumulated and unpaid dividends to the date of redemption. In addition, prior to February 15, 1999, the Company may, at its option, redeem the Senior Exchangeable Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at various redemption prices, plus, accumulated and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least 75% of the number of shares of Senior Exchangeable Preferred Stock originally issued.

     The Company is required, subject to certain conditions, to redeem all of the Senior Exchangeable Preferred Stock outstanding on February 15, 2008, at a redemption price equal to 100% of the then effective liquidation preference thereof, plus, accumulated and unpaid dividends to the date of redemption. Upon the occurrence of a change of control (as defined), the Company must offer to purchase all of the then outstanding shares of Senior Exchangeable Preferred Stock at a price equal to 101% of the then effective liquidation preference thereof, plus, accumulated and unpaid dividends to the date of purchase. Subject to certain conditions, the Senior Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12 1/4% subordinated exchange debentures due 2008.

     On January 23, 1997, Chancellor completed a private placement of $100.0 million of newly authorized 7% Convertible Preferred Stock (the "Convertible Preferred Stock") and Chancellor Radio Broadcasting completed a private placement of $200.0 million of newly authorized 12% Exchangeable Preferred Stock (the "Exchangeable Preferred Stock").

     Dividends on the Convertible Preferred Stock accrue from its date of issuance and are payable quarterly commencing April 15, 1997, at a rate per annum of 7% of the liquidation preference per share. The liquidation preference of the Convertible Preferred Stock is $50.00 per share, and requires cash dividends of $7.7 million per year. Because Chancellor is a holding company with no assets other than the common stock of the Company, Chancellor will rely solely on the dividends from the Company to satisfy its dividend payment obligation on the 7% Convertible Preferred Stock. The Convertible Preferred Stock is convertible at the option of the holder at any time after March 23, 1997, unless previously redeemed, into Class A Common Stock of Chancellor at a conversion price of $32.90 per share of Class A Common Stock, subject to adjustment in certain events. In addition, after January 19, 2000, the Company may, at its option, redeem the Convertible Preferred Stock, in whole or in part, at specified redemption prices plus accrued and unpaid dividends through the redemption date. Upon the occurrence of a change of control (as defined), Chancellor must, subject to certain conditions, offer to purchase all of the then outstanding shares of Convertible Preferred Stock at a

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of purchase.

     Dividends on the Exchangeable Preferred Stock will accrue from the date of its issuance and will be payable semi-annually commencing July 15, 1997, at a rate per annum of 12% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to January 15, 2002 either in cash or in additional shares of Exchangeable Preferred Stock. The liquidation preference of the Exchangeable Preferred Stock will be $100.00 per share. The Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after January 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid dividends to the date of redemption. In addition, prior to January 15, 2000, the Company may, at its option, redeem the Exchangeable Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at various redemption prices plus accrued and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least $150.0 million aggregate liquidation preference of Exchangeable Preferred Stock. The Company is required, subject to certain conditions, to redeem all of the Exchangeable Preferred Stock outstanding on January 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control (as defined), the Company will, subject to certain conditions, offer to purchase all of the then outstanding shares of Exchangeable Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the repurchase date. In addition, prior to January 15, 1999, upon the occurrence of a Change of Control, the Company will have the option to redeem the Exchangeable Preferred Stock in whole but not in part at a redemption price equal to 112% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. The Exchangeable Preferred Stock will, with respect to dividend rights and rights on liquidation, rank junior to the Senior Exchangeable Preferred Stock. Subject to certain conditions, the Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12% subordinated exchange debentures due 2009, including any such securities paid in lieu of cash interest.

     In addition to the accrued dividends discussed above, the recorded value of the Senior Exchangeable Preferred Stock, the Convertible Preferred Stock and the Exchangeable Preferred Stock includes or will include an amount for the accretion of the difference between the stock's fair value at date of issuance and its mandatory redemption amount, calculated using the effective interest method.

9. INCOME TAXES

     All of the Company's revenues were generated in the United States. The provision for income taxes for continuing operations consists of the following:

                                                          YEAR ENDED DECEMBER 31
                                                   ------------------------------------
                                                      1994         1995         1996
                                                   ----------   ----------   ----------
Current:
  State..........................................  $       --   $   11,098   $   64,070
Deferred:
  Federal........................................   1,267,109    3,220,528    3,866,209
  State..........................................     223,607      568,329      682,272
                                                   ----------   ----------   ----------
          Total provision........................  $1,490,716   $3,799,955   $4,612,551
                                                   ==========   ==========   ==========

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     Income tax expense differs from the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes for the following reasons:

                                                 YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1994         1995          1996
                                          ----------   -----------   ----------
U.S. federal income tax at statutory
  rate..................................  $  637,692   $(2,628,656)  $  645,125
State income taxes, net of federal
  benefit...............................     112,533      (463,880)     113,846
Valuation allowance provided for loss
  carryforward generated during the
  current period........................     720,490     6,589,750      307,000
Reconciliation of return to estimate....          --        71,510           --
Permanent difference....................      20,001       231,231    3,546,580
                                          ----------   -----------   ----------
                                          $1,490,716   $ 3,799,955   $4,612,551
                                          ==========   ===========   ==========

                                                 DECEMBER 31,
                                          ---------------------------
                                             1995            1996
                                          -----------    ------------
The deferred tax assets (liabilities)
  consist of the following:
  Loss carryforwards expiring 2009 and
     2010...............................  $ 4,766,240    $ 11,806,985
  Deferred stock option compensation
     deduction..........................    2,544,000       4,064,000
  Tax credits...........................           --       2,951,555
  Other.................................      105,411         680,819
                                          -----------    ------------
     Gross deferred tax assets..........    7,415,651      19,503,359
                                          -----------    ------------
  Depreciation and amortization.........   (5,057,772)    (21,488,463)
                                          -----------    ------------
  Deferred tax assets valuation
     allowance..........................   (7,310,240)       (621,210)
                                          -----------    ------------
     Net deferred tax liabilities.......  $(4,952,361)   $ (2,606,314)
                                          ===========    ============

     The deferred tax valuation allowance was originally established due to the uncertainty surrounding the realizability of the Company's deferred tax assets using the "more likely than not" criteria. During the fourth quarter of 1996, the Company revised its estimate of the likelihood that it will realize the majority of its deferred tax assets and adjusted its valuation allowance accordingly. This revised estimate was the direct result of the acquisition of Trefoil. Reversal of the valuation allowance related to deferred tax assets which existed on the date of acquisition or which were acquired as a result of the Trefoil acquisition were credited against the original purchase accounting allocation to goodwill. The reversal of the valuation allowance related to deferred tax assets generated subsequent to the acquisition were credited as a reduction of income tax expense and extraordinary losses as appropriate.

     The Company's tax credits and net operating loss carryforwards at December 31, 1996 begin expiring in 1997 and 2001, respectively. The Company has provided a valuation allowance for those tax credits which do not meet a "more likely than not" realizability test.

10. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Savings Plan, whereby eligible employees can contribute up to either 15% of their salary, per year, subject to certain maximum contribution amounts. Prior to 1996, the Company had not made any contributions to the plan, nor is it required to in future periods. However, the Company did elect to make a discretionary match for 1996 of approximately $250,000. Employees become eligible to participate in the plan after the completion of one year of service and the attainment of age twenty-one.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

11. COMMITMENTS

     The Company leases real property, office space, broadcasting equipment and office equipment under various noncancellable operating leases. Certain of the Company's leases contain escalation clauses, renewal options and/or purchase options. In addition, the Company assumed lease obligations in connection with the acquisition of Trefoil on February 14, 1996. The Company also has employment and rating survey agreements in excess of one year, and has entered into a twelve-year financial monitoring and oversight agreement with Hicks Muse & Co. Partners, L.P., which is an affiliate of Hicks, Muse, Tate & Furst Incorporated.

     Future minimum payments under the noncancellable operating lease agreements at December 31, 1996 are approximately as follows:

1997........................................................  $ 6,023,586
1998........................................................    4,865,095
1999........................................................    4,277,779
2000........................................................    3,564,247
2001........................................................    2,805,282
Thereafter..................................................   13,080,261
                                                              -----------
                                                              $34,616,250
                                                              ===========

     Rent expense was approximately $227,000, $1.3 million and $4.8 million for the years ended December 31, 1994, 1995 and 1996, respectively.

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     For cash, short-term debt, and other current amounts receivable and payable, and the variable-rate term debt, the carrying amount approximates fair value.

     For the fixed-rate long-term debt, the fair value is estimated based on quoted market prices. The carrying values at December 31, 1995 and 1996 was $80.0 million and $260.0 million, respectively, and the estimated fair values at each date were $85.4 million and $267.8 million, respectively.

     For Chancellor Radio Broadcasting's Senior Exchangeable Preferred Stock, the fair value of $113.75 per share at December 31, 1996 is estimated based on quoted market prices.

13. STOCK-BASED COMPENSATION

     During 1994, Chancellor's Board of Directors granted options to purchase 996,068 shares of its common stock to the senior management of the Company at exercise prices of $6.00 and $7.50. The option agreements vest over a five year period and originally contained certain performance criteria and indexed exercise prices. On September 30, 1995, Chancellor entered into an agreement with its senior management to substantially revise and amend these option agreements to eliminate certain of the performance criteria provisions and to adjust and fix the exercise prices at $7.50 and $8.40, respectively. Management developed an estimate of the fair value of the stock options in the amount of $19.0 million. Based upon this estimate and the applicable vesting periods, the Company recognized stock option compensation expense and a corresponding credit to equity of $6.4 million in 1995, with the remaining amount to be amortized over an approximate four year period.

     During 1994, Chancellor's Board of Directors adopted a stock option plan for its non-employee directors providing for the grant of options and stock awards for up to 480,000 shares of its common stock. Upon

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES election to the Board of Directors, each person shall be granted a stock option to purchase a number of shares of common stock equal to the number of shares of common stock acquired by purchase by such person upon their initial election to the Board of Directors. Each option shall be immediately vested, will have a maximum term of ten years and an exercise price, as determined by the plan committee, equal to or greater than the fair market value of the common stock on the respective dates of grant.

     In February 1996, Chancellor's Board of Directors adopted a stock award plan for the Company's management, employees and non-employee directors, elected after the date of adoption of the plan, providing for the grant of options and stock awards for up to 916,456 shares of Chancellor's Class A Common Stock. The Company's compensation committee has the sole authority to grant stock options and to establish option exercise prices and vesting schedules. However, per-share exercise prices shall not be less than the fair market value of the stock on the respective date of grant and if the compensation committee does not determine a vesting schedule, such option shall vest 20% on the first anniversary of the respective date of grant and the remaining 80% shall vest pro rata on a monthly basis over the four-year period following the first anniversary of the date of grant. Non-employee directors elected after the effective date of this plan automatically are granted a fully-vested option to purchase 5,000 shares of Chancellor's Class A Common Stock on the date he or she first becomes a member of the Board of Directors. Terms of all options are limited to ten years.

     A summary of the Company's option activity follows. The Company has elected to continue expense recognition under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and accordingly, has included certain required pro forma information. Estimates of weighted-average grant-date fair values of options granted and pro forma option compensation amounts were determined using the Black-Scholes Single Option approach assuming an expected option term of 6 years, interest rates ranging from 5.5% to 7.2%, a dividend yield of zero and a volatility factor of .4 (zero for options issued prior to the Company's initial public offering in February 1996).

                                                           FOR THE YEAR ENDED DECEMBER 31,
                               ----------------------------------------------------------------------------------------
                                          1994                          1995                           1996
                               --------------------------   ----------------------------   ----------------------------
                                         WEIGHTED AVERAGE               WEIGHTED AVERAGE               WEIGHTED AVERAGE
                               SHARES     EXERCISE PRICE     SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                               -------   ----------------   ---------   ----------------   ---------   ----------------
Beginning of year............       --        $  --           996,068        $7.27         1,022,734        $ 7.89
  Granted:
    Exercise price:
    equals FMV...............  996,068         7.27            26,666         7.50           713,916         26.03
    less than FMV............       --           --           996,068         7.90                --            --
  Exercised..................       --           --                --           --                --            --
  Canceled...................       --           --          (996,068)        7.27            (9,000)        24.51
                               -------        -----         ---------        -----         ---------        ------
End of year..................  996,068        $7.27         1,022,734        $7.89         1,727,650        $15.30
                               =======        =====         =========        =====         =========        ======
Exercisable as of end of
  year.......................       --        $  --           225,879        $7.85           431,758        $ 8.06
                               =======        =====         =========        =====         =========        ======
Weighted-average grant-date
  fair value of options
  granted:
    Exercise price:
    equals FMV...............                    --                           3.59                           12.69
    less than FMV............                    --                          21.56                              --

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                           OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                 ---------------------------------------   ---------------------------
                                  WEIGHTED AVERAGE
                             ---------------------------
   RANGE OF                     REMAINING       EXERCISE             WEIGHTED AVERAGE
EXERCISE PRICES   SHARES     CONTRACTUAL LIFE    PRICE     SHARES     EXERCISE PRICE
---------------  ---------   ----------------   --------   -------   -----------------
$ 7.50 -- $ 7.50   577,971         7.06          $ 7.50    247,188         $7.50
  8.40 --   8.40   444,763         7.83            8.40    177,904          8.40
 20.00 --  25.25   431,916         9.14           20.51      6,666         20.00
 31.00 --  36.75   273,000         9.75           34.81         --            --
                 ---------         ----          ------    -------         -----
$ 7.50 -- $36.75 1,727,650         8.20          $15.30    431,758         $8.06
                 =========         ====          ======    =======         =====

                                                                 YEAR ENDED          YEAR ENDED
                                                              DECEMBER 31, 1995   DECEMBER 31, 1996
                                                              -----------------   -----------------
Historical net loss.........................................    $(11,531,296)        $(6,892,023)
Pro forma adjustment for stock option compensation..........        (781,465)         (1,524,302)
Pro forma tax benefit.......................................         312,586             609,721
                                                                ------------         -----------
Pro forma net loss..........................................    $(12,000,175)        $(7,806,604)
                                                                ============         ===========

14. RELATED PARTY TRANSACTIONS

     The Company has entered into a twelve-year agreement (the "Financial Monitoring and Oversight Agreement") with Hicks Muse & Co. Partners, L.P. ("Hicks Muse Partners") and HM2/Management Partners, L.P. ("HM2"), each of which is an affiliate of Hicks Muse. Chancellor and the Company paid Hicks Muse Partners an annual fee of $82,000, $200,000 and $408,000 for financial oversight and monitoring services for the years ended December 31, 1994, 1995 and 1996, respectively. The annual fee is adjustable each December 31, according to a formula based on changes in the consumer price index. HM2 received fees of approximately $0.3 million, $2.4 million and $6.2 million upon consummation of the acquisitions of KDWB-FM, the American Media Station Group and Trefoil Communications, Inc., respectively, and is entitled to receive a fee equal to 1.5% of the transaction value (as defined) upon the consummation of each add-on transaction (as defined) involving Chancellor or any of its subsidiaries.

     Effective April 1, 1996, the Company entered into a revised financial monitoring and oversight agreement with Hicks & Muse & Co. Partners, L.P. and HM2/Management Partners, L.P., each of which is an affiliate of Hicks, Muse, Tate & Furst Incorporated. The annual fee for financial oversight and monitoring services to the Company has been adjusted to $500,000. The annual fee is adjustable each January 1, to an amount equal to the budgeted consolidated annual net sales of the Company for the then-current fiscal year, multiplied by 0.25%, provided, however, that in no event shall the annual fee be less than $500,000.

     The Financial Monitoring and Oversight Agreement makes available the resources of HM2 and Hicks Muse Partners concerning a variety of financial matters. The services that have been and will continue to be provided by HM2 and Hicks Muse Partners could not otherwise be obtained by Chancellor and the Company without the addition of personnel or the engagement of outside professional advisors.

     In February of 1996, the Company lent $200,000 to an affiliate of the Company. The loan is unsecured, does not bear interest and will be forgiven during the next three years.

15. SUBSEQUENT EVENTS

     On February 14, 1997, Chancellor Radio Broadcasting completed a private placement of an additional $10.0 million of Convertible Preferred Stock pursuant to its over-allotment option. The net proceeds of this offering were used to repay borrowings under the Revolving Credit Facility.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     On February 19, 1997, Chancellor and Chancellor Radio Broadcasting entered into an agreement to merge with Evergreen Media Corporation ("Evergreen") in a stock-for-stock transaction (the "Merger"), with Evergreen remaining as the surviving corporation (the "Surviving Company"). Pursuant to the agreement, shareholders of the Company's common stock will receive 0.9091 shares of Evergreen's common stock. Consummation of the merger is subject to shareholder approval and certain other closing conditions including regulatory approval.

     On February 19, 1997, the Company and Evergreen entered into a joint purchase agreement whereby in the event that consummation of the stock purchase agreement between Evergreen and Viacom International, Inc. ("Viacom") occurs prior to the consummation of the Merger, the Company will be required to purchase the Viacom subsidiaries which own four of the ten Viacom stations for $480.0 million and Evergreen will be required to purchase the Viacom subsidiaries which own six of the ten Viacom stations for $595.0 million. In the event that consummation of the stock purchase agreement between Evergreen and Viacom occurs after the consummation of the Merger, the Surviving Company will acquire the stock of certain Viacom subsidiaries which own and operate ten radio stations in five major markets. Consummation of the transaction is dependent upon certain closing conditions, including regulatory approval.

16. UNCERTAINTIES AND THE USE OF ESTIMATES AND ASSUMPTIONS

     On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission (the "FCC"), to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for their broadcast licenses. The new legislation will enable the Company to retain all of its radio stations and to acquire more properties; at the same time, this legislation will also allow other broadcast entities to increase their ownership in markets where the Company currently operates stations. The Company's management is unable to determine the ultimate effect of this legislation on its competitive environment.

     The pending acquisition, exchange and merger agreements are subject to various governmental approvals, including the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Federal Communications Commission.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.

17. RECENT ACCOUNTING PRONOUNCEMENT

     The Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" in March 1997, which establishes standards for computing and presenting earnings per share. The disclosure requirements of SFAS No. 128 will be effective for the Company's financial statements beginning in 1997. Management has not yet determined the impact that the adoption of SFAS No. 128 will have on the financial statements of the Company.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                     ASSETS

                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------   ----------
Current assets:
  Cash......................................................    $  3,789     $    5,889
  Accounts receivable, net of allowance for doubtful
     accounts of $1,024 and $1,182, respectively............      46,585         63,576
  Prepaid expenses and other................................       2,754          2,887
                                                                --------     ----------
          Total current assets..............................      53,128         72,352
Restricted cash.............................................      20,363         53,750
Property and equipment, net.................................      49,123         69,581
Intangibles and other, net..................................     551,406        970,080
Deferred financing costs, net...............................      16,723         16,827
Deferred income tax benefit.................................          --          1,183
                                                                --------     ----------
          Total assets......................................    $690,743     $1,183,773
                                                                ========     ==========

                         LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................    $  4,409     $    4,989
  Accrued liabilities.......................................      12,530         16,248
  Accrued interest..........................................       6,869          5,702
  Current portion of long-term debt.........................         400          1,928
                                                                --------     ----------
          Total current liabilities.........................      24,208         28,867
Long-term debt..............................................     354,914        545,335
Deferred income taxes.......................................       2,606             --
Other.......................................................         802            997
                                                                --------     ----------
          Total liabilities.................................     382,530        575,199
                                                                --------     ----------
Redeemable senior cumulative exchangeable preferred stock,
  par value $.01 per share; 1,000,000 shares authorized,
  issued and outstanding; preference in liquidation of
  $117,670..................................................     107,222        114,271
Redeemable cumulative exchangeable preferred stock, par
  value $.01 per share; none and 3,600,000 shares
  authorized, respectively, none and 2,000,000 shares issued and outstanding, respectively; preference in liquidation
  of $210,774...............................................          --        202,891
Common stockholder's equity:
  Common stock, par value $.01 per share; 2,000 shares
     authorized, 1,000 shares issued and outstanding........           1              1
  Additional paid-in capital................................     219,519        322,216
  Accumulated deficit.......................................     (18,529)       (30,805)
                                                                --------     ----------
          Total stockholder's equity........................     200,991        291,412
                                                                --------     ----------
          Total liabilities and stockholder's equity........    $690,743     $1,183,773
                                                                ========     ==========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                     THREE MONTHS ENDED     SIX MONTHS ENDED
                                                          JUNE 30,              JUNE 30,
                                                     -------------------   -------------------
                                                      1996        1997       1996       1997
                                                     -------    --------   --------   --------
Gross broadcasting revenues........................  $50,759    $ 83,538   $ 79,848   $147,015
Less agency commissions............................    6,333      10,450      9,780     18,073
                                                     -------    --------   --------   --------
     Net revenues..................................   44,426      73,088     70,068    128,942
                                                     -------    --------   --------   --------
Operating expenses:
  Programming, technical and news..................    7,865      12,829     13,010     26,700
  Sales and promotion..............................   12,367      20,785     19,310     36,748
  General and administrative.......................    6,002       8,051     10,405     16,404
  Depreciation and amortization....................    5,148       8,605      9,675     16,714
  Corporate expenses...............................      832       2,222      1,839      3,934
  Merger expense...................................       --         459         --      2,515
  Stock option compensation........................      950         950      1,900      1,900
                                                     -------    --------   --------   --------
                                                      33,164      53,901     56,139    104,915
                                                     -------    --------   --------   --------
     Income from operations........................   11,262      19,187     13,929     24,027
Other (income) expense:
  Interest expense.................................    9,680      12,488     17,327     23,908
  Other, net.......................................       92          25         98     (1,607)
                                                     -------    --------   --------   --------
     Income (loss) before provision for income
       taxes and extraordinary loss................    1,490       6,674     (3,496)     1,726
Provision for income taxes.........................      662       3,727      1,601      3,327
                                                     -------    --------   --------   --------
     Income (loss) before extraordinary loss.......      828       2,947     (5,097)    (1,601)
Extraordinary loss on early extinguishment of debt,
  net of income tax benefit........................       --       7,926      4,646     10,675
                                                     -------    --------   --------   --------
     Net Income (loss).............................      828      (4,979)    (9,743)   (12,276)
Loss on repurchase of preferred stock..............       --          --     16,570         --
Dividends and accretion on preferred stock.........    3,183       9,987      4,843     18,122
                                                     -------    --------   --------   --------
     Net loss attributable to common stock.........  $(2,355)   $(14,966)  $(31,156)  $(30,398)
                                                     =======    ========   ========   ========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                ADDITIONAL
                                                                 PAID-IN     ACCUMULATED
                                              SHARES   AMOUNT    CAPITAL       DEFICIT      TOTAL
                                              ------   ------   ----------   -----------   --------
Balance, January 1, 1997....................  1,000      $1      $219,519     $(18,529)    $200,991
  Dividends and accretion on preferred
     stock..................................     --      --       (18,122)          --      (18,122)
  Capital contributions, net................     --      --       120,819           --      120,819
  Net loss..................................     --      --            --      (12,276)     (12,276)
                                              -----      --      --------     --------     --------
Balance, June 30, 1997......................  1,000      $1      $322,216     $(30,805)    $291,412
                                              =====      ==      ========     ========     ========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
Cash flows from operating activities:
  Net loss..................................................   $  (9,743)     $ (12,276)
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................       9,675         16,714
     Amortization of deferred financing costs...............       1,393          1,236
     Stock option compensation..............................       1,900          1,900
     Deferred income taxes..................................       1,539          3,327
     Gain on disposition of stations........................          --         (1,409)
     Extraordinary loss.....................................       4,646         10,675
     Changes in assets and liabilities, net of the effects
      of acquired businesses:
       Accounts receivable..................................      (2,632)        (3,741)
       Prepaids and other...................................      (1,380)           365
       Accounts payable.....................................         (87)          (806)
       Accrued liabilities..................................         (66)         1,564
       Accrued interest.....................................       4,243         (1,167)
                                                               ---------      ---------
          Net cash provided by operating activities.........       9,488         16,382
                                                               ---------      ---------
Cash flows from investing activities:
  Purchases of broadcasting properties......................    (406,140)      (582,383)
  Dispositions of broadcasting properties...................          --        103,259
  Purchases of other property and equipment.................      (1,374)        (3,690)
                                                               ---------      ---------
          Net cash used in investing activities.............    (407,514)      (482,814)
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................     277,628        417,632
  Proceeds from borrowings under revolving debt facility....      46,764        255,441
  Repayments of long-term debt..............................     (90,885)      (342,856)
  Repayments of borrowings under revolving debt facility....     (68,432)      (157,399)
  Issuances of preferred stock..............................     175,119        191,817
  Repurchase of preferred stock.............................     (95,462)            --
  Additional capital contributions..........................     155,475        105,672
  Distribution of additional paid in capital................      (1,038)        (1,775)
  Payment of preferred stock dividends......................        (506)
                                                               ---------      ---------
          Net cash provided by financing activities.........     398,663        468,532
                                                               ---------      ---------
          Net increase in cash..............................         637          2,100
Cash, at beginning of period................................       1,314          3,789
                                                               ---------      ---------
Cash, at end of period......................................   $   1,951      $   5,889
                                                               =========      =========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of Chancellor Radio Broadcasting Company ("Chancellor Radio Broadcasting") and its subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. Chancellor Radio Broadcasting is a direct subsidiary of Chancellor Broadcasting Company ("Chancellor"). Certain prior year amounts have been reclassified to conform with the current year's presentation, which had no effect on net income or stockholder's equity.

2. ACQUISITIONS AND DISPOSITIONS

     On January 23, 1997, the Company acquired substantially all the assets and certain liabilities of Colfax Communications, Inc. and its affiliates ("Colfax") for an aggregate price of $383.7 million. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition was accounted for as a purchase. Pursuant to the acquisition agreement, at December 31, 1996 the Company had $20.4 million of cash in a restricted escrow account which was remitted to Colfax at closing. On January 29, 1997, the Company entered into an agreement to sell WMIL-FM and WOKY-AM, Milwaukee stations acquired in this transaction, to Clear Channel Radio, Inc. for $41.3 million in cash. Accordingly, theses stations were recorded as assets held for sale with no results of operations or gain or loss recognized. Interest capitalized on this investment amounted to $580,000. The disposition of these stations was completed on March 31, 1997.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Accounts receivable, net..................................  $ 13,234
  Prepaid and other assets..................................       470
  Property and equipment....................................    14,624
  Goodwill and other intangibles............................   317,894
  Other noncurrent assets...................................        46
  Assets held for sale......................................    41,253
  Accrued liabilities.......................................    (3,821)
                                                              --------
                                                              $383,700

     On January 31, 1997, the Company completed the sale of WWWW-FM and WDFN-AM in Detroit to Evergreen Media Corporation ("Evergreen") for $30.0 million in cash. The pre-tax gain of $1.4 million is included in other income.

     On February 13, 1997, the Company acquired substantially all the assets and certain liabilities of OmniAmerica Group ("Omni") for $166.0 million of cash and $15.0 million of Chancellor Class A Common Stock. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition was accounted for as a purchase.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment....................................  $  9,209
  Goodwill and other intangibles............................   171,837
                                                              --------
                                                              $181,046

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     On February 19, 1997, Chancellor and Chancellor Radio Broadcasting entered into an agreement to merge with Evergreen in a stock-for-stock transaction (the "Merger"), with Evergreen remaining as the surviving corporation. Pursuant to the agreement, shareholders of the Company's common stock will receive 0.9091 shares of Evergreen's common stock. Consummation of the merger is subject to shareholder approval and certain other closing conditions including regulatory approval. The Company has incurred certain costs related to the Merger which have been expensed in the period incurred.

     On February 19, 1997, the Company and Evergreen entered into a joint purchase agreement whereby in the event that consummation of the stock purchase agreement between Evergreen and Viacom International, Inc. ("Viacom") occurred prior to the consummation of the Merger, the Company would be required to purchase the Viacom subsidiaries which own four of the ten Viacom stations for $480.0 million, plus net working capital, and Evergreen would be required to purchase the Viacom subsidiaries which own six of the ten Viacom stations for $595.0 million, plus net working capital. On July 2, 1997, the Company acquired KIBB-FM and KYSR-FM in Los Angeles, WLIT-FM in Chicago and WDRQ-FM in Detroit from Viacom for approximately $489.8 million, plus various other direct acquisition costs (the "Chancellor Viacom Acquisition").

     On March 24, 1997, the Company exchanged the West Palm Beach stations acquired from Omni for one AM station in Sacramento and approximately $33.0 million in cash from American Radio Systems Corporation (the "American Radio Exchange").

     On July 7, 1997, the Company entered into a time brokerage agreement with Evergreen whereby Evergreen began managing certain limited functions of the Company's station in San Francisco which broadcasts on frequency 94.9 (formerly KSAN-FM).

     On July 14, 1997, the Company and Evergreen entered into an agreement pursuant to which a jointly-owned affiliate of Evergreen and the Company will acquire Katz Media Group, Inc. ("Katz"), a full-service media representation firm, in a tender offer transaction valued at approximately $373.0 million. Debt of Katz of approximately $218.0 million will also be assumed in the transaction.

     On July 21, 1997, the Company entered into a time brokerage agreement with Evergreen whereby Evergreen began managing certain limited functions of the Company's stations KBGG-FM, KNEW-AM and KABL-AM in San Francisco.

     On July 30, 1997, the Company entered into an agreement to acquire KXPK-FM in Denver from Evergreen Wireless LLC (which is unrelated to Evergreen) for $26.0 million in cash (including $1.7 million paid by the Company in escrow). The Company also entered into an agreement to operate KXPK-FM under a time brokerage agreement to be effective upon receipt of HSR Act approval. Although there can be no assurance, the Company expects that the acquisition will be completed in the first quarter of 1998, after completion of the Merger.

     On August 7, 1997, the Company and Evergreen announced that they had acquired, for $3.0 million, an option from Bonneville International Corporation ("Bonneville") to exchange Evergreen's station WTOP-AM in Washington, the Company's stations KZLA-FM in Los Angeles and WGMS-FM in Washington and $57.0 million of cash for Bonneville's stations WDBZ-FM in New York, KLDE-FM in Houston and KBIG-FM in Los Angeles. The option expires on December 31, 1997.

     On August 11, 1997, the Company completed the sale of WDRQ-FM in Detroit to Capital Cities/ABC for $37.0 million. The proceeds were used to repay borrowings under Chancellor's Interim Loan (as defined).

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     The following summarizes the unaudited consolidated pro forma data as though the acquisitions of Shamrock Broadcasting Company, KIMN-FM and KALC-FM, Colfax, Omni and KSTE-AM, the dispositions of KTBZ-FM, WWWW-FM and WDFN-AM and the related financing transactions had occurred as of the beginning of 1996 (in thousands, except per share amounts):

                                                  SIX MONTHS ENDED         SIX MONTHS ENDED
                                                   JUNE 30, 1996            JUNE 30, 1997
                                               ----------------------   ----------------------
                                               HISTORICAL   PRO FORMA   HISTORICAL   PRO FORMA
                                               ----------   ---------   ----------   ---------
Net revenue..................................   $ 70,068    $109,422     $128,942    $131,149
Loss before extraordinary loss...............     (5,097)     (9,428)      (1,601)     (1,687)
Net loss attributable to common stock........    (31,156)    (28,148)     (30,398)    (22,687)

3. LONG-TERM DEBT

     The Company's term and revolving credit facilities were refinanced on January 23, 1997, in conjunction with the acquisition of Colfax under a new bank credit agreement. In connection with the refinancing of the term and revolving loan facilities in January 1997, the Company incurred an extraordinary charge to write-off deferred finance costs of $4.6 million.

     On June 5, 1997, the Company closed on the tender offer for all $60.0 million of its outstanding 12 1/2% Senior Subordinated Notes for approximately $70.1 million, which included a premium. The redemption was funded through additional borrowings under the bank credit agreement and resulted in an extraordinary charge of $11.8 million.

     On June 24, 1997, the Company completed its private offering of $200.0 million of Chancellor Radio Broadcasting Company's 8 3/4% Senior Notes, which mature on June 15, 2007 and bear interest at 8.75% per annum. The proceeds were used to pay down borrowings under the bank credit agreement, which resulted in an extraordinary charge to write-off deferred finance costs of $1.4 million.

     On July 2, 1997, the Company entered into a restated credit agreement (the "Restated Credit Agreement") in order to finance the Chancellor Viacom Acquisition. The Restated Credit Agreement consists of a $400.0 million term loan facility and a $350.0 million revolving loan facility. Also, Chancellor received an interim loan of $170.0 million (the "Interim Loan"), the proceeds from which were contributed to Chancellor Radio Broadcasting in connection with the Viacom acquisition.

     The Restated Credit Agreement is collateralized by (i) a first priority perfected pledge of all capital stock and notes owned by the Company and (ii) a first priority perfected security interest in all other assets (including receivables, contracts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment and real estate) owned by the Company, excluding FCC licenses, leasehold interests in studio or office space and leasehold and partnership interests in tower or transmitter sites in which necessary consents to the granting of a security interest cannot be obtained without payments to any other party or on a timely basis. The Restated Credit Agreement is also guaranteed by the subsidiaries of Chancellor and Chancellor Radio Broadcasting, whose guarantees are collateralized by a first priority perfected pledge of the capital stock of Chancellor Radio Broadcasting. The term loan facility is due in increasing quarterly installments beginning in 1997 and matures in June 2004. All outstanding borrowings under the revolving facility mature in June 2004. The facilities bear interest at a rate equal to, at the Company's option, the prime rate of Bankers Trust Company, as announced from time to time, or the London Inter-Bank Offered Rate ("LIBOR") in effect from time to time, plus an applicable margin rate. The Company pays quarterly commitment fees in arrears equal to either .375% or .250% per annum on the unused portion of the Revolving Facility, depending upon whether the Company's leverage ratio is equal to or greater than 4.5:1 or less than 4.5:1, respectively. The bank financing facilities which existed on June 30, 1997 accrued interest at the prime rate plus 1.00% (9.50%) on $11.9 million and the LIBOR rate plus 2.00% (7.6875%) on $135.4 million of borrowings.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     The Interim Loan is an unsecured obligation of Chancellor and is due on the earlier of the consummation of the Merger or July 2, 1999. Outstanding borrowings under the Interim Loan bear interest at a rate equal to the three-month LIBOR plus an applicable margin rate beginning at 3.25% and increasing to 9.00% at various intervals during the loan period.

     Scheduled debt maturities for the Company's outstanding long-term debt under the Restated Credit Agreement as of July 2, 1997, after completion of the Chancellor Viacom Acquisition, for each of the next five calendar years and thereafter were as follows, in thousands:

1997........................................................  $     --
1998........................................................    20,000
1999........................................................    50,000
2000........................................................    60,000
2001........................................................    60,000
2002........................................................    70,000
Thereafter..................................................   153,000
                                                              --------
                                                              $413,000
                                                              ========

4. CAPITAL STRUCTURE

     During the first quarter of 1997, Chancellor completed a private placement of $110.0 million of newly authorized 7% Convertible Preferred Stock (the "Convertible Preferred Stock") and Chancellor Radio Broadcasting completed a private placement of $200.0 million of newly authorized 12% Exchangeable Preferred Stock (the "Exchangeable Preferred Stock").

     Dividends on the Convertible Preferred Stock accrue from its date of issuance and are payable quarterly commencing April 15, 1997, at a rate per annum of 7% of the liquidation preference per share. The Convertible Preferred Stock is convertible at the option of the holder at any time after March 23, 1997, unless previously redeemed, into Class A Common Stock of Chancellor at a conversion price of $32.90 per share of Class A Common Stock, subject to adjustment in certain events. In addition, after January 19, 2000, the Company may, at its option, redeem the Convertible Preferred Stock, in whole or in part, at specified redemption prices plus accrued and unpaid dividends through the redemption date. Upon the occurrence of a change of control (as defined), Chancellor must, subject to certain conditions, offer to purchase all of the then outstanding shares of Convertible Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of purchase.

     Dividends on the Exchangeable Preferred Stock will accrue from the date of its issuance and will be payable semi-annually commencing July 15, 1997, at a rate per annum of 12% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to January 15, 2002 either in cash or in additional shares of Exchangeable Preferred Stock. The Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after January 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid dividends to the date of redemption. In addition, prior to January 15, 2000, the Company may, at its option, redeem the Exchangeable Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at various redemption prices plus accrued and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least $150.0 million aggregate liquidation preference of Exchangeable Preferred Stock. The Company is required, subject to certain conditions, to redeem all of the Exchangeable Preferred Stock outstanding on January 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control (as defined), the Company will, subject to certain conditions, offer to purchase all of the then outstanding shares of Exchangeable Preferred Stock at a price equal to 101%

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES of the liquidation preference thereof, plus accrued and unpaid dividends to the repurchase date. In addition, prior to January 15, 1999, upon the occurrence of a Change of Control, the Company will have the option to redeem the Exchangeable Preferred Stock in whole but not in part at a redemption price equal to 112% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. The Exchangeable Preferred Stock will, with respect to dividend rights and rights on liquidation, rank junior to the Company's 12 1/4% Senior Cumulative Exchangeable Preferred Stock (the "Senior Exchangeable Preferred Stock"). Subject to certain conditions, the Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12% subordinated exchange debentures due 2009, including any such securities paid in lieu of cash interest.

     In addition to the accrued dividends discussed above, the recorded value of the Senior Exchangeable Preferred Stock and the Exchangeable Preferred Stock includes an amount for the accretion of the difference between the stock's fair value at date of issuance and its mandatory redemption amount, calculated using the effective interest method.

5. INCOME TAXES

     Income tax expense (benefit) differs from the amount computed by applying the federal statutory income tax rate of 34% to income (loss) before income taxes and extraordinary loss for the following reasons, dollars in thousands:

                                                   THREE MONTHS     SIX MONTHS ENDED
                                                  ENDED JUNE 30,        JUNE 30,
                                                  --------------    -----------------
                                                  1996     1997      1996       1997
                                                  ----    ------    -------    ------
U.S. federal income tax at statutory rate.......  $507    $2,269    $(1,189)   $  587
State income taxes, net of federal benefit......    89       401       (210)      104
Valuation allowance provided for loss
  carryforward generated during the current
  period........................................   (59)       --      2,750        --
Permanent difference............................    --     1,072         --     2,636
Other...........................................   125       (15)       250        --
                                                  ----    ------    -------    ------
                                                  $662    $3,727    $ 1,601    $3,327
                                                  ====    ======    =======    ======

6. SUBSEQUENT EVENT

     In July 1997, the Company incurred non-cash stock option and severance compensation of approximately $685,000 and $1.4 million, respectively, for terminations associated with the Merger. In addition, the Company paid $945,000 for a two year consulting and non-compete agreement which will be deferred and amortized over the related period.

7. NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standard No. 128, "Earnings per Share" was issued in February 1997, which establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. The disclosure requirements of SFAS No. 128 will be effective for the Company's financial statements beginning with the annual report for 1997. Management does not believe that the implementation of SFAS 128 will have a material effect on its financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" was issued in June 1997, which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The reporting and display requirements of SFAS No. 130 will be effective for the Company's financial statements beginning with the first quarterly report for 1998. Management does not believe that the implementation of SFAS 130 will have a material effect on its financial statements.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Evergreen Media Corporation:

     We have audited the accompanying combined balance sheets of Riverside Broadcasting Co., Inc. and WAXQ Inc. as of December 31, 1995 and 1996, and the related combined statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Riverside Broadcasting Inc. and WAXQ Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                    KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                             DECEMBER 31,
                                          ------------------     JUNE 30,
                                           1995       1996         1997
                                          -------    -------    -----------
                                                                (UNAUDITED)
Current assets:
  Accounts receivable, less allowance
     for doubtful accounts of $99 in
     1995, $208 in 1996 and $170 in
     1997...............................  $ 5,507    $ 9,713      $10,489
  Prepaid expenses and other current
     assets.............................      178        381          162
  Deferred income taxes.................       45        829          829
                                          -------    -------      -------
          Total current assets..........    5,730     10,923       11,480
Property and equipment, net (note 4)....    1,075      4,177        2,668
Intangible assets, net (note 5).........   47,422     66,626       74,038
                                          -------    -------      -------
                                          $54,227    $81,726      $88,186
                                          =======    =======      =======
                          LIABILITIES AND EQUITY
Current liabilities -- accounts payable
  and accrued expenses..................  $ 1,167    $ 3,669       $2,894
Deferred income taxes...................      222      4,373        4,373
Equity (note 9).........................   52,838     73,684       80,919
Commitments and contingencies (note
  10)...................................
                                          -------    -------      -------
                                          $54,227    $81,726      $88,186
                                          =======    =======      =======

            See accompanying notes to combined financial statements.

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

                        COMBINED STATEMENTS OF EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                           SIX MONTHS
                                           YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                          ---------------------------   -----------------
                                           1994      1995      1996      1996      1997
                                          -------   -------   -------   -------   -------
                                                                           (UNAUDITED)
Gross revenues..........................  $28,254   $25,862   $36,121   $14,274   $25,135
  Less agency commissions and national
     rep fees...........................    4,700     4,342     5,892     2,107     3,652
                                          -------   -------   -------   -------   -------
          Net revenues..................   23,554    21,520    30,229    12,167    21,483
                                          -------   -------   -------   -------   -------
Operating expenses:
  Station operating expenses excluding
     depreciation and amortization......    9,212     9,069    12,447     5,192     8,893
  Depreciation and amortization.........    1,662     1,676     4,528       838     1,290
  Corporate general and
     administrative.....................      945       980       943       510       442
                                          -------   -------   -------   -------   -------
     Operating expenses.................   11,819    11,725    17,918     6,540    10,625
                                          -------   -------   -------   -------   -------
     Operating income...................   11,735     9,795    12,311     5,627    10,858
Other (income) expense (note 3).........       --        --      (741)       --        --
                                          -------   -------   -------   -------   -------
     Earnings before income taxes.......   11,735     9,795    13,052     5,627    10,858
Income tax expense (note 6).............    6,053     5,154     6,683     2,881     4,336
                                          -------   -------   -------   -------   -------
          Net earnings..................  $ 5,682   $ 4,641   $ 6,369   $ 2,746   $ 6,522
                                          =======   =======   =======   =======   =======

            See accompanying notes to combined financial statements.

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                    SIX MONTHS
                                                    YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                                   ---------------------------   -----------------
                                                    1994      1995      1996      1996      1997
                                                   -------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
Cash flows provided by operating activities:
  Net earnings...................................  $ 5,682   $ 4,641   $ 6,369   $ 2,746   $ 6,522
  Adjustments to reconcile net earnings to net
     cash provided by operating activities:
     Depreciation................................      153       168       286        84       266
     Amortization of goodwill....................    1,509     1,508     1,811       754     1,024
     Changes in certain assets and liabilities:
       Deferred income taxes.....................       32       110      (603)       --        --
       Accounts receivable, net..................     (676)      659    (4,172)     (984)     (776)
       Prepaid expenses and other current
          assets.................................       12       103      (203)      128       219
       Accounts payable and accrued expenses.....     (192)     (483)    2,502       765      (775)
                                                   -------   -------   -------   -------   -------
          Net cash provided by operating
            activities...........................    6,520     6,706     5,990     3,493     6,480
                                                   -------   -------   -------   -------   -------
Cash flows used by investing activities --capital
  expenditures...................................     (150)     (129)     (695)     (250)     (417)
                                                   -------   -------   -------   -------   -------
Net cash used by financing
  activities -- distribution to parent...........   (6,370)   (6,577)   (5,295)   (3,243)   (6,063)
                                                   -------   -------   -------   -------   -------
Increase (decrease) in cash......................       --        --        --        --        --
Cash at beginning of period......................       --        --        --        --        --
                                                   -------   -------   -------   -------   -------
Cash at end of period............................  $    --   $    --   $    --   $    --   $    --
                                                   =======   =======   =======   =======   =======
Noncash financing activities -- contribution of
  radio station net assets by parent (note 3)....  $    --   $    --   $19,772   $    --   $    --
                                                   =======   =======   =======   =======   =======

            See accompanying notes to combined financial statements.

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of Riverside Broadcasting Co., Inc. and WAXQ Inc. (collectively, the "Company"). The Company owns and operates two commercial radio stations in the New York City market -- WLTW-FM and WAXQ-FM and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc. Significant intercompany accounts and transactions have been eliminated in combination.

     On February 16, 1997, Viacom entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively, the "Viacom Radio Properties") to Evergreen Media Corporation of Los Angeles ("Evergreen"), for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HSR Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor") under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom radio properties referred to above for $480 million from Evergreen or from Viacom directly.

     The accompanying combined financial statements reflect the carve-out historical results of operations and financial position of Riverside Broadcasting Co., Inc. and WAXQ Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the periods presented.

     The financial statements do not include Viacom's corporate assets or liabilities not specifically identifiable to the Company. Corporate overhead allocations have been included in the accompanying statements of earnings in corporate general and administrative expense and station operating expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (g) Fair Value

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  (h) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers in the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. No one customer accounted for more than 10% of net revenues in 1994, 1995, or 1996.

  (i) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined financial statements as of and for the six months ended June 30, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items,

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended June 30, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

(3) ACQUISITIONS AND DISPOSITIONS

     On August 1, 1996, Viacom exchanged the assets of KBSG-AM/FM and KNDD-FM in Seattle for the assets of WAXQ-FM in New York. The transaction was accounted for as a nonmonetary exchange and was based on the recorded amounts of the nonmonetary assets relinquished. For the period from July 1, 1996 to July 31, 1996, Viacom operated WAXQ-FM under a time brokerage agreement.

     Station start-up costs, including fees paid pursuant to the time brokerage agreement, amounting to $2,431,000, were capitalized and amortized during 1996. Acquisition-related costs are reflected in the accompanying financial statements as other expense.

     A summary of net assets relinquished by Viacom in connection with the exchange is as follows:

Working capital.............................................  $    34
Property and equipment......................................    2,693
Intangible assets...........................................   21,015
Deferred taxes..............................................   (3,970)
                                                              -------
                                                              $19,772
                                                              =======

(4) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                                         ESTIMATED
                                                        USEFUL LIFE     1995      1996
                                                        -----------    ------    ------
Broadcast facilities..................................  8-20 years     $1,971    $4,783
Office equipment and other............................  5-8 years         557       754
Construction in progress..............................                     10       389
                                                                       ------    ------
                                                                        2,538     5,926
Accumulated depreciation..............................                  1,463     1,749
                                                                       ------    ------
                                                                       $1,075    $4,177
                                                                       ======    ======

(5) INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 consist of broadcast licenses which are being amortized over forty years and are presented net of accumulated amortization of $13,177 and $14,988, respectively.

(6) INCOME TAXES

     The Company's results of operations are included in the combined U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

     The tax provisions and deferred tax liabilities presented have been determined as if the Company were a stand-alone business filing separate tax returns. Current tax liabilities are recorded through the equity account with Viacom.

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

     Income tax expense (benefit) consists of:

                                                              1994     1995     1996
                                                             ------   ------   ------
Current:
  Federal..................................................  $3,889   $3,258   $4,672
  State and local..........................................   2,132    1,786    2,614
Deferred:
  Federal..................................................      21       71     (356)
  State....................................................      11       39     (247)
                                                             ------   ------   ------
                                                             $6,053   $5,154   $6,683
                                                             ======   ======   ======

     A reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate on earnings before income taxes is as follows:

                                                              1994    1995    1996
                                                              ----    ----    ----
Statutory U.S. tax rate.....................................  35.0%   35.0%   35.0%
Amortization of intangibles.................................   4.6     5.4     4.3
State and local taxes, net of federal tax benefit...........  11.9    12.1    11.8
Other, net..................................................   0.1     0.1     0.1
                                                              ----    ----    ----
  Effective tax rate........................................  51.6%   52.6%   51.2%
                                                              ====    ====    ====

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense.

(7) DEBT AND INTEREST COST

     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company. Accordingly, the Company's financial statements include no charges for interest.

(8) RELATED PARTY TRANSACTIONS

     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying combined financial statements
(see note 9).

     Viacom provides services for the Company in management, accounting and financial reporting, human resources and information systems. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying combined financial statements as corporate general and administrative expense. Management believes that the method of allocation of corporate overhead is reasonable.

     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to these plans are allocated to the Company based on payroll dollars. The Company recognized expense related to these costs in the amounts of $63, $41 and $97 for 1994, 1995 and 1996, respectively. The assets and the related benefit obligation of the plans will not be transferred to the Company upon consummation of the Proposed Transaction, therefore, such assets and obligations are not included in the notes to the Company's combined financial statements.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded by the Parent upon demand and cash receipts are transferred to the Parent daily.

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services received from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.

(9) EQUITY

     Equity represents Viacom's ownership interest in the recorded net assets of the Company. All cash transactions and intercompany transactions flow through the equity account. A summary of the activity is as follows:

                                            1994        1995        1996
                                          --------    --------    --------
Balance at beginning of period..........  $ 55,462    $ 54,774    $ 52,838
Net earnings............................     5,682       4,641       6,369
Net intercompany activity...............    (6,370)     (6,577)     14,477
                                          --------    --------    --------
Balance at end of period................  $ 54,774    $ 52,838    $ 73,684
                                          ========    ========    ========

(10) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $192, $155 and $442 during 1994, 1995 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

Year ending December 31:
1997....................................   $  709
1998....................................      722
1999....................................      759
2000....................................      795
2001....................................      818
Thereafter..............................    2,411
                                           ------
                                           $6,214
                                           ======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Evergreen Media Corporation:

     We have audited the accompanying combined balance sheets of WMZQ Inc. and Viacom Broadcasting East Inc. as of December 31, 1995 and 1996, and the related combined statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of WMZQ Inc. and Viacom Broadcasting East Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                    KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997, except for note 10,
  which is as of April 14, 1997

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                             DECEMBER 31
                                          ------------------     JUNE 30,
                                           1995       1996         1997
                                          -------    -------    -----------
                                                                (UNAUDITED)
Current assets:
  Accounts receivable, less allowance
     for doubtful accounts of $150 in
     1995, $235 in 1996 and $136 in
     1997...............................  $ 4,893    $ 5,401      $ 5,407
  Prepaid expenses and other current
     assets.............................      467        629           55
  Deferred income taxes (note 5)........       60         94           94
                                          -------    -------      -------
          Total current assets..........    5,420      6,124        5,556
Property and equipment, net (note 3)....    2,407      2,316        2,408
Intangible assets, net (note 4).........   50,204     48,695       50,399
                                          -------    -------      -------
                                          $58,031    $57,135      $58,363
                                          =======    =======      =======
                          LIABILITIES AND EQUITY
Current liabilities -- accounts payable
  and accrued expenses..................  $ 2,411    $ 2,458      $ 1,814
Deferred income taxes (note 5)..........    1,899      2,121        2,123
Equity (note 8).........................   53,721     52,556       54,426
Commitments and contingencies (note
  9)....................................
                                          -------    -------      -------
                                          $58,031    $57,135      $58,363
                                          =======    =======      =======

            See accompanying notes to combined financial statements.

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

                        COMBINED STATEMENTS OF EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                                 SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,         JUNE 30,
                                                   ---------------------------   -----------------
                                                    1994      1995      1996      1996      1997
                                                   -------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
Gross revenues...................................  $21,389   $25,656   $26,584   $13,422   $13,837
  Less agency commissions and national rep
     fees........................................    3,321     4,131     4,075     1,624     1,818
                                                   -------   -------   -------   -------   -------
          Net revenues...........................   18,068    21,525    22,509    11,798    12,019
                                                   -------   -------   -------   -------   -------
Operating expenses:
  Station operating expenses excluding
     depreciation and amortization...............   10,398    11,445    11,362     6,394     6,043
  Depreciation and amortization..................    1,798     1,814     1,884       906       989
  Corporate general and administrative...........      694       940       674       436       240
                                                   -------   -------   -------   -------   -------
     Operating expenses..........................   12,890    14,199    13,920     7,736     7,272
                                                   -------   -------   -------   -------   -------
     Earnings before income taxes................    5,178     7,326     8,589     4,062     4,747
Income tax expense (note 5)......................    2,607     3,437     3,929     1,858     1,556
                                                   -------   -------   -------   -------   -------
          Net earnings...........................  $ 2,571   $ 3,889   $ 4,660   $ 2,204   $ 3,191
                                                   =======   =======   =======   =======   =======

            See accompanying notes to combined financial statements.

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                           SIX MONTHS
                                           YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                          ---------------------------   -----------------
                                           1994      1995      1996      1996      1997
                                          -------   -------   -------   -------   -------
                                                                           (UNAUDITED)
Cash flows provided by operating
  activities:
  Net earnings..........................  $ 2,571   $ 3,889   $ 4,660   $ 2,204   $ 3,191
  Adjustments to reconcile net earnings
     to net cash provided by operating
     activities:
     Depreciation.......................      289       305       375       150       237
     Amortization of goodwill...........    1,509     1,509     1,509       756       752
     Deferred income tax expense........      323       302       188        --        --
     Changes in certain assets and
       liabilities, net of effects of
       acquisitions:
       Accounts receivable, net.........      179    (1,485)     (508)     (445)       (6)
       Prepaid expenses and other
          current assets................       14      (121)     (162)     (730)      574
       Accounts payable and accrued
          expenses......................     (559)       20        47     2,446      (644)
                                          -------   -------   -------   -------   -------
          Net cash provided by operating
            activities..................    4,326     4,419     6,109     4,381     4,104
                                          -------   -------   -------   -------   -------
Cash flows used by investing
  activities -- capital expenditures....     (194)     (491)     (284)     (142)     (232)
                                          -------   -------   -------   -------   -------
Cash flows used by financing
  activities -- distribution to
  Parent................................   (4,132)   (3,928)   (5,825)   (4,239)   (3,872)
                                          -------   -------   -------   -------   -------
Increase (decrease) in cash.............       --        --        --        --        --
Cash at beginning of period.............       --        --        --        --        --
                                          -------   -------   -------   -------   -------
Cash at end of period...................  $    --   $    --   $    --   $    --   $    --
                                          =======   =======   =======   =======   =======

            See accompanying notes to combined financial statements.

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of WMZQ Inc. and Viacom Broadcasting East Inc. (collectively, the "Company"). The Company owns and operates four commercial radio stations in the Washington, DC market, WMZQ-FM, WJZW-FM, WBZS-AM and WZHF-AM, and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc. Significant intercompany accounts and transactions have been eliminated in combination.

     On February 16, 1997, Viacom International Inc. entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively the "Viacom Radio Properties") to Evergreen Media Corporation for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HSR Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor"), under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom Radio Properties referred to above for $480 million from Evergreen or from Viacom directly.

     The accompanying combined financial statements reflect the carve-out historical results of operations and financial position of WMZQ Inc. and Viacom Broadcasting East, Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the periods presented.

     The financial statements do not include Viacom's corporate assets or liabilities not specifically identifiable to the Company. Corporate overhead allocations have been included in the accompanying statements of earnings in corporate general and administrative expense and station operating expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (g) Fair Value

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  (h) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers in the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. No one customer accounted for more than 10% of net revenues in 1994, 1995, or 1996.

  (i) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined financial statements as of and for the six months ended June 30, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items,

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended June 30, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                                            ESTIMATED
                                                           USEFUL LIFE     1995     1996
                                                         ---------------  ------   ------
Broadcast facilities...................................  8 - 20 years     $2,268   $2,366
Land...................................................                      440      440
Building...............................................  30 - 40 years       146      146
Office equipment and other.............................  5 - 8 years       1,866    1,808
Construction in progress...............................                       --        5
                                                                          ------   ------
                                                                           4,720    4,765
                                                                          ------   ------
Accumulated depreciation...............................                    2,313    2,449
                                                                          ------   ------
                                                                          $2,407   $2,316
                                                                          ======   ======

(4) INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 consist of broadcast licenses which are being amortized over forty years and are presented net of accumulated amortization of $10,714 and $12,223, respectively.

(5) INCOME TAXES

     The Company's results of operations are included in the U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

     The tax provisions and deferred tax liabilities presented have been determined as if the Company were a stand-alone business filing separate tax returns. Current tax liabilities are recorded through the equity account with Viacom.

     Income tax expense consists of:

                                                               1994     1995     1996
                                                              ------   ------   ------
Current:
  Federal...................................................  $1,704   $2,434   $2,943
  State and local...........................................     580      701      798
Deferred federal and state..................................     323      302      188
                                                              ------   ------   ------
                                                              $2,607   $3,437   $3,929
                                                              ======   ======   ======

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

     A reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate on earnings before income taxes is as follows:

                                          1994     1995     1996
                                          ----     ----     ----
Statutory U.S. tax rate.................  35.0%    35.0%    35.0%
Amortization of intangibles.............   7.4      5.2      4.5
State and local taxes, net of federal
  tax benefit...........................   7.9      6.7      6.2
Other, net..............................   0.0      0.0      0.0
                                          ----     ----     ----
  Effective tax rate....................  50.3%    46.9%    45.7%
                                          ====     ====     ====

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense. Deferred tax assets and liabilities relating to state income taxes are not material.

(6) DEBT AND INTEREST COST

     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company. Accordingly, the Company's financial statements include no charges for interest.

(7) RELATED PARTY TRANSACTIONS

     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying combined financial statements (see note 8).

     Viacom provides services for the Company in management, accounting and financial reporting, human resources, information systems, legal, taxes and other corporate services. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying financial statements as corporate general and administrative expense. Management believes that the method of allocation of corporate overhead is reasonable.

     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to these plans are allocated to the Company based on payroll dollars and are included in station operating expenses. The Company recognized expense related to these costs in the amounts of $77, $74 and $242 for 1994, 1995 and 1996, respectively. The assets and the related benefit obligation of the plans will not be transferred to the Company upon consummation of the Proposed Transaction, therefore, such assets and obligations are not included in the notes to the Company's financial statements.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded centrally upon demand and cash receipts are transferred to the Parent daily.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services received from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

(8) EQUITY

     Equity represents Viacom's ownership interest in the recorded net assets of the Company. All cash transactions and intercompany transactions flow through the equity account. A summary of the activity is as follows:

                                                           1994      1995      1996
                                                          -------   -------   -------
Balance at beginning of period.........................   $55,321   $53,760   $53,721
Net earnings...........................................     2,571     3,889     4,660
Net intercompany activity..............................    (4,132)   (3,928)   (5,825)
                                                          -------   -------   -------
Balance at end of period...............................   $53,760   $53,721   $52,556
                                                          =======   =======   =======

(9) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from 1 to 10 years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $332, $356 and $373 during 1994, 1995 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

Year ending December 31:
1997........................................................  $  506
1998........................................................     523
1999........................................................     310
2000........................................................     222
2001........................................................     200
Thereafter..................................................     814
                                                              ------
                                                              $2,575
                                                              ======

(10) SUBSEQUENT EVENT

     On April 14, 1997, Evergreen Media Corporation and Chancellor Broadcasting Company entered into an agreement with ABC Radio ("ABC"), a division of The Walt Disney Company, whereby ABC will purchase from Evergreen and Chancellor two radio stations, WDRQ-FM and WJZW-FM for a total of $105 million.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Beasley FM Acquisition Corp.:

     We have audited the accompanying balance sheet of WDAS-AM/FM (station owned and operated by Beasley FM Acquisition Corp.) as of December 31, 1996, and the related statements of earnings and station equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WDAS-AM/FM as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

St. Petersburg, Florida
March 28, 1997

                                   WDAS-AM/FM
                         (STATION OWNED AND OPERATED BY
                         BEASLEY FM ACQUISITION CORP.)

                                 BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                                                    (IN THOUSANDS)
Current assets:
  Cash......................................................    $ 2,111        $ 2,805
  Accounts receivable, less allowance for doubtful accounts
     of $166 and $138 in 1996 and 1997......................      3,693          2,938
  Trade sales receivable....................................        359             29
  Prepaid expense and other.................................        150            130
                                                                -------        -------
          Total current assets..............................      6,313          5,902
Property and equipment, net (note 2)........................      3,297          3,523
Notes receivable from related parties (note 5)..............      2,766          3,625
Intangibles, less accumulated amortization..................     17,738         17,122
                                                                -------        -------
                                                                $30,114        $30,172
                                                                =======        =======

                             LIABILITIES AND STATION EQUITY

Current liabilities:
  Current installments of long-term debt (note 3)...........    $    49        $    49
  Notes payable to related parties (note 5).................        352            494
  Accounts payable..........................................        269            191
  Accrued expenses..........................................        515            313
  Trade sales payable.......................................         39             12
                                                                -------        -------
          Total current liabilities.........................      1,224          1,059
Long-term debt, less current installments (note 3)..........        627            627
                                                                -------        -------
          Total liabilities.................................      1,851          1,686
Station equity..............................................     28,263         28,486
Commitments and related party transactions (notes 4 and
  5)........................................................
                                                                -------        -------
                                                                $30,114        $30,172
                                                                =======        =======

                See accompanying notes to financial statements.

                                   WDAS-AM/FM
                         (STATION OWNED AND OPERATED BY
                         BEASLEY FM ACQUISITION CORP.)

                   STATEMENTS OF EARNINGS AND STATION EQUITY

                                                                                THREE MONTHS
                                                               YEAR ENDED     ENDED MARCH 31,
                                                              DECEMBER 31,   ------------------
                                                                  1996        1996       1997
                                                              ------------   -------    -------
                                                                                (UNAUDITED)
                                                                       (IN THOUSANDS)
Net revenues................................................    $14,667      $ 2,623    $ 3,000
                                                                -------      -------    -------
Costs and expenses:
  Program and production....................................      2,028          445        620
  Technical.................................................        212           59         50
  Sales and advertising.....................................      3,514          660        802
  General and administrative................................      2,005          497        459
                                                                -------      -------    -------
                                                                  7,759        1,661      1,931
                                                                -------      -------    -------
          Operating income, excluding items shown separately
            below...........................................      6,908          962      1,069
Management fees (note 5)....................................       (620)        (156)      (128)
Depreciation and amortization...............................     (2,763)        (651)      (657)
Interest income (expense), net..............................        (40)         (13)         7
Other.......................................................         --           --        (78)
                                                                -------      -------    -------
          Net income........................................      3,485          142        213
Station equity, beginning of period.........................     25,367       25,367     28,273
Forgiveness of related party note receivable (note 5).......       (589)          --         --
                                                                -------      -------    -------
Station equity, end of period...............................    $28,263      $25,509    $28,486
                                                                =======      =======    =======

                See accompanying notes to financial statements.

                                   WDAS-AM/FM
          (STATION OWNED AND OPERATED BY BEASLEY FM ACQUISITION CORP.)

                            STATEMENTS OF CASH FLOWS

                                                                                 THREE MONTHS
                                                          YEAR ENDED            ENDED MARCH 31,
                                                         DECEMBER 31,   -------------------------------
                                                             1996            1996             1997
                                                         ------------   ---------------   -------------
                                                                                  (UNAUDITED)
                                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net income...........................................    $ 3,485           $ 142           $  213
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.....................      2,763             651              657
     Allowance for doubtful accounts...................          8             (56)             (28)
     Decrease (increase) in receivables................       (398)            792            1,113
     (Increase) decrease) in prepaid expense and other
       assets..........................................        (96)           (104)              20
     Decrease in payables and accrued expenses.........       (507)           (331)            (297)
                                                           -------           -----           ------
          Net cash provided by operating activities....      5,255           1,094            1,678
                                                           -------           -----           ------

Cash flows from investing activities -- capital
  expenditures for property and equipment..............       (775)           (572)            (267)
                                                           -------           -----           ------

Cash flows from financing activities:
  Proceeds from issuance of indebtedness...............        676               -                -
  Principal payments on indebtedness...................       (820)              -                -
  Payment of loan fees.................................         (6)              -                -
  Net change in borrowings to/from affiliates..........     (2,647)           (305)            (717)
                                                           -------           -----           ------
          Net cash used in financing activities........     (2,797)           (305)            (717)
                                                           -------           -----           ------
Net increase in cash...................................      1,683             217              694
Cash at beginning of period............................        428             428            2,111
                                                           -------           -----           ------
Cash at end of period..................................    $ 2,111           $ 645           $2,805
                                                           =======           =====           ======
Noncash transactions:
Forgiveness of related note receivable
  Release of WDAS-AM/FM's obligations under a note
  payable which related to obtaining an easement.
  WDAS-AM/FM is now directly responsible for the costs
  necessary to obtain this easement and has included
  these costs in accrued expenses in the accompanying
  balance sheet........................................    $   350
                                                           =======

                See accompanying notes to financial statements.

                                   WDAS-AM/FM
          (STATION OWNED AND OPERATED BY BEASLEY FM ACQUISITION CORP.)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization

     WDAS-AM/FM (the Station) is a radio station operating in Philadelphia, Pennsylvania. The assets, liabilities and operations of WDAS-AM/FM are part of Beasley FM Acquisition Corp. (BFMA). These financial statements reflect only the assets, liabilities and operations relating to radio station WDAS-AM/FM and are not representative of the financial statements of BFMA.

  (b) Revenue Recognition

     Revenue is recognized as advertising air time is broadcast and is net of advertising agency commissions.

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated lives of the assets, which range from 5 to 31 years.

  (d) Intangibles

     Intangibles consist primarily of FCC licenses, which are amortized straight-line over ten years. Other intangibles are amortized straight-line over 5 to 10 years.

  (e) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

     BFMA adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Station's financial position, results of operations, or liquidity.

  (f) Barter Transactions

     Trade sales are recorded at the fair value of the products or services received and totaled approximately $676 for the year ended December 31, 1996. Products and services received and expensed totaled approximately $449 for the year ended December 31, 1996.

  (g) Income Taxes

     BFMA has elected to be treated as an "S" Corporation under provisions of the Internal Revenue Code. Under this corporate status, the stockholders of BFMA are individually responsible for reporting their share of taxable income or loss. Accordingly, no provision for federal or state income taxes has been reflected in the accompanying financial statements.

                                   WDAS-AM/FM
          (STATION OWNED AND OPERATED BY BEASLEY FM ACQUISITION CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (h) Defined Contribution Plan

     BFMA has a defined contribution plan which conforms with Section 401(k) of the Internal Revenue Code. Under this plan, employees may contribute a minimum of 1% of their compensation (no maximum) to the Plan. The Internal Revenue Code, however, limited contributions to $9,500 in 1996. There are no employer matching contributions.

  (i) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates. To the extent management's estimates prove to be incorrect, financial results for future periods may be adversely affected.

  (j) Interim Financial Statements

     In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations, and cash flows of the Station for the three-month periods ended March 31, 1997 and 1996 and as of June 30, 1997.

(2) PROPERTY AND EQUIPMENT

     Property and equipment, at cost, is comprised of the following at December 31, 1996:

Land, buildings, and improvements...........................  $2,204
Broadcast equipment.........................................   1,200
Office equipment and other..................................     477
Transportation equipment....................................      79
                                                              ------
                                                               3,960
          Less accumulated depreciation.....................    (663)
                                                              ------
                                                              $3,297
                                                              ======

(3) LONG-TERM DEBT

     BFMA and six affiliates (the Group) refinanced their $100,000 revolving credit loan on June 24, 1996. Under terms of the new agreement, the Group was provided a revolving credit loan with an initial maximum commitment of $115,000. The credit agreement was subsequently amended and the maximum commitment was increased to $120,000. The Group's borrowings under the revolving credit loan totaled $115,784 at December 31, 1996, of which $676 was allocated to WDAS-AM/FM. The loan bears interest at either the base rate or LIBOR plus a margin which is determined by the Group's debt to cash flow ratio. The base rate is equal to the higher of the prime rate or the overnight federal funds effective rate plus 0.5%. At December 31, 1996, the revolving credit loan carried interest at an average rate of 8.61%. Interest is generally payable monthly. The Group has entered into interest rate hedge agreements as discussed in note 6.

     The amount available under the Group's revolving credit loan will be reduced quarterly beginning September 30, 1997 through its maturity on December 31, 2003. The loan agreement includes restrictive covenants and requires the Group to maintain certain financial ratios. The loans are secured by the common stock and substantially all assets of the Group.

                                   WDAS-AM/FM
          (STATION OWNED AND OPERATED BY BEASLEY FM ACQUISITION CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Annual maturities on the Group's revolving credit loan for the next five years are as follows:

                                                                 DEBT
                                                              MATURITIES
                                                              ----------
1997........................................................   $  8,434
1998........................................................     12,650
1999........................................................     13,800
2000........................................................     14,950
2001........................................................     15,525
Thereafter..................................................     50,425
                                                               --------
          Total.............................................   $115,784
                                                               ========

     S-AM/FM paid interest of approximately $79 in 1996.

(4) COMMITMENTS

     On September 19, 1996, BFMA entered into an asset purchase agreement (APA) with Evergreen Media Corporation of Los Angeles (Evergreen) for the sale of WDAS-AM/FM. Under the terms of the APA, BFMA will convey substantially all of the assets used in the operation of the station to Evergreen in exchange for a purchase price of $103,000, subject to adjustment, to be paid in cash. BFMA expects to close on this sale before July 1, 1997.

     WDAS-AM/FM leases facilities and a tower under 10-year operating leases which expire in July 2004 and January 2007, respectively. WDAS-AM/FM also leases certain other office equipment on a month-to-month basis. Lease expense was approximately $215 in 1996. Future minimum lease payments by year are summarized as follows:

1997........................................................  $  236
1998........................................................     247
1999........................................................     258
2000........................................................     270
2001........................................................     283
Thereafter..................................................   1,275
                                                              ------
                                                              $2,569
                                                              ======

     In the normal course of business, the Station is party to various legal matters. The ultimate disposition of these matters will not, in management's judgment, have a material adverse effect on the Station's financial position.

(5) RELATED PARTY TRANSACTIONS

     The Company has a management agreement with Beasley Management Company, an affiliate of the Company's principal stockholder. Management fee expense under the agreement was $620 in 1996.

     The notes receivable from/payable to related parties are non-interest bearing and are due on demand. A note receivable due from a related party of $589 was forgiven in 1996.

                                   WDAS-AM/FM
          (STATION OWNED AND OPERATED BY BEASLEY FM ACQUISITION CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(6) FINANCIAL INSTRUMENTS

     WDAS-AM/FM's significant financial instruments and the methods used to estimate their fair value are as follows:

          Revolving credit loan -- The fair value approximates carrying value due to the loan being refinanced on June 24, 1996 and the interest rate being based on current market rates.

          Notes receivable from/payable to related parties -- It is not practicable to estimate the fair value of these notes payable due to their related party nature.

          Interest rate swap, cap and collar agreements -- The Group entered into an interest rate swap agreement with a notional amount of $15,000, an interest rate cap agreement with a notional amount of $3,100, and an interest rate collar agreement with a notional amount of $15,000 to act as a hedge by reducing the potential impact of increases in interest rates on the revolving credit loan. These agreements expire on various dates in 1999. The Group is exposed to credit loss in the event of nonperformance by the other parties to the agreements. The Group, however, does not anticipate nonperformance by the counterparties. The fair value of the interest rate swap agreement is estimated using the difference between the present value of discounted cash flows using the base rate stated in the swap agreement (5.37%) and the present value of discounted cash flows using the LIBOR rate at December 31, 1996. The fair values of the interest rate cap agreement, which establishes a maximum base rate of 7.50%, and the interest rate collar agreement, which establishes a minimum base rate of 4.93% and a maximum base rate of 6%, are estimated based on the amounts the Group would expect to receive or pay to terminate the agreement. The estimated fair value of each of these agreements is negligible.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Chancellor Broadcasting Company:

     We have audited the accompanying combined balance sheets of KYSR Inc. and KIBB Inc. as of December 31, 1995 and 1996, and the related combined statements of operations and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of KYSR Inc. and KIBB Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997

                            KYSR INC. AND KIBB INC.

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                1995       1996        1997
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
Current assets:
  Accounts receivable, less allowance for doubtful accounts
     of $218 in 1995 and $246 in 1996 and $321 in 1997......  $  6,253   $  7,283    $  7,403
  Prepaid expenses and other................................       412        609          18
  Deferred income taxes (note 5)............................        89        101         101
                                                              --------   --------    --------
          Total current assets..............................     6,754      7,993       7,522
Property and equipment, net (note 3)........................     4,172      4,082       4,195
Intangible assets, net (note 4).............................   116,946    113,644     111,984
Other assets, net...........................................        22         22          22
                                                              --------   --------    --------
                                                              $127,894   $125,741    $123,723
                                                              ========   ========    ========

                                    LIABILITIES AND EQUITY

Current liabilities -- accounts payable and accrued
  expenses..................................................  $  3,883   $  3,624    $  2,082
Deferred income taxes (note 5)..............................     9,683     11,027      11,027
Equity (note 8).............................................   114,328    111,090     110,614
Commitments and contingencies (note 9)......................
                                                              --------   --------    --------
                                                              $127,894   $125,741    $123,723
                                                              ========   ========    ========

            See accompanying notes to combined financial statements.

                            KYSR INC. AND KIBB INC.

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                        SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,         JUNE 30,
                                          ---------------------------   -----------------
                                           1994      1995      1996      1996      1997
                                          -------   -------   -------   -------   -------
                                                                           (UNAUDITED)
Gross revenues..........................  $28,590   $30,571   $33,769   $15,762   $16,784
  Less agency commissions and national
     rep fees...........................    4,490     4,882     5,462     2,196     2,385
                                          -------   -------   -------   -------   -------
          Net revenues..................   24,100    25,689    28,307    13,566    14,399
                                          -------   -------   -------   -------   -------
Operating expenses:
  Station operating expenses, excluding
     depreciation and amortization......   13,407    12,901    13,378     6,834     7,119
  Depreciation and amortization.........    3,640     3,661     3,627     1,826     1,844
  Corporate general and
     administrative.....................      892     1,094       844       542       302
                                          -------   -------   -------   -------   -------
     Operating expenses.................   17,939    17,656    17,849     9,202     9,265
                                          -------   -------   -------   -------   -------
     Operating income...................    6,161     8,033    10,458     4,364     5,134
Interest expense (note 7)...............    6,374     6,374     6,374     3,187     3,178
                                          -------   -------   -------   -------   -------
  Earnings (loss) before income taxes...     (213)    1,659     4,084     1,177     1,956
Income tax expense (benefit) (note 5)...      (70)      699     1,694       494       296
                                          -------   -------   -------   -------   -------
          Net earnings (loss)...........  $  (143)  $   960   $ 2,390   $   683   $ 1,660
                                          =======   =======   =======   =======   =======

            See accompanying notes to combined financial statements.

                            KYSR INC. AND KIBB INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                               SIX MONTHS
                                                 YEARS ENDED DECEMBER 31,    ENDED JUNE 30,
                                                 ------------------------   -----------------
                                                  1994     1995     1996     1996      1997
                                                 ------   ------   ------   -------   -------
                                                                               (UNAUDITED)
Cash flows provided by operating activities:
  Net earnings (loss)..........................  $ (143)  $  960   $2,390   $   683   $ 1,660
  Adjustments to reconcile net earnings (loss)
     to net cash provided by operating
     activities:
     Depreciation..............................     338      359      325       175       193
     Amortization of intangibles...............   3,302    3,302    3,302     1,651     1,651
     Deferred tax expense......................   1,597    1,412    1,332        --        --
     Changes in certain assets and liabilities:
       Accounts receivable, net................  (1,452)    (120)  (1,030)     (330)     (120)
       Prepaid expenses and other current
          assets...............................     372     (149)    (197)   (1,468)      591
       Accounts payable and accrued expenses...    (345)     265     (259)    2,236    (1,542)
                                                 ------   ------   ------   -------   -------
          Net cash provided by operating
            activities.........................   3,669    6,029    5,863     2,947     2,433
                                                 ------   ------   ------   -------   -------
Cash used by investing activities -- capital
  expenditures.................................    (280)    (223)    (235)      (80)     (296)
                                                 ------   ------   ------   -------   -------
Cash flows used by financing
  activities -- distributions to Parent........  (3,389)  (5,806)  (5,628)   (2,867)   (2,137)
                                                 ------   ------   ------   -------   -------
Increase (decrease) in cash....................      --       --       --        --        --
Cash at beginning of period....................      --       --       --        --        --
                                                 ------   ------   ------   -------   -------
Cash at end of period..........................  $   --   $   --   $   --   $    --   $    --
                                                 ======   ======   ======   =======   =======

            See accompanying notes to combined financial statements.

                            KYSR INC. AND KIBB INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of KYSR Inc. and KIBB Inc. (collectively, the "Company"). The Company owns and operates two commercial radio stations in the Los Angeles market, KYSR-FM and KIBB-FM, and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc. Significant intercompany balances and transactions have been eliminated in combination.

     On February 16, 1997, Viacom entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively, the "Viacom Radio Properties") to Evergreen Media Corporation of Los Angeles ("Evergreen"), for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HRS Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor") under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom Radio Properties referred to above for $480 million from Evergreen or from Viacom directly.

     The accompanying combined financial statements reflect the carve-out historical results of operations and financial position of KYSR Inc. and KIBB Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the period presented.

     The combined financial statements do not include Viacom's corporate assets or liabilities not specifically identifiable to the Company. Corporate overhead allocations have been included in the accompanying combined statements of earnings in corporate general and administrative expense and station operating expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

                            KYSR INC. AND KIBB INC.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (g) Fair Value

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  (h) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers in the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. No one advertiser accounted for more than 10% of net revenues in 1994, 1995, or 1996. Certain

                            KYSR INC. AND KIBB INC.

advertisers purchase the advertising of the stations through a third party buying service. Approximately 22%, 20% and 19% of total revenue was derived through the use of this service in 1994, 1995 and 1996, respectively.

  (i) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined financial statements as of and for the six months ended June 30, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended June 30, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                                           ESTIMATED
                                                          USEFUL LIFE    1995     1996
                                                          -----------   ------   ------
Land....................................................                $2,875   $2,875
Building................................................   40 years        474      474
Broadcast facilities....................................  8-20 years     1,501    1,572
Office equipment and other..............................  5-8 years        725      902
Construction in progress................................                    36       24
                                                                        ------   ------
                                                                         5,611    5,847
Accumulated depreciation................................                 1,439    1,765
                                                                        ------   ------
                                                                        $4,172   $4,082
                                                                        ======   ======

(4) INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 consist of broadcast licenses which are being amortized over forty years and are presented net of accumulated amortization of $15,148 and $18,450, respectively.

(5) INCOME TAXES

     The Company's results of operations are included in the combined U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

     The tax provisions and deferred tax liabilities presented have been determined as if the Company were a stand-alone business filing separate tax returns. Current tax liabilities are recorded through the equity account with Viacom.

     Income tax expense (benefit) consists of:

                                                              1994     1995     1996
                                                             -------   -----   ------
Current:
  Federal..................................................  $(1,289)  $(551)  $  278
  State and local..........................................     (378)   (162)      84
Deferred federal...........................................    1,597   1,412    1,332
                                                             -------   -----   ------
                                                             $   (70)  $ 699   $1,694
                                                             =======   =====   ======

                            KYSR INC. AND KIBB INC.

     A reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate on earnings (loss) before income taxes is as follows:

                                                              1994    1995    1996
                                                              ----    ----    ----
Statutory U.S. tax rate.....................................  35.0%   35.0%   35.0%
State and local taxes, net of federal tax benefit...........   6.2     6.2     6.1
Other, net..................................................  (8.3)    0.9     0.4
                                                              ----    ----    ----
Effective tax rate..........................................  32.9%   42.1%   41.5%
                                                              ====    ====    ====

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense. Deferred tax assets and liabilities relating to state income taxes are not material.

(6) DEBT AND INTEREST COST

     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company.

(7) RELATED PARTY TRANSACTIONS

     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying combined financial statements (see note 8).

     On January 25, 1990, KYSR, Inc., formerly KXEZ, Inc., issued an intercompany demand note to Viacom in the amount of $66,400. The note bears interest at 9.6% per year payable on the last day of each calendar year. The principal and final interest payment are payable on January 25, 2000. However, immediately prior to closing of the Proposed Transaction, all debts between the Company and Viacom will be canceled. As such, the promissory note issued to Viacom is reflected as an increase to equity and included in intercompany activity in the amount of $66,400 at December 31, 1995 and 1996 (see note 8).

     Viacom provides services for the Company in management, accounting and financial reporting, human resources, information systems, legal, taxes and other corporate services. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying combined financial statements as corporate general and administrative expense. Management believes that the method of allocation of overhead is reasonable.

     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to this plan are allocated to the Company based on payroll dollars and are included in station operating expenses. The Company recognized expense related to this plan in the amounts of $70, $56 and $191 for 1994, 1995 and 1996, respectively. The assets and the related benefit obligation of the plan will not be transferred to the Company upon consummation of the Proposed Transaction, therefore, such assets and obligations are not included in the notes to the Company's combined financial statements.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded by the Parent upon demand and cash receipts are transferred to the Parent daily.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services rendered from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.

                            KYSR INC. AND KIBB INC.

(8) EQUITY

     Equity represents Viacom's ownership interest in the recorded net assets of the Company. All cash transactions and intercompany transactions flow through the equity account. A summary of the activity is as follows:

                                                         1994       1995       1996
                                                       --------   --------   --------
Balance at beginning of period.......................  $122,706   $119,174   $114,328
Net earnings (loss)..................................      (143)       960      2,390
Net intercompany activity............................    (3,389)    (5,806)    (5,628)
                                                       --------   --------   --------
Balance at end of period.............................  $119,174   $114,328   $111,090
                                                       ========   ========   ========

(9) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $377, $365 and $405 during 1994, 1995 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

YEAR ENDING
DECEMBER 31:
------------
   1997..................................................................  $  365
   1998..................................................................     366
   1999..................................................................     312
   2000..................................................................      19
   Thereafter............................................................      --
                                                                           ------
                                                                           $1,062
                                                                           ======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Chancellor Broadcasting Company:

     We have audited the accompanying balance sheets of WLIT Inc. as of December 31, 1995 and 1996, and the related statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WLIT Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997

                                   WLIT INC.

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                DECEMBER 31,
                                                              -----------------    JUNE 30,
                                                               1995      1996        1997
                                                              -------   -------   -----------
                                                                                  (UNAUDITED)
Current assets:
  Accounts receivable, less allowance for doubtful accounts
     of $79 in 1995 and $87 in 1996 and $110 in 1997........  $ 3,110   $ 3,627     $ 3,836
  Prepaid expenses and other current assets.................      592       490         200
  Deferred income taxes (note 5)............................       37        44          44
                                                              -------   -------     -------
          Total current assets..............................    3,739     4,161       4,080
Property and equipment, net (note 3)........................      461       457         545
Intangible assets, net (note 4).............................   16,958    16,415      16,143
                                                              -------   -------     -------
                                                              $21,158   $21,033     $20,768
                                                              =======   =======     =======

                                   LIABILITIES AND EQUITY

Current liabilities -- accounts payable and accrued
  expenses..................................................  $ 1,442   $ 1,195     $ 1,376
Deferred income taxes (note 5)..............................       58        53          53
Equity (note 8).............................................   19,658    19,785      19,339
Commitment and contingencies (note 9).......................
                                                              -------   -------     -------
                                                              $21,158   $21,033     $20,768
                                                              =======   =======     =======

                See accompanying notes to financial statements.

                                   WLIT INC.

                             STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                 SIX MONTHS
                                                 YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                                ---------------------------   ----------------
                                                 1994      1995      1996      1996     1997
                                                -------   -------   -------   ------   -------
                                                                                (UNAUDITED)
Gross revenues................................  $14,367   $16,720   $18,294   $8,080   $10,035
  Less agency commissions and national rep
     fees.....................................    2,523     2,848     3,071    1,144     1,410
                                                -------   -------   -------   ------   -------
          Net revenues........................   11,844    13,872    15,223    6,936     8,625
                                                -------   -------   -------   ------   -------
Operating expenses:
  Station operating expenses excluding
     depreciation and amortization............    6,555     6,977     7,508    3,839     4,221
  Depreciation and amortization...............      655       653       659      327       340
  Corporate general and administrative........      478       630       479      274       172
                                                -------   -------   -------   ------   -------
     Operating expenses.......................    7,688     8,260     8,646    4,440     4,733
                                                -------   -------   -------   ------   -------
     Earnings before income taxes.............    4,156     5,612     6,577    2,496     3,892
Income tax expense (note 5)...................    1,804     2,359     2,728    1,048     1,280
                                                -------   -------   -------   ------   -------
          Net earnings........................  $ 2,352   $ 3,253   $ 3,849   $1,448   $ 2,612
                                                =======   =======   =======   ======   =======

                See accompanying notes to financial statements.

                                   WLIT INC.

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                        SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,         JUNE 30,
                                          ---------------------------   -----------------
                                           1994      1995      1996      1996      1997
                                          -------   -------   -------   -------   -------
                                                                           (UNAUDITED)
Cash flows provided by operating
  activities:
  Net earnings..........................  $ 2,352   $ 3,253   $ 3,849   $ 1,448   $ 2,612
  Adjustments to reconcile net earnings
     to net cash provided by operating
     activities:
     Depreciation.......................      114       114       116        55        68
     Amortization of intangibles........      541       539       543       272       272
     Deferred income taxes..............      (13)        5        (8)       --        --
     Changes in certain assets and
       liabilities:
       Accounts receivable, net.........      (73)     (460)     (517)     (476)     (209)
       Prepaid expenses and other
          current assets................     (101)     (181)       98      (577)      295
       Accounts payable and accrued
          expenses......................     (384)      173      (247)    1,461    (1,542)
                                          -------   -------   -------   -------   -------
          Net cash provided by operating
            activities..................    2,436     3,443     3,834     2,183     1,496
                                          -------   -------   -------   -------   -------
Cash flows used by investing
  activities -- capital expenditures....     (180)     (110)     (112)      (45)     (156)
                                          -------   -------   -------   -------   -------
Cash flows used by financing
  activities -- distributions to
  Parent................................   (2,256)   (3,333)   (3,722)   (2,138)   (1,340)
                                          -------   -------   -------   -------   -------
Increase (decrease) in cash.............       --        --        --        --        --
Cash at beginning of period.............       --        --        --        --        --
                                          -------   -------   -------   -------   -------
Cash at end of period...................  $    --   $    --   $    --   $    --   $    --
                                          =======   =======   =======   =======   =======

                See accompanying notes to financial statements.

                                   WLIT INC.

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of WLIT Inc. (the "Company"). The Company owns and operates a commercial radio station in the Chicago market, WLIT-FM, and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc.

     On February 16, 1997, Viacom International Inc. entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively, the "Viacom Radio Properties") to Evergreen Media Corporation ("Evergreen") for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HSR Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor"), under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom Radio Properties referred to above for $480 million from Evergreen or from Viacom directly.

     The accompanying financial statements reflect the carve-out historical results of operations and financial position of WLIT Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the periods presented.

     The financial statements do not include Viacom's corporate assets or liabilities not specifically identifiable to the Company. Corporate overhead allocations have been included in the accompanying statements of earnings in corporate general and administrative expense and station operating expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

                                   WLIT INC.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (g) Fair Value

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  (h) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers in the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. No one customer accounted for more than 10% of net revenues in 1994, 1995, or 1996.

  (i) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined financial statements as of and for the six months ended June 30, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended June 30, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

                                   WLIT INC.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                                           ESTIMATED
                                                          USEFUL LIFE    1995     1996
                                                          -----------   ------   ------
Broadcast facilities....................................  8-20 years    $1,116   $1,141
Office equipment and other..............................  5-8 years        791      868
Construction in progress................................                    13       13
                                                                        ------   ------
                                                                         1,920    2,022
Accumulated depreciation................................                 1,459    1,565
                                                                        ------   ------
                                                                        $  461   $  457
                                                                        ======   ======

(4) INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 consist of broadcast licenses which are being amortized over forty years and are presented net of accumulated amortization of $5,585 and $6,128, respectively.

(5) INCOME TAXES

     The Company's results of operations are included in the U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

     The tax provisions and deferred tax liabilities presented have been determined as if the Company were a stand-alone business filing separate tax returns. Current tax liabilities are recorded through the equity account with Viacom.

     Income tax expense (benefit) consists of:

                                                              1994     1995     1996
                                                             ------   ------   ------
Current:
  Federal..................................................  $1,588   $2,058   $2,391
  State and local..........................................     229      296      345
Deferred federal...........................................     (13)       5       (8)
                                                             ------   ------   ------
                                                             $1,804   $2,359   $2,728
                                                             ======   ======   ======

     A reconciliation of the U.S. Federal Statutory tax rate to the Company's effective tax rate on earnings before income taxes is as follows:

                                                              1994   1995   1996
                                                              ----   ----   ----
Statutory U.S. tax rate.....................................  35.0%  35.0%  35.0%
Amortization of intangibles.................................   4.7    3.4    2.9
State and local taxes, net of federal tax benefit...........   3.6    3.4    3.4
Other, net..................................................   0.2    0.2    0.2
                                                              ----   ----   ----
          Effective tax rate................................  43.5%  42.0%  41.5%
                                                              ====   ====   ====

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense. Deferred tax assets and liabilities relating to state income taxes are not material.

                                   WLIT INC.

(6) DEBT AND INTEREST COST

     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company. Accordingly, the Company's financial statements include no charges for interest.

(7) RELATED PARTY TRANSACTIONS

     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying financial statements (see note 8).

     Viacom provides services for the Company in management, accounting and financial reporting, human resources, information systems, legal, tax and other corporate services. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying financial statements as corporate general and administrative expense. Management believes that the method of allocation of corporate overhead is reasonable.

     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to this plan are allocated to the Company based on payroll dollars. The Company recognized expense related to this plan in the amounts of $67, $46 and $126 for 1994, 1995 and 1996, respectively. The assets and the related benefit obligation of the plan will not be transferred to the Company upon consummation of the Proposed Transaction, therefore, such assets and obligations are not included in the notes to the Company's financial statements.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded by the Parent upon demand and cash receipts are transferred to the Parent daily.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services received from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.

(8) EQUITY

     Equity represents Viacom's ownership interest in the recorded net assets of the Company. All cash transactions and intercompany transactions flow through the equity account. A summary of the activity is as follows:

                                                           1994      1995      1996
                                                          -------   -------   -------
Balance at beginning of period..........................  $19,642   $19,738   $19,658
Net earnings............................................    2,352     3,253     3,849
Net intercompany activity...............................   (2,256)   (3,333)   (3,722)
                                                          -------   -------   -------
Balance at end of period................................  $19,738   $19,658   $19,785
                                                          =======   =======   =======

                                   WLIT INC.

(9) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from 1 to 10 years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $319, $337 and $327 during 1994, 1995 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

YEAR ENDING
DECEMBER 31:
------------
   1997..................................................................  $  266
   1998..................................................................     291
   1999..................................................................     298
   2000..................................................................     287
   2001..................................................................     296
   Thereafter............................................................     103
                                                                           ------
                                                                           $1,541
                                                                           ======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Colfax Communications, Inc. Radio Group:

     We have audited the accompanying combined balance sheets of the Colfax Communications, Inc. Radio Group (the "Company") as of December 31, 1996, 1995, and 1994, and the related combined statements of income (loss), changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In January 1997, substantially all of the assets and liabilities of the Company were sold.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Colfax Communications, Inc. Radio Group as of December 31, 1996, 1995, and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            /s/  ARTHUR ANDERSEN LLP

Washington, D.C.
March 31, 1997

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

                            COMBINED BALANCE SHEETS
                    AS OF DECEMBER 31, 1996, 1995, AND 1994

                                                           1996          1995          1994
                                                       ------------   -----------   -----------
Current assets:
  Cash...............................................  $  1,718,589   $   682,672   $   216,414
  Accounts receivable, net of allowance for doubtful
     accounts of $710,813, $441,889, and $238,801,
     respectively....................................    15,514,187     7,626,579     8,978,881
  Prepaid expenses and other current assets..........       520,358       286,774       343,441
                                                       ------------   -----------   -----------
          Total current assets.......................    17,753,134     8,596,025     9,538,736
Property and equipment at cost, net of
  depreciation.......................................    14,508,097     8,675,724     9,608,603
Intangibles and other noncurrent assets at cost, net
  of amortization....................................   147,579,599    32,383,587    37,653,803
                                                       ------------   -----------   -----------
          Total assets...............................  $179,840,830   $49,655,336   $56,801,142
                                                       ============   ===========   ===========
Liabilities:
  Accounts payable and accrued expenses..............  $  5,116,890   $ 3,224,139   $ 3,883,242
  Current maturities of long-term debt...............            --            --       900,000
                                                       ------------   -----------   -----------
          Total current liabilities..................     5,116,890     3,224,139     4,783,242
  Long-term debt.....................................    55,650,000    39,225,000     7,100,000
                                                       ------------   -----------   -----------
          Total liabilities..........................    60,766,890    42,449,139    11,883,242
                                                       ------------   -----------   -----------
Commitments (Note 8):
Partners' equity:
  Radio Acquisition Associates.......................    (1,141,558)   (2,783,226)   (3,121,671)
  Equity Group Holdings..............................   119,013,080     9,888,902    47,558,478
  Colfax Communications, Inc.........................     1,202,418       100,521       481,093
  Class B Limited Partners...........................            --            --            --
                                                       ------------   -----------   -----------
          Total partners' equity.....................   119,073,940     7,206,197    44,917,900
                                                       ------------   -----------   -----------
          Total liabilities and partners' equity.....  $179,840,830   $49,655,336   $56,801,142
                                                       ============   ===========   ===========

      The accompanying notes are an integral part of these balance sheets.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

                         COMBINED STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                           1996          1995          1994
                                                        -----------   -----------   -----------
Advertising revenues:
  Local sponsors......................................  $37,496,454   $23,425,588   $24,147,363
  National sponsors...................................   12,885,713     9,151,724     8,221,228
  Other...............................................    2,518,200     1,910,483     2,090,737
                                                        -----------   -----------   -----------
          Gross advertising revenues..................   52,900,367    34,487,795    34,459,328
  Less -- Commissions.................................   (6,785,322)   (4,345,062)   (4,283,386)
                                                        -----------   -----------   -----------
          Net advertising revenues....................   46,115,045    30,142,733    30,175,942
                                                        -----------   -----------   -----------
Operating expenses:
  Programming.........................................    7,675,793     5,461,691     9,604,067
  Sales and advertising...............................   14,507,662    11,360,597    10,885,717
  General and administrative..........................    5,793,377     4,332,286     3,651,832
  Engineering.........................................    1,260,447     1,014,375     1,084,282
  Depreciation and amortization.......................    4,617,958     6,505,492     7,599,901
                                                        -----------   -----------   -----------
          Total operating expenses....................   33,855,237    28,674,441    32,825,799
                                                        -----------   -----------   -----------
          Income (loss) from operations...............   12,259,808     1,468,292    (2,649,857)
Interest expense......................................    4,368,669       655,795       531,387
Loss on sale of fixed assets..........................           --       770,689            --
Other expense (income)................................     (184,289)           --        75,364
                                                        -----------   -----------   -----------
          Net income (loss)...........................  $ 8,075,428   $    41,808   $(3,256,608)
                                                        ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

               COMBINED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                         RADIO                       EQUITY      CLASS B
                                      ACQUISITION     COLFAX         GROUP       LIMITED
                                      ASSOCIATES    COMM., INC.     HOLDINGS     PARTNERS      TOTAL
                                      -----------   -----------   ------------   --------   ------------
Balance, December 31, 1993..........  $(2,464,398)  $  528,938    $ 52,305,936    $  --     $ 50,370,476
  Capital contributions from
     partners.......................      368,281       60,023       5,949,744       --        6,378,048
  Capital distributions to
     partners.......................   (1,678,638)     (68,618)     (6,826,760)      --       (8,574,016)
  Net income (loss).................      653,084      (39,250)     (3,870,442)      --       (3,256,608)
                                      -----------   ----------    ------------    -----     ------------
Balance, December 31, 1994..........   (3,121,671)     481,093      47,558,478       --       44,917,900
  Capital contributions from
     partners.......................           --        5,735         567,746       --          573,481
  Capital distributions to
     partners.......................   (1,031,464)    (372,709)    (36,922,819)      --      (38,326,992)
  Net income (loss).................    1,369,909      (13,598)     (1,314,503)      --           41,808
                                      -----------   ----------    ------------    -----     ------------
Balance, December 31, 1995..........   (2,783,226)     100,521       9,888,902       --        7,206,197
  Capital contributions from
     partners.......................        5,104    1,130,725     111,941,654       --      113,077,483
  Capital distributions to
     partners.......................     (981,106)     (82,845)     (8,221,217)      --       (9,285,168)
  Net income (loss).................    2,617,670       54,017       5,403,741       --        8,075,428
                                      -----------   ----------    ------------    -----     ------------
Balance, December 31, 1996..........  $(1,141,558)  $1,202,418    $119,013,080    $  --     $119,073,940
                                      ===========   ==========    ============    =====     ============

        The accompanying notes are an integral part of these statements.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                         1996            1995          1994
                                                     -------------   ------------   -----------
Cash flows from operating activities:
  Net income (loss)................................  $   8,075,428   $     41,808   $(3,256,608)
  Adjustments to reconcile net loss to net cash
     used in operating activities --
     Depreciation and amortization.................      4,617,958      6,505,492     7,599,901
     Loss on asset disposal........................             --        770,689        57,398
     Restructuring charge..........................             --        737,729            --
     Change in assets and liabilities:
       (Increase) decrease in accounts
          receivable...............................     (7,888,416)     1,352,302    (1,664,323)
       (Increase) decrease in prepaid expenses and
          other current assets.....................       (233,584)        56,667       170,619
       Increase (decrease) in accounts payable and
          accrued expenses.........................      1,892,751     (1,396,832)      708,448
                                                     -------------   ------------   -----------
          Net cash provided by operating
            activities.............................      6,464,137      8,067,855     3,615,435
                                                     -------------   ------------   -----------
Cash flows from investing activities:
  Cash paid for acquisition of intangibles and
     other noncurrent assets.......................   (126,017,951)      (363,174)      (12,944)
  Payments for additions to property and
     equipment.....................................     (5,907,584)      (823,737)     (968,929)
  Disposal of intangible assets....................      6,280,000             --            --
  Disposal of fixed assets.........................             --        113,825            --
                                                     -------------   ------------   -----------
          Net cash used in investing activities....   (125,645,535)    (1,073,086)     (981,873)
                                                     -------------   ------------   -----------
Cash flows from financing activities:
  Repayment of note payable........................     (5,800,000)    (8,000,000)     (800,000)
  Loan proceeds....................................     22,225,000     39,225,000            --
  Capital contributions from partners..............    113,077,483        573,481     6,378,048
  Capital distributions to partners................     (9,285,168)   (38,326,992)   (8,190,101)
                                                     -------------   ------------   -----------
          Net cash provided by (used in) financing
            activities.............................    120,217,315     (6,528,511)   (2,612,053)
                                                     -------------   ------------   -----------
Net increase (decrease) in cash....................      1,035,917        466,258        21,509
Cash, beginning of period..........................        682,672        216,414       194,905
                                                     -------------   ------------   -----------
Cash, end of period................................  $   1,718,589   $    682,672   $   216,414
                                                     =============   ============   ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest...........  $   4,391,300   $    615,900   $   514,213
                                                     =============   ============   ===========

        The accompanying notes are an integral part of these statements.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                    AS OF DECEMBER 31, 1996, 1995, AND 1994

1. BASIS OF PRESENTATION:

     The accompanying combined financial statements include the radio station holdings of Colfax Communications, Inc. ("Colfax"), a Maryland Corporation. Three of the stations serve the Washington, D.C., market: WGMS-FM (classical format), WBIG-FM (oldies format), and WTEM(AM) (all-sports format). Two stations, WBOB-FM (country format) and KQQL(FM) (oldies format), serve the Minneapolis-St. Paul market. Five of the stations serve the Phoenix market:
KOOL-FM (oldies format), KOY(AM) (nostalgia format), KZON-FM (alternative format), KISO(AM) (urban adult contemporary format), and KYOT-FM (new adult contemporary format). Two stations serve the Milwaukee market: WMIL-FM (country format) and WOKY(AM) (adult standard format). Three stations serve the Boise market: KIDO(AM) (news/talk format), KLTB(FM) (oldies format), and KARO(FM) (class rock format). All stations are owned by entities under the common control of Colfax and its affiliates.

2. DESCRIPTION OF COLFAX COMMUNICATIONS, INC., RADIO GROUP:

  Classical Acquisition Limited Partnership

     Classical Acquisition Limited Partnership ("CALP") is a Maryland limited partnership formed to acquire and operate radio stations WGMS(AM) (currently WTEM(AM)) and WGMS-FM. Radio Acquisition Associates Limited Partnership, a Maryland limited partnership, had a 98.04 percent general partner interest and Equity Group Holdings, a District of Columbia general partnership, had a 1.96 percent limited partner interest in CALP prior to the admission of the Class B Limited Partners as discussed below. Radio Acquisition Associates Limited Partnership has Colfax as a 1 percent general partner and Equity Group Holdings as a 99 percent limited partner.

     Certain Class B Limited Partners were admitted to the partnership on January 1, 1993 and on January 1, 1995. The Class B Limited Partners have a
13.25 percent interest in CALP and Equity Group Holdings' limited partnership interest in CALP was reduced to 1.813 percent effective January 1, 1993. Radio Acquisition Associates' Limited Partnership general partnership interest was reduced to 90.687 percent and 84.937 percent effective January 1, 1993 and January 1, 1995, respectively.

  Radio 570 Limited Partnership

     Radio 570 Limited Partnership ("Radio 570") is a Maryland limited partnership formed on December 10, 1991, to operate radio station WTEM-AM (formerly WGMS-AM). Radio 570 was formed by Colfax as the 1 percent general partner and Equity Group Holdings as the 99 percent limited partner. WTEM began broadcasting on May 24, 1992.

     Effective January 1, 1993, certain Class B Limited Partners were admitted to the partnership. On September 15, 1995, a Class B Limited Partner was redeemed of his partnership interest. As of December 31, 1996 and 1995, the Class B Limited Partners had a 9.25 percent interest and Equity Group Holdings had an 89.75 percent Class A Limited Partnership interest.

  Radio 100 Limited Partnership

     Radio 100 Limited Partnership ("Radio 100") was formed on August 11, 1992, to acquire and operate radio stations. Radio 100 was formed by Colfax as the 1 percent general partner and Equity Group Holdings as the 99 percent limited partner.

     In 1993, Radio 100 completed its acquisition of two radio stations in Minnesota for $25,500,000. WBOB-FM (formerly WCTS-FM) and KQQL(FM) began on-air operations under Radio 100 ownership on May 7, 1993, and February 18, 1993, respectively.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

     Effective January 1, 1993, certain Class B Limited Partners were admitted to the partnership. The Class B Limited Partners have a 10.25 percent interest and the Equity Group Holdings Class A Limited Partnership interest was reduced to 88.75 percent.

  Radio 100 of Maryland Limited Partnership

     Radio 100 of Maryland Limited Partnership ("Radio 100 of Maryland") was formed on December 2, 1992 to acquire and operate radio stations. Radio 100 of Maryland was formed by Colfax as the 1 percent general partner and Equity Group Holdings as the 99 percent limited partner.

     On June 3, 1993, Radio 100 of Maryland acquired WBIG-FM (formerly WJZE-FM) in Washington, D.C. for $19,500,000.

     Effective January 1, 1993, certain Class B Limited Partners were admitted to the partnership. On September 15, 1995, a Class B Limited Partner was redeemed of his partnership interest. On October 1, 1995, a Class B Limited Partner was admitted to the partnership. As of December 31, 1996 and 1995, the Class B Limited Partners had an 11.25 percent interest and Equity Group Holdings had an 87.75 percent Class A Limited Partnership interest.

  Radio 94 of Phoenix Limited Partnership

     Radio 94 of Phoenix Limited Partnership ("Radio 94") was formed on January 3, 1996, to acquire and operate radio stations. Radio 94 was formed by Colfax as the 1 percent general partner and Equity Group Holdings as the 99 percent limited partner. On April 1, 1996, Radio 94 acquired KOOL(AM) and KOOL-FM in Phoenix, Arizona for $35,000,000. Effective April 5, 1996, certain Class B Limited Partners were admitted to the partnership. The Class B Limited Partners have an 8.25 percent interest and the Equity Group Holdings Class A Limited Partnership interest was reduced to 90.75 percent. On October 4, 1996, Radio 94 sold KOOL(AM) to Salem Media of Arizona, Inc.

  Radio 95 of Phoenix Limited Partnership

     Radio 95 of Phoenix Limited Partnership ("Radio 95") was formed on May 3, 1996, to acquire and operate radio stations. Radio 95 was formed by Colfax as the 1 percent general partner and Equity Group Holdings as the 99 percent limited partner. On September 12, 1996, Radio 95 acquired KYOT-FM, KZON-FM, KOY(AM), and KISO(AM), each in Phoenix, Arizona; KIDO(AM) and KLTB(FM), each in Boise, Idaho; KARO(FM) in Caldwell, Idaho; WMIL-FM in Waukesha, Wisconsin; and WOKY(AM) in Milwaukee, Wisconsin, for $95,000,000.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

  Sale of Stations

     On August 24, 1996, Chancellor Radio Broadcasting Company ("Chancellor"), a Delaware Corporation, agreed to purchase substantially all of the assets of CALP, Radio 570, Radio 100, Radio 100 of Maryland, Radio 94 (with the exception of KOOL(AM)), and Radio 95 (with the exception of KIDO(AM), KLTB(FM), and KARO(FM)) for total consideration of $365,000,000 plus the net working capital of the stations. The transaction closed on January 23, 1997. The agreement stipulates that the purchase price for the assets be allocated among the limited partnerships as follows:

CALP........................................................  $ 50,000,000
Radio 570...................................................    21,000,000
Radio 100...................................................    85,000,000
Radio 100 of Maryland.......................................    90,000,000
Radio 94....................................................    30,000,000
Radio 95....................................................    89,000,000
                                                              ------------
                                                              $365,000,000
                                                              ============

     On October 28, 1996, Jacor Broadcasting of Idaho, Inc., an Ohio corporation, entered into an agreement to purchase substantially all of the assets of radio stations KIDO(AM), KLTB(FM), and KARO(FM) for $11,000,000. The transaction closed on January 31, 1997.

  Partnership Allocations

     The partnerships distribute cash from operations and allocate net profits or losses to the partners, in general, in accordance with their stated interests except that no partner shall receive any distribution from a partnership until such time as the net invested capital of the general partner and Class A Limited Partner have been distributed, along with a cumulative priority return on the average net invested capital at an annual rate equal to the prime rate plus one quarter of one percent compounded monthly.

     In accordance with the Company's debt agreement (described below) distributions to partners may be permitted on a quarterly basis if certain requirements are met.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Accounting

     The accompanying financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  Barter Transactions

     The partnerships enter into barter transactions in which they provide on-air advertising in exchange for goods and services. Revenues and expenses from barter transactions are presented in the accompanying statement of revenues and expenses based on the estimated fair market value of the goods or services received. Barter revenue approximated $1,925,000, $1,590,000, and $1,870,000 for the years ended December 31, 1996, 1995, and 1994, respectively; while barter expense approximated $1,763,000, $1,486,000, and $1,520,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

  Income Taxes

     Provision for Federal and state income taxes has not been made in the accompanying financial statements since the partnerships do not pay Federal and state income taxes but rather allocate profits and losses to the partners for inclusion in their respective income tax returns.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

  Buildings and Leasehold Improvements

     Buildings and leasehold improvements are recorded at cost or appraised value at acquisition. Depreciation is recorded using the straight-line method over 31.5 or 40 years as prescribed by the Internal Revenue Code.

  Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are recorded at cost or appraised value at acquisition. Depreciation is recorded using the straight-line method over the estimated useful life of the assets, which is typically 5 to 7 years.

  Intangible Assets

     Intangible assets are recorded at cost or appraised value at acquisition. Amortization is recorded over their useful lives. The estimated useful lives of intangible assets as of December 31, 1996, are as follows:

                                                              USEFUL LIFE
                                                              -----------
FCC Licenses................................................  7-25 years
Covenants Not to Compete....................................    3 years
Employment Agreements.......................................    2 years
Organizational Costs........................................    5 years
Start-up Costs..............................................    5 years

  Land

     Certain partners have contributed to Radio 570 a parcel of land in Germantown, Maryland which is being used as the site for a new array of broadcasting towers. The land has been recorded at its original purchase price plus costs related to preparing the land for its intended use.

     Radio 100 of Maryland acquired a parcel of land and property in Washington, D.C., in connection with the acquisition of WJZE-FM. This parcel of land was recorded at its appraised value at acquisition. This land was sold in February 1995.

     Radio 100 acquired a parcel of land in Nowthen, Minnesota, through the purchase of KQQL-FM. This parcel of land was recorded at its appraised value at acquisition.

     Radio 95 acquired various parcels of land located in Phoenix, Milwaukee, and Boise in connection with its purchase of nine stations during 1996. These parcels of land were recorded at their estimated market value at acquisition.

  Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     In 1995 the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

     The carrying amount reported in the balance sheets for cash, accounts receivable, accounts payable and accrued liabilities, approximate their fair value due to the immediate or short-term maturity of such instruments. The carrying amount reported for long-term debt approximates fair value due to the debt being priced at floating rates (see Note 7 for additional information).

4. PROPERTY AND EQUIPMENT:

     The components of property and equipment at December 31, 1996 and 1995, are summarized below:

                                             1996           1995           1994
                                          -----------    -----------    -----------
Land....................................  $ 3,719,572    $ 1,901,663    $ 2,233,341
Buildings...............................    1,372,161         26,453        604,927
Construction in progress................       27,660         27,232        201,404
Furniture, fixtures and equipment.......   11,323,175      8,520,853      7,690,841
Leasehold improvements..................      835,407        816,031        522,806
                                          -----------    -----------    -----------
                                           17,277,975     11,292,232     11,253,319
Less -- Accumulated depreciation........   (2,769,878)    (2,616,508)    (1,644,716)
                                          -----------    -----------    -----------
                                          $14,508,097    $ 8,675,724    $ 9,608,603
                                          ===========    ===========    ===========

5. FCC LICENSES AND OTHER NONCURRENT ASSETS:

     The components of FCC licenses and other noncurrent assets at December 31, 1996 and 1995, are summarized below:

                                                       AS OF DECEMBER 31,
                                          --------------------------------------------
                                              1996            1995            1994
                                          ------------    ------------    ------------
FCC licenses............................  $163,988,330    $ 39,505,773    $ 39,505,773
Covenants not to compete................     1,931,834       8,493,147       8,493,147
Start-up and organization costs.........     2,489,973       2,132,587       2,153,036
Other...................................     1,376,763         958,245       1,891,395
                                          ------------    ------------    ------------
                                           169,786,900      51,089,752      52,043,351
Less -- Accumulated amortization........   (22,207,301)    (18,706,165)    (14,389,548)
                                          ------------    ------------    ------------
                                          $147,579,599    $ 32,383,587    $ 37,653,803
                                          ============    ============    ============

6. RELATED-PARTY TRANSACTIONS:

     Each partnership is involved in certain transactions with other partnerships in the radio group related to sharing of services and purchasing. These transactions are settled on a current basis through adjustments to partners' equity accounts.

     On January 18, 1995, CALP and Radio 100 of Maryland each entered into a 10 year agreement to lease tower space from Colfax Towers, Inc. The annual rental payment for CALP equaled $31,200 and $30,000 for the years ended December 31, 1996 and 1995, respectively. The annual rental payment for Radio 100 of Maryland equaled $37,200 and $36,000 for the years ended December 31, 1996 and 1995, respectively. Colfax Towers, Inc., is owned by the shareholders of Colfax Communications, Inc.

     Employees of Colfax perform activities on behalf of and oversee the operations of the radio stations included in the radio group. Colfax does not charge any fees to the radio stations for the performance of such services. Corporate expenses of $1,240,253, $1,354,296, and $1,144,082 related to those services are not included in the financial statements of the radio group for the years ending December 31, 1996, 1995, and

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

1994, respectively. These corporate expenses were funded directly by the owners of Colfax Communications, Inc.

7. LONG-TERM DEBT:

     On December 27, 1995, CALP, Radio 570, Radio 100, and Radio 100 of Maryland entered into a $40 million revolving loan agreement. On April 2, 1996, under an amendment to the loan agreement, CALP, Radio 570, Radio 100, Radio 100 of Maryland, and Radio 94 (collectively, the "Borrowers") increased the amount available under the revolving loan agreement to $60 million. At December 31, 1996, $55,650,000 was outstanding under this agreement. The proceeds were allocated to each borrower on the basis of each station's capital account as follows:

CALP........................................................  $ 5,702,360
Radio 570...................................................    4,156,587
Radio 100...................................................   16,423,860
Radio 100 of Maryland.......................................    9,214,544
Radio 94....................................................   20,152,649
                                                              -----------
                                                              $55,650,000
                                                              ===========

     The initial proceeds were used to repay the indebtedness of CALP to make certain permitted distributions to partners of the Borrowers, and for working capital purposes in the operations of the Borrowers. Borrowings under this agreement bear interest at floating rates equal to prime and/or LIBOR (as defined in the loan agreement) plus an applicable margin determined by a leverage ratio. The expiration date of the loan agreement is December 31, 2002. Under the loan agreement, the Borrowers are required to maintain a specific leverage ratio and certain ratios pertaining to cash flow coverage.

     In connection with the sale of the stations (discussed in Note 2), the debt was repaid in full in January 1997.

8. COMMITMENTS:

     The Radio Group has entered into various contracts for exclusive radio broadcasting rights and other programming. In addition, the partnerships lease office space and have entered into various service contracts, including certain personal service contracts. These broadcasting rights, leases and service contracts expire over periods ranging from 1997 to 2012. The minimum future commitments under these agreements, leases and service contracts are as follows:

1997........................................................  $ 3,766,028
1998........................................................    2,826,433
1999........................................................    1,178,594
2000........................................................    1,140,345
2001........................................................      646,234
Thereafter..................................................    2,077,616
                                                              -----------
                                                              $11,635,250
                                                              ===========

9. RESTRUCTURING CHARGES:

     During 1995, the Radio Group recorded restructuring costs of $737,729 at certain radio stations. These costs included severance and salary payments to terminated employees of $357,563, costs related to hiring a new general manager at one of the radio stations of $135,519 and costs related to a loss on space vacated by one of the radio stations of $244,647.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Whiteco Industries, Inc.
Merrillville, Indiana

     We have audited the accompanying balance sheets of the Outdoor Advertising Division of Whiteco Industries, Inc. as of December 31, 1996 and 1997, and the related statements of income and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Outdoor Advertising Division of Whiteco Industries, Inc. as of December 31, 1996 and 1997, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            BDO Seidman, LLP

Chicago, Illinois
September 17, 1998

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                                 BALANCE SHEETS

                                     ASSETS


                                                            DECEMBER 31,
                                                     ---------------------------   SEPTEMBER 30,
                                                         1996           1997           1998
                                                     ------------   ------------   -------------
                                                                                    (UNAUDITED)
Current assets
  Cash.............................................  $    155,781   $    249,733   $  7,109,413
  Accounts receivable (net of $631,000, $1,111,000
     and $1,941,000 allowance for uncollectible
     accounts for December 31, 1996, 1997 and
     September 30, 1998, respectively).............     9,112,798     10,718,470     13,113,464
  Prepaid expenses and other
     receivables...................................     2,520,913      2,684,801      2,655,593
  Prepaid sign costs...............................     4,880,789      5,064,178      4,951,369
                                                     ------------   ------------   ------------
          Total current assets.....................    16,670,281     18,717,182     27,829,839
                                                     ------------   ------------   ------------
Property and equipment
  Land, buildings and improvements.................     5,389,827      6,279,957      6,980,180
  Advertising signs................................   134,120,274    150,697,192    160,138,490
  Equipment........................................     4,226,984      4,925,336      6,210,613
                                                     ------------   ------------   ------------
          Total cost...............................   143,737,085    161,902,485    173,329,283
  Accumulated depreciation.........................    84,300,457     91,601,392     98,914,094
                                                     ------------   ------------   ------------
Net property and equipment.........................    59,436,628     70,301,093     74,415,189
                                                     ------------   ------------   ------------
Other sign costs...................................       707,273      1,424,848      2,164,372
                                                     ------------   ------------   ------------
                                                     $ 76,814,182   $ 90,443,123   $104,409,400
                                                     ============   ============   ============

LIABILITIES AND DIVISIONAL EQUITY
Current liabilities
  Accounts payable.................................  $    505,561   $    900,145   $    462,790
  Customers' advance payments and deposits.........       127,925         70,174         17,777
  Accrued expenses.................................     1,577,194      2,210,355      3,965,815
                                                     ------------   ------------   ------------
          Total current liabilities................     2,210,680      3,180,674      4,446,382
                                                     ------------   ------------   ------------
Commitments
Divisional equity..................................    74,603,502     87,262,449     99,963,018
                                                     ------------   ------------   ------------
                                                     $ 76,814,182   $ 90,443,123   $104,409,400
                                                     ============   ============   ============


                See accompanying notes to financial statements.

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                              STATEMENTS OF INCOME


                                                                                            NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                           ------------------------------------------   --------------------------
                                               1995           1996           1997          1997           1998
                                           ------------   ------------   ------------   -----------   ------------
                                                                                               (UNAUDITED)
Revenues.................................  $108,447,476   $117,268,324   $126,800,754   $93,827,208   $103,693,938
Less: Agency discounts...................     6,616,011      8,400,821      8,702,563     6,372,877      7,190,622
                                           ------------   ------------   ------------   -----------   ------------
  Net revenues...........................   101,831,465    108,867,503    118,098,191    87,454,331     96,503,316
Cost of revenues.........................    40,659,116     42,021,229     45,615,461    34,260,557     34,981,851
Selling and administrative
  expenses...............................    14,878,784     16,288,955     18,369,034    13,127,709     14,642,469
Corporate overhead expenses..............     5,176,832      5,644,490      6,073,671     4,786,406      5,193,299
Depreciation and amortization............     8,675,204     10,501,844     11,525,410     8,232,183      8,760,265
Profit participation fee.................     2,101,620      2,248,329      2,321,884     1,701,068      1,756,342
                                           ------------   ------------   ------------   -----------   ------------
Income from operations before other
  income and interest expense............    30,339,909     32,162,656     34,192,731    25,346,408     31,169,090
Other income, less other
  expenses...............................    (1,060,355)    (1,131,033)    (1,833,411)    1,523,219        852,526
Interest expense.........................        38,556         17,927          3,794          (622)       (98,231)
                                           ------------   ------------   ------------   -----------   ------------
Net income...............................  $ 31,361,708   $ 33,275,762   $ 36,022,348   $26,869,005   $ 31,923,385
                                           ============   ============   ============   ===========   ============


                See accompanying notes to financial statements.

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                                 NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                               ------------------------------------------   ---------------------------
                                                   1995           1996           1997           1997           1998
                                               ------------   ------------   ------------   ------------   ------------
                                                                                                    (UNAUDITED)
Cash flows from operating activities
Net income...................................  $ 31,361,708   $ 33,275,762   $ 36,022,348   $ 26,869,005   $ 31,923,385
  Adjustments to reconcile net income to net
    cash provided by operating activities
    Provision for depreciation and
      amortization...........................     8,675,204     10,501,844     11,525,410      8,232,183      8,760,266
    Gain on disposals of assets..............      (795,498)      (812,482)    (1,488,665)    (1,369,119)      (792,637)
    Increase in accounts receivable..........      (694,344)    (1,853,160)    (1,605,672)    (1,332,818)    (2,394,994)
    Decrease (increase) in prepaid expenses
      and other receivables..................      (220,881)    (1,202,910)      (163,888)      (373,047)        29,208
    Increase in prepaid sign costs and other
      sign costs.............................    (1,044,722)      (815,916)    (1,840,672)      (963,958)    (1,063,971)
    (Decrease) increase in accounts payable
      and accrued expenses...................       (66,319)       869,627      1,027,745        570,828      1,318,105
    Increase (decrease) in customers' advance
      payments and deposits..................       185,750        (57,825)       (57,751)       (41,035)       (52,397)
                                               ------------   ------------   ------------   ------------   ------------
        Total adjustments....................     6,039,190      6,629,178      7,396,507      4,723,034      5,803,580
                                               ------------   ------------   ------------   ------------   ------------
Net cash provided by operating activities....    37,400,898     39,904,940     43,418,855     31,592,039     37,726,965
                                               ------------   ------------   ------------   ------------   ------------
Cash flows from investing activities
  Proceeds from sales of assets..............     1,352,297      1,115,793      2,474,779      1,679,067      1,170,065
  Expenditures for advertising signs.........   (26,033,225)   (14,713,166)   (19,541,162)   (16,815,288)    (9,563,563)
  Expenditures for property and equipment....    (1,986,847)    (2,180,644)    (2,895,119)    (2,111,561)    (3,250,971)
                                               ------------   ------------   ------------   ------------   ------------
Net cash used in investing activities........   (26,667,775)   (15,778,017)   (19,961,502)   (17,247,782)   (11,644,469)
                                               ------------   ------------   ------------   ------------   ------------
Cash flows from financing activities
  Interdivisional transactions...............   (11,489,912)   (24,124,287)   (23,363,401)    (7,445,015)   (19,222,816)
                                               ------------   ------------   ------------   ------------   ------------
Net cash used in financing activities........   (11,489,912)   (24,124,287)   (23,363,401)    (7,445,015)   (19,222,816)
                                               ------------   ------------   ------------   ------------   ------------
Net (decrease) increase in cash..............      (756,789)         2,636         93,952      6,899,242      6,859,680
Cash, at beginning of year...................       909,934        153,145        155,781        155,781        249,733
                                               ------------   ------------   ------------   ------------   ------------
Cash, at end of year.........................  $    153,145   $    155,781   $    249,733   $  7,055,023   $  7,109,413
                                               ============   ============   ============   ============   ============


                See accompanying notes to financial statements.

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED


                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Whiteco Industries, Inc. ("Whiteco") has entered into an agreement to sell substantially all of the assets and certain liabilities of its Outdoor Advertising Division (the "Division"). The Division owns and operates outdoor advertising signs throughout the United States.

     During the periods covered by the financial statements, the Division was conducted as an integral part of Whiteco's overall operations and separate financial statements were not prepared. These financial statements have been prepared from Whiteco's historical accounting records. Corporate overhead expenses are actual expenses incurred by the Division. The Division operated independently from Whiteco Industries, Inc. However, the expenses incurred by the Division for corporate overhead may not necessarily be indicative of expenses that would have been incurred had the Division been operated as a separate entity.

  Interim Financial Statements


     The financial information as of September 30, 1998 and with respect to the nine months ended September 30, 1997 and 1998 is unaudited. In the opinion of management, the financial statements contain all adjustments consisting of normal recurring accruals, necessary for the fair presentation of the results for such periods. The information is not necessarily indicative of the results of operations to be expected for the fiscal year end.


  Contracts and Revenue Recognition

     Outdoor advertising signs are contracted to customers under individual advertising contracts that primarily run from one month to five years. Revenue is recognized ratably over the life of the contract. Costs associated with the outdoor advertising operations, including contract costs and land rental, are expensed over the related contract term.

  Prepaid Sign Costs and Other Sign Costs


     Prepaid sign costs and other sign costs are primarily land rental payments relating to future periods. Amortization on these assets was $1,020,942, $1,075,827 and $939,708 for the years ended December 31, 1995, 1996 and 1997, and $223,975 and $437,256 for the nine months ended September 30, 1997 and 1998, respectively.


  Property and Equipment

    LAND, BUILDINGS AND IMPROVEMENTS AND EQUIPMENT


     Land, buildings and improvements and equipment are carried at cost, including interest charges capitalized during construction. Depreciation on these assets is computed over various lives under the straight-line method and amounted to $767,872, $911,890 and $1,092,869 for the years ended December 31, 1995, 1996 and 1997 and $957,510 and $1,113,288 for the nine months ended
September 30, 1997 and 1998, respectively.


     ADVERTISING SIGNS

     Advertising sign structures are depreciated by the straight-line method over lives principally from eight to twelve years. Depreciation of advertising signs was $6,886,390, $8,514,127 and $9,492,833 for the years ended

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


December 31, 1995, 1996 and 1997, and $7,050,698 and $7,209,722 for the nine months ended September 30, 1997 and 1998, respectively.


  Income Taxes

     The Division is part of Whiteco Industries, Inc. which is an "S" corporation and, as such, federal and most state income taxes are the responsibility of the stockholder and therefore not reflected on the Division's financial statements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. LEASES

     The Division leases office facilities and property under various operating leases. The Division's primary office premises are leased from a partnership in which Whiteco Industries, Inc. is the general partner. Annual minimum rental payments under leases that have an initial or remaining term in excess of one year at December 31, 1997 are as follows:

                                                      RELATED
                        YEAR                           PARTY      OTHER       TOTAL
                        ----                          --------   --------   ----------
1998................................................  $224,000   $270,000   $  494,000
1999................................................   224,000    131,000      355,000
2000................................................   224,000    130,000      354,000
2001................................................   224,000    131,000      355,000
2002................................................   224,000    131,000      355,000
Thereafter..........................................    56,000    962,000    1,018,000


     Total lease expense was approximately $675,000, $646,000 and $665,000 for the years ended December 31, 1995, 1996 and 1997, and $326,000 and $333,000 for the nine months ended September 30, 1997 and 1998, respectively. Related party lease expense was $254,000, $230,000 and $117,000 for the years ended December 31, 1995, 1996 and 1997, and $172,000 and $176,000 for the nine months ended
September 30, 1997 and 1998, respectively.


3. RETIREMENT SAVINGS PLAN


     The Division is a part of Whiteco Industries, Inc. ("Whiteco") who maintains a qualified plan under Section 401(k) of the Internal Revenue Code. This plan is available for all employees who have completed one year or more of continuous service. The plan permits employees to contribute up to 15% of their annual compensation. The plan allows for discretionary Whiteco contributions. Currently, Whiteco matches 20% of the employees' contributions, to a maximum of 6% of earnings, and also makes a 1% quarterly matching contribution. Contributions were $154,160, $171,270 and $177,100 for the years ended December 31, 1995, 1996 and 1997, and $135,000 and $186,432 for the nine months ended
September 30, 1997 and 1998, respectively.

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. MANAGEMENT AGREEMENT

     In October 1984, the Division entered into an agreement with Metro Management Associates (the "Partnership"), a partnership in which several partners are employees of Whiteco, for the management and operation of approximately 540 outdoor advertising signs located in Indiana, Texas, Rhode Island, Missouri, Ohio, Florida, Illinois, Kentucky, Pennsylvania and Virginia. All revenue and operating expenses related to the management and operation of the Partnership's outdoor advertising signs are included in the Division's results of operations. The Division is required to pay a profit participation fee to the Partnership which approximates the operating profit of the managed assets and is based upon a fixed monthly fee and a variable fee based upon revenue. On August 31, 1998, the Partnership entered into an agreement to sell substantially all of the assets and certain specified liabilities of the Partnership to Chancellor Media Corporation. The management agreement between the Division and the Partnership will be terminated upon consummation of the acquisition by Chancellor Media Corporation.

5. SUBSEQUENT EVENT

     On August 31, 1998, Whiteco Industries, Inc. entered into an agreement to sell substantially all of the assets and certain specified liabilities of the Division to Chancellor Media Corporation.

             ------------------------------------------------------
             ------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS WE INCORPORATE HEREIN BY REFERENCE. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED OR INCORPORATED IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. THE DELIVERY OF THIS PROSPECTUS OFFERED HEREBY DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS WE INCORPORATE HEREIN BY REFERENCE IS CORRECT AFTER THIS DATE.

                         ------------------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Where You Can Find More Information........    i
Prospectus Summary.........................    1
Risk Factors...............................   13
Use of Proceeds............................   23
Capitalization.............................   23
Selected Consolidated Historical Financial
  Data.....................................   25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   27
Business...................................   35
Management and Board of Directors..........   69
Security Ownership of Certain Beneficial
  Owners and Management....................   86
Certain Relationships and Related
  Transactions.............................   89
The Exchange Offer.........................   91
Description of New Notes...................  100
Book-Entry; Delivery and Form..............  128
Description of Certain Indebtedness........  130
Description of Capital Stock...............  143
Certain Federal Income Tax
  Considerations...........................  151
Plan of Distribution.......................  151
Legal Matters..............................  152
Experts....................................  152
Pro Forma Financial Information............  P-1
Index to Financial Statements..............  F-1


                         ------------------------------


     UNTIL MARCH 10, 1999, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------
                             OFFER TO EXCHANGE ALL
                                  OUTSTANDING
                             9% SENIOR SUBORDINATED
                                 NOTES DUE 2008
                                      FOR
                             9% SENIOR SUBORDINATED
                                 NOTES DUE 2008
                        CHANCELLOR MEDIA CORPORATION OF
                                  LOS ANGELES
                           -------------------------

                                   PROSPECTUS
                           -------------------------

                               DECEMBER 10, 1998

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware ("DGCL") empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

CMCLA's Certificate of Incorporation, as amended, provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to CMCLA or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

CMCLA's Bylaws provide that CMCLA shall indemnify every person who is or was a party or is or was threatened to be made a party to any action suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation or, while a director or officer or employee of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

A. Exhibits

        EXHIBIT
          NO.                                DESCRIPTION OF EXHIBIT
        -------                              ----------------------
       2.11(h)            -- Agreement and Plan of Merger by and among Pyramid
                             Communications, Inc., Evergreen Media Corporation and
                             Evergreen Media/Pyramid Corporation dated as of July 14,
                             1995 (see table of contents for list of omitted exhibits
                             and schedules).
       2.11A(i)           -- Amendment to Plan and Agreement of Merger by and among
                             Pyramid Communications, Inc., Evergreen Media Corporation
                             and Evergreen Media/Pyramid Corporation dated September
                             7, 1995.
       2.11B(i)           -- Amendment to Plan and Agreement of Merger by and among
                             Pyramid Communications, Inc., Evergreen Media Corporation
                             and Evergreen Media/Pyramid Corporation dated January 11,
                             1996.
       2.12(j)            -- Purchase Agreement between Fairbanks Communications, Inc.
                             and Evergreen Media Corporation dated October 12, 1995
                             (see table of contents for list of omitted exhibits and
                             schedules).
       2.13(n)            -- Option Agreement dated as of January 9, 1996 between
                             Chancellor Broadcasting Company and Evergreen Media
                             Corporation (including Form of Advertising Brokerage
                             Agreement and Form of Asset Purchase Agreement).
       2.14(o)            -- Asset Purchase Agreement dated April 4, 1996 between
                             American Radio Systems Corporation and Evergreen Media
                             Corporation of Buffalo (see table of contents for list of
                             omitted exhibits and schedules).
       2.15(o)            -- Asset Purchase Agreement dated April 11, 1996 between
                             Mercury Radio Communications, L.P. and Evergreen Media
                             Corporation of Los Angeles, Evergreen Media/Pyramid
                             Holdings Corporation, WHTT (AM) License Corp. and WHTT
                             (FM) License Corp. (see table of contents for list of
                             omitted exhibits and schedules).
       2.16(o)            -- Asset Purchase Agreement dated April 19, 1996 between
                             Crescent Communications L.P. and Evergreen Media
                             Corporation of Los Angeles (see table of contents for
                             list of omitted exhibits and schedules).
       2.17(p)            -- Asset Purchase Agreement dated June 13, 1996 between
                             Evergreen Media Corporation of Los Angeles and Greater
                             Washington Radio, Inc. (see table of contents for list of
                             omitted exhibits and schedules).
       2.18(p)            -- Asset Exchange Agreement dated June 13, 1996 among
                             Evergreen Media Corporation of Los Angeles, Evergreen
                             Media Corporation of the Bay State, WKLB License Corp.,
                             Greater Media Radio, Inc. and Greater Washington Radio,
                             Inc. (see table of contents for list of omitted exhibits
                             and schedules).
       2.19(p)            -- Purchase Agreement dated June 27, 1996 between WEDR,
                             Inc., and Evergreen Media Corporation of Los Angeles.
                             (See table of contents for list of omitted schedules).

        EXHIBIT
          NO.                                DESCRIPTION OF EXHIBIT
        -------                              ----------------------
       2.20(p)            -- Time Brokerage Agreement dated July 10, 1996 by and
                             between Evergreen Media Corporation of Detroit, as
                             Licensee, and Kidstar Interactive Media Incorporated, as
                             Time Broker.
       2.21(p)            -- Asset Purchase Agreement dated July 15, 1996 by and among
                             Century Chicago Broadcasting L.P., Century Broadcasting
                             Corporation, Evergreen Media Corporation of Los Angeles
                             and Evergreen Media Corporation of Chicago.
       2.22(p)            -- Asset Purchase Agreement dated August 12, 1996 by and
                             among Chancellor Broadcasting Company, Shamrock
                             Broadcasting, Inc. and Evergreen Media Corporation of the
                             Great Lakes.
       2.23(p)            -- Asset Purchase Agreement dated as of August 12, 1996
                             between Secret Communications Limited Partnership and
                             Evergreen Media Corporation of Los Angeles (WQRS-FM).
                             (See table of contents for list of omitted exhibits and
                             schedules)
       2.24(p)            -- Asset Purchase Agreement dated as of August 12, 1996
                             between Secret Communications Limited Partnership and
                             Evergreen Media Corporation of Los Angeles. (See table of
                             contents for list of omitted schedules)
       2.25(q)            -- Letter of intent dated August 27, 1996 between EZ
                             Communications, Inc. and Evergreen Media Corporation.
       2.26(q)            -- Asset Purchase Agreement dated September 19, 1996 between
                             Beasley-FM Acquisition Corp., WDAS License Limited
                             Partnership and Evergreen Media Corporation of Los
                             Angeles.
       2.27(q)            -- Asset Purchase Agreement dated September 19, 1996 between
                             The Brown Organization and Evergreen Media Corporation of
                             Los Angeles.
       2.28(r)            -- Stock Purchase Agreement by and between Viacom
                             International Inc. and Evergreen Media Corporation of Los
                             Angeles, dated February 16, 1997 (See table of contents
                             for omitted schedules and exhibits).
       2.29(r)            -- Agreement and Plan of Merger, by and among Evergreen
                             Media Corporation, Chancellor Broadcasting Company and
                             Chancellor Radio Broadcasting Company, dated as of
                             February 19, 1997.
       2.30(r)            -- Stockholders Agreement, by and among Chancellor
                             Broadcasting Company, Evergreen Media Corporation, Scott
                             K. Ginsburg (individually and as custodian for certain
                             shares held by his children), HM2/Chancellor, L.P.,
                             Hicks, Muse, Tate & First Equity Fund II, L.P., HM2/HMW,
                             L.P., The Chancellor Business Trust, HM2/HMD Sacramento
                             GP, L.P., Thomas O. Hicks, as Trustee of the William Cree
                             Hicks 1992 Irrevocable Trust, Thomas O. Hicks, as Trustee
                             of the Catherine Forgave Hicks 1993 Irrevocable Trust,
                             Thomas O. Hicks, as Trustee of the John Alexander Hicks
                             1984 Trust, Thomas O. Hicks, as Trustee of the Mack
                             Hardin Hicks 1984 Trust, Thomas O. Hicks, as Trustee of
                             Robert Bradley Hicks 1984 Trust, Thomas O. Hicks, as
                             Trustee of the Thomas O. Hicks, Jr. 1984 Trust, Thomas O.
                             Hicks and H. Rand Reynolds, as Trustees for the Muse
                             Children's GS Trust, and Thomas O. Hicks, dated as of
                             February 19, 1997.

        EXHIBIT
          NO.                                DESCRIPTION OF EXHIBIT
        -------                              ----------------------
       2.31(r)            -- Joint Purchase Agreement, by and among Chancellor Radio
                             Broadcasting Company, Chancellor Broadcasting Company,
                             Evergreen Media Corporation of Los Angeles, and Evergreen
                             Media Corporation, dated as of February 19, 1997.
       2.32(s)            -- Asset Exchange Agreement, by and among EZ Communications,
                             Inc., Professional Broadcasting Incorporated, EZ
                             Philadelphia, Inc., Evergreen Media Corporation of Los
                             Angeles, Evergreen Media Corporation of Charlotte,
                             Evergreen Media Corporation of the East, Evergreen Media
                             Corporation of Carolinaland, WBAV/ WBAV-FM/WPEG License
                             Corp. and WRFX License Corp., dated as of December 5,
                             1996 (See table of contents for list of omitted
                             schedules).
       2.33(s)            -- Asset Purchase Agreement, by and among EZ Communications,
                             Inc., Professional Broadcasting Incorporated, EZ
                             Charlotte, Inc., Evergreen Media Corporation of Los
                             Angeles, Evergreen Media Corporation of the East and
                             Evergreen Media Corporation of Carolinaland, dated as of
                             December 5, 1996 (See table of contents for list of
                             omitted schedules).
       2.34(t)            -- Asset Purchase Agreement by and between Pacific and
                             Southern Company, Inc. and Evergreen Media Corporation of
                             Los Angeles (re: WGCI-AM and WGCI-FM), dated as of April
                             4, 1997 (see table of contents for list of omitted
                             schedules and exhibits).
       2.35(t)            -- Asset Purchase Agreement by and between Pacific and
                             Southern Company, Inc. and Evergreen Media Corporation of
                             Los Angeles (re: KKBQ-AM and KKBQ-FM), dated as of April
                             4, 1997 (see table of contents for list of omitted
                             schedules and exhibits).
       2.36(t)            -- Asset Purchase Agreement by and between Pacific and
                             Southern Company, Inc. and Evergreen Media Corporation of
                             Los Angeles (re: KHKS-FM), dated as of April 4, 1997 (see
                             table of contents for list of omitted schedules and
                             exhibits).
       2.41(y)            -- Amended and Restated Agreement and Plan of Merger among
                             Chancellor Broadcasting Company, Chancellor Radio
                             Broadcasting Company, Evergreen Media Corporation,
                             Evergreen Mezzanine Holdings Corporation and Evergreen
                             Media Corporation of Los Angeles, dated as of February
                             19, 1997, amended and restated as of July 31, 1997.
       2.42(gg)           -- Option Agreement, by and among Evergreen Media
                             Corporation, Chancellor Broadcasting Company, Bonneville
                             International Corporation and Bonneville Holding Company,
                             dated as of August 6, 1997.
       2.43(ss)           -- Letter Agreement, dated February 20, 1998, between CMCLA and Capstar Broadcasting Corporation.
       2.44(yy)           -- Amendment No. 1, dated May 19, 1998, to Letter Agreement dated February 20, 1998, between CMCLA and Capstar
                             Broadcasting Corporation.

        EXHIBIT
          NO.                                DESCRIPTION OF EXHIBIT
        -------                              ----------------------
       2.45(yy)           -- Unit and Stock Purchase Agreement by and among CMCLA,
                             Martin Media, L.P., Martin & MacFarlane, Inc., Nevada
                             Outdoor Systems, Inc., MW Sign Corp. and certain sellers
                             named therein, dated as of June 19, 1998 (see table of
                             contents for list of omitted schedules and exhibits).
       2.46(yy)           -- Agreement and Plan of Merger between Chancellor Media
                             Corporation and Ranger Equity Holdings Corporation dated
                             as of July 7, 1998.
       2.47(yy)           -- Asset Purchase Agreement, dated August 11, 1998, between
                             Chancellor Media Corporation of Los Angeles and
                             Independent Group Limited Partnership.
       2.48(yy)           -- Asset Purchase Agreement, dated August 11, 1998, between
                             Chancellor Media Corporation of Los Angeles and Zapis
                             Communications Corporation.
       2.49(yy)           -- Stock Purchase Agreement, dated August 11, 1998, among
                             Chancellor Media Corporation of Los Angeles, Young Ones,
                             Inc., Zebra Broadcasting Corporation and the Sellers
                             named therein.
       2.50(yy)           -- Stock Purchase Agreement, dated August 11, 1998, among
                             Chancellor Media Corporation of Los Angeles, ML Media
                             Partners LP., Wincom Broadcasting Corporation and WIN
                             Communications, Inc.
       2.51(yy)           -- Stock Purchase and Merger Agreement, dated July 9, 1998, by and among Chancellor Media Corporation, Chancellor
                             Mexico LLC, Grupo Radio Centro, S.A. De C.V., and the
                             Selling Shareholders.
       2.52+              -- Asset Purchase Agreement, dated August 30, 1998, by and among Chancellor Media Corporation of Los Angeles,
                             Whiteco Industries Inc. and Metro Management Associates.
       3.3(ff)            -- Certificate of Incorporation of Chancellor Media
                             Corporation of Los Angeles, formerly known as Evergreen
                             Media Corporation.
       3.3A(pp)           -- Amendment to Certificate of Incorporation of Chancellor
                             Media Corporation of Los Angeles, filed September 5,
                             1997.
       3.3B(uu)           -- Amendment to the Certificate of Incorporation of
                             Chancellor Media Corporation, filed October 28, 1997.
       3.4(ff)            -- Bylaws of Chancellor Media Corporation of Los Angeles.
       3.5*               -- Certificate of Incorporation of Chancellor Media of the
                             Lone Star State.
       3.6*               -- Bylaws of Chancellor Media Corporation of the Lone Star
                             State.
       3.7*               -- Certificate of Incorporation of KZPS/KDGE License Corp.
       3.8*               -- Bylaws of KZPS/KDGE License Corp.
       3.9*               -- Certificate of Incorporation of Chancellor Media
                             Corporation of California.
       3.10*              -- Bylaws of Chancellor Media Corporation of California.
       3.11*              -- Certificate of Incorporation of KIOI License Corp.
       3.12*              -- Bylaws of KIOI License Corp.

        EXHIBIT
          NO.                                DESCRIPTION OF EXHIBIT
        -------                              ----------------------
       3.13*              -- Certificate of Incorporation of Chancellor Media
                             Corporation of Illinois.
       3.14*              -- Bylaws of Chancellor Media Corporation of Illinois.
       3.15*              -- Certificate of Incorporation of Chancellor Media Illinois
                             License Corp.
       3.16*              -- Bylaws of Chancellor Media Illinois License Corp.
       3.17*              -- Certificate of Incorporation of Chancellor Media
                             Corporation of Dade County.
       3.18*              -- Bylaws of Chancellor Media Corporation of Dade County.
       3.19*              -- Certificate of Incorporation of WVCG License Corp.
       3.20*              -- Bylaws of WVCG License Corp.
       3.21*              -- Certificate of Incorporation of Chancellor Media
                             Corporation of Massachusetts.
       3.22*              -- Bylaws of Chancellor Media Corporation of Massachusetts.
       3.23*              -- Certificate of Incorporation of Chancellor Media
                             Pennsylvania License Corp.
       3.24*              -- Bylaws of Chancellor Media Pennsylvania License Corp.
       3.25*              -- Certificate of Incorporation of Chancellor Media
                             Corporation of Miami.
       3.26*              -- Bylaws of Chancellor Media Corporation of Miami.
       3.27*              -- Certificate of Incorporation of WEDR License Corp.
       3.28*              -- Bylaws of WEDR License Corp.
       3.29*              -- Agreement of Limited Partnership of Chancellor Media
                             Corporation of Houston Limited Partnership.
       3.30*              -- Certificate of Incorporation of Chancellor Media
                             Corporation of Houston.
       3.31*              -- Bylaws of Chancellor Media Corporation of Houston.
       3.32*              -- Certificate of Incorporation of Chancellor Media
                             Corporation of the Keystone State.
       3.33*              -- Bylaws of Chancellor Media Corporation of the Keystone
                             State.
       3.34*              -- Certificate of Incorporation of Chancellor Media
                             Corporation of New York.
       3.35*              -- Bylaws of Chancellor Media Corporation of New York.
       3.36*              -- Certificate of Incorporation of Chancellor Media
                             Corporation of Charlotte.
       3.37*              -- Bylaws of Chancellor Media Corporation of Charlotte.
       3.38*              -- Certificate of WIOQ License Corp.
       3.39*              -- Bylaws of WIOQ License Corp.
       3.40*              -- Certificate of Incorporation of Chancellor Media
                             Corporation of Washington, D.C.
       3.41*              -- Bylaws of Chancellor Media Corporation of Washington,
                             D.C.
       3.42*              -- Certificate of Incorporation of Chancellor Media
                             Corporation of St. Louis.

        EXHIBIT
          NO.                                DESCRIPTION OF EXHIBIT
        -------                              ----------------------
       3.43*              -- Bylaws of Chancellor Media Corporation of St. Louis.
       3.44*              -- Certificate of Incorporation of Chancellor Media
                             Corporation of Michigan.
       3.45*              -- Bylaws of Chancellor Media Corporation of Michigan.
       3.46*              -- Certificate of Incorporation of Chancellor Media/WAXQ
                             License Corp.
       3.47*              -- Bylaws of Chancellor Media/WAXQ License Corp.
       3.48*              -- Certificate of WAXQ License Corp.
       3.49*              -- Bylaws of WAXQ License Corp.
       3.50*              -- Certificate of Incorporation of Chancellor Media/KCMG
                             Inc.
       3.51*              -- Bylaws of Chancellor Media/KCMG Inc.
       3.52*              -- Certificate of Incorporation of Chancellor
                             Media/Riverside Broadcasting Co., Inc.
       3.53*              -- Bylaws of Chancellor Media/Riverside Broadcasting Co.,
                             Inc.
       3.54*              -- Certificate of Incorporation of WLTW License Corp.
       3.55*              -- Bylaws of WLTW License Corp.
       3.56*              -- Certificate of Incorporation of Chancellor Media
                             Corporation of the Capital City.
       3.57*              -- Bylaws of Chancellor Media Corporation of the Capital
                             City.
       3.58*              -- Certificate of Incorporation of Chancellor Media D.C.
                             License Corp.
       3.59*              -- Bylaws of Chancellor Media D.C. License Corp.
       3.60*              -- Certificate of Incorporation of Chancellor Media Licensee
                             Company.
       3.61*              -- Bylaws of Chancellor Media Licensee Company.
       3.62*              -- Certificate of Incorporation of Chancellor Media/Trefoil
                             Communications, Inc.
       3.63*              -- Amended and Restated Bylaws of Chancellor Media/Trefoil
                             Communications, Inc.
       3.64*              -- Certificate of Incorporation of Chancellor Media/Shamrock
                             Broadcasting, Inc.
       3.65*              -- Amended and Restated Bylaws of Chancellor Media/Shamrock
                             Broadcasting, Inc.
       3.66*              -- Certificate of Incorporation of Chancellor Media/Shamrock
                             Radio Licenses, Inc.
       3.67*              -- Bylaws of Chancellor Media/Shamrock Radio Licenses, Inc.
       3.68*              -- Certificate of Incorporation of Chancellor Media/Shamrock
                             Broadcasting Licenses of Denver, Inc.
       3.69*              -- Bylaws of Chancellor Media/Shamrock Broadcasting Licenses
                             of Denver, Inc.
       3.70*              -- Articles of Incorporation of Chancellor Media/Shamrock
                             Broadcasting of Texas, Inc.

        EXHIBIT
          NO.                                DESCRIPTION OF EXHIBIT
        -------                              ----------------------
       3.71*              -- Amended and Restated Bylaws of Chancellor Media/Shamrock
                             Broadcasting of Texas, Inc.
       3.72*              -- Limited Liability Company Agreement of Chancellor
                             Media/Shamrock Radio Licenses, LLC.
       3.73*              -- Certificate of Incorporation of Chancellor Media Outdoor
                             Corporation.
       3.74*              -- Bylaws of Chancellor Media Outdoor Corporation.
       3.75*              -- Certificate of Incorporation of Chancellor Media Nevada
                             Sign Corporation.
       3.76*              -- Bylaws of Chancellor Media Nevada Sign Corporation.
       3.77*              -- Certificate of Incorporation of Chancellor Media MW Sign
                             Corporation.
       3.78*              -- Bylaws of Chancellor Media MW Sign Corporation.
       3.79*              -- Certificate of Incorporation of Chancellor Media Martin
                             Corporation.
       3.80*              -- Bylaws of Chancellor Media Martin Corporation.
       3.81*              -- Articles of Incorporation of Western Poster, Inc.
       3.82*              -- Bylaws of Western Poster, Inc.
       3.83*              -- Certificate of Incorporation of The AMFM Radio Networks,
                             Inc.
       3.84*              -- Bylaws of The AMFM Radio Networks, Inc.
       3.85*              -- Certificate of Incorporation of Chancellor Media Air
                             Services Corporation.
       3.86*              -- Bylaws of Chancellor Media Air Services Corporation.
       3.87*              -- Certificate of Incorporation of Chancellor Media Whiteco
                             Outdoor Corporation.
       3.88*              -- Bylaws of Chancellor Media Whiteco Outdoor Corporation.
       3.89*              -- Certificate of Incorporation of Chancellor Merger Corp.
       3.90*              -- Bylaws of Chancellor Merger Corp.
       3.91*              -- Articles of Organization of Broadcast Architecture, Inc.
       3.92*              -- Bylaws of Broadcast Architecture, Inc.
       3.93+              -- Agreement of Limited Partnership of Martin Media.
       3.94*              -- Articles of Incorporation of Dowling Company
                             Incorporated.
       3.95*              -- Bylaws of Dowling Company Incorporated.
       3.96*              -- Articles of Incorporation of Nevada Outdoor Systems, Inc.
       3.97*              -- Bylaws of Nevada Outdoor Systems, Inc.
       3.98*              -- Articles of Incorporation of MW Sign Corp.
       3.99*              -- Bylaws of MW Sign Corp.
       3.100*             -- Articles of Incorporation of Martin & MacFarlane, Inc.
       3.101*             -- Bylaws of Martin & MacFarlane, Inc.
       3.102*             -- Certificate of Incorporation of Katz Media Corporation.
       3.103*             -- Bylaws of Katz Media Corporation.
       3.104*             -- Certificate of Incorporation of Katz Communications, Inc.

        EXHIBIT
          NO.                                DESCRIPTION OF EXHIBIT
        -------                              ----------------------
       3.105*             -- Bylaws of Katz Communications, Inc.
       3.106*             -- Certificate of Incorporation of Katz Millennium
                             Marketing, Inc.
       3.107*             -- Bylaws of Katz Millennium Marketing, Inc.
       3.108*             -- Certificate of Incorporation of Amcast Radio Sales, Inc.
       3.109*             -- Bylaws of Amcast Radio Sales, Inc.
       3.110*             -- Certificate of Incorporation of Christal Radio Sales,
                             Inc.
       3.111*             -- Amended and Restated Bylaws of Christal Radio Sales, Inc.
       3.112*             -- Certificate of Incorporation of Eastman Radio Sales, Inc.
       3.113*             -- Bylaws of Eastman Radio Sales, Inc.
       3.114*             -- Certificate of Incorporation of Seltel, Inc.
       3.115*             -- Bylaws of Seltel, Inc.
       3.116*             -- Certificate of Incorporation of Katz Cable Corporation.
       3.117*             -- Amended and Restated Bylaws of Katz Cable Corporation.
       3.118*             -- Certificate of Incorporation of The National Payroll
                             Company, Inc.
       3.119*             -- Bylaws of The National Payroll Company, Inc.
       3.120*             -- Limited Liability Company Agreement of Chancellor Media
                             Radio Licenses, LLC
       3.121*             -- Agreement of Limited Partnership of KLOL License Limited
                             Partnership.
       3.122*             -- Agreement of Limited Partnership of WTOP License Limited
                             Partnership.
       3.123*             -- Certificate of Formation of Radio 100, L.L.C.
       4.10(t)            -- Second Amended and Restated Loan Agreement dated as of
                             April 25, 1997 among Evergreen Media Corporation of Los
                             Angeles, the financial institutions whose names appear as
                             Lenders on the signature pages thereof (the "Lenders"),
                             Toronto Dominion Securities, Inc., as Arranging Agent,
                             The Bank of New York and Bankers Trust Company, as
                             Co-Syndication Agents, NationsBank of Texas, N.A. and
                             Union Bank of California, as Co-Documentation Agents, and
                             Toronto Dominion (Texas), Inc., as Administrative Agent
                             for the Lenders, together with certain collateral
                             documents attached thereto as exhibits, including
                             Assignment of Partnership Interests, Assignment of Trust
                             Interests, Borrower's Pledge Agreement, Parent Company
                             Guaranty, Stock Pledge Agreement, Subsidiary Guaranty and
                             Subsidiary Pledge Agreement (see table of contents for
                             list of omitted schedules and exhibits.
       4.11(z)            -- First Amendment to Second Amended and Restated Loan
                             Agreement, dated June 26, 1997, among Evergreen Media
                             Corporation of Los Angeles, the Lenders, the Agents and
                             the Administrative Agent.
       4.15(aa)           -- Indenture, dated as of February 14, 1996, governing the
                             9 3/8% Senior Subordinated Notes due 2004 of CMCLA.

        EXHIBIT
          NO.                                DESCRIPTION OF EXHIBIT
        -------                              ----------------------
       4.16(bb)           -- First Supplemental Indenture, dated as of February 14,
                             1996, to the Indenture dated February 14, 1996, governing
                             the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
       4.17(cc)           -- Indenture, dated as of February 26, 1996, governing the
                             12 1/4% Subordinated Exchange Debentures due 2008 of
                             CMCLA.
       4.18(dd)           -- Indenture, dated as of January 23, 1997, governing the
                             12% Subordinated Exchange Debentures due 2009 of CMCLA.
       4.19(ee)           -- Indenture, dated as of June 24, 1997, governing the
                             8 3/4% Senior Subordinated Notes due 2007 of CMCLA.
       4.21(ff)           -- Specimen of the 12 1/4% Series A Senior Cumulative
                             Exchangeable Preferred Stock Certificate of CMCLA.
       4.22(ff)           -- Specimen of the 12% Exchangeable Preferred Stock
                             Certificate of CMCLA.
       4.23(ff)           -- Form of Certificate of Designation for the 12 1/4% Series
                             A Senior Cumulative Exchangeable Preferred Stock of
                             CMCLA.
       4.24(ff)           -- Form of Certificate of Designation for the 12%
                             Exchangeable Preferred Stock of CMCLA.
       4.25(pp)           -- Second Amendment to Second Amended and Restated Loan
                             Agreement, dated August 7, 1997, among Evergreen Media
                             Corporation of Los Angeles, the Lenders, the Agents and
                             the Administrative Agent.
       4.26(hh)           -- Second Supplemental Indenture, dated as of April 15,
                             1997, to the Indenture dated February 14, 1996, governing
                             the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
       4.27(pp)           -- Third Supplemental Indenture, dated as of September 5,
                             1997, to the Indenture dated February 14, 1996, governing
                             the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
       4.28(pp)           -- First Supplemental Indenture, dated as of September 5,
                             1997, to the Indenture dated June 24, 1997, governing the
                             8 3/4% Senior Subordinated Notes due 2007 of CMCLA.
       4.29(pp)           -- First Supplemental Indenture, dated as of September 5,
                             1997, to the Indenture dated February 26, 1997, governing
                             the 12 1/4% Subordinated Exchange Debentures due 2008 of
                             CMCLA.
       4.30(pp)           -- First Supplemental Indenture, dated as of September 5,
                             1997, to the Indenture dated January 23, 1997, governing
                             the 12% Subordinated Exchange Debentures due 2009 of
                             CMCLA.
       4.34(uu)           -- Amended and Restated Indenture, dated as of October 28,
                             1997, governing the 10 1/2% Senior Subordinated Notes due
                             2007 of CMCLA.
       4.35(uu)           -- Second Supplement Indenture, dated as of October 28,
                             1997, to the Amended and Restated Indenture dated October
                             28, 1997 governing the 10 1/2% Senior Subordinated Notes
                             due 2007 of CMCLA.
       4.36(uu)           -- Third Amendment to Second Amended and Restated Loan
                             Agreement, dated October 28, 1997, among CMCLA, the
                             Lenders, the Agents and the Administrative Agent.

        EXHIBIT
          NO.                                DESCRIPTION OF EXHIBIT
        -------                              ----------------------
       4.37(uu)           -- Fourth Amendment to Second Amended and Restated Loan
                             Agreement, dated February 10, 1998, among CMCLA, the
                             Lenders, the Agents and the Administrative Agent.
       4.38(vv)           -- Indenture, dated as of December 22, 1997, governing the
                             8 1/8% Senior Subordinated Notes due 2007 of CMCLA.
       4.39(ww)           -- Fifth Amendment to Second Amended and Restated Loan
                             Agreement, dated May 1, 1998, among CMCLA, the Lenders,
                             the Agents and the Administrative Agent.
       4.40(yy)           -- Sixth Amendment to Second Amended and Restated Loan
                             Agreement, dated July 31, 1998, among CMCLA, the Lenders,
                             the Agents and the Administrative Agent.
       4.41*              -- Indenture, dated as of September 30, 1998, governing the
                             9% Senior Subordinated Notes due 2008 of CMCLA.
       4.42*              -- Purchase Agreement, dated as of September 25, 1998, among
                             CMCLA, the Guarantors named therein and Goldman, Sachs &
                             Co.
       4.43*              -- Registration Rights Agreement, dated as of September 30,
                             1998, among CMCLA, the Guarantors named therein and
                             Goldman, Sachs & Co.
       4.44(aaa)          -- Seventh Amendment to Second Amended and Restated Loan
                             Agreement, dated November 9, 1998, among CMCLA, the
                             Lenders, the Agents and the Administrative Agent.
       4.45+              -- Indenture, dated as of November 17, 1998, governing the
                             8% Senior Notes due 2008 of CMCLA.
       4.46+              -- Purchase Agreement, dated as of November 12, 1998, among
                             CMCLA, the Guarantors named therein, BT Alex. Brown
                             Incorporated, Chase Securities Inc., Morgan Stanley & Co.
                             Incorporated and Salomon Smith Barney Inc.
       4.47+              -- Registration Rights Agreement, dated as of November 17,
                             1998, among CMCLA, the Guarantors named therein, BT Alex.
                             Brown Incorporated, Chase Securities Inc., Morgan Stanley
                             & Co. Incorporated and Salomon Smith Barney Inc.
       5.1*               -- Opinion of Weil, Gotshal & Manges LLP.
      10.23(xx)           -- Amended and Restated Chancellor Media Corporation Stock
                             Option Plan for Non-employee Directors.
      10.26(n)**          -- Employment Agreement dated February 9, 1996 by and
                             between Evergreen Media Corporation and Kenneth J.
                             O'Keefe.
      10.28(o)            -- 1995 Stock Option Plan for executive officers and key
                             employees of Evergreen Media Corporation.
      10.30(pp)**         -- First Amendment to Employment Agreement dated March 1,
                             1997 by and between Evergreen Media Corporation and
                             Kenneth J. O'Keefe.
      10.31(pp)**         -- Employment Agreement dated September 4, 1997 by and among
                             Evergreen Media Corporation, Evergreen Media Corporation
                             of Los Angeles and Scott K. Ginsburg.

        EXHIBIT
          NO.                                DESCRIPTION OF EXHIBIT
        -------                              ----------------------
      10.32(pp)**         -- Employment Agreement dated September 4, 1997 by and among
                             Evergreen Media Corporation, Evergreen Media Corporation
                             of Los Angeles and James de Castro.
      10.33(pp)**         -- Employment Agreement dated September 4, 1997 by and among
                             Evergreen Media Corporation, Evergreen Media Corporation
                             of Los Angeles and Matthew E. Devine.
      10.34(pp)**         -- Second Amendment to Employment Agreement dated September
                             4, 1997 by and among Evergreen Media Corporation,
                             Evergreen Media Corporation of Los Angeles and Kenneth J.
                             O'Keefe.
      10.35(ii)**         -- Employment Agreement dated February 14, 19965 by and
                             among Chancellor Broadcasting Company, Chancellor Radio
                             Broadcasting Company and Steven Dinetz.
      10.36(jj)           -- Chancellor Broadcasting Company 1996 Stock Award Plan.
      10.37(kk)           -- Chancellor Holdings Corp. 1994 Director Stock Option
                             Plan.
      10.38(ll)           -- Stock Option Grant Letter dated September 30, 1996 from
                             Chancellor Corporation to Steven Dinetz.
      10.39(mm)           -- Stock Option Grant Letter dated September 30, 1996 from
                             Chancellor Corporation to Eric W. Neumann.
      10.40(nn)           -- Stock Option Grant Letter dated September 30, 1996 from
                             Chancellor Corporation to Marvin Dinetz.
      10.41(oo)           -- Stock Option Grant Letter dated February 14, 1997 from
                             Chancellor Broadcasting Company to Carl M. Hirsch.
      10.44(vv)**         -- Agreement dated April 20, 1998 by and among Chancellor
                             Media Corporation, Chancellor Media Corporation of Los
                             Angeles and Scott K. Ginsburg.
      10.45(vv)**         -- Employment Agreement dated April 29, 1998 by and among
                             Chancellor Media Corporation, Chancellor Media
                             Corporation of Los Angeles and Jeffrey A. Marcus.
      10.46(yy)           -- Chancellor Media Corporation 1998 Stock Option Plan.
      10.47(yy)           -- Voting Agreement, among Chancellor Media Corporation and
                             Rangers Equity Partners, L.P. dated as of July 7, 1998.
      10.48*              -- Employment Agreement, dated as of May 18, 1998, by and
                             among Chancellor Media Corporation, Chancellor Media
                             Corporation of Los Angeles and James E. de Castro.
      10.49*              -- Employment Agreement, dated as of May 18, 1998, by and
                             among Chancellor Media Corporation, Chancellor Media
                             Corporation of Los Angeles and Matthew E. Devine.
      10.50*              -- Employment Agreement, dated as of June 1, 1998, by and
                             among Chancellor Media Corporation, Chancellor Media
                             Corporation of Los Angeles and Eric C. Neuman.
      10.51*              -- Employment Agreement, dated as of August 18, 1998, by and among Chancellor Media Corporation, Chancellor Media
                             Corporation of Los Angeles and James A. McLaughlin, Jr.
      12.1*               -- Chancellor Media Corporation of Los Angeles Computation
                             of Ratio of Earnings to Combined Fixed Charges.

        EXHIBIT
          NO.                                DESCRIPTION OF EXHIBIT
        -------                              ----------------------
      23.1*               -- Consent of Weil, Gotshal & Manges LLP (included as part of their opinion listed as Exhibit 5.1).
      23.2+               -- Consent of PricewaterhouseCoopers LLP, independent
                             accountants.
      23.3+               -- Consent of KPMG Peat Marwick LLP, independent
                             accountants.
      23.4+               -- Consent of PricewaterhouseCoopers LLP, independent
                             accountants.
      23.5+               -- Consent of KPMG Peat Marwick LLP, independent
                             accountants.
      23.6+               -- Consent of Arthur Andersen LLP, independent accountants.
      23.7+               -- Consent of BDO Seidman, LLP, independent accountants.
      24.1*               -- Powers of Attorney.
      25.1+               -- Statement of Eligibility and Qualification of The Bank of
                             New York, as trustee, under the Indenture listed as
                             Exhibit 4.41 hereto on Form T-1.
      99.1*               -- Form of Letter of Transmittal.
      99.2*               -- Form of Notice of Guaranteed Delivery.


---------------


 *     Previously filed.


 **    Management Contract or Compensatory Agreement.


 +     Filed herewith.


(a) Incorporated by reference to the identically numbered exhibit to the Registration Statement on Form S-1, as amended (Reg. No. 33-60036), of Evergreen Media Corporation ("Evergreen").

(f) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-4, as amended (Reg. No. 33-89838).

(h) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 14, 1995.

(i) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated January 17, 1996.

(j) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1995.

(k) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-1, as amended (Reg. No. 33-69752).

(n) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(o) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1996.

(p) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.

(q) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-3, as amended (Reg. No. 333-12453).

(r) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated February 16, 1997 and filed March 9, 1997.

(s) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(t) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated April 1, 1997 and filed May 9, 1997.

(y) Incorporated by reference to the identically numbered exhibit of Evergreen's Registration Statement on Form S-4, filed August 1, 1997.

(z) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 7, 1997 and filed July 31, 1997.

(aa) Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.

(bb) Incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K of Chancellor Broadcasting Company, Chancellor Radio Broadcasting Company and Chancellor Broadcasting Licensee Company for the fiscal year ended December 31, 1995.

(cc) Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.

(dd) Incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K of Chancellor Radio Broadcasting Company, as filed on February 6, 1997.

(ee) Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company as filed on July 17, 1997.

(ff) Incorporated by reference to the identically-numbered exhibit to the Registration Statement on Form S-4 (Reg. No. 333-32259), dated July 29, 1997, as amended, of Evergreen Media Corporation of Los Angeles ("EMCLA").

(gg) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Evergreen and EMCLA for the quarterly period ending June 30, 1997.

(hh) Incorporated by reference to Exhibit 4.8 to the Quarterly Report on Form 10-Q of Chancellor Broadcasting Company ("CBC") and CRBC for the quarterly period ending March 31, 1997.

(ii) Incorporated by reference to Exhibit 10.6 to CBC's Registration Statement on Form S-1 (Reg. No. 333-02782) filed February 9, 1996.

(jj) Incorporated by reference to Exhibit 4.22 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(kk) Incorporated by reference to Exhibit 4.23 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(ll) Incorporated by reference to Exhibit 4.24 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(mm) Incorporated by reference to Exhibit 4.25 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(nn) Incorporated by reference to Exhibit 4.26 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(oo) Incorporated by reference to Exhibit 4.27 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(pp) Incorporated by reference to the identically numbered exhibit to the CMCLA's Registration Statement on Form S-4 (Reg. No. 333-36451), dated September 26, 1997, as amended.

(ss) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media and CMCLA, dated as of February 23, 1998 and filed as of February 27, 1998.

(tt) Incorporated by reference to the identically numbered exhibit to the Annual Report on Form 10-K of Chancellor Media and the CMCLA for the fiscal year ended December 31, 1997.

(uu) Incorporated by reference to the identically numbered exhibit to the Annual Report on Form 10-K of Chancellor and CMCLA for the fiscal year ended December 31, 1997.

(vv) Incorporated by reference to the identically numbered exhibit to CMCLA's Registration Statement on Form S-4 (Reg. No. 333-50739), dated April 22, 1998, as amended.

(ww) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending March 31, 1998.

(xx) Incorporated by reference to Exhibit 4.41 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-53179), dated May 20, 1998.

(yy) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending June 30, 1998.


(aaa) Incorporated by reference to Exhibit 4.42 to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending September 30, 1998.


The Company hereby agrees to furnish supplementary a copy of any omitted schedule or exhibit to the Commission upon request.

B. Financial Statement Schedules

All schedules have been omitted since the required information is either not present or not present in amounts sufficient to require submission of the schedules, or because the information required is included in the consolidated financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

D. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

E. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 8, 1998.


                                       CHANCELLOR MEDIA CORPORATION
                                         OF LOS ANGELES

                                       By:       /s/ MATTHEW E. DEVINE
                                          --------------------------------------
                                                    Matthew E. Devine
                                                Senior Vice President and
                                                 Chief Financial Officer


Pursuant to the requirements of the Securities and Exchange Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURE                             TITLE                   DATE
                ---------                             -----                   ----

                    *                       Chairman of the Board        December 8, 1998
------------------------------------------
             Thomas O. Hicks

                    *                       Chief Executive Officer      December 8, 1998
------------------------------------------  and President (Principal
            Jeffrey A. Marcus               Executive Officer)

                    *                       Chief Operating Officer      December 8, 1998
------------------------------------------  and Director
            James E. de Castro

          /s/ MATTHEW E. DEVINE             Senior Vice President and    December 8, 1998
------------------------------------------  Chief Financial Officer
            Matthew E. Devine               (Principal Financial
                                            Officer and Principal
                                            Accounting Officer)

                    *                       Director                     December 8, 1998
------------------------------------------
             Thomas J. Hodson

                    *                       Director                     December 8, 1998
------------------------------------------
              Perry J. Lewis

                                            Director
------------------------------------------
              John H. Massey

                    *                       Director                     December 8, 1998
------------------------------------------
            Michael J. Levitt

                    *                       Director                     December 8, 1998
------------------------------------------
         Lawrence D. Stuart, Jr.

                SIGNATURE                             TITLE                   DATE
                ---------                             -----                   ----

                    *                       Director                     December 8, 1998
------------------------------------------
              Steven Dinetz

                    *                       Director                     December 8, 1998
------------------------------------------
          Vernon E. Jordan, Jr.

                    *                       Director                     December 8, 1998
------------------------------------------
             J. Otis Winters


*By:  /s/ MATTHEW E. DEVINE
     -------------------------------------
          Matthew E. Devine
          Attorney-in-Fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, each of the Co-Registrants listed on Attachment A hereto has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 8, 1998.


                                       THE CO-REGISTRANTS LISTED ON
                                       ATTACHMENT A HERETO

                                       By:       /s/ MATTHEW E. DEVINE
                                          --------------------------------------
                                                    Matthew E. Devine
                                                      Vice President
                                             of Each Co-Registrant Listed on
                                                       Attachment A


Pursuant to the requirements of the Securities and Exchange Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURES                            TITLE                   DATE
                ----------                            -----                   ----

                    *                       Chief Executive Officer      December 8, 1998
------------------------------------------    and President of Each
            Jeffrey A. Marcus                 Co-Registrant (Principal
                                              Executive Officer of
                                              Each Co-Registrant)

          /s/ MATTHEW E. DEVINE             Vice President and           December 8, 1998
------------------------------------------    Director of Each
            Matthew E. Devine                 Co-Registrant (Principal
                                              Financial Officer and
                                              Principal Accounting
                                              Officer of Each
                                              Co-Registrant)

                    *                       Director of Each Co-         December 8, 1998
------------------------------------------    Registrant
             Eric C. Neuman

                    *                       Director of Each Co-         December 8, 1998
------------------------------------------    Registrant
         Lawrence D. Stuart, Jr.


*By:  /s/ MATTHEW E. DEVINE
     -------------------------------------
          Matthew E. Devine
          Attorney-in-Fact

                                  ATTACHMENT A

NAME

Chancellor Media Corporation of the Lone Star State
KZPS/KDGE License Corp.
Chancellor Media Corporation of California
KIOI License Corp.
Chancellor Media Corporation of Illinois
Chancellor Media Illinois License Corp.
Chancellor Media Corporation of Dade County
WVCG License Corp.
Chancellor Media Corporation of Massachusetts
Chancellor Media Pennsylvania License Corp.
Chancellor Media Corporation of Miami
WEDR License Corp.
Chancellor Media Corporation of Houston
Chancellor Media Corporation of the Keystone State
Chancellor Media Corporation of New York
Chancellor Media Corporation of Charlotte
WIOQ License Corp.
Chancellor Media Corporation of Washington, D.C.
Chancellor Media Corporation of St. Louis
Chancellor Media Corporation of Michigan
Chancellor Media/WAXQ Inc.
WAXQ License Corp.
Chancellor Media/KCMG Inc.
Chancellor Media/Riverside Broadcasting Co., Inc.
WLTW License Corp.
Chancellor Media Corporation of the Capital City
Chancellor Media D.C. License Corp.
Chancellor Media Licensee Company
Chancellor Media/Trefoil Communications, Inc.
Chancellor Media/Shamrock Broadcasting, Inc.
Chancellor Media/Shamrock Radio Licenses, Inc.
Chancellor Media/Shamrock Broadcasting Licenses of Denver,
  Inc.
Chancellor Media/Shamrock Broadcasting of Texas, Inc.
The AMFM Radio Networks, Inc.
Chancellor Media Air Services Corporation
Chancellor Merger Corp.
Broadcast Architecture, Inc.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, each of the Co-Registrants listed on Attachment B hereto has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 8, 1998.


                                       THE CO-REGISTRANTS LISTED ON
                                       ATTACHMENT B HERETO.

                                       By:       /s/ MATTHEW E. DEVINE
                                          --------------------------------------
                                                    Matthew E. Devine
                                           Vice President of Each Co-Registrant
                                                  Listed on Attachment B


Pursuant to the requirements of the Securities and Exchange Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURES                            TITLE                   DATE
                ----------                            -----                   ----

                    *                       Chief Executive Officer,     December 8, 1998
------------------------------------------    President and Director
            Jeffrey A. Marcus                 of Each Co-Registrant
                                              (Principal Executive
                                              Officer)

          /s/ MATTHEW E. DEVINE             Vice President of Each       December 8, 1998
------------------------------------------    Co-Registrant,
            Matthew E. Devine                 (Principal Financial
                                              Officer and Principal
                                              Accounting Officer)

                    *                       Director of Each             December 8, 1998
------------------------------------------    Co-Registrant
              Eric C. Neuman

        *By: /s/ MATTHEW E. DEVINE
   ---------------------------------------
            Matthew E. Devine
             Attorney-in-Fact

                                  ATTACHMENT B

NAME

Chancellor Media Outdoor Corporation
Chancellor Media Nevada Sign Corporation
Chancellor Media MW Sign Corporation
Chancellor Media Martin Corporation
Chancellor Media Whiteco Outdoor Corporation
Dowling Company Incorporated
Nevada Outdoor Systems, Inc.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, each of the Co-Registrants listed on Attachment C hereto has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 8, 1998.


                                       THE CO-REGISTRANTS LISTED ON

                                       ATTACHMENT C HERETO.


                                       By:       /s/ RICHARD E. VENDIG
                                          --------------------------------------
                                                    Richard E. Vendig
                                          Senior Vice President, Chief Financial
                                                            and
                                           Administrative Officer, Treasurer of
                                                           Each
                                           Co-Registrant Listed on Attachment C


Pursuant to the requirements of the Securities and Exchange Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURES                            TITLE                   DATE
                ----------                            -----                   ----

                    *                       Senior Vice President,       December 8, 1998
------------------------------------------    Chief Financial and
            Richard E. Vendig                 Administrative Officer,
                                              Treasurer of Each
                                              Co-Registrant (Principal
                                              Executive Officer,
                                              Principal Financial
                                              Officer and Principal
                                              Accounting Officer)

                    *                       Director of Each             December 8, 1998
------------------------------------------    Co-Registrant
            Jeffrey A. Marcus

          /s/ MATTHEW E. DEVINE             Director of Each             December 8, 1998
------------------------------------------    Co-Registrant
            Matthew E. Devine

                    *                       Director of Each             December 8, 1998
------------------------------------------    Co-Registrant
              Eric C. Neuman

        *By: /s/ MATTHEW E. DEVINE
   ---------------------------------------
            Matthew E. Devine
             Attorney-in-Fact

                                  ATTACHMENT C

NAME

MW Sign Corp.
Martin & MacFarlane, Inc.
Katz Media Corporation
Katz Communications, Inc.
Katz Millennium Marketing, Inc.
Amcast Radio Sales, Inc.
Christal Radio Sales, Inc.
Eastman Radio Sales, Inc.
Seltel, Inc.
Katz Cable Corporation
The National Payroll Company, Inc.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, each of the Co-Registrants has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 8, 1998.


                                       CHANCELLOR MEDIA/SHAMROCK
                                         RADIO LICENSES, LLC
                                       CHANCELLOR MEDIA RADIO
                                         LICENSES, LLC
                                       RADIO 100, L.L.C.

                                       By:       /s/ MATTHEW E. DEVINE
                                          --------------------------------------
                                                    Matthew E. Devine
                                           Vice President of Each Co-Registrant


Pursuant to the requirements of the Securities and Exchange Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURES                            TITLE                   DATE
                ----------                            -----                   ----

                    *                       Chief Executive Officer      December 8, 1998
------------------------------------------    and President of Each
            Jeffrey A. Marcus                 Co-Registrant (Principal
                                              Executive Officer)

          /s/ MATTHEW E. DEVINE             Vice President of Each       December 8, 1998
------------------------------------------    Co-Registrant (Principal
            Matthew E. Devine                 Financial Officer and
                                              Principal Accounting
                                              Officer)

        *By: /s/ MATTHEW E. DEVINE
   ---------------------------------------
            Matthew E. Devine
             Attorney-in-Fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 8, 1998.


                                       WTOP LICENSE LIMITED
                                         PARTNERSHIP

                                       By: CHANCELLOR MEDIA CORPORATION OF
                                           WASHINGTON, D.C., its general partner

                                       By:       /s/ MATTHEW E. DEVINE
                                          --------------------------------------
                                                    Matthew E. Devine
                                                      Vice President


Pursuant to the requirements of the Securities and Exchange Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURES                             TITLE                    DATE
                ----------                             -----                    ----

                    *                       Chief Executive Officer and    December 8, 1998
------------------------------------------    President (Principal
            Jeffrey A. Marcus                 Executive Officer)

          /s/ MATTHEW E. DEVINE             Vice President and Director    December 8, 1998
------------------------------------------    (Principal Financial
            Matthew E. Devine                 Officer and Principal
                                              Accounting Officer)

                    *                       Director                       December 8, 1998
------------------------------------------
              Eric C. Neuman

                    *                       Director                       December 8, 1998
------------------------------------------
         Lawrence D. Stuart, Jr.


*By:  /s/ MATTHEW E. DEVINE
     -------------------------------------
          Matthew E. Devine
          Attorney-in-Fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, each of the Co-Registrants has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 8, 1998.


                                       CHANCELLOR MEDIA CORPORATION
                                         OF HOUSTON LIMITED   PARTNERSHIP
                                       KLOL LICENSE LIMITED
                                         PARTNERSHIP

                                       By: CHANCELLOR MEDIA CORPORATION OF
                                           HOUSTON, their general partner

                                       By:       /s/ MATTHEW E. DEVINE
                                          --------------------------------------
                                                    Matthew E. Devine
                                                      Vice President


Pursuant to the requirements of the Securities and Exchange Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURES                            TITLE                   DATE
                ----------                            -----                   ----

                    *                       Chief Executive Officer      December 8, 1998
------------------------------------------    and President (Principal
            Jeffrey A. Marcus                 Executive Officer)

          /s/ MATTHEW E. DEVINE             Vice President and           December 8, 1998
------------------------------------------    Director (Principal
            Matthew E. Devine                 Financial Officer and
                                              Principal Accounting
                                              Officer)

                    *                       Director                     December 8, 1998
------------------------------------------
              Eric C. Neuman

                    *                       Director                     December 8, 1998
------------------------------------------
         Lawrence D. Stuart, Jr.


*By:  /s/ MATTHEW E. DEVINE
     -------------------------------------
          Matthew E. Devine
          Attorney-in-Fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 8, 1998.


                                       MARTIN MEDIA, L.P.

                                       By: MW SIGN CORP., its general partner

                                       By:       /s/ MATTHEW E. DEVINE
                                          --------------------------------------
                                                    Matthew E. Devine
                                                      Vice President


Pursuant to the requirements of the Securities and Exchange Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURES                            TITLE                   DATE
                ----------                            -----                   ----

                    *                       Chief Executive Officer,     December 8, 1998
------------------------------------------    President and Director
            Jeffrey A. Marcus                 (Principal Executive
                                              Officer)

          /s/ MATTHEW E. DEVINE             Vice President and           December 8, 1998
------------------------------------------    Director (Principal
            Matthew E. Devine                 Financial Officer and
                                              Principal Accounting
                                              Officer)

                    *                       Director                     December 8, 1998
------------------------------------------
              Eric C. Neuman


*By:    /s/ MATTHEW E. DEVINE
     -------------------------------------
            Matthew E. Devine
            Attorney-in-Fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 8, 1998.


                                       WESTERN POSTER SERVICE, INC.

                                       By:       /s/ MATTHEW E. DEVINE
                                          --------------------------------------
                                                    Matthew E. Devine
                                                      Vice President


Pursuant to the requirements of the Securities and Exchange Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURES                            TITLE                   DATE
                ----------                            -----                   ----

                    *                       Chief Executive Officer,     December 8, 1998
------------------------------------------    President and Director
            Jeffrey A. Marcus                 (Principal Executive
                                              Officer)

          /s/ MATTHEW E. DEVINE             Vice President and           December 8, 1998
------------------------------------------    Director (Principal
            Matthew E. Devine                 Financial Officer and
                                              Principal Accounting
                                              Officer)

                    *                       Director                     December 8, 1998
------------------------------------------
              Eric C. Neuman

                                            Director
------------------------------------------
             Rachel Kitchens

                                            Director
------------------------------------------
              William Pierce


*By:    /s/ MATTHEW E. DEVINE
     -------------------------------------
            Matthew E. Devine
            Attorney-in-Fact

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       2.11(h)           -- Agreement and Plan of Merger by and among Pyramid
                            Communications, Inc., Evergreen Media Corporation and
                            Evergreen Media/Pyramid Corporation dated as of July 14,
                            1995 (see table of contents for list of omitted exhibits
                            and schedules).
       2.11A(i)          -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated September
                            7, 1995.
       2.11B(i)          -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated January 11,
                            1996.
       2.12(j)           -- Purchase Agreement between Fairbanks Communications, Inc.
                            and Evergreen Media Corporation dated October 12, 1995
                            (see table of contents for list of omitted exhibits and
                            schedules).
       2.13(n)           -- Option Agreement dated as of January 9, 1996 between
                            Chancellor Broadcasting Company and Evergreen Media
                            Corporation (including Form of Advertising Brokerage
                            Agreement and Form of Asset Purchase Agreement).
       2.14(o)           -- Asset Purchase Agreement dated April 4, 1996 between
                            American Radio Systems Corporation and Evergreen Media
                            Corporation of Buffalo (see table of contents for list of
                            omitted exhibits and schedules).
       2.15(o)           -- Asset Purchase Agreement dated April 11, 1996 between
                            Mercury Radio Communications, L.P. and Evergreen Media
                            Corporation of Los Angeles, Evergreen Media/Pyramid
                            Holdings Corporation, WHTT (AM) License Corp. and WHTT
                            (FM) License Corp. (see table of contents for list of
                            omitted exhibits and schedules).
       2.16(o)           -- Asset Purchase Agreement dated April 19, 1996 between
                            Crescent Communications L.P. and Evergreen Media
                            Corporation of Los Angeles (see table of contents for
                            list of omitted exhibits and schedules).
       2.17(p)           -- Asset Purchase Agreement dated June 13, 1996 between
                            Evergreen Media Corporation of Los Angeles and Greater
                            Washington Radio, Inc. (see table of contents for list of
                            omitted exhibits and schedules).
       2.18(p)           -- Asset Exchange Agreement dated June 13, 1996 among
                            Evergreen Media Corporation of Los Angeles, Evergreen
                            Media Corporation of the Bay State, WKLB License Corp.,
                            Greater Media Radio, Inc. and Greater Washington Radio,
                            Inc. (see table of contents for list of omitted exhibits
                            and schedules).
       2.19(p)           -- Purchase Agreement dated June 27, 1996 between WEDR,
                            Inc., and Evergreen Media Corporation of Los Angeles.
                            (See table of contents for list of omitted schedules).
       2.20(p)           -- Time Brokerage Agreement dated July 10, 1996 by and
                            between Evergreen Media Corporation of Detroit, as
                            Licensee, and Kidstar Interactive Media Incorporated, as
                            Time Broker.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       2.21(p)           -- Asset Purchase Agreement dated July 15, 1996 by and among
                            Century Chicago Broadcasting L.P., Century Broadcasting
                            Corporation, Evergreen Media Corporation of Los Angeles
                            and Evergreen Media Corporation of Chicago.
       2.22(p)           -- Asset Purchase Agreement dated August 12, 1996 by and
                            among Chancellor Broadcasting Company, Shamrock
                            Broadcasting, Inc. and Evergreen Media Corporation of the
                            Great Lakes.
       2.23(p)           -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles (WQRS-FM).
                            (See table of contents for list of omitted exhibits and
                            schedules)
       2.24(p)           -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles. (See table of
                            contents for list of omitted schedules)
       2.25(q)           -- Letter of intent dated August 27, 1996 between EZ
                            Communications, Inc. and Evergreen Media Corporation.
       2.26(q)           -- Asset Purchase Agreement dated September 19, 1996 between
                            Beasley-FM Acquisition Corp., WDAS License Limited
                            Partnership and Evergreen Media Corporation of Los
                            Angeles.
       2.27(q)           -- Asset Purchase Agreement dated September 19, 1996 between
                            The Brown Organization and Evergreen Media Corporation of
                            Los Angeles.
       2.28(r)           -- Stock Purchase Agreement by and between Viacom
                            International Inc. and Evergreen Media Corporation of Los
                            Angeles, dated February 16, 1997 (See table of contents
                            for omitted schedules and exhibits).
       2.29(r)           -- Agreement and Plan of Merger, by and among Evergreen
                            Media Corporation, Chancellor Broadcasting Company and
                            Chancellor Radio Broadcasting Company, dated as of
                            February 19, 1997.
       2.30(r)           -- Stockholders Agreement, by and among Chancellor
                            Broadcasting Company, Evergreen Media Corporation, Scott
                            K. Ginsburg (individually and as custodian for certain
                            shares held by his children), HM2/Chancellor, L.P.,
                            Hicks, Muse, Tate & First Equity Fund II, L.P., HM2/HMW,
                            L.P., The Chancellor Business Trust, HM2/HMD Sacramento
                            GP, L.P., Thomas O. Hicks, as Trustee of the William Cree
                            Hicks 1992 Irrevocable Trust, Thomas O. Hicks, as Trustee
                            of the Catherine Forgave Hicks 1993 Irrevocable Trust,
                            Thomas O. Hicks, as Trustee of the John Alexander Hicks
                            1984 Trust, Thomas O. Hicks, as Trustee of the Mack
                            Hardin Hicks 1984 Trust, Thomas O. Hicks, as Trustee of
                            Robert Bradley Hicks 1984 Trust, Thomas O. Hicks, as
                            Trustee of the Thomas O. Hicks, Jr. 1984 Trust, Thomas O.
                            Hicks and H. Rand Reynolds, as Trustees for the Muse
                            Children's GS Trust, and Thomas O. Hicks, dated as of
                            February 19, 1997.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       2.31(r)           -- Joint Purchase Agreement, by and among Chancellor Radio
                            Broadcasting Company, Chancellor Broadcasting Company,
                            Evergreen Media Corporation of Los Angeles, and Evergreen
                            Media Corporation, dated as of February 19, 1997.
       2.32(s)           -- Asset Exchange Agreement, by and among EZ Communications,
                            Inc., Professional Broadcasting Incorporated, EZ
                            Philadelphia, Inc., Evergreen Media Corporation of Los
                            Angeles, Evergreen Media Corporation of Charlotte,
                            Evergreen Media Corporation of the East, Evergreen Media
                            Corporation of Carolinaland, WBAV/ WBAV-FM/WPEG License
                            Corp. and WRFX License Corp., dated as of December 5,
                            1996 (See table of contents for list of omitted
                            schedules).
       2.33(s)           -- Asset Purchase Agreement, by and among EZ Communications,
                            Inc., Professional Broadcasting Incorporated, EZ
                            Charlotte, Inc., Evergreen Media Corporation of Los
                            Angeles, Evergreen Media Corporation of the East and
                            Evergreen Media Corporation of Carolinaland, dated as of
                            December 5, 1996 (See table of contents for list of
                            omitted schedules).
       2.34(t)           -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: WGCI-AM and WGCI-FM), dated as of April
                            4, 1997 (see table of contents for list of omitted
                            schedules and exhibits).
       2.35(t)           -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: KKBQ-AM and KKBQ-FM), dated as of April
                            4, 1997 (see table of contents for list of omitted
                            schedules and exhibits).
       2.36(t)           -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: KHKS-FM), dated as of April 4, 1997 (see
                            table of contents for list of omitted schedules and
                            exhibits).
       2.41(y)           -- Amended and Restated Agreement and Plan of Merger among
                            Chancellor Broadcasting Company, Chancellor Radio
                            Broadcasting Company, Evergreen Media Corporation,
                            Evergreen Mezzanine Holdings Corporation and Evergreen
                            Media Corporation of Los Angeles, dated as of February
                            19, 1997, amended and restated as of July 31, 1997.
       2.42(gg)          -- Option Agreement, by and among Evergreen Media
                            Corporation, Chancellor Broadcasting Company, Bonneville
                            International Corporation and Bonneville Holding Company,
                            dated as of August 6, 1997.
       2.43(ss)          -- Letter Agreement, dated February 20, 1998, between CMCLA and Capstar Broadcasting Corporation.
       2.44(yy)          -- Amendment No. 1, dated May 19, 1998, to Letter Agreement dated February 20, 1998, between CMCLA and Capstar
                            Broadcasting Corporation.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       2.45(yy)          -- Unit and Stock Purchase Agreement by and among CMCLA,
                            Martin Media, L.P., Martin & MacFarlane, Inc., Nevada
                            Outdoor Systems, Inc., MW Sign Corp. and certain sellers
                            named therein, dated as of June 19, 1998 (see table of
                            contents for list of omitted schedules and exhibits).
       2.46(yy)          -- Agreement and Plan of Merger between Chancellor Media
                            Corporation and Ranger Equity Holdings Corporation dated
                            as of July 7, 1998.
       2.47(yy)          -- Asset Purchase Agreement, dated August 11, 1998, between
                            Chancellor Media Corporation of Los Angeles and
                            Independent Group Limited Partnership.
       2.48(yy)          -- Asset Purchase Agreement, dated August 11, 1998, between
                            Chancellor Media Corporation of Los Angeles and Zapis
                            Communications Corporation.
       2.49(yy)          -- Stock Purchase Agreement, dated August 11, 1998, among
                            Chancellor Media Corporation of Los Angeles, Young Ones,
                            Inc., Zebra Broadcasting Corporation and the Sellers
                            named therein.
       2.50(yy)          -- Stock Purchase Agreement, dated August 11, 1998, among
                            Chancellor Media Corporation of Los Angeles, ML Media
                            Partners LP., Wincom Broadcasting Corporation and WIN
                            Communications, Inc.
       2.51(yy)          -- Stock Purchase and Merger Agreement, dated July 9, 1998, by and among Chancellor Media Corporation, Chancellor
                            Mexico LLC, Grupo Radio Centro, S.A. De C.V., and the
                            Selling Shareholders.
       2.52+             -- Asset Purchase Agreement, dated August 30, 1998, by and among Chancellor Media Corporation of Los Angeles,
                            Whiteco Industries Inc. and Metro Management Associates.
       3.3(ff)           -- Certificate of Incorporation of Chancellor Media
                            Corporation of Los Angeles, formerly known as Evergreen
                            Media Corporation.
       3.3A(pp)          -- Amendment to Certificate of Incorporation of Chancellor
                            Media Corporation of Los Angeles, filed September 5,
                            1997.
       3.3B(uu)          -- Amendment to the Certificate of Incorporation of
                            Chancellor Media Corporation, filed October 28, 1997.
       3.4(ff)           -- Bylaws of Chancellor Media Corporation of Los Angeles.
       3.5*              -- Certificate of Incorporation of Chancellor Media of the
                            Lone Star State.
       3.6*              -- Bylaws of Chancellor Media Corporation of the Lone Star
                            State.
       3.7*              -- Certificate of Incorporation of KZPS/KDGE License Corp.
       3.8*              -- Bylaws of KZPS/KDGE License Corp.
       3.9*              -- Certificate of Incorporation of Chancellor Media
                            Corporation of California.
       3.10*             -- Bylaws of Chancellor Media Corporation of California.
       3.11*             -- Certificate of Incorporation of KIOI License Corp.
       3.12*             -- Bylaws of KIOI License Corp.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       3.13*             -- Certificate of Incorporation of Chancellor Media
                            Corporation of Illinois.
       3.14*             -- Bylaws of Chancellor Media Corporation of Illinois.
       3.15*             -- Certificate of Incorporation of Chancellor Media Illinois
                            License Corp.
       3.16*             -- Bylaws of Chancellor Media Illinois License Corp.
       3.17*             -- Certificate of Incorporation of Chancellor Media
                            Corporation of Dade County.
       3.18*             -- Bylaws of Chancellor Media Corporation of Dade County.
       3.19*             -- Certificate of Incorporation of WVCG License Corp.
       3.20*             -- Bylaws of WVCG License Corp.
       3.21*             -- Certificate of Incorporation of Chancellor Media
                            Corporation of Massachusetts.
       3.22*             -- Bylaws of Chancellor Media Corporation of Massachusetts.
       3.23*             -- Certificate of Incorporation of Chancellor Media
                            Pennsylvania License Corp.
       3.24*             -- Bylaws of Chancellor Media Pennsylvania License Corp.
       3.25*             -- Certificate of Incorporation of Chancellor Media
                            Corporation of Miami.
       3.26*             -- Bylaws of Chancellor Media Corporation of Miami.
       3.27*             -- Certificate of Incorporation of WEDR License Corp.
       3.28*             -- Bylaws of WEDR License Corp.
       3.29*             -- Agreement of Limited Partnership of Chancellor Media
                            Corporation of Houston Limited Partnership.
       3.30*             -- Certificate of Incorporation of Chancellor Media
                            Corporation of Houston.
       3.31*             -- Bylaws of Chancellor Media Corporation of Houston.
       3.32*             -- Certificate of Incorporation of Chancellor Media
                            Corporation of the Keystone State.
       3.33*             -- Bylaws of Chancellor Media Corporation of the Keystone
                            State.
       3.34*             -- Certificate of Incorporation of Chancellor Media
                            Corporation of New York.
       3.35*             -- Bylaws of Chancellor Media Corporation of New York.
       3.36*             -- Certificate of Incorporation of Chancellor Media
                            Corporation of Charlotte.
       3.37*             -- Bylaws of Chancellor Media Corporation of Charlotte.
       3.38*             -- Certificate of WIOQ License Corp.
       3.39*             -- Bylaws of WIOQ License Corp.
       3.40*             -- Certificate of Incorporation of Chancellor Media
                            Corporation of Washington, D.C.
       3.41*             -- Bylaws of Chancellor Media Corporation of Washington,
                            D.C.
       3.42*             -- Certificate of Incorporation of Chancellor Media
                            Corporation of St. Louis.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       3.43*             -- Bylaws of Chancellor Media Corporation of St. Louis.
       3.44*             -- Certificate of Incorporation of Chancellor Media
                            Corporation of Michigan.
       3.45*             -- Bylaws of Chancellor Media Corporation of Michigan.
       3.46*             -- Certificate of Incorporation of Chancellor Media/WAXQ
                            License Corp.
       3.47*             -- Bylaws of Chancellor Media/WAXQ License Corp.
       3.48*             -- Certificate of WAXQ License Corp.
       3.49*             -- Bylaws of WAXQ License Corp.
       3.50*             -- Certificate of Incorporation of Chancellor Media/KCMG
                            Inc.
       3.51*             -- Bylaws of Chancellor Media/KCMG Inc.
       3.52*             -- Certificate of Incorporation of Chancellor
                            Media/Riverside Broadcasting Co., Inc.
       3.53*             -- Bylaws of Chancellor Media/Riverside Broadcasting Co.,
                            Inc.
       3.54*             -- Certificate of Incorporation of WLTW License Corp.
       3.55*             -- Bylaws of WLTW License Corp.
       3.56*             -- Certificate of Incorporation of Chancellor Media
                            Corporation of the Capital City.
       3.57*             -- Bylaws of Chancellor Media Corporation of the Capital
                            City.
       3.58*             -- Certificate of Incorporation of Chancellor Media D.C.
                            License Corp.
       3.59*             -- Bylaws of Chancellor Media D.C. License Corp.
       3.60*             -- Certificate of Incorporation of Chancellor Media Licensee
                            Company.
       3.61*             -- Bylaws of Chancellor Media Licensee Company.
       3.62*             -- Certificate of Incorporation of Chancellor Media/Trefoil
                            Communications, Inc.
       3.63*             -- Amended and Restated Bylaws of Chancellor Media/Trefoil
                            Communications, Inc.
       3.64*             -- Certificate of Incorporation of Chancellor Media/Shamrock
                            Broadcasting, Inc.
       3.65*             -- Amended and Restated Bylaws of Chancellor Media/Shamrock
                            Broadcasting, Inc.
       3.66*             -- Certificate of Incorporation of Chancellor Media/Shamrock
                            Radio Licenses, Inc.
       3.67*             -- Bylaws of Chancellor Media/Shamrock Radio Licenses, Inc.
       3.68*             -- Certificate of Incorporation of Chancellor Media/Shamrock
                            Broadcasting Licenses of Denver, Inc.
       3.69*             -- Bylaws of Chancellor Media/Shamrock Broadcasting Licenses
                            of Denver, Inc.
       3.70*             -- Articles of Incorporation of Chancellor Media/Shamrock
                            Broadcasting of Texas, Inc.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       3.71*             -- Amended and Restated Bylaws of Chancellor Media/Shamrock
                            Broadcasting of Texas, Inc.
       3.72*             -- Limited Liability Company Agreement of Chancellor
                            Media/Shamrock Radio Licenses, LLC.
       3.73*             -- Certificate of Incorporation of Chancellor Media Outdoor
                            Corporation.
       3.74*             -- Bylaws of Chancellor Media Outdoor Corporation.
       3.75*             -- Certificate of Incorporation of Chancellor Media Nevada
                            Sign Corporation.
       3.76*             -- Bylaws of Chancellor Media Nevada Sign Corporation.
       3.77*             -- Certificate of Incorporation of Chancellor Media MW Sign
                            Corporation.
       3.78*             -- Bylaws of Chancellor Media MW Sign Corporation.
       3.79*             -- Certificate of Incorporation of Chancellor Media Martin
                            Corporation.
       3.80*             -- Bylaws of Chancellor Media Martin Corporation.
       3.81*             -- Articles of Incorporation of Western Poster, Inc.
       3.82*             -- Bylaws of Western Poster, Inc.
       3.83*             -- Certificate of Incorporation of The AMFM Radio Networks,
                            Inc.
       3.84*             -- Bylaws of The AMFM Radio Networks, Inc.
       3.85*             -- Certificate of Incorporation of Chancellor Media Air
                            Services Corporation.
       3.86*             -- Bylaws of Chancellor Media Air Services Corporation.
       3.87*             -- Certificate of Incorporation of Chancellor Media Whiteco
                            Outdoor Corporation.
       3.88*             -- Bylaws of Chancellor Media Whiteco Outdoor Corporation.
       3.89*             -- Certificate of Incorporation of Chancellor Merger Corp.
       3.90*             -- Bylaws of Chancellor Merger Corp.
       3.91*             -- Articles of Organization of Broadcast Architecture, Inc.
       3.92*             -- Bylaws of Broadcast Architecture, Inc.
       3.93+             -- Agreement of Limited Partnership of Martin Media.
       3.94*             -- Articles of Incorporation of Dowling Company
                            Incorporated.
       3.95*             -- Bylaws of Dowling Company Incorporated.
       3.96*             -- Articles of Incorporation of Nevada Outdoor Systems, Inc.
       3.97*             -- Bylaws of Nevada Outdoor Systems, Inc.
       3.98*             -- Articles of Incorporation of MW Sign Corp.
       3.99*             -- Bylaws of MW Sign Corp.
       3.100*            -- Articles of Incorporation of Martin & MacFarlane, Inc.
       3.101*            -- Bylaws of Martin & MacFarlane, Inc.
       3.102*            -- Certificate of Incorporation of Katz Media Corporation.
       3.103*            -- Bylaws of Katz Media Corporation.
       3.104*            -- Certificate of Incorporation of Katz Communications, Inc.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       3.105*            -- Bylaws of Katz Communications, Inc.
       3.106*            -- Certificate of Incorporation of Katz Millennium
                            Marketing, Inc.
       3.107*            -- Bylaws of Katz Millennium Marketing, Inc.
       3.108*            -- Certificate of Incorporation of Amcast Radio Sales, Inc.
       3.109*            -- Bylaws of Amcast Radio Sales, Inc.
       3.110*            -- Certificate of Incorporation of Christal Radio Sales,
                            Inc.
       3.111*            -- Amended and Restated Bylaws of Christal Radio Sales, Inc.
       3.112*            -- Certificate of Incorporation of Eastman Radio Sales, Inc.
       3.113*            -- Bylaws of Eastman Radio Sales, Inc.
       3.114*            -- Certificate of Incorporation of Seltel, Inc.
       3.115*            -- Bylaws of Seltel, Inc.
       3.116*            -- Certificate of Incorporation of Katz Cable Corporation.
       3.117*            -- Amended and Restated Bylaws of Katz Cable Corporation.
       3.118*            -- Certificate of Incorporation of The National Payroll
                            Company, Inc.
       3.119*            -- Bylaws of The National Payroll Company, Inc.
       3.120*            -- Limited Liability Company Agreement of Chancellor Media
                            Radio Licenses, LLC
       3.121*            -- Agreement of Limited Partnership of KLOL License Limited
                            Partnership.
       3.122*            -- Agreement of Limited Partnership of WTOP License Limited
                            Partnership.
       3.123*            -- Certificate of Formation of Radio 100, L.L.C.
       4.10(t)           -- Second Amended and Restated Loan Agreement dated as of
                            April 25, 1997 among Evergreen Media Corporation of Los
                            Angeles, the financial institutions whose names appear as
                            Lenders on the signature pages thereof (the "Lenders"),
                            Toronto Dominion Securities, Inc., as Arranging Agent,
                            The Bank of New York and Bankers Trust Company, as
                            Co-Syndication Agents, NationsBank of Texas, N.A. and
                            Union Bank of California, as Co-Documentation Agents, and
                            Toronto Dominion (Texas), Inc., as Administrative Agent
                            for the Lenders, together with certain collateral
                            documents attached thereto as exhibits, including
                            Assignment of Partnership Interests, Assignment of Trust
                            Interests, Borrower's Pledge Agreement, Parent Company
                            Guaranty, Stock Pledge Agreement, Subsidiary Guaranty and
                            Subsidiary Pledge Agreement (see table of contents for
                            list of omitted schedules and exhibits.
       4.11(z)           -- First Amendment to Second Amended and Restated Loan
                            Agreement, dated June 26, 1997, among Evergreen Media
                            Corporation of Los Angeles, the Lenders, the Agents and
                            the Administrative Agent.
       4.15(aa)          -- Indenture, dated as of February 14, 1996, governing the
                            9 3/8% Senior Subordinated Notes due 2004 of CMCLA.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       4.16(bb)          -- First Supplemental Indenture, dated as of February 14,
                            1996, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
       4.17(cc)          -- Indenture, dated as of February 26, 1996, governing the
                            12 1/4% Subordinated Exchange Debentures due 2008 of
                            CMCLA.
       4.18(dd)          -- Indenture, dated as of January 23, 1997, governing the
                            12% Subordinated Exchange Debentures due 2009 of CMCLA.
       4.19(ee)          -- Indenture, dated as of June 24, 1997, governing the
                            8 3/4% Senior Subordinated Notes due 2007 of CMCLA.
       4.21(ff)          -- Specimen of the 12 1/4% Series A Senior Cumulative
                            Exchangeable Preferred Stock Certificate of CMCLA.
       4.22(ff)          -- Specimen of the 12% Exchangeable Preferred Stock
                            Certificate of CMCLA.
       4.23(ff)          -- Form of Certificate of Designation for the 12 1/4% Series
                            A Senior Cumulative Exchangeable Preferred Stock of
                            CMCLA.
       4.24(ff)          -- Form of Certificate of Designation for the 12%
                            Exchangeable Preferred Stock of CMCLA.
       4.25(pp)          -- Second Amendment to Second Amended and Restated Loan
                            Agreement, dated August 7, 1997, among Evergreen Media
                            Corporation of Los Angeles, the Lenders, the Agents and
                            the Administrative Agent.
       4.26(hh)          -- Second Supplemental Indenture, dated as of April 15,
                            1997, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
       4.27(pp)          -- Third Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
       4.28(pp)          -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated June 24, 1997, governing the
                            8 3/4% Senior Subordinated Notes due 2007 of CMCLA.
       4.29(pp)          -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated February 26, 1997, governing
                            the 12 1/4% Subordinated Exchange Debentures due 2008 of
                            CMCLA.
       4.30(pp)          -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated January 23, 1997, governing
                            the 12% Subordinated Exchange Debentures due 2009 of
                            CMCLA.
       4.34(uu)          -- Amended and Restated Indenture, dated as of October 28,
                            1997, governing the 10 1/2% Senior Subordinated Notes due
                            2007 of CMCLA.
       4.35(uu)          -- Second Supplement Indenture, dated as of October 28,
                            1997, to the Amended and Restated Indenture dated October
                            28, 1997 governing the 10 1/2% Senior Subordinated Notes
                            due 2007 of CMCLA.
       4.36(uu)          -- Third Amendment to Second Amended and Restated Loan
                            Agreement, dated October 28, 1997, among CMCLA, the
                            Lenders, the Agents and the Administrative Agent.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       4.37(uu)          -- Fourth Amendment to Second Amended and Restated Loan
                            Agreement, dated February 10, 1998, among CMCLA, the
                            Lenders, the Agents and the Administrative Agent.
       4.38(vv)          -- Indenture, dated as of December 22, 1997, governing the
                            8 1/8% Senior Subordinated Notes due 2007 of CMCLA.
       4.39(ww)          -- Fifth Amendment to Second Amended and Restated Loan
                            Agreement, dated May 1, 1998, among CMCLA, the Lenders,
                            the Agents and the Administrative Agent.
       4.40(yy)          -- Sixth Amendment to Second Amended and Restated Loan
                            Agreement, dated July 31, 1998, among CMCLA, the Lenders,
                            the Agents and the Administrative Agent.
       4.41*             -- Indenture, dated as of September 30, 1998, governing the
                            9% Senior Subordinated Notes due 2008 of CMCLA.
       4.42*             -- Purchase Agreement, dated as of September 25, 1998, among
                            CMCLA, the Guarantors named therein and Goldman, Sachs &
                            Co.
       4.43*             -- Registration Rights Agreement, dated as of September 30,
                            1998, among CMCLA, the Guarantors named therein and
                            Goldman, Sachs & Co.
       4.44(aaa)         -- Seventh Amendment to Second Amended and Restated Loan
                            Agreement, dated November 9, 1998, among CMCLA, the
                            Lenders, the Agents and the Administrative Agent.
       4.45+             -- Indenture, dated as of November 17, 1998, governing the
                            8% Senior Notes due 2008 of CMCLA.
       4.46+             -- Purchase Agreement, dated as of November 12, 1998, among
                            CMCLA, the Guarantors named therein, BT Alex. Brown
                            Incorporated, Chase Securities Inc., Morgan Stanley & Co.
                            Incorporated and Salomon Smith Barney Inc.
       4.47+             -- Registration Rights Agreement, dated as of November 17,
                            1998, among CMCLA, the Guarantors named therein, BT Alex.
                            Brown Incorporated, Chase Securities Inc., Morgan Stanley
                            & Co. Incorporated and Salomon Smith Barney Inc.
       5.1*              -- Opinion of Weil, Gotshal & Manges LLP.
      10.23(xx)          -- Amended and Restated Chancellor Media Corporation Stock
                            Option Plan for Non-employee Directors.
      10.26(n)**         -- Employment Agreement dated February 9, 1996 by and
                            between Evergreen Media Corporation and Kenneth J.
                            O'Keefe.
      10.28(o)           -- 1995 Stock Option Plan for executive officers and key
                            employees of Evergreen Media Corporation.
      10.30(pp)**        -- First Amendment to Employment Agreement dated March 1,
                            1997 by and between Evergreen Media Corporation and
                            Kenneth J. O'Keefe.
      10.31(pp)**        -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and Scott K. Ginsburg.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
      10.32(pp)**        -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and James de Castro.
      10.33(pp)**        -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and Matthew E. Devine.
      10.34(pp)**        -- Second Amendment to Employment Agreement dated September
                            4, 1997 by and among Evergreen Media Corporation,
                            Evergreen Media Corporation of Los Angeles and Kenneth J.
                            O'Keefe.
      10.35(ii)**        -- Employment Agreement dated February 14, 19965 by and
                            among Chancellor Broadcasting Company, Chancellor Radio
                            Broadcasting Company and Steven Dinetz.
      10.36(jj)          -- Chancellor Broadcasting Company 1996 Stock Award Plan.
      10.37(kk)          -- Chancellor Holdings Corp. 1994 Director Stock Option
                            Plan.
      10.38(ll)          -- Stock Option Grant Letter dated September 30, 1996 from
                            Chancellor Corporation to Steven Dinetz.
      10.39(mm)          -- Stock Option Grant Letter dated September 30, 1996 from
                            Chancellor Corporation to Eric W. Neumann.
      10.40(nn)          -- Stock Option Grant Letter dated September 30, 1996 from
                            Chancellor Corporation to Marvin Dinetz.
      10.41(oo)          -- Stock Option Grant Letter dated February 14, 1997 from
                            Chancellor Broadcasting Company to Carl M. Hirsch.
      10.44(vv)**        -- Agreement dated April 20, 1998 by and among Chancellor
                            Media Corporation, Chancellor Media Corporation of Los
                            Angeles and Scott K. Ginsburg.
      10.45(vv)**        -- Employment Agreement dated April 29, 1998 by and among
                            Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Jeffrey A. Marcus.
      10.46(yy)          -- Chancellor Media Corporation 1998 Stock Option Plan.
      10.47(yy)          -- Voting Agreement, among Chancellor Media Corporation and
                            Rangers Equity Partners, L.P. dated as of July 7, 1998.
      10.48*             -- Employment Agreement, dated as of May 18, 1998, by and
                            among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and James E. de Castro.
      10.49*             -- Employment Agreement, dated as of May 18, 1998, by and
                            among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Matthew E. Devine.
      10.50*             -- Employment Agreement, dated as of June 1, 1998, by and
                            among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Eric C. Neuman.
      10.51*             -- Employment Agreement, dated as of August 18, 1998, by and among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and James A. McLaughlin, Jr.
      12.1*              -- Chancellor Media Corporation of Los Angeles Computation
                            of Ratio of Earnings to Combined Fixed Charges.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
      23.1*              -- Consent of Weil, Gotshal & Manges LLP (included as part of their opinion listed as Exhibit 5.1).
      23.2+              -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.
      23.3+              -- Consent of KPMG Peat Marwick LLP, independent
                            accountants.
      23.4+              -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.
      23.5+              -- Consent of KPMG Peat Marwick LLP, independent
                            accountants.
      23.6+              -- Consent of Arthur Andersen LLP, independent accountants.
      23.7+              -- Consent of BDO Seidman, LLP, independent accountants.
      24.1*              -- Powers of Attorney.
      25.1+              -- Statement of Eligibility and Qualification of The Bank of
                            New York, as trustee, under the Indenture listed as
                            Exhibit 4.41 hereto on Form T-1.
      99.1*              -- Form of Letter of Transmittal.
      99.2*              -- Form of Notice of Guaranteed Delivery.


---------------


 *     Previously filed.


 **    Management Contract or Compensatory Agreement.


 +     Filed herewith.


(a) Incorporated by reference to the identically numbered exhibit to the Registration Statement on Form S-1, as amended (Reg. No. 33-60036), of Evergreen Media Corporation ("Evergreen").

(f) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-4, as amended (Reg. No. 33-89838).

(h) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 14, 1995.

(i) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated January 17, 1996.

(j) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1995.

(k) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-1, as amended (Reg. No. 33-69752).

(n) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(o) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1996.

(p) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.

(q) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-3, as amended (Reg. No. 333-12453).

(r) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated February 16, 1997 and filed March 9, 1997.

(s) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(t) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated April 1, 1997 and filed May 9, 1997.

(y) Incorporated by reference to the identically numbered exhibit of Evergreen's Registration Statement on Form S-4, filed August 1, 1997.

(z) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 7, 1997 and filed July 31, 1997.

(aa) Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.

(bb) Incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K of Chancellor Broadcasting Company, Chancellor Radio Broadcasting Company and Chancellor Broadcasting Licensee Company for the fiscal year ended December 31, 1995.

(cc) Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.

(dd) Incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K of Chancellor Radio Broadcasting Company, as filed on February 6, 1997.

(ee) Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company as filed on July 17, 1997.

(ff) Incorporated by reference to the identically-numbered exhibit to the Registration Statement on Form S-4 (Reg. No. 333-32259), dated July 29, 1997, as amended, of Evergreen Media Corporation of Los Angeles ("EMCLA").

(gg) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Evergreen and EMCLA for the quarterly period ending June 30, 1997.

(hh) Incorporated by reference to Exhibit 4.8 to the Quarterly Report on Form 10-Q of Chancellor Broadcasting Company ("CBC") and CRBC for the quarterly period ending March 31, 1997.

(ii) Incorporated by reference to Exhibit 10.6 to CBC's Registration Statement on Form S-1 (Reg. No. 333-02782) filed February 9, 1996.

(jj) Incorporated by reference to Exhibit 4.22 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(kk) Incorporated by reference to Exhibit 4.23 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(ll) Incorporated by reference to Exhibit 4.24 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(mm) Incorporated by reference to Exhibit 4.25 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(nn) Incorporated by reference to Exhibit 4.26 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(oo) Incorporated by reference to Exhibit 4.27 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(pp) Incorporated by reference to the identically numbered exhibit to the CMCLA's Registration Statement on Form S-4 (Reg. No. 333-36451), dated September 26, 1997, as amended.

(ss) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media and CMCLA, dated as of February 23, 1998 and filed as of February 27, 1998.

(tt) Incorporated by reference to the identically numbered exhibit to the Annual Report on Form 10-K of Chancellor Media and the CMCLA for the fiscal year ended December 31, 1997.

(uu) Incorporated by reference to the identically numbered exhibit to the Annual Report on Form 10-K of Chancellor and CMCLA for the fiscal year ended December 31, 1997.

(vv) Incorporated by reference to the identically numbered exhibit to CMCLA's Registration Statement on Form S-4 (Reg. No. 333-50739), dated April 22, 1998, as amended.

(ww) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending March 31, 1998.

(xx) Incorporated by reference to Exhibit 4.41 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-53179), dated May 20, 1998.

(yy) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending June 30, 1998.


(aaa) Incorporated by reference to Exhibit 4.42 to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending September 30, 1998.